As filed with the Securities and Exchange Commission on January 29, 2007
Registration No. 333-117655

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to
FORM S-3
on FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	38-3041398
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9690 Deereco Road, Suite 100
Timonium, Maryland 21093
(410) 427-1700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C. Taylor Pickett
Chief Executive Officer
Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, Maryland 21093
(410) 427-1700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Richard H. Miller, Esq.
Michael J. Delaney, Esq.
Powell Goldstein LLP
Fourteenth Floor
1201 West Peachtree Street NW
Atlanta, Georgia 30309
(404) 572-6600

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Explanatory Note

On December 14, 2006, Omega Healthcare Investors, Inc. (“Omega”) filed amendments to its Form 10-K for the fiscal year ended December 31, 2005 and its Forms 10-Q for the periods ended March 31, 2006 and June 30, 2006 (the “Restatements”) to restate certain historical results, to correct errors in previously reported amounts related to tax matters and asset values, and to record certain straight-line rental income. Omega also filed its Form 10-Q for the period ending September 30, 2006 on December 15, 2006. As a consequence, Omega has filed on Form S-11 this post-effective amendment to its Registration Statement on Form S-3 because Omega is currently ineligible to use Form S-3.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this Post-Effective Amendment to Registration Statement is a combined prospectus that also relates to the Registration Statement on Form S-3, Registration No. 333-69675, filed by the Registrant on December 23, 1998, as amended. Of the dollar amount of the securities initially registered pursuant to Registration Statement No. 333-69675, $45,538,801 remain unsold. Pursuant to Rule 429, this Registration Statement shall act, upon effectiveness, as Post-Effective Amendment No. 4 to Registration Statement No. 333-69675.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2007

PROSPECTUS

$390,796,000

Debt Securities
Preferred Stock
Common Stock
Warrants

We may from time to time offer and sell in one or more series:

•	debt securities;

•	warrants to purchase debt securities;

•	shares of our preferred stock;

•	warrants to purchase shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase shares of our common stock.

The debt securities warrants, the preferred stock warrants and the common stock warrants are collectively referred to herein as the securities warrants. The debt securities, the preferred stock, the common stock and the securities warrants are collectively referred to herein as the securities. The securities offered by this prospectus will have an aggregate public offering price of $390,796,000. We will provide the specific terms of these securities in supplements to this prospectus prepared in connection with each offering. The debt securities may be convertible into preferred stock, common stock or debt securities of another series. The preferred stock may be convertible into common stock or preferred stock of another series. No securities may be sold under this prospectus without delivery of the applicable prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest in the securities.

Securities may be sold directly, through agents from time to time or through underwriters or dealers. If any of our agents or any underwriter is involved in the sale of the securities, the name of the agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement. See “Plan of Distribution.” The net proceeds to us from the sale also will be set forth in the applicable prospectus supplement.

See “Risk Factors” on page 5 for a discussion of matters that you should consider before investing in these securities.

Our common stock is traded on the New York Stock Exchange under the symbol “OHI”. On January 25, 2007, the closing price of our common stock was $18.08 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________, 2007

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus or the applicable prospectus supplement. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus nor any applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SUMMARY	1
RECENT DEVELOPMENTS	3
RISK FACTORS	5
RISKS RELATED TO THE OPERATORS OF OUR FACILITIES	5
Our recent efforts to restructure and stabilize our portfolio may not prove to be successful	5
The bankruptcy, insolvency or financial deterioration of our operators could delay our ability to collect unpaid rents or require us to find new operators for rejected facilities	5
A debtor may have the right to assume or reject a lease with us under bankruptcy law and his or her decision could delay or limit our ability to collect rents thereunder	6
With respect to our mortgage loans, the imposition of an automatic stay under bankruptcy law could negatively impact our ability to foreclose or seek other remedies against a mortgagor	7
If an operator files bankruptcy, our leases with the debtor could be recharacterized as a financing agreement, which could negatively impact our rights under the lease	7
Operators that fail to comply with the requirements of governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments may be unable to meet their obligations to us	8
Our operators depend on reimbursement from governmental and other third-party payors and reimbursement rates from such payors may be reduced	9
Our operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their lease and mortgage payments to us	10
Increased competition as well as increased operating costs have resulted in lower revenues for some of our operators and may affect the ability of our tenants to meet their payment obligations to us	10
RISKS RELATED TO US AND OUR OPERATIONS	10
We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments	10
Our ability to raise capital through sales of equity is dependent, in part, on the market price of our common stock, and our failure to meet market expectations with respect to our business could negatively impact the market price of our common stock and limit our ability to sell equity	11
We are subject to risks associated with debt financing, which could negatively impact our business, limit our ability to make distributions to our stockholders and to repay maturing debt	11
Certain of our operators account for a significant percentage of our revenues	12
Unforeseen costs associated with the acquisition of new properties could reduce our profitability	12
Our assets may be subject to impairment charges	12
We may not be able to sell certain closed facilities for their book value	12
Our substantial indebtedness could adversely affect our financial condition	13
Our real estate investments are relatively illiquid	13
As an owner or lender with respect to real property, we may be exposed to possible environmental liabilities	13
The industry in which we operate is highly competitive. This competition may prevent us from raising prices at the same pace as our costs increase	14

We are named as defendants in litigation arising out of professional liability and general liability claims relating to our previously owned and operated facilities that if decided against us, could adversely affect our financial condition	14
We are subject to significant anti-takeover provisions	14
We may change our investment strategies and policies and capital structure	15
If we fail to maintain our REIT status, we will be subject to federal income tax on our taxable income at regular corporate rates	15
To maintain our REIT status, we must distribute at least 90% of our taxable income each year	15
Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow	16
Complying with REIT requirements may affect our profitability	16
We depend upon our key employees and may be unable to attract or retain sufficient numbers of qualified personnel	16
In the event we are unable to satisfy regulatory requirements relating to internal controls, or if these internal controls over financial reporting are not effective, our business could suffer	16
In connection with the restatement of our financial statements for the year ended December 31, 2005, we identified a material weakness in our internal control over financial reporting, which could materially and adversely affect our business and financial condition.	16
RISKS RELATED TO OUR STOCK	17
The market value of our stock could be substantially affected by various factors	17
Our issuance of additional capital stock, warrants or debt securities, whether or not convertible, may reduce the market price for our shares	17
There are no assurances of our ability to pay dividends in the future	18
Holders of our outstanding preferred stock have liquidation and other rights that are senior to the rights of the holders of our common stock	18
Legislative or regulatory action could adversely affect purchasers of our stock	18
Recent changes in taxation of corporate dividends may adversely affect the value of our stock	18
TAX RISKS	19
We have submitted to the Internal Revenue Service a request for a closing agreement and may not be able to obtain a closing agreement on satisfactory terms	19
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS	20
RATIO OF EARNINGS TO FIXED CHARGES	21
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	22
MARKET FOR THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS AND DIVIDENDS	22
SELECTED FINANCIAL DATA	23
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	24
BUSINESS	51
DIRECTORS AND EXECUTIVE OFFICERS	59
COMPENSATION DISCUSSION AND ANALYSIS	61
THE COMPENSATION COMMITTEE	61
THE COMPENSATION COMMITTEE PROCESS	63
COMPENSATION COMMITTEE REPORT	66
EXECUTIVE COMPENSATION	67
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	74
RESTRICTIONS ON OWNERSHIP OF SHARES	76
DESCRIPTION OF SECURITIES	77
CAPITAL STOCK	77
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS	90
PLAN OF DISTRIBUTION	100
USE OF PROCEEDS	101
AVAILABLE INFORMATION	101
LEGAL MATTERS	101
EXPERTS	101

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus or those documents, as applicable.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $390,796,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Available Information.”

All references to “you” in this prospectus refer to those persons who invest in the securities being offered by this prospectus, and all references to “we,” “us” and “our” in this prospectus refer to Omega Healthcare Investors, Inc., a Maryland corporation, and its subsidiaries.

SUMMARY

The following summary may not contain all the information that may be important to you. You should read the entire prospectus and the documents we have filed with the Securities and Exchange Commission before making a decision to invest in our common stock.

Our Company

We were incorporated in the State of Maryland on March 31, 1992. We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities and, to a lesser extent, assisted living facilities, rehabilitation and acute care facilities. We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of debt or equity securities, the assumption of secured indebtedness, or a combination of these methods.

At September 30, 2006, our portfolio of domestic investments consisted of 241 healthcare facilities, located in 27 states and operated by 33 third-party operators. Our gross investment in these facilities, net of impairments and before reserve for uncollectible loans, totaled approximately $1.3 billion at September 30, 2006, with approximately 98% of our real estate investments related to long-term care facilities. This portfolio is made up of:

•	227 long-term healthcare facilities;

•	two rehabilitation hospitals owned and leased to third parties;

•	fixed rate mortgages on 10 long-term healthcare facilities; and

•	two long-term healthcare facilities that are currently held for sale.

At September 30, 2006, we also held other investments of approximately $37 million, consisting primarily of secured loans to third-party operators of our facilities.

Summary of Financial Information

The following tables summarize our revenues and real estate assets by asset category for 2005, 2004 and 2003. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Note 3 - Properties” and “Note 4 - Mortgage Notes Receivable” to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere herein).

Revenues by Asset Category
(in thousands)

	Year ended December 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
Core assets:
Lease rental income	$94,945	$70,107	$58,357
Mortgage interest income	6,527	13,266	14,656
Total core asset revenues	101,472	83,373	73,013
Other asset revenue	4,075	3,129	2,922
Miscellaneous income	4,459	831	1,048
Total revenue before owned and operated assets	110,006	87,333	76,983
Owned and operated assets revenue	—	—	4,395
Total revenue	$110,006	$87,333	$81,378

Real Estate Assets by Asset Category
(in thousands)

	As of December 31,
	2005	2004
	(Restated)	(Restated)
Core assets:
Leased assets	$994,327	$803,753
Mortgaged assets	104,522	118,058
Total core assets	1,098,849	921,811
Other assets	28,918	34,766
Total real estate assets before held for sale assets	1,127,767	956,577
Held for sale assets	2,735	3,992
Total real estate assets	$1,130,502	$960,569

Our principal executives offices are located at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, and our telephone number is (410) 427-1700.

RECENT DEVELOPMENTS

Advocat Inc.

In November 2000, Advocat Inc., or Advocat, an operator of various skilled nursing facilities owned by or mortgaged to us, was in default on its obligations to us. As a result, we entered into an agreement with Advocat with respect to the restructuring of Advocat’s obligations pursuant to leases and mortgages for the facilities then operated by Advocat, which is referred to herein as the Initial Advocat Restructuring. As part of the Initial Advocat Restructuring in 2000, Advocat issued to us (i) 393,658 shares of Advocat’s Series B non-voting, redeemable (on or after September 30, 2007), convertible preferred stock, which was convertible into up to 706,576 shares of Advocat’s common stock (representing 9.9% of the outstanding shares of Advocat’s common stock on a fully diluted, as-converted basis and accruing dividends at 7% per annum), and (ii) a secured convertible subordinated note in the amount of $1.7 million bearing interest at 7% per annum with a September 30, 2007 maturity.

Subsequent to the Initial Advocat Restructuring, Advocat’s operations and financial condition have improved and there has been a significant increase in the market value of Advocat’s common stock from approximately $0.31 per share at the time of the Initial Advocat Restructuring to the closing price on October 20, 2006 of $18.84. As a result of the significant increase in the value of the common stock underlying the Series B preferred stock of Advocat held by us, on October 20, 2006 we again restructured our relationship with Advocat, which is referred to herein as the Second Advocat Restructuring, by entering into a Restructuring Stock Issuance and Subscription Agreement with Advocat, or the 2006 Advocat Agreement. Pursuant to the 2006 Advocat Agreement, we exchanged the Advocat Series B preferred stock and subordinated note issued in the Initial Advocat Restructuring for 5,000 shares of Advocat’s Series C non-convertible, redeemable (at our option after September 30, 2010) preferred stock with a face value of approximately $4.9 million and a dividend rate of 7% payable quarterly, and a secured non-convertible subordinated note in the amount of $2.5 million maturing September 30, 2007 and bearing interest at 7% per annum. As part of the Second Advocat Restructuring, we also amended our Consolidated Amended and Restated Master Lease by and between one of our subsidiaries, as lessor, and a subsidiary of Advocat, as lessee, to commence a new 12-year lease term through September 30, 2018 (with a renewal option for an additional 12 year term) and Advocat has agreed to increase the master lease annual rent by approximately $687,000 to approximately $14 million commencing on January 1, 2007.

Amendment to New Credit Facility

At September 30, 2006, we had $157.5 million outstanding under our $200 million revolving senior secured credit facility, as amended, or the New Credit Facility, and $2.5 million was utilized for the issuance of letters of credit, leaving availability of $40.0 million. The $157.5 million of outstanding borrowings had a blended interest rate of 6.57% at September 30, 2006.

On October 23, 2006, we entered into a Second Amendment, Waiver and Consent to Credit Agreement, or the Second Amendment, pursuant to which the lenders under the New Credit Facility waived any potential misrepresentations and events of default that could have been caused by the restatement of certain of our financial statements reflected in amendments to our Annual Report on Form 10-K for the period ending December 31, 2005 and our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2006 and June 30, 2006, respectively, referred to herein as the Restatement.

Discontinued Operations

We are re-issuing as set forth elsewhere in this prospectus, in an updated format, our historical financial statements for the fiscal years ended December 31, 2005, 2004, and 2003, in connection with the requirements of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. The provisions of SFAS No. 144 require, among other things, that the primary assets and liabilities and the results of operations of our real properties that have been sold subsequent to January 1, 2003, or are held for disposition subsequent to January 1, 2003, be classified as discontinued operations and segregated in our consolidated Statements of Operations and Balance Sheets. In compliance with SFAS No. 144, we have presented the net operating results and the assets and liabilities of those properties sold or classified as held for disposition through September 30, 2006, as discontinued operations. Under SEC requirements, the same reclassification of continuing and discontinued operations as prescribed by SFAS No. 144 is required for all previously issued annual financial statements if those financial statements are included in subsequent filings with the SEC under the Securities Act of 1933, even though those financial statements relate to periods prior to the date of the reclassification. This reclassification has no effect on our reported net income available to common stockholders.

This prospectus updates our Ratio of Earnings to Fixed Charges, Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends, Selected Financial Data, Management’s Discussion and Analysis of Financial Conditions and Results of Operations, and the consolidated Financial Statements for the fiscal years ended December 31, 2005, 2004 and 2003, to reflect the primary assets and liabilities and the results of operations of the Company’s real properties that have been sold prior to September 30, 2006 or are held for disposition at September 30, 2006, as discontinued operations. All other material items in this prospectus remain unchanged with respect to information included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005 (the “Form 10-K/A”).

RISK FACTORS

You should carefully consider the risks described below. These risks are not the only ones that we may face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related to the Operators of Our Facilities

Our financial position could be weakened and our ability to fulfill our obligations under our indebtedness could be limited if any of our major operators were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our facilities or make mortgage loans on economically favorable terms. These adverse developments could arise due to a number of factors, including those listed below.

Our recent efforts to restructure and stabilize our portfolio may not prove to be successful.

In large part as a result of the 1997 changes in Medicare reimbursement of services provided by SNFs and reimbursement cuts imposed under state Medicaid programs, a number of operators of our properties have encountered significant financial difficulties during the last several years. In 1999, our investment portfolio consisted of 216 properties and our largest public operators (by investment) were Sun Healthcare Group, Inc., or Sun, Integrated Health Services, or IHS, Advocat, Inc., or Advocat, and Mariner Health Care, Inc., or Mariner. Some of these operators, including Sun, IHS and Mariner, subsequently filed for bankruptcy protection. Other of our operators were required to undertake significant restructuring efforts. We have restructured our arrangements with many of our operators whereby we have renegotiated lease and mortgage terms, re-leased properties to new operators and have closed and/or disposed of properties. At September 30, 2006, our investment portfolio consisted of 241 properties and our largest public operators (by investment) were Sun (17%) and Advocat (8%). Our largest private company operators (by investment) were CommuniCare Health Services, or CommuniCare, (15%), Haven Eldercare, LLC, or Haven, (9%), Home Quality Management, Inc., or HQM, (8%), Guardian LTC Management, Inc., or Guardian, (7%), Nexion Health, Inc., or Nexion, (6%), and Essex Healthcare Corporation, or Essex, (6%). We cannot assure you that our recent efforts to restructure and stabilize our property portfolio will be successful.

The bankruptcy, insolvency or financial deterioration of our operators could delay our ability to collect unpaid rents or require us to find new operators for rejected facilities.

We are exposed to the risk that our operators may not be able to meet their obligations, which may result in their bankruptcy or insolvency. Although our leases and loans provide us the right to terminate an investment, evict an operator, demand immediate repayment and other remedies, title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended and supplemented, or the Bankruptcy Code, affords certain protections to a party that has filed for bankruptcy that would probably render certain of these remedies unenforceable, or, at the very least, delay our ability to pursue such remedies. In addition, an operator in bankruptcy may be able to restrict our ability to collect unpaid rent or mortgage payments during the bankruptcy case.

Furthermore, the receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator licensed to manage the facility. In addition, some significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. In order to protect our investments, we may take possession of a property or even become licensed as an operator, which might expose us to successor liability under government programs (or otherwise) or require us to indemnify subsequent operators to whom we might transfer the operating rights and licenses. Third-party payors may also suspend payments to us following foreclosure until we receive the required licenses to operate the facilities. Should such events occur, our income and cash flow from operations would be adversely affected.

A debtor may have the right to assume or reject a lease with us under bankruptcy law and his or her decision could delay or limit our ability to collect rents thereunder.

If one or more of our lessees files bankruptcy relief, the Bankruptcy Code provides that a debtor has the option to assume or reject the unexpired lease within a certain period of time. However, our lease arrangements with operators that operate more than one of our facilities are generally made pursuant to a single master lease covering all of that operator’s facilities leased from us, and consequently, it is possible that in bankruptcy the debtor-lessee may be required to assume or reject the master lease as a whole, rather than making the decision on a facility by facility basis, thereby preventing the debtor-lessee from assuming only the better performing facilities and terminating the leasing arrangement with respect to the poorer performing facilities. The Bankruptcy Code generally requires that a debtor must assume or reject a contract in its entirety. Thus, a debtor cannot choose to keep the beneficial provisions of a contract while rejecting the burdensome ones; the contract must be assumed or rejected as a whole. However, where under applicable law a contract (even though it is contained in a single document) is determined to be divisible or severable into different agreements, or similarly where a collection of documents are determined to constitute separate agreements instead of a single, integrated contract, then in those circumstances a debtor/trustee may be allowed to assume some of the divisible or separate agreements while rejecting the others. Whether a master lease agreement would be determined to be a single contract or a divisible agreement, and hence whether a bankruptcy court would require a master lease agreement to be assumed or rejected as a whole, would depend on a number of factors some of which may include, but may not necessarily be limited to, the following:

•	applicable state law;

•	the parties’ intent;

•	whether the master lease agreement and related documents were executed contemporaneously;

•	the nature and purpose of the relevant documents;

•	whether the obligations in various documents are independent;

•	whether the leases are coterminous;

•	whether a single check is paid for all properties;

•	whether rent is apportioned among the leases;

•	whether termination of one lease constitutes termination of all;

•	whether the leases may be separately assigned or sublet;

•	whether separate consideration exists for each lease; and

•	whether there are cross-default provisions.

The Bankruptcy Code provides that a debtor has the power and the option to assume, assume and assign to a third party, or reject the unexpired lease. In the event that the unexpired lease is assumed on behalf of the debtor-lessee, obligations under the lease generally would be entitled to administrative priority over other unsecured pre-bankruptcy claims. If the debtor chooses to assume the lease (or assume and assign the lease), then the debtor is required to cure all monetary defaults, or provide adequate assurance that it will promptly cure such defaults. However, the debtor-lessee may not have to cure historical non-monetary defaults under the lease to the extent that they have not resulted in an actual pecuniary loss, but the debtor-lessee must cure non-monetary defaults under the lease from the time of assumption going forward. A debtor must generally pay all rent payments coming due under the lease after the bankruptcy filing but before the assumption or rejection of the lease. The Bankruptcy Code provides that the debtor-lessee must make the decision regarding assumption, assignment or rejection within a certain period of time. For cases filed on or after October 17, 2005, the time period to make the decision is 120 days, subject to one extension ‘‘for cause.’’ A bankruptcy court may only further extend this period for 90 days unless the lessor consents in writing.

If a tenant rejects a lease under the Bankruptcy Code, it is deemed to be a pre-petition breach of the lease, and the lessor’s claim arising therefrom may be limited to any unpaid rent already due plus an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year, and 15%, not to exceed three years, of the remaining term of such lease, following the earlier of the petition date and repossession or surrender of the leased property. If the debtor rejects the lease, the facility would be returned to us. In that event, if we were unable to re-lease the facility to a new operator on favorable terms or only after a significant delay, we could lose some or all of the associated revenue from that facility for an extended period of time.

With respect to our mortgage loans, the imposition of an automatic stay under bankruptcy law could negatively impact our ability to foreclose or seek other remedies against a mortgagor.

Generally, with respect to our mortgage loans, the imposition of an automatic stay under the Bankruptcy Code precludes us from exercising foreclosure or other remedies against the debtor without first obtaining stay relief from the bankruptcy court. Pre-petition creditors generally do not have rights to the cash flows from the properties underlying the mortgages unless their security interest in the property includes such cash flows. Mortgagees may, however, receive periodic payments from the debtor/mortgagors. Such payments are referred to as adequate protection payments. The timing of adequate protection payments and whether the mortgagees are entitled to such payments depends on negotiating an acceptable settlement with the mortgagor (subject to approval of the bankruptcy court) or on the order of the bankruptcy court in the event a negotiated settlement cannot be achieved.

A mortgagee also is treated differently from a landlord in three key respects. First, the mortgage loan is not subject to assumption, assumption and assignment, or rejection. Second, the mortgagee’s loan may be divided into a secured claim for the portion of the mortgage debt that does not exceed the value of the property securing the debt and a general unsecured claim for the portion of the mortgage debt that exceeds the value of the property. A secured creditor such as our company is entitled to the recovery of interest and reasonable fees, costs and charges provided for under the agreement under which such claim arose only if, and to the extent that, the value of the collateral exceeds the amount owed. If the value of the collateral exceeds the amount of the debt, interest as well as reasonable fees, costs, and charges are not necessarily required to be paid during the progress of the bankruptcy case, but they will accrue until confirmation of a plan of reorganization/liquidation and are generally paid at confirmation or such other time as the court orders unless the debtor voluntarily makes a payment. If the value of the collateral held by a secured creditor is less than the secured debt (including such creditor’s secured debt and the secured debt of any creditor with a more senior security interest in the collateral), interest on the loan for the time period between the filing of the case and confirmation may be disallowed. Finally, while a lease generally would either be assumed, assumed and assigned, or rejected with all of its benefits and burdens intact, the terms of a mortgage, including the rate of interest and the timing of principal payments, may be modified under certain circumstances if the debtor is able to effect a ‘‘cram down’’ under the Bankruptcy Code. Before such a ‘‘cram down’’ is allowed, the Bankruptcy Court must conclude that the treatment of the secured creditor’s claim is ‘‘fair and equitable.’’

If an operator files bankruptcy, our leases with the debtor could be recharacterized as a financing agreement, which could negatively impact our rights under the lease.

Another risk regarding our leases is that in an operator’s bankruptcy the leases could be re-characterized as a financing agreement. In making such a determination, a bankruptcy court may consider certain factors, which may include, but are not necessarily limited to, the following:

•	whether rent is calculated to provide a return on investment rather than to compensate the lessor for loss, use and possession of the property;

•	whether the property is purchased specifically for the lessee’s use or whether the lessee selected, inspected, contracted for, and received the property;

•	whether the transaction is structured solely to obtain tax advantages;

•	whether the lessee is entitled to obtain ownership of the property at the expiration of the lease, and whether any option purchase price is unrelated to the value of the land; and

•	whether the lessee assumed many of the obligations associated with outright ownership of the property, including responsibility for maintenance, repair, property taxes and insurance.

If an operator defaults under one of our mortgage loans, we may have to foreclose on the mortgage or protect our interest by acquiring title to the property and thereafter making substantial improvements or repairs in order to maximize the facility’s investment potential. Operators may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against our exercise of enforcement or other remedies and/or bring claims for lender liability in response to actions to enforce mortgage obligations. If an operator seeks bankruptcy protection, the automatic stay provisions of the Bankruptcy Code would preclude us from enforcing foreclosure or other remedies against the operator unless relief is first obtained from the court having jurisdiction over the bankruptcy case. High ‘‘loan to value’’ ratios or declines in the value of the facility may prevent us from realizing an amount equal to our mortgage loan upon foreclosure.

Operators that fail to comply with the requirements of governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments may be unable to meet their obligations to us.

Our operators are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. The ultimate timing or effect of these changes cannot be predicted. These changes may have a dramatic effect on our operators’ costs of doing business and on the amount of reimbursement by both government and other third-party payors. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect their ability to meet their obligations to us. In particular:

•
Medicare and Medicaid. A significant portion of our SNF operators’ revenue is derived from governmentally-funded reimbursement programs, primarily Medicare and Medicaid, and failure to maintain certification and accreditation in these programs would result in a loss of funding from such programs. Loss of certification or accreditation could cause the revenues of our operators to decline, potentially jeopardizing their ability to meet their obligations to us. In that event, our revenues from those facilities could be reduced, which could in turn cause the value of our affected properties to decline. State licensing and Medicare and Medicaid laws also require operators of nursing homes and assisted living facilities to comply with extensive standards governing operations. Federal and state agencies administering those laws regularly inspect such facilities and investigate complaints. Our operators and their managers receive notices of potential sanctions and remedies from time to time, and such sanctions have been imposed from time to time on facilities operated by them. If they are unable to cure deficiencies, which have been identified or which are identified in the future, such sanctions may be imposed and if imposed may adversely affect our operators’ revenues, potentially jeopardizing their ability to meet their obligations to us.

•
Licensing and Certification. Our operators and facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically audited by them to confirm compliance. Failure to obtain licensure or loss or suspension of licensure would prevent a facility from operating or result in a suspension of reimbursement payments until all licensure issues have been resolved and the necessary licenses obtained or reinstated. Our SNFs require governmental approval, in the form of a certificate of need that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. Some of our facilities may be unable to satisfy current and future certificate of need requirements and may for this reason be unable to continue operating in the future. In such event, our revenues from those facilities could be reduced or eliminated for an extended period of time or permanently.

•
Fraud and Abuse Laws and Regulations. There are various extremely complex and largely uninterpreted federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. Governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996 and the Balanced Budget Act expanded the penalties for healthcare fraud, including broader provisions for the exclusion of providers from the Medicare and Medicaid programs. Furthermore, the Office of Inspector General of the U.S. Department of Health and Human Services in cooperation with other federal and state agencies continues to focus on the activities of SNFs in certain states in which we have properties. In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government’s recovery. Because of these incentives, these so-called ‘‘whistleblower’’ suits have become more frequent. The violation of any of these laws or regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator’s ability to make lease or mortgage payments to us or to continue operating its facility.

•
Legislative and Regulatory Developments. Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. The Medicare Prescription Drug, Improvement and Modernization Act of 2003, or Medicare Modernization Act, which is one example of such legislation, was enacted in late 2003. The Medicare reimbursement changes for the long term care industry under this Act are limited to a temporary increase in the per diem amount paid to SNFs for residents who have AIDS. The significant expansion of other benefits for Medicare beneficiaries under this Act, such as the expanded prescription drug benefit, could result in financial pressures on the Medicare program that might result in future legislative and regulatory changes with impacts for our operators. Other proposals under consideration include efforts by individual states to control costs by decreasing state Medicaid reimbursements, a federal ‘‘Patient Protection Act’’ to protect consumers in managed care plans, efforts to improve quality of care and reduce medical errors throughout the health care industry and cost-containment initiatives by public and private payors. We cannot accurately predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and, thus, our business.

Regulatory proposals and rules are released on an ongoing basis that may have major impacts on the healthcare system generally and the skilled nursing and long-term care industries in particular.

Our operators depend on reimbursement from governmental and other third-party payors and reimbursement rates from such payors may be reduced.

Changes in the reimbursement rate or methods of payment from third-party payors, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursements for services provided by our operators has in the past, and could in the future, result in a substantial reduction in our operators’ revenues and operating margins. Additionally, net revenue realizable under third-party payor agreements can change after examination and retroactive adjustment by payors during the claims settlement processes or as a result of post-payment audits. Payors may disallow requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable or because additional documentation is necessary or because certain services were not covered or were not medically necessary. There also continue to be new legislative and regulatory proposals that could impose further limitations on government and private payments to healthcare providers. In some cases, states have enacted or are considering enacting measures designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. We cannot assure you that adequate reimbursement levels will continue to be available for the services provided by our operators, which are currently being reimbursed by Medicare, Medicaid or private third-party payors. Further limits on the scope of services reimbursed and on reimbursement rates could have a material adverse effect on our operators’ liquidity, financial condition and results of operations, which could cause the revenues of our operators to decline and potentially jeopardize their ability to meet their obligations to us.

Our operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their lease and mortgage payments to us.

As is typical in the healthcare industry, our operators are often subject to claims that their services have resulted in resident injury or other adverse effects. Many of these operators have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by our operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to operators due to state law prohibitions or limitations of availability. As a result, our operators operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. We also believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on an operator’s financial condition. If an operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if an operator is required to pay uninsured punitive damages, or if an operator is subject to an uninsurable government enforcement action, the operator could be exposed to substantial additional liabilities.

Increased competition as well as increased operating costs have resulted in lower revenues for some of our operators and may affect the ability of our tenants to meet their payment obligations to us.

The healthcare industry is highly competitive and we expect that it may become more competitive in the future. Our operators are competing with numerous other companies providing similar healthcare services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. We cannot be certain the operators of all of our facilities will be able to achieve occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators may encounter increased competition in the future that could limit their ability to attract residents or expand their businesses and therefore affect their ability to pay their lease or mortgage payments.

The market for qualified nurses, healthcare professionals and other key personnel is highly competitive and our operators may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs due to higher wages and greater benefits required to attract and retain qualified healthcare personnel incurred by our operators could affect their ability to pay their lease or mortgage payments. This situation could be particularly acute in certain states that have enacted legislation establishing minimum staffing requirements.

Risks Related to Us and Our Operations

In addition to the operator related risks discussed above, there are a number of risks directly associated with us and our operations.

We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments.

In order to qualify as a REIT under the Internal Revenue Code, we are required, among other things, to distribute each year to our stockholders at least 90% of our REIT taxable income. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all future capital needs, including capital needs to make investments and to satisfy or refinance maturing commitments. As a result, we rely on external sources of capital, including debt and equity financing. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, which could negatively affect the ratings of our debt and even, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including general market conditions and the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. Generally speaking, difficult capital market conditions in our industry during the past several years and our need to stabilize our portfolio have limited our access to capital. The “related party tenant” issue discussed in “Note 15 - Restatement of Previously Issued Financial Statements” to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus may make it more difficult for us to raise additional capital unless and until we enter into a closing agreement with the Internal Revenue Service, or IRS, or otherwise resolve such issue. While we currently have sufficient cash flow from operations to fund our obligations and commitments, we may not be in position to take advantage of attractive investment opportunities for growth in the event that we are unable to access the capital markets on a timely basis or we are only able to obtain financing on unfavorable terms.

Our ability to raise capital through sales of equity is dependent, in part, on the market price of our common stock, and our failure to meet market expectations with respect to our business could negatively impact the market price of our common stock and limit our ability to sell equity.

As with other publicly-traded companies, the availability of equity capital will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions and other factors that may change from time to time including:

•	the extent of investor interest;

•	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our financial performance and that of our operators;

•	the contents of analyst reports about us and the REIT industry;

•
general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;

•
our failure to maintain or increase our dividend, which is dependent, to a large part, on growth of funds from operations which in turn depends upon increased revenues from additional investments and rental increases; and

•	other factors such as governmental regulatory action and changes in REIT tax laws.

The market value of the equity securities of a REIT is generally based upon the market’s perception of the REIT’s growth potential and its current and potential future earnings and cash distributions. Our failure to meet the market’s expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock.

We are subject to risks associated with debt financing, which could negatively impact our business, limit our ability to make distributions to our stockholders and to repay maturing debt.

Financing for future investments and our maturing commitments may be provided by borrowings under our revolving senior secured credit facility, as amended, or New Credit Facility, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to make timely payments of interest, that we will be unable to refinance existing indebtedness and that the terms of refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our stockholders and to repay all maturing debt. Furthermore, if prevailing interest rates, changes in our debt ratings or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness would increase, which could reduce our profitability and the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage.

Certain of our operators account for a significant percentage of our revenues.

Based on existing contractual rent and lease payments regarding the restructuring of certain existing investments, as of September 30, 2006, Advocat, Sun and Communicare each account for over 10% of our current contractual monthly revenues, with Sun, Communicare and Advocat accounting for approximately 18%, 15% and 11%, respectively, of our current contractual monthly revenues. Additionally, as of September 30, 2006, our top six operators, which each accounted for over 5% of current contractual monthly revenues, collectively account for approximately 66% of our current contractual monthly revenues. The failure or inability of any of these operators to pay their obligations to us could materially reduce our revenues and net income, which could in turn reduce the amount of dividends we pay and cause our stock price to decline.

Unforeseen costs associated with the acquisition of new properties could reduce our profitability.

Our business strategy contemplates future acquisitions that may not prove to be successful. For example, we might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, or newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide funding to enable healthcare operators to build, expand or renovate facilities on our properties and the project is not completed, we could be forced to become involved in the development to ensure completion or we could lose the property. These costs may negatively affect our results of operations.

Our assets may be subject to impairment charges.

We periodically, but not less than annually, evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse affect on our results of operations and funds from operations in the period in which the write-off occurs. During the nine months ended September 30, 2006, we recognized an impairment loss associated with one facility for approximately $100,000.

We may not be able to sell certain closed facilities for their book value.

From time to time, we close facilities and actively market such facilities for sale. To the extent we are unable to sell these properties for our book value, we may be required to take a non-cash impairment charge or loss on the sale, either of which would reduce our net income.

Our substantial indebtedness could adversely affect our financial condition.

We have substantial indebtedness and we may increase our indebtedness in the future. As of September 30, 2006, we had total debt of approximately $684 million, of which $158 million consisted of borrowings under our Credit Facility, $310 million of which consisted of our 7% senior notes due 2014 and $175 million of which consisted of our 7% senior notes due 2016. Our level of indebtedness could have important consequences to our stockholders. For example, it could:

•	limit our ability to satisfy our obligations with respect to holders of our capital stock;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business plan;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business plan;

•	require us to pledge as collateral substantially all of our assets;

•	require us to maintain certain debt coverage and financial ratios at specified levels, thereby reducing our financial flexibility;

•	limit our ability to make material acquisitions or take advantage of business opportunities that may arise;

•	expose us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interests;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Our real estate investments are relatively illiquid.

Real estate investments are relatively illiquid and, therefore, tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. All of our properties are ‘‘special purpose’’ properties that could not be readily converted to general residential, retail or office use. Healthcare facilities that participate in Medicare or Medicaid must meet extensive program requirements, including physical plant and operational requirements, which are revised from time to time. Such requirements may include a duty to admit Medicare and Medicaid patients, limiting the ability of the facility to increase its private pay census beyond certain limits. Medicare and Medicaid facilities are regularly inspected to determine compliance and may be excluded from the programs—in some cases without a prior hearing—for failure to meet program requirements. Transfers of operations of nursing homes and other healthcare-related facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our properties becomes unprofitable due to competition, age of improvements or other factors such that our lessee or mortgagor becomes unable to meet its obligations on the lease or mortgage loan, the liquidation value of the property may be substantially less, particularly relative to the amount owing on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator with a new operator licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our income and cash flows from operations would be adversely affected.

As an owner or lender with respect to real property, we may be exposed to possible environmental liabilities.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real property or a secured lender, such as us, may be liable in certain circumstances for the costs of investigation, removal or remediation of, or related releases of, certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required investigation, remediation, removal, fines or personal or property damages and the owner’s liability therefore could exceed the value of the property and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect our operators’ ability to attract additional residents, the owner’s ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce the owner’s revenues.

Although our leases and mortgage loans require the lessee and the mortgagor to indemnify us for certain environmental liabilities, the scope of such obligations may be limited. For instance, most of our leases do not require the lessee to indemnify us for environmental liabilities arising before the lessee took possession of the premises. Further, we cannot assure you that any such mortgagor or lessee would be able to fulfill its indemnification obligations.

The industry in which we operate is highly competitive. This competition may prevent us from raising prices at the same pace as our costs increase.

We compete for additional healthcare facility investments with other healthcare investors, including other REITs. The operators of the facilities compete with other regional or local nursing care facilities for the support of the medical community, including physicians and acute care hospitals, as well as the general public. Some significant competitive factors for the placing of patients in skilled and intermediate care nursing facilities include quality of care, reputation, physical appearance of the facilities, services offered, family preferences, physician services and price. If our cost of capital should increase relative to the cost of capital of our competitors, the spread that we realize on our investments may decline if competitive pressures limit or prevent us from charging higher lease or mortgage rates.

We are named as defendants in litigation arising out of professional liability and general liability claims relating to our previously owned and operated facilities that if decided against us, could adversely affect our financial condition.

We and several of our wholly-owned subsidiaries have been named as defendants in professional liability and general liability claims related to our owned and operated facilities. Other third-party managers responsible for the day-to-day operations of these facilities have also been named as defendants in these claims. In these suits, patients of certain previously owned and operated facilities have alleged significant damages, including punitive damages, against the defendants. The lawsuits are in various stages of discovery and we are unable to predict the likely outcome at this time. We continue to vigorously defend these claims and pursue all rights we may have against the managers of the facilities, under the terms of the management agreements. We have insured these matters, subject to self-insured retentions of various amounts. There can be no assurance that we will be successful in our defense of these matters or in asserting our claims against various managers of the subject facilities or that the amount of any settlement or judgment will be substantially covered by insurance or that any punitive damages will be covered by insurance.

We are subject to significant anti-takeover provisions.

Our articles of incorporation and bylaws contain various procedural and other requirements which could make it difficult for stockholders to effect certain corporate actions. Our Board of Directors is divided into three classes and our Board members are elected for terms that are staggered. Our Board of Directors also has the authority to issue additional shares of preferred stock and to fix the preferences, rights and limitations of the preferred stock without stockholder approval. We have also adopted a stockholders rights plan which provides for share purchase rights to become exercisable at a discount if a person or group acquires more than 9.9% of our common stock or announces a tender or exchange offer for more than 9.9% of our common stock. These provisions could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities.

We may change our investment strategies and policies and capital structure.

Our Board of Directors, without the approval of our stockholders, may alter our investment strategies and policies if it determines in the future that a change is in our stockholders’ best interests. The methods of implementing our investment strategies and policies may vary as new investments and financing techniques are developed.

If we fail to maintain our REIT status, we will be subject to federal income tax on our taxable income at regular corporate rates.

We were organized to qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code. Except with respect to the potential Advocat “related party tenant” issue discussed below, we believe we have conducted, and we intend to continue to conduct, our operations so as to qualify as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements, some on an annual and some on a quarterly basis, established under highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations and involve the determination of various factual matters and circumstances not entirely within our control. We cannot assure you that we will at all times satisfy these rules and tests.

If we were to fail to qualify as a REIT in any taxable year, as a result of a determination that we failed to meet the annual distribution requirement or otherwise, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates with respect to each such taxable year for which the statute of limitations remains open. Moreover, unless entitled to relief under certain statutory provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would significantly reduce our net earnings and cash flow because of our additional tax liability for the years involved, which could significantly impact our financial condition.

In connection with exploring the potential disposition of the Advocat Series B preferred stock, we were advised by our tax counsel that due to the structure of the Series B preferred stock issued by Advocat to us in 2000 in connection with a prior restructuring, Advocat may be deemed to be a “related party tenant” under applicable federal income tax rules and, in such event, rental income from Advocat would not be qualifying income under the gross income tests that are applicable to REITs. In order to maintain qualification as a REIT, we annually must satisfy certain tests regarding the source of our gross income. The applicable federal income tax rules provide a “savings clause” for REITs that fail to satisfy the REIT gross income tests, if such failure is due to reasonable cause. A REIT that qualifies for the savings clause will retain its REIT status but will pay a tax. On December 15, 2006, we submitted to the IRS a request for a closing agreement to resolve the “related party tenant” issue. Since that time, we have had additional conversations with the IRS, who has encouraged us to move forward with the process of obtaining a closing agreement, and we will be submitting additional documentation in support of the issuance of a closing agreement with respect to this matter. While we believe there are valid arguments that Advocat should not be deemed a “related party tenant,” the matter is still not free from doubt, and we believe it is in our best interest to move forward with the request for a closing agreement in order to resolve the matter, minimize potential penalties and obtain assurances regarding our continuing REIT status. If we are able to enter into the closing agreement with the IRS, the closing agreement will conclude that any failure to satisfy the gross income tests was due to reasonable cause. In the event that it is determined that the “savings clause” described above does not apply and we are unable to conclude a closing agreement with the IRS, we could be treated as having failed to qualify as a REIT for one or more taxable years. If we fail to qualify for taxation as a REIT for any taxable year, our income will be taxed at regular corporate rates, and we could be disqualified as a REIT for the following four taxable years.

To maintain our REIT status, we must distribute at least 90% of our taxable income each year.

We generally must distribute annually at least 90% of our taxable income to our stockholders to maintain our REIT status. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. Any of these taxes would decrease cash available for the payment of our debt obligations. In addition, we may derive income through Taxable REIT Subsidiaries, or TRSs, which will then be subject to corporate level income tax at regular rates.

Complying with REIT requirements may affect our profitability.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. Thus we may be required to liquidate otherwise attractive investments from our portfolio in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution (e.g., if we have assets which generate mismatches between taxable income and available cash). Then, having to comply with the distribution requirement could cause us to: (i) sell assets in adverse market conditions; (ii) borrow on unfavorable terms; or (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. As a result, satisfying the REIT requirements could have an adverse effect on our business results and profitability.

We depend upon our key employees and may be unable to attract or retain sufficient numbers of qualified personnel.

Our future performance depends to a significant degree upon the continued contributions of our executive management team and other key employees. Accordingly, our future success depends on our ability to attract, hire, train and retain highly skilled management and other qualified personnel. Competition for qualified employees is intense, and we compete for qualified employees with companies that may have greater financial resources than we have. Our employment agreements with our executive officers provide that their employment may be terminated by either party at any time. Consequently, we may not be successful in attracting, hiring, and training and retaining the people we need, which would seriously impede our ability to implement our business strategy.

In the event we are unable to satisfy regulatory requirements relating to internal controls, or if these internal controls over financial reporting are not effective, our business could suffer.

Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to do a comprehensive evaluation of their internal controls. As a result, each year we evaluate our internal controls over financial reporting so that our management can certify as to the effectiveness of our internal controls and our auditor can publicly attest to this certification. Our efforts to comply with Section 404 and related regulations regarding our management’s required assessment of internal control over financial reporting and our independent auditors’ attestation of that assessment has required, and continues to require, the commitment of significant financial and managerial resources. If for any period our management is unable to ascertain the effectiveness of our internal controls or if our auditors cannot attest to management’s certification, we could be subject to regulatory scrutiny and a loss of public confidence, which could have an adverse effect on our business.

In connection with the restatement of our financial statements for the year ended December 31, 2005, we identified a material weakness in our internal control over financial reporting, which could materially and adversely affect our business and financial condition.

In connection with the restatement of our financial statements for the year ended December 31, 2005, our management identified a material weakness in internal control over financial reporting. Our management determined that as of December 31, 2005, we lacked sufficient internal control processes, procedures and personnel resources necessary to address accounting for certain complex and/or non-routine transactions. This material weakness resulted in errors in accounting for financial instruments, income taxes and straight-line rental revenue and could result in a material misstatement to our consolidated financial statements that would not be prevented or detected on a timely basis. Due to this material weakness, management concluded that we did not maintain effective internal control over financial reporting as of December 31, 2005.

While we have engaged in, and continue to engage in, substantial efforts to address the material weakness in our internal control over financial reporting, as of the date of this prospectus we have not concluded that our internal control over financial reporting is effective. We cannot be certain that any remedial measures we have taken or plan to take will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future or will be sufficient to address and eliminate the material weakness. Our inability to remedy this identified material weakness or any additional deficiencies or material weaknesses that may be identified in the future, could, among other things, cause us to fail to file our periodic reports with the SEC in a timely manner or require us to incur additional costs or to divert management resources. Due to its inherent limitations, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation and presentation. These limitations may not prevent or detect all misstatements or fraud, regardless of their effectiveness.

Risks Related to Our Stock

The market value of our stock could be substantially affected by various factors.

The share price of our stock will depend on many factors, which may change from time to time, including:

•	the market for similar securities issued by REITs;

•	changes in estimates by analysts;

•	our ability to meet analysts’ estimates;

•	general economic and financial market conditions; and

•	our financial condition, performance and prospects.

Our issuance of additional capital stock, warrants or debt securities, whether or not convertible, may reduce the market price for our shares.

We cannot predict the effect, if any, that future sale of our capital stock, warrants or debt securities, or the availability of our securities for future sale, will have on the market price of our shares, including our common stock. Sales of substantial amounts of our common stock or preferred shares, warrants or debt securities convertible into or exercisable or exchangeable for common stock in the public market or the perception that such sales might occur could reduce the market price of our stock and the terms upon which we may obtain additional equity financing in the future.

In addition, we may issue additional capital stock in the future to raise capital or as a result of the following:

•
The issuance and exercise of options to purchase our common stock. As of December 31, 2005, we had outstanding options to acquire approximately 0.2 million shares of our common stock. In addition, we may in the future issue additional options or other securities convertible into or exercisable for our common stock under our 2004 Stock Incentive Plan, our 2000 Stock Incentive Plan, as amended, or other remuneration plans we establish in the future. We may also issue options or convertible securities to our employees in lieu of cash bonuses or to our directors in lieu of director’s fees.

•	The issuance of shares pursuant to our dividend reinvestment and direct stock purchase plan.

•	The issuance of debt securities exchangeable for our common stock.

•	The exercise of warrants we may issue in the future.

•	Lenders sometimes ask for warrants or other rights to acquire shares in connection with providing financing. We cannot assure you that our lenders will not request such rights.

There are no assurances of our ability to pay dividends in the future.

In 2001, our Board of Directors suspended dividends on our common stock and all series of preferred stock in an effort to generate cash to address then impending debt maturities. In 2003, we paid all accrued but unpaid dividends on all series of preferred stock and reinstated dividends on our common stock and all series of preferred stock. However, our ability to pay dividends may be adversely affected if any of the risks described above were to occur. Our payment of dividends is subject to compliance with restrictions contained in our New Credit Facility, the indenture relating to our outstanding 7% senior notes due 2014, the indenture relating to our outstanding 7% senior notes due 2016 and our preferred stock. All dividends will be paid at the discretion of our Board of Directors and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, our dividends in the past have included, and may in the future include, a return of capital.

Holders of our outstanding preferred stock have liquidation and other rights that are senior to the rights of the holders of our common stock.

Our Board of Directors has the authority to designate and issue preferred stock that may have dividend, liquidation and other rights that are senior to those of our common stock. As of the date of this filing, 4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock were issued and outstanding. The aggregate liquidation preference with respect to this outstanding preferred stock is approximately $118.5 million, and annual dividends on our outstanding preferred stock are approximately $9.9 million. Holders of our preferred stock are generally entitled to cumulative dividends before any dividends may be declared or set aside on our common stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, holders of our preferred stock are entitled to receive a liquidation preference of $25 per share with respect to the Series D preferred stock, plus any accrued and unpaid distributions. This will reduce the remaining amount of our assets, if any, available to distribute to holders of our common stock. In addition, holders of our preferred stock have the right to elect two additional directors to our Board of Directors if six quarterly preferred dividends are in arrears.

Legislative or regulatory action could adversely affect purchasers of our stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our stock. Changes are likely to continue to occur in the future, and we cannot assure you that any of these changes will not adversely affect our stockholder’s stock. Any of these changes could have an adverse effect on an investment in our stock or on market value or resale potential. Stockholders are urged to consult with their own tax advisor with respect to the impact that recent legislation may have on their investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect.

Recent changes in taxation of corporate dividends may adversely affect the value of our stock.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 that was enacted into law May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its shares, except for certain limited amounts. While the earnings of a REIT that are distributed to its stockholders still generally will be subject to less combined federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level tax, this legislation could cause individual investors to view the stock of regular C corporations as more attractive relative to the shares of a REIT than was the case prior to the enactment of the legislation. Individual investors could hold this view because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the shares of REITs in general or on the value of our stock in particular, either in terms of price or relative to other investments.

Tax Risks

We have submitted to the Internal Revenue Service a request for a closing agreement and may not be able to obtain a closing agreement on satisfactory terms.

Management believes that certain of the terms of the Advocat Series B preferred stock previously held by us could be interpreted as affecting our compliance with federal income tax rules applicable to REITs regarding related party tenant income. See “Note 15 - Restatement of Previously Issued Financial Statements” to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere herein.

On December 15, 2006, we submitted to the IRS a request for a closing agreement to resolve the “related party tenant” issue. Since that time, we have had additional conversations with the IRS, who has encouraged us to move forward with the process of obtaining a closing agreement, and we will be submitting additional documentation in support of the issuance of a closing agreement with respect to this matter. While we believe there are valid arguments that Advocat should not be deemed a “related party tenant,” the matter still is not free from doubt, and we believe it is in our best interest to proceed with the request for a closing agreement with the IRS in order to resolve the matter, minimize potential interest charges and obtain assurances regarding its continuing REIT status. If obtained, a closing agreement will establish that any failure to satisfy the gross income tests was due to reasonable cause. In the event that it is determined that the “savings clause” described above does not apply, we could be treated as having failed to qualify as a REIT for one or more taxable years.

As noted above, we have completed the Second Advocat Restructuring and have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years. Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007, assuming we enter into a closing agreement with the IRS that recognizes that reasonable cause existed for any failure to satisfy the REIT gross income tests as explained above. We will continue to accrue an income tax liability related to this matter during 2006.

If we were to fail to qualify as a REIT for any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates for such year, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and, unless we were indemnified against such tax liability, would reduce the amount of cash we have available for distribution to our stockholders, which in turn could have a material adverse impact on the value of, and trading prices for, our securities. In addition, we would not be able to re-elect REIT status until the fifth taxable year following the initial year of disqualification unless we were to qualify for relief under applicable Internal Revenue Code provisions. Thus, for example, if the IRS successfully challenges our status as a REIT solely for our taxable year ended December 31, 2005 based on our ownership of the Advocat Series B preferred stock, we would not be able to re-elect REIT status until our taxable year which began January 1, 2010, unless we were to qualify for relief. See “Certain Federal Income Tax Considerations” beginning on page 90 of this prospectus for a discussion of the material federal income tax consequences relating to us and the acquisition, holding and disposition of our securities.

In the notes to the consolidated financial statements made part of our quarterly report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2006, we disclosed our accrual for a potential tax liability arising from our ownership of such securities. We believe, but can provide no assurance, that we currently have sufficient assets to pay any such tax liabilities. The ultimate resolution of any controversy over potential tax liabilities covered by the closing agreement may have a material adverse effect on our financial position, results of operations or cash flows, including if we are required to distribute deficiency dividends to our stockholders and/or pay additional taxes, interest and penalties to the IRS in amounts that exceed the amount of our reserves for potential tax liabilities. There can be no assurance that the IRS will not assess us with substantial taxes, interest and penalties above the amount for which we have reserved. The facts giving rise to our request for a closing agreement are described in more detail under the caption “Certain Federal Income Tax Considerations” beginning on page 90 of this prospectus.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. These statements relate to our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements other than statements of historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology including, but not limited to, terms such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. These statements are based on information available on the date of this filing and only speak as to the date hereof and no obligation to update such forward-looking statements should be assumed. Our actual results may differ materially from those reflected in the forward-looking statements contained herein as a result of a variety of factors, including, among other things:

(i)	those items discussed under “Risk Factors” set forth elsewhere in this prospectus;

(ii)	uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels;

(iii)
the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors’ obligations;

(iv)	our ability to sell closed assets on a timely basis and on terms that allow us to realize the carrying value of these assets;

(v)	our ability to negotiate appropriate modifications to the terms of our credit facility;

(vi)	our ability to manage, re-lease or sell any owned and operated facilities;

(vii)	the availability and cost of capital;

(viii)	competition in the financing of healthcare facilities;

(ix)	regulatory and other changes in the healthcare sector;

(x)	the effect of economic and market conditions generally and, particularly, in the healthcare industry;

(xi)	changes in interest rates;

(xii)	the amount and yield of any additional investments;

(xiii)	changes in tax laws and regulations affecting real estate investment trusts;

(xiv)	our ability to maintain our status as a real estate investment trust;

(xv)
the impact of the material weakness identified in the management’s report on internal control over financial reporting included in our Form 10-K/A for the year ended December 31, 2005, including expenses that may be incurred in efforts to remediate such weakness and potential additional costs in preparing and finalizing financial statements in view of such material weakness; and

(xvi)	changes in the ratings of our debt and preferred securities.

Any subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above, as well as the risk factors contained in this prospectus. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a reported basis for the periods indicated. Earnings consist of income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs. We have calculated the ratio of earnings to fixed charges by adding net income (loss) from continuing operations to fixed charges and dividing that sum by such fixed charges.

	Year Ended December 31,					Nine Months Ended September 30, 2006
	2001 (Restated)	2002 (Restated)	2003 (Restated)	2004 (Restated)	2005 (Restated)
(Loss) income from continuing operations	$(21,533)	$(2,793)	$27,718	$13,499	$34,443	$42,842
Interest expense	33,204	34,381	23,388	44,008	34,771	35,244
Income before fixed charges	$11,671	$31,588	$51,106	$57,507	$69,214	78,086

Interest expense	$33,204	$34,381	$23,388	$44,008	$34,771	$35,244
Total fixed charges	$33,204	$34,381	$23,388	$44,008	$34,771	$35,244

Earnings / fixed charge coverage ratio	*	*	2.2x	1.3x	2.0x	2.2x

*
Our earnings were insufficient to cover fixed charges by $21,533 and $2,793 in 2001 and 2002, respectively. In addition, our ratio of earnings to fixed charges has been revised to reflect the impact of the implementation of the Statement of Accounting Standard No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets.

RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated. Earnings consist of income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs. We have calculated the ratio of earnings to combined fixed charges and preferred stock dividends by adding net income (loss) from continuing operations to fixed charges and dividing that sum by such fixed charges plus preferred dividends, irrespective of whether or not such dividends were actually paid.

	Year Ended December 31,					Nine Months Ended September 30, 2006
	2001 (Restated)	2002 (Restated)	2003 (Restated)	2004 (Restated)	2005 (Restated)
(Loss) income from continuing operations	$(21,533)	$(2,793)	$27,718	$13,499	$34,443	$42,842
Interest expense	33,204	34,381	23,388	44,008	34,771	35,244
Income before fixed charges	$11,671	$31,588	$51,106	$57,507	$69,214	$78,086

Interest expense	$33,204	$34,381	$23,388	$44,008	$34,771	$35,244
Preferred stock dividends	19,994	20,115	20,115	15,807	11,385	7,442
Total fixed charges and preferred dividends	$53,198	$54,496	$43,503	$59,815	$46,156	$42,686

Earnings / combined fixed charges and preferred dividends coverage ratio	*	*	1.2x	*	1.5x	1.8x

*
Our earnings were insufficient to cover combined fixed charges and preferred stock dividends by $41,527, $22,908 and $2,308 in 2001, 2002 and 2004, respectively. In addition, our ratio of earnings to combined fixed charges and preferred dividends has been revised to reflect the impact of the implementation of the Statement of Accounting Standard No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets.

MARKET FOR THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS AND DIVIDENDS

Our shares of Common Stock are traded on the New York Stock Exchange under the symbol “OHI.” The following table sets forth, for the periods shown, the high and low prices as reported on the New York Stock Exchange Composite for the periods indicated and cash dividends per share:

2007				2006				2005
Quarter	High	Low	Dividends Per Share	Quarter	High	Low	Dividends Per Share	Quarter	High	Low	Dividends Per Share
First through January 25, 2007	$ 18.08	$ 16.69	$ 0.26	First	$ 14.03	$ 12.36	$ 0.23	First	$ 11.950	$ 10.310	$ 0.20
				Second	13.92	11.15	0.24	Second	13.650	10.580	0.21
				Third	15.50	12.56	0.24	Third	14.280	12.390	0.22
				Fourth	18.00	14.81	0.25	Fourth	13.980	11.660	0.22
			$ 0.26				$ 0.96				$ 0.85

The closing price on January 18, 2007 was $17.52 per share. As of January 18, 2007 there were 60,093,030 shares of common stock outstanding with 3,005 registered holders.

On January 16, 2007, our Board of Directors announced a common stock dividend of $0.26 per share, to be paid February 15, 2007 to common stockholders of record on January 31, 2007.

We expect to continue our policy of paying regular cash dividends, although there is no assurance as to future dividends because they depend on future earnings, capital requirements and our financial condition. In addition, the payment of dividends is subject to the restrictions described in “Note 13 - Dividends” to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus.

SELECTED FINANCIAL DATA

The following table sets forth our selected financial data and operating data for our company on a historical basis. The following data should be read in conjunction with our audited consolidated financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. We restated our audited financial results as of December 31, 2005 and 2004 and for the three years ended December 31, 2005, 2004 and 2003 and for each quarterly period in 2004, 2005 and 2006. See “Note 15 - Restatement of Previously Issued Financial Statements” to our audited consolidated financial statements included elsewhere in this prospectus.

Our historical operating results may not be comparable to our future operating results.

	Year Ended December 31,					Nine Months Ended September 30,
	2005 (Restated)	2004 (Restated)	2003 (Restated)	2002 (Restated)	2001 (Restated)	2006 (Unaudited)	2005 (Restated)
	(in thousands, except per share amounts)
Operating Data
Revenues from core operations	$110,006	$87,333	$76,983	$80,572	$79,297	$99,809	$81,563
Revenues from nursing home operations	—	—	4,395	42,203	160,580	—	—
Total revenues	$110,006	$87,333	$81,378	$122,775	$239,877	$99,809	$81,563

Income (loss) from continuing operations	$34,443	$13,499	$27,718	$(2,793)	$(21,533)	$42,842	$24,842

Net income (loss) available to common	25,355	(36,715)	3,516	(32,801)	(35,567)	34,846	6,864
Per share amounts:
Income (loss) from continuing operations: Basic	$0.41	$(0.95)	$0.20	$(0.66)	$(2.07)	$0.61	$0.27
Diluted	0.40	(0.95)	0.20	(0.66)	(2.07)	0.61	0.27
Net income (loss) available to common: Basic	$0.49	$(0.81)	$0.09	$(0.94)	$(1.77)	$0.60	$0.13
Diluted	0.49	(0.81)	0.09	(0.94)	(1.77)	0.60	0.13

Dividends, Common Stock(1)	0.85	0.72	0.15	—	—	0.71	0.63
Dividends, Series A Preferred(1)	—	1.16	6.94	—	—	—	—
Dividends, Series B Preferred(1)	1.09	2.16	6.47	—	—	—	—
Dividends, Series C Preferred(2)	—	—	29.81	—	—	—	—
Dividends, Series D Preferred(1)	2.09	1.52	—	—	—	1.57	1.57

Weighted-average common shares outstanding, basic	51,738	45,472	37,189	34,739	20,038	58,203	51,050
Weighted-average common shares outstanding, diluted	52,059	45,472	38,154	34,739	20,038	58,407	51,386

	December 31,					Nine Months Ended September 30,
	2005 (Restated)	2004 (Restated)	2003 (Restated)	2002 (Restated)	2001 (Restated)	2006 (Unaudited)	2005 (Restated)
Balance Sheet Data Gross investments	$1,130,502	$960,569	$840,726	$880,669	$937,817	$1,310,647	$966,392
Total assets	1,030,290	844,932	733,428	807,442	893,748	1,183,054	842,196
Revolving lines of credit	58,000	15,000	177,074	177,000	193,689	157,500	80,700
Other long-term borrowings	508,229	364,508	103,520	129,462	219,483	526,145	364,019
Stockholders’ equity	440,943	442,935	440,130	482,995	452,024	466,460	372,119

(1)	Dividends per share are those declared and paid during such period.

(2)	Dividends per share are those declared during such period, based on the number of shares of common stock issuable upon conversion of the outstanding Series C preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

At September 30, 2006, our portfolio of domestic investments consisted of 241 healthcare facilities, located in 27 states and operated by 33 third-party operators. Our gross investment in these facilities, net of impairments and before reserve for uncollectible loans, totaled approximately $1.3 billion at September 30, 2006, with approximately 98% of our real estate investments related to long-term care facilities. This portfolio is made up of 227 long-term healthcare facilities, two rehabilitation hospitals owned and leased to third parties, fixed rate mortgages on 10 long-term healthcare facilities and two long-term healthcare facilities that are currently held for sale. At September 30, 2006, we also held other investments of approximately $37 million, consisting primarily of secured loans to third-party operators of our facilities.

Medicare Reimbursement

All of our properties are used as healthcare facilities; therefore, we are directly affected by the risk associated with the healthcare industry. Our lessees and mortgagors, as well as any facilities that may be owned and operated for our own account from time to time, derive a substantial portion of their net operating revenues from third-party payors, including the Medicare and Medicaid programs. These programs are highly regulated by federal, state and local laws, rules and regulations and are subject to frequent and substantial change.

In 1997, the Balanced Budget Act significantly reduced spending levels for the Medicare and Medicaid programs, in part because the legislation modified the payment methodology for skilled nursing facilities, or SNFs by shifting payments for services provided to Medicare beneficiaries from a reasonable cost basis to a prospective payment system. Under the prospective payment system, SNFs are paid on a per diem prospective case-mix adjusted basis for all covered services. Implementation of the prospective payment system has affected each long-term care facility to a different degree, depending upon the amount of revenue such facility derives from Medicare patients.

Legislation adopted in 1999 and 2000 provided for a few temporary increases to Medicare payment rates, but these temporary increases have since expired. Specifically, in 1999 the Balanced Budget Refinement Act included a 4% across-the-board increase of the adjusted federal per diem payment rates for all patient acuity categories (known as “Resource Utilization Groups” or “RUGs”) that were in effect from April 2000 through September 30, 2002. In 2000, the Benefits Improvement and Protection Act included a 16.7% increase in the nursing component of the case-mix adjusted federal periodic payment rate, which was implemented in April 2000 and also expired October 1, 2002. The October 1, 2002 expiration of these temporary increases has had an adverse impact on the revenues of the operators of SNFs and has negatively impacted some operators’ ability to satisfy their monthly lease or debt payments to us.

The Balanced Budget Refinement Act and the Benefits Improvement and Protection Act also established temporary increases, beginning in April 2001, to Medicare payment rates to SNFs that were designated to remain in place until the Centers for Medicare and Medicaid Services, or CMS, implemented refinements to the existing RUG case-mix classification system to more accurately estimate the cost of non-therapy ancillary services. The Balanced Budget Refinement Act provided for a 20% increase for 15 RUG categories until CMS modified the RUG case-mix classification system. The Benefits Improvement and Protection Act modified this payment increase by reducing the 20% increase for three of the 15 RUGs to a 6.7% increase and instituting an additional 6.7% increase for eleven other RUGs.

On August 4, 2005, CMS published a final rule, effective October 1, 2005, establishing Medicare payments for SNFs under the prospective payment system for federal fiscal year 2006 (October 1, 2005 to September 30, 2006). The final rule modified the RUG case-mix classification system and added nine new categories to the system, expanding the number of RUGs from 44 to 53. The implementation of the RUG refinements triggered the expiration of the temporary payment increases of 20% and 6.7% established by the Balanced Budget Refinement Act and the Benefits Improvement and Protection Act, respectively.

Additionally, CMS announced updates in the final rule to reimbursement rates for SNFs in federal fiscal year 2006 based on an increase in the “full market-basket” of 3.1%. In the August 4, 2005 notice, CMS estimated that the increases in Medicare reimbursements to SNFs arising from the refinements to the prospective payment system and the market basket update under the final rule would offset the reductions stemming from the elimination of the temporary increases during federal fiscal year 2006. CMS estimated that there would be an overall increase in Medicare payments to SNFs totaling $20 million in fiscal year 2006 compared to 2005.

On July 27, 2006, CMS posted a notice updating the payment rates to SNFs for fiscal year 2007 (October 1, 2006 to September 30, 2007). The market basket increase factor is 3.1% for 2007. CMS estimates that the payment update will increase aggregate payments to SNFs nationwide by approximately $560 million in fiscal year 2007 compared to 2006.

Nonetheless, we cannot accurately predict what effect, if any, these changes will have on our lessees and mortgagors in 2006 and beyond. These changes to the Medicare prospective payment system for SNFs, including the elimination of temporary increases, could adversely impact the revenues of the operators of nursing facilities and could negatively impact the ability of some of our lessees and mortgagors to satisfy their monthly lease or debt payments to us.

A 128% temporary increase in the per diem amount paid to SNFs for residents who have AIDS took effect on October 1, 2004. This temporary payment increase arose from the Medicare Prescription Drug Improvement and Modernization Act of 2003, or the Medicare Modernization Act. Although CMS also noted that the AIDS add-on was not intended to be permanent, the July 2006 notice updating payment rates for SNFs for fiscal year 2007 indicated that the increase will continue to remain in effect for fiscal year 2007.

A significant change enacted under the Medicare Modernization Act is the creation of a new prescription drug benefit, Medicare Part D, which went into effect January 1, 2006. The significant expansion of benefits for Medicare beneficiaries arising under the expanded prescription drug benefit could result in financial pressures on the Medicare program that might result in future legislative and regulatory changes with impacts for our operators. As part of this new program, the prescription drug benefits for patients who are dually eligible for both Medicare and Medicaid are being transitioned from Medicaid to Medicare, and many of these patients reside in long-term care facilities. The Medicare program experienced significant operational difficulties in transitioning prescription drug coverage for this population when the benefit went into effect on January 1, 2006, although it is unclear whether or how issues involving Medicare Part D might have any direct financial impacts on our operators.

On February 8, 2006, the President signed into law a $39.7 billion budget reconciliation package called the Deficit Reduction Act of 2005, or Deficit Reduction Act, to lower the federal budget deficit. The Deficit Reduction Act included estimated net savings of $8.3 billion from the Medicare program over 5 years.

The Deficit Reduction Act contained a provision reducing payments to SNFs for allowable bad debts. Previously, Medicare reimbursed SNFs for 100% of beneficiary bad debt arising from unpaid deductibles and coinsurance amounts. In 2003, CMS released a proposed rule seeking to reduce bad debt reimbursement rates for certain providers, including SNFs, by 30% over a three-year period. Subsequently, in early 2006 the Deficit Reduction Act reduced payments to SNFs for allowable bad debts by 30% effective October 1, 2005 for those individuals not dually eligible for Medicare and Medicaid. Bad debt payments for the dually eligible population will remain at 100%. Consistent with this legislation, CMS finalized its 2003 proposed rule on August 18, 2006, and the regulations became effective on October 1, 2006. CMS estimates that implementation of this bad debt provision will result in a savings to the Medicare program of $490 million from FY 2006 to FY 2010. These reductions in Medicare payments for bad debt could have a material adverse effect on our operators’ financial condition and operations, which could adversely affect their ability to meet their payment obligations to us.

The Deficit Reduction Act also contained a provision governing the therapy caps that went into place under Medicare on January 1, 2006. The therapy caps limit the physical therapy, speech-language therapy and occupation therapy services that a Medicare beneficiary can receive during a calendar year. The therapy caps were in effect for calendar year 1999 and then suspended by Congress for three years. An inflation-adjusted therapy limit ($1,590 per year) was implemented in September of 2002, but then once again suspended in December of 2003 by the Medicare Modernization Act. Under the Medicare Modernization Act, Congress placed a two-year moratorium on implementation of the caps, which expired at the end of 2005.

The inflation-adjusted therapy caps are set at $1,740 for calendar year 2006. These caps do not apply to therapy services covered under Medicare Part A in a SNF, although the caps apply in most other instances involving patients in SNFs or long-term care facilities who receive therapy services covered under Medicare Part B. The Deficit Reduction Act permitted exceptions in 2006 for therapy services to exceed the caps when the therapy services are deemed medically necessary by the Medicare program. The Tax Relief and Health Care Act of 2006, signed into law on December 20, 2006, extends these exceptions through December 31, 2007. Future implementation of the therapy caps could have a material adverse effect on our operators’ financial condition and operations, which could adversely affect their ability to meet their payment obligations to us.

In general, we cannot be assured that federal reimbursement will remain at levels comparable to present levels or that such reimbursement will be sufficient for our lessees or mortgagors to cover all operating and fixed costs necessary to care for Medicare and Medicaid patients. We also cannot be assured that there will be any future legislation to increase Medicare payment rates for SNFs, and if such payment rates for SNFs are not increased in the future, some of our lessees and mortgagors may have difficulty meeting their payment obligations to us.

Medicaid and Other Third-Party Reimbursement

Each state has its own Medicaid program that is funded jointly by the state and federal government. Federal law governs how each state manages its Medicaid program, but there is wide latitude for states to customize Medicaid programs to fit the needs and resources of their citizens. Currently, Medicaid is the single largest source of financing for long-term care in the United States. Rising Medicaid costs and decreasing state revenues caused by recent economic conditions have prompted an increasing number of states to cut or consider reductions in Medicaid funding as a means of balancing their respective state budgets. Existing and future initiatives affecting Medicaid reimbursement may reduce utilization of (and reimbursement for) services offered by the operators of our properties.

In recent years, many states have announced actual or potential budget shortfalls. As a result of these budget shortfalls, many states have announced that they are implementing or considering implementing “freezes” or cuts in Medicaid reimbursement rates, including rates paid to SNF and long-term care providers, or reductions in Medicaid enrollee benefits, including long-term care benefits. We cannot predict the extent to which Medicaid rate freezes, cuts or benefit reductions ultimately will be adopted, the number of states that will adopt them or the impact of such adoption on our operators. However, extensive Medicaid rate cuts, freezes or benefit reductions could have a material adverse effect on our operators’ liquidity, financial condition and operations, which could adversely affect their ability to make lease or mortgage payments to us.

The Deficit Reduction Act included $4.7 billion in estimated savings from Medicaid and the State Children’s Health Insurance Program over five years. The Deficit Reduction Act gave states the option to increase Medicaid cost-sharing and reduce Medicaid benefits, accounting for an estimated $3.2 billion in federal savings over five years. The remainder of the Medicaid savings under the Deficit Reduction Act comes primarily from changes to prescription drug reimbursement ($3.9 billion in savings over five years) and tightened policies governing asset transfers ($2.4 billion in savings over five years).

Asset transfer policies, which determine Medicaid eligibility based on whether a Medicaid applicant has transferred assets for less than fair value, became more restrictive under the Deficit Reduction Act, which extended the look-back period to five years, moved the start of the penalty period and made individuals with more than $500,000 in home equity ineligible for nursing home benefits (previously, the home was excluded as a countable asset for purposes of Medicaid eligibility). These changes could have a material adverse effect on our operators’ financial condition and operations, which could adversely affect their ability to meet their payment obligations to us.

Additional reductions in federal funding are expected for some state Medicaid programs as a result of changes in the percentage rates used for determining federal assistance on a state-by-state basis. Legislation has been introduced in Congress that would partially mitigate the reductions for some states that would experience significant reductions in federal funding, although whether Congress will enact this or other legislation remains uncertain.

Finally, private payors, including managed care payors, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk of operating a healthcare facility. Efforts to impose greater discounts and more stringent cost controls are expected to continue. Any changes in reimbursement policies that reduce reimbursement levels could adversely affect the revenues of our lessees and mortgagors, thereby adversely affecting those lessees’ and mortgagors’ abilities to make their monthly lease or debt payments to us.

Fraud and Abuse Laws and Regulations

There are various extremely complex and largely uninterpreted federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, and failing to refund overpayments or improper payments. The federal and state governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. Penalties for healthcare fraud have been increased and expanded over recent years, including broader provisions for the exclusion of providers from the Medicare and Medicaid programs. The Office of the Inspector General for the U.S. Department of Health and Human Services, or OIG-HHS, has described a number of ongoing and new initiatives for 2007 to study instances of potential overbilling and/or fraud in SNFs and nursing homes under both Medicare and Medicaid. The OIG-HHS, in cooperation with other federal and state agencies, also continues to focus on the activities of SNFs in certain states in which we have properties.

In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government’s recovery. Because of these monetary incentives, these so-called ‘‘whistleblower’’ suits have become more frequent. Some states currently have statutes that are analogous to the federal False Claims Act. The Deficit Reduction Act encourages additional states to enact such legislation and may encourage increased enforcement activity by permitting states to retain 10% of any recovery for that state’s Medicaid program if the enacted legislation is at least as rigorous as the federal False Claims Act. The violation of any of these laws or regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator’s ability to make lease or mortgage payments to us or to continue operating its facility.

Legislative and Regulatory Developments

Each year, legislative and regulatory proposals are introduced or proposed in Congress and state legislatures as well as by federal and state agencies that, if implemented, could result in major changes in the healthcare system, either nationally or at the state level. In addition, regulatory proposals and rules are released on an ongoing basis that may have major impacts on the healthcare system generally and the industries in which our operators do business. Legislative and regulatory developments can be expected to occur on an ongoing basis at the local, state and federal levels that have direct or indirect impacts on the policies governing the reimbursement levels paid to our facilities by public and private third-party payors, the costs of doing business and the threshold requirements that must be met for facilities to continue operation or to expand.

The Medicare Modernization Act, which is one example of such legislation, was enacted in December 2003. The significant expansion of other benefits for Medicare beneficiaries under this Act, such as the prescription drug benefit, could create financial pressures on the Medicare program that might result in future legislative and regulatory changes with impacts on our operators. Although the creation of a prescription drug benefit for Medicare beneficiaries was expected to generate fiscal relief for state Medicaid programs, the structure of the benefit and costs associated with its implementation may mitigate the relief for states that originally was anticipated.

The Deficit Reduction Act is another example of such legislation. The provisions in the legislation designed to create cost savings from both Medicare and Medicaid could diminish reimbursement for our operators under both Medicare and Medicaid.

CMS also launched the Nursing Home Quality Initiative program in 2002, which requires nursing homes participating in Medicare to provide consumers with comparative information about the quality of care at the facility. In the fall of 2007, CMS plans to initiate a new quality campaign, Advancing Excellence for America’s Nursing Home Residents, to be conducted over the next two years with the ultimate goal being improvement in quality of life and efficiency of care delivery. In the event any of our operators do not maintain the same or superior levels of quality care as their competitors, patients could choose alternate facilities, which could adversely impact our operators’ revenues. In addition, the reporting of such information could lead in the future to reimbursement policies that reward or penalize facilities on the basis of the reported quality of care parameters.

In late 2005, CMS began soliciting public comments regarding a demonstration to examine pay-for-performance approaches in the nursing home setting that would offer financial incentives for facilities to deliver high quality care. In June 2006, Abt Associates published recommendations for CMS on how to design this demonstration project. The proposed three-year demonstration could begin as early as late 2006 or early 2007, with CMS inviting state agencies to participate in the project. Other proposals under consideration include efforts by individual states to control costs by decreasing state Medicaid reimbursements in the current or future fiscal years and federal legislation addressing various issues, such as improving quality of care and reducing medical errors throughout the health care industry. We cannot accurately predict whether specific proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and, thus, our business.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, and a summary of our significant accounting policies is included in “Note 2 - Summary of Significant Accounting Policies” to our audited consolidated financial statements for the year ended December 31, 2005, included elsewhere in this prospectus. Our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period.

We have identified five significant accounting policies that we believe are critical accounting policies. These critical accounting policies are those that have the most impact on the reporting of our financial condition and those requiring significant assumptions, judgments and estimates. With respect to these critical accounting policies, we believe the application of judgments and assessments is consistently applied and produces financial information that fairly presents the results of operations for all periods presented. The five critical accounting policies are:

Revenue Recognition

With the exception of certain master leases, rental income and mortgage interest income are recognized as earned over the terms of the related master leases and mortgage notes, respectively. Substantially all of our leases contain provisions for specified annual increases over the rents of the prior year and are generally computed in one of three methods depending on specific provisions of each lease as follows: (i) a specific annual increase over the prior year’s rent, generally 2.5%; (ii) an increase based on the change in pre-determined formulas from year to year (i.e., such as increases in the Consumer Price Index, or CPI); or (iii) specific dollar increases over prior years. Revenue under lease arrangements with specific determinable increases is recognized over the term of the lease on a straight-line basis. SEC Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements,” or SAB 101, does not provide for the recognition of contingent revenue until all possible contingencies have been eliminated. We consider the operating history of the lessee, the general condition of the industry and various other factors when evaluating whether all possible contingencies have been eliminated. We have historically not included, and generally expect in the future not to include, contingent rents as income until received. We follow a policy related to rental income whereby we typically consider a lease to be non-performing after 90 days of non-payment of past due amounts and do not recognize unpaid rental income from that lease until the amounts have been received.

In the case of rental revenue recognized on a straight-line basis, we will generally discontinue recording rent on a straight-line basis if the lessee becomes delinquent in rent owed under the terms of the lease. Reserves are taken against earned revenues from leases when collection becomes questionable or when negotiations for restructurings of troubled operators result in significant uncertainty regarding ultimate collection. The amount of the reserve is estimated based on what management believes will likely be collected. Once the recording of straight-line rent is suspended, we will evaluate the collectibility of the related straight-line rent asset. If it is determined that the delinquency is temporary, we will resume booking rent on a straight-line basis once payment is received for past due rents, after taking into account application of security deposits. If it appears that we will not collect future rent due under our leases, we will record a provision for loss related to the straight-line rent asset.

Recognizing rental income on a straight-line basis results in recognized revenue exceeding contractual amounts due from our tenants. Such cumulative excess amounts are included in accounts receivable and were $18.4 million and $13.8 million, net of allowances, at September 30, 2006 and December 31, 2005, respectively. See “Note 2 - Restatement of Previously Issued Financial Statements” to our unaudited consolidated financial statements for the periods ended September 30, 2006 included elsewhere in this prospectus. In the case of a lease recognized on a straight-line basis, we will generally provide an allowance for straight-line accounts receivable when certain conditions or indicators of collectibility are present (e.g., among other things, lessee payment delinquencies, bankruptcy indicators, etc.). At September 30, 2006 and December 31, 2005, the allowance for straight-line accounts receivable was $6.5 million and $6.7 million, respectively.

Gains on sales of real estate assets are recognized pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate. The specific timing of the recognition of the sale and the related gain is measured against the various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement associated with the assets sold. To the extent the sales criteria are not met, we defer gain recognition until the sales criteria are met.

Depreciation and Asset Impairment

Under GAAP, real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired. Depreciation is computed on a straight-line basis over the estimated useful lives of 20 to 40 years for buildings and improvements and three to ten years for furniture, fixtures and equipment. Management periodically, but not less than annually, evaluates our real estate investments for impairment indicators, including the evaluation of our assets’ useful lives. The judgment regarding the existence of impairment indicators is based on factors such as, but not limited to, market conditions, operator performance and legal structure. If indicators of impairment are present, management evaluates the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying facilities. Provisions for impairment losses related to long-lived assets are recognized when expected future undiscounted cash flows are determined to be permanently less than the carrying values of the assets. An adjustment is made to the net carrying value of the leased properties and other long-lived assets for the excess of historical cost over fair value. The fair value of the real estate investment is determined by market research, which includes valuing the property as a nursing home as well as other alternative uses. All impairments are taken as a period cost at that time, and depreciation is adjusted going forward to reflect the new value assigned to the asset.

If we decide to sell rental properties or land holdings, we evaluate the recoverability of the carrying amounts of the assets. If the evaluation indicates that the carrying value is not recoverable from estimated net sales proceeds, the property is written down to estimated fair value less costs to sell. Our estimates of cash flows and fair values of the properties are based on current market conditions and consider matters such as rental rates and occupancies for comparable properties, recent sales data for comparable properties, and, where applicable, contracts or the results of negotiations with purchasers or prospective purchasers.

During the nine months ended September 30, 2006, we recognized an impairment loss associated with one facility of approximately $0.1 million.

Loan Impairment

Management, periodically but not less than annually, evaluates our outstanding loans and notes receivable. When management identifies potential loan impairment indicators, such as non-payment under the loan documents, impairment of the underlying collateral, financial difficulty of the operator or other circumstances that may impair full execution of the loan documents, and management believes these indicators are permanent, then the loan is written down to the present value of the expected future cash flows. In cases where expected future cash flows cannot be estimated, the loan is written down to the fair value of the collateral. The fair value of the loan is determined by market research, which includes valuing the property as a nursing home as well as other alternative uses.

In accordance with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan and FASB Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, we currently account for impaired loans using the cost-recovery method applying cash received against the outstanding principal balance prior to recording interest income. See “Note 8 - Investments in Debt and Equity Securities” to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus.

Assets Held for Sale and Discontinued Operations

Pursuant to the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the operating results of specified real estate assets that have been sold, or otherwise qualify as held for disposition (as defined by SFAS No. 144), are reflected as discontinued operations in the consolidated statements of operations for all periods presented.

Consolidation of Variable Interest Entities

Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities, or FIN 46R, addresses the consolidation by business enterprises of variable interest entities, or VIEs. FIN 46R provides criteria that, if met, would create a VIE, which would then be subject to consolidation. If an entity is determined to be a VIE, the party deemed to be the primary beneficiary is required to consolidate the VIE. The primary beneficiary is the party that has the most variability in expected gains or losses of the VIE.

In order to determine which party is the primary beneficiary, we must calculate the expected losses and expected residual returns of the VIE. The analysis requires a projection of expected cash flows and the assignment of probabilities to each possible cash flow outcome. Estimating expected cash flows and assigning probabilities of each outcome of the VIE requires us to use significant judgment. If assumptions used to estimate the expected cash flows prove to be inaccurate, our conclusions regarding which party is the VIE’s primary beneficiary could be incorrect, resulting in us improperly consolidating the VIE when we are not the primary beneficiary or not consolidating the VIE when we are the primary beneficiary.

Results of Operations

The following is our discussion of the consolidated results of operations, financial position and liquidity and capital resources, which should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

Our Board of Directors, including our Audit Committee, concluded on October 24, 2006, to restate our audited financial results as of December 31, 2005 and 2004 and for the three years ended December 31, 2005, 2004 and 2003 and for other periods affected, including our unaudited financial statements for each quarterly period in 2004, 2005 and 2006 as necessary, which is referred to herein as the Restatement. As a result, we have previously filed with the Securities and Exchange Commission, or SEC, amendments to our Annual Report on Form 10-K for the period ending December 31, 2005 and our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2006 and June 30, 2006, respectively, reflecting the restated matters. As more fully described in “Note 15 - Restatement of Previously Issued Financial Statements” to our audited consolidated financial statements included elsewhere in this prospectus, we have restated our previously issued consolidated financial statements to correct errors in previously reported amounts related to income tax matters and certain debt and equity investments in Advocat Inc., or Advocat, as well as of the recording of certain straight-line rental income. All financial information contained herein has been revised to reflect the restatements.

The Restatement reflects the following adjustments that affect the three- and nine-month periods ended September 30, 2005:

1.
We recorded asset values for securities received from Advocat (and the increases therein) since the completion of the restructuring of Advocat obligations pursuant to leases and mortgages for the facilities then operated by Advocat in 2000. These adjustments increased net income by $0.4 million and $0.8 million for the three and nine months ended September 30, 2005, respectively. These adjustments also increased total assets by $5.4 million as of December 31, 2005. Changes in the fair value of the securities not currently recognized in net income were reflected in other comprehensive income.

2.
As a result of our holdings of Advocat securities, we recorded reserves related to a potential tax liability arising from our ownership of such securities. This tax liability along with related interest expense had not been previously accrued for and this adjustment decreased net income by $0.6 million and $1.8 million for the three and nine months ended September 30, 2005, respectively. The amount accrued represents the estimated liability, which remains subject to final resolution and therefore is subject to change.

3.
Subsequent to October 25, 2006, we made a correction to our accounting for certain leases because these leases contain provisions (such as increases in rent based on the lesser of a fixed amount or two times the CPI) that require us to record rental income on a straight-line basis subject to an appropriate evaluation of collectibility. We had not previously recorded rental income on these leases on a straight-line basis. As a result of this adjustment, our net income increased by $0.8 million and $2.1 million for the three and nine months ended September 30, 2005, respectively. In addition, net accounts receivable and retained earnings increased by $9.1 million as of December 31, 2005, to reflect the effects of this adjustment from inception of the affected leases.

The Restatement reflects the following adjustments that affect the three-year period ended December 31, 2005:

1.
We recorded asset values for securities received from Advocat (and the increases therein) since the completion of the restructuring of Advocat obligations pursuant to leases and mortgages for the facilities then operated by Advocat in 2000. These adjustments will increase total assets by $5.4 million and $5.1 million as of December 31, 2005 and 2004, respectively. These adjustments will also increase net income by $1.6 million, $1.9 million and $0.0 million for the years ended December 31, 2005, 2004 and 2003, respectively. Changes in the fair value of the securities not currently recognized in net income will be reflected in other comprehensive income.

2.
We determined that certain terms of the Advocat Series B non-voting, redeemable convertible preferred stock could be interpreted as affecting our compliance with federal income tax rules applicable to REITs regarding related party tenant income. As such, Advocat may be deemed to be a “related party tenant” under applicable federal income tax rules. In such event, rental income from Advocat would not be qualifying income under the gross income tests that are applicable to REITs. In order to maintain qualification as a REIT, we annually must satisfy certain tests regarding the source of our gross income. The applicable federal income tax rules provide a “savings clause” for REITs that fail to satisfy the REIT gross income tests if such failure is due to reasonable cause. A REIT that qualifies for the savings clause will retain its REIT status but will pay a tax under section 857(b)(5) and related interest. On December 15, 2006, we submitted to the IRS a request for a closing agreement to resolve the “related party tenant” issue. While we believe there are valid arguments that Advocat should not be deemed a “related party tenant,” the matter is not free from doubt, and we believe it is in our best interest to request a closing agreement in order to resolve the matter, minimize potential interest charges and obtain assurances regarding our continuing REIT status. By submitting a request for a closing agreement, we believe we should be able to establish that any failure to satisfy the gross income tests was due to reasonable cause. As a result of our holding of Advocat securities, we recorded reserves related to a potential tax liability arising from our ownership of such securities. This tax liability along with related interest expense had not been previously accrued for and this adjustment will decrease net income by $2.4 million, $0.4 million and $0.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. The amount accrued represents the estimated liability, which remains subject to final resolution and therefore is subject to change.

3.
We have made a correction to our accounting for certain leases because these leases contain provisions (such as increases in rent based on the lesser of a fixed amount or two times the Consumer Price Index) that require us to record rental income on a straight-line basis subject to an appropriate evaluation of collectibility. Historically, we have recorded rental income for leases with these provisions based on contractual scheduled rent payments, rather than on a straight-line basis in accordance with Statement of Financial Accounting Standard, or SFAS, No. 13, Accounting for Leases, and Financial Accounting Standards Board Technical Bulletin No. 88-1 Issues Related to Accounting for Leases. As a result of this adjustment, our net income will increase by $2.8 million, $1.9 million and $1.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, net accounts receivable and retained earnings will increase by $9.1 million and $6.3 million as of December 31, 2005 and 2004, respectively, to reflect the effects of this adjustment from inception of the affected leases.

Three Months Ended September 30, 2006 and 2005

Operating Revenues

Our operating revenues for the three months ended September 30, 2006 totaled $35.2 million, an increase of $8.1 million, over the same period in 2005. The $8.1 million increase was primarily a result of new investments made throughout 2005 and 2006. The increase in operating revenues from new investments was partially offset by a reduction in mortgage interest income.

Detailed changes in operating revenues for the three months ended September 30, 2006 are as follows:

•
Rental income was $33.2 million, an increase of $8.3 million over the same period in 2005. The increase was primarily due to new leases entered into throughout 2005 and during the third quarter of 2006, as well as from the consolidation of a VIE.

•
Mortgage interest income totaled $1.1 million, a decrease of $0.2 million over the same period in 2005. The decrease was primarily the result of normal amortization and a $10 million loan payoff that occurred in the second quarter of 2006.

•
Other investment income totaled $1.0 million, an increase of $0.1 million over the same period in 2005. The primary reason for the increase was due to dividends and accretion income associated with the Advocat securities.

Operating Expenses

Operating expenses for the three months ended September 30, 2006 totaled $14.2 million, an increase of approximately $2.7 million over the same period in 2005. The increase was primarily due to $2.2 million of increased depreciation expense and $3.6 million of restricted stock expense, partially offset by a 2005 provision for impairment on real estate properties.

Detailed changes in our operating expenses for the three months ended September 30, 2006 versus the same period in 2005 are as follows:

•
Our depreciation and amortization expense was $8.4 million, compared to $6.2 million for the same period in 2005. The increase is due to new investments placed throughout 2005 and during the third quarter of 2006, as well as the consolidation of a VIE in 2006.

•
Our general and administrative expense, when excluding restricted stock amortization expense and compensation expense related to the performance restricted stock units, was $2.0 million, compared to $2.0 million for the same period in 2005.

•
For the three months ended September 30, 2006, in accordance with FAS No. 123R, we recorded approximately $3.3 million (included in general and administrative expense) of compensation expense associated with the performance restricted stock units (see “Note 7- Stock Based Compensation” to our unaudited consolidated financial statements for the periods ended September 30, 2006 included elsewhere in this prospectus).

•	In 2005, we recorded a $3.1 million provision for impairment charge to reduce the carrying value of two facilities to their estimated fair value.

Other Income (Expense)

For the three months ended September 30, 2006, our total other net expenses were $7.0 million as compared to $8.2 million for the same period in 2005. The significant changes are as follows:

•
Our interest expense, excluding amortization of deferred costs and refinancing related interest expenses, for the three months ended September 30, 2006 was $11.2 million, compared to $7.7 million for the same period 2005. The increase of $3.5 million was primarily due to higher debt on our balance sheet versus the same period in 2005 and from consolidation of a VIE in 2006.

•
For the three months ended September 30, 2006, we sold our remaining 760,000 shares of common stock of Sun Healthcare Group, Inc., or Sun, for approximately $7.6 million, realizing a gain on the sale of these securities of approximately $2.7 million.

•
For the three months ended September 30, 2006, in accordance with FASB No. 133, we recorded a $1.8 million mark-to-market adjustment to reflect the fair value of our derivative instrument (i.e., the conversion feature of a redeemable convertible preferred stock security in Advocat, a publicly traded company; see “Note 2 - Restatement of Previously Issued Financial Statements” and “Note 8 - Investments in Debt and Equity Securities” to our unaudited consolidated financial statements for the periods ended September 30, 2006 included elsewhere in this prospectus).

Nine Months Ended September 30, 2006 and 2005

Operating Revenues

Our operating revenues for the nine months ended September 30, 2006 totaled $99.8 million, an increase of $18.2 million, over the same period in 2005. The $18.2 million increase was primarily a result of new investments made throughout 2005 and 2006. The increase in operating revenues from new investments was partially offset by a reduction in mortgage interest income and one-time contractual interest revenue associated with the payoff of a mortgage during the first quarter of 2005.

Detailed changes in operating revenues for the nine months ended September 30, 2006 are as follows:

•
Rental income was $93.1 million, an increase of $22.7 million over the same period in 2005. The increase was due to new leases entered into throughout 2005 and during the third quarter of 2006, as well as from the consolidation of a VIE.

•
Mortgage interest income totaled $3.4 million, a decrease of $1.0 million over the same period in 2005. The decrease was primarily the result of normal amortization, a $60 million loan payoff that occurred in the first quarter of 2005 and a $10 million loan payoff that occurred in the second quarter of 2006.

•
Other investment income totaled $2.9 million, an increase of $0.5 million over the same period in 2005. The primary reason for the increase was due to dividends and accretion income associated with the Advocat securities.

•
Miscellaneous revenue was $0.5 million, a decrease of $4.0 million over the same period in 2005. The decrease was due to contractual revenue owed to us and received in the second quarter of 2005 resulting from a mortgage note prepayment that occurred in the first quarter of 2005.

Operating Expenses

Operating expenses for the nine months ended September 30, 2006 totaled $33.9 million, an increase of approximately $5.7 million over the same period in 2005. The increase was primarily due to $5.5 million of increased depreciation expense and $4.2 million of restricted stock expense, partially offset by a 2005 provision for impairment on real estate properties and by a 2005 leasehold termination expense.

Detailed changes in our operating expenses for the nine months ended September 30, 2006 versus the same period in 2005 are as follows:

•
Our depreciation and amortization expense was $23.4 million, compared to $17.9 million for the same period in 2005. The increase is due to new investments placed throughout 2005 and during the third quarter of 2006, as well as from the consolidation of a VIE.

•
Our general and administrative expense, when excluding restricted stock amortization expense and compensation expense related to the performance restricted stock units, was $6.1 million, compared to $5.6 million for the same period in 2005. The increase was primarily due to normal inflationary increases in goods and services.

•
For the nine months ended September 30, 2006, in accordance with FAS No. 123R, we recorded approximately $3.3 million (included in general and administrative expense) of compensation expense associated with the performance restricted stock units (see “Note 7 - Stock Based Compensation” to our unaudited consolidated financial statements for the periods ended September 30, 2006 included elsewhere in this prospectus).

•	In 2006, we recorded a $0.2 million provision for uncollectible notes receivable.

•	In 2005, we recorded a $3.1 million provision for impairment charge to reduce the carrying value of two facilities to their estimated fair value.

•	In 2005, we recorded a $0.8 million lease expiration accrual relating to disputed capital improvement requirements associated with a lease that expired June 30, 2005.

Other Income (Expense)

For the nine months ended September 30, 2006, our total other net expenses were $22.5 million as compared to $26.7 million for the same period in 2005. The significant changes are as follows:

•
Our interest expense, excluding amortization of deferred costs and refinancing related interest expenses, for the nine months ended September 30, 2006 was $30.2 million, compared to $21.4 million for the same period 2005. The increase of $8.8 million was primarily due to higher debt on our balance sheet versus the same period in 2005 and from consolidation of a VIE in 2006.

•
For the nine months ended September 30, 2006, we sold our remaining 760,000 shares of Sun’s common stock for approximately $7.6 million, realizing a gain on the sale of these securities of approximately $2.7 million.

•
For the nine months ended September 30, 2006, in accordance with FAS No. 133, we recorded a $9.7 million mark-to-market adjustment to reflect the fair value of our derivative instrument (i.e., the conversion feature of a redeemable convertible preferred stock security in Advocat, a publicly traded company; see “Note 2 - Restatement of Previously Issued Financial Statements” and “Note 8 - Investments in Debt and Equity Securities” to our unaudited consolidated financial statements for the periods ended September 30, 2006 included elsewhere in this prospectus).

•
For the nine months ended September 30, 2006, we recorded a $0.8 million non-cash charge associated with the redemption of the remaining 20.7% of our $100 million aggregate principal amount of 6.95% unsecured notes due 2007 not otherwise tendered in 2005.

•
For the nine months ended September 30, 2006, we recorded a one time, non-cash charge of approximately $2.7 million relating to the write-off of deferred financing costs associated with the termination of our prior credit facility.

•
During the nine months ended September 30, 2005, we recorded a $3.4 million provision for impairment of an equity security. In accordance with FASB No. 115, the $3.4 million provision for impairment was to write-down our 760,000 share investment in Sun’s common stock to its then current fair market value.

Taxes

So long as we qualify as a REIT and, among other things, we distribute 90% of our taxable income, we will not be subject to Federal income taxes on our income, except as described below. We are permitted to own up to 100% of a “taxable REIT subsidiary,” or TRS. Currently, we have two TRSs that are taxable as corporations and that pay federal, state and local income tax on their net income at the applicable corporate rates. See “Certain Federal Income Tax Considerations - Taxation of Omega.”

During the fourth quarter of 2006, we determined that certain terms of the Advocat Series B non-voting, redeemable convertible preferred stock held by us could be interpreted as affecting our compliance with federal income tax rules applicable to REITs regarding related party tenant income. As such, Advocat, one of our lessees, may be deemed to be a “related party tenant” under applicable federal income tax rules. In such event, our rental income from Advocat would not be qualifying income under the gross income tests that are applicable to REITs. In order to maintain qualification as a REIT, we annually must satisfy certain tests regarding the source of our gross income. The applicable federal income tax rules provide a “savings clause” for REITs that fail to satisfy the REIT gross income tests if such failure is due to reasonable cause. A REIT that qualifies for the savings clause will retain its REIT status but will pay a tax under section 857(b)(5) and related interest. We have submitted to the IRS a request for a closing agreement to resolve the “related party tenant” issue. While we believe there are valid arguments that Advocat should not be deemed a “related party tenant,” the matter is not free from doubt, and we believe it is in our best interest to request a closing agreement in order to resolve the matter, minimize potential interest charges and obtain assurances regarding our continuing REIT status. By submitting a request for a closing agreement, we intend to establish that any failure to satisfy the gross income tests was due to reasonable cause (see “Note 2 - Restatement of Previously Issued Financial Statements” to our unaudited consolidated financial statements for the period ended September 30, 2006 included elsewhere in this prospectus). In the event that it is determined that the “savings clause” described above does not apply, we could be treated as having failed to qualify as a REIT for one or more taxable years. If we fail to qualify for taxation as a REIT for any taxable year, our income will be taxed at regular corporate rates, and we could be disqualified as a REIT for the following four taxable years.

As a result of the potential related party tenant issue described above and further discussed in “Note 2 - Restatement of Previously Issued Financial Statements” to our consolidated financial statements for the periods ended September 30, 2006 included elsewhere in this prospectus, we have recorded a $0.6 million and $1.7 million provision for income taxes, including related interest expense, for the three and nine months ended September 30, 2006, respectively, and $0.6 million and $1.8 million for the three and nine months ended September 30, 2005, respectively. The amount accrued represents the estimated liability and interest, which remains subject to final resolution and therefore is subject to change. In addition, in October 2006, we restructured our Advocat relationship and have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years. Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007, assuming we enter into a closing agreement with the IRS that recognizes that reasonable cause existed for any failure to satisfy the REIT gross income tests as explained above. We will continue to accrue an income tax liability related to this matter during 2006.

Loss from Discontinued Operations

Discontinued operations relate to properties we disposed of in 2006 or are currently held-for-sale and are accounted for as discontinued operations under SFAS No. 144. For the nine months ended September 30, 2006, we sold two SNFs in California and one in Illinois resulting in an accounting loss of approximately $0.4 million.

At September 30, 2006, we had two assets held for sale with a net book value of approximately $0.7 million.

During the three months ended March 31, 2006, a $0.1 million provision for impairment charge was recorded to reduce the carrying value to its sales price of one facility that was under contract to be sold that was subsequently sold during the second quarter of 2006.

In accordance with SFAS No. 144, the $0.4 million realized net loss is reflected in our consolidated statements of operations as discontinued operations. See “Note 11 - Discontinued Operations” to our unaudited consolidated financial statements for the period ended September 30, 2006 included elsewhere in this prospectus.

Funds From Operations

Our funds from operations available to common stockholders, or FFO, for the three months ended September 30, 2006, was $19.3 million, compared to $8.8 million, for the same period in 2005.

We calculate and report FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts, or NAREIT, and, consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization. We believe that FFO is an important supplemental measure of our operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us.

We use FFO as one of several criteria to measure operating performance of our business. We further believe that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs. We offer this measure to assist the users of our financial statements in evaluating our financial performance under GAAP, and FFO should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investors and potential investors in our securities should not rely on this measure as a substitute for any GAAP measure, including net income.

In February 2004, NAREIT informed its member companies that it was adopting the position of the SEC with respect to asset impairment charges and would no longer recommend that impairment write-downs be excluded from FFO. In the tables included in this disclosure, we have applied this interpretation and have not excluded asset impairment charges in calculating our FFO. As a result, our FFO may not be comparable to similar measures reported in previous disclosures. According to NAREIT, there is inconsistency among NAREIT member companies as to the adoption of this interpretation of FFO. Therefore, a comparison of our FFO results to another company’s FFO results may not be meaningful.

The following table presents our FFO results reflecting the impact of asset impairment charges (the SEC’s interpretation) for the three and nine months ended September 30, 2006 and 2005:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in thousands)

Net income available to common stockholders	$12,143	$3,203	$34,846	$6,864
Add back loss (deduct gain) from real estate dispositions	(1,188)	(710)	(807)	3,492
Sub-total	10,955	2,493	34,039	10,356
Elimination of non-cash items included in net income:
Depreciation and amortization	8,362	6,275	23,432	19,068
Funds from operations available to common stockholders	$19,317	$8,768	$57,471	$29,424

Year Ended December 31, 2005 compared to Year Ended December 31, 2004

Operating Revenues

Our operating revenues for the year ended December 31, 2005 totaled $110.0 million, an increase of $22.7 million, over the same period in 2004. The $22.7 million increase was primarily a result of new investments made throughout 2004 and 2005, contractual interest revenue associated with the payoff of a mortgage note, re-leasing and restructuring activities completed throughout 2004 and 2005, as well as scheduled contractual increases in rents. The increase in operating revenues from new investments was partially offset by a reduction in mortgage interest income.

Detailed changes in operating revenues for the year ended December 31, 2005 are as follows:

•
Rental income was $94.9 million, an increase of $24.8 million over the same period in 2004. The increase was primarily due to new leases entered into throughout 2004 and 2005, re-leasing and restructuring activities.

•
Mortgage interest income totaled $6.5 million, a decrease of $6.7 million over the same period in 2004. The decrease is primarily the result of normal amortization and a $60 million loan payoff that occurred in the first quarter of 2005.

•
Other investment income totaled $4.1 million, an increase of $0.9 million over the same period in 2004. The primary reason for the increase was due to dividends and accretion income associated with the Advocat securities.

•	Miscellaneous revenue was $4.5 million, an increase of $3.6 million over the same period in 2004. The increase was due to contractual revenue owed to us as a result of a mortgage note prepayment.

Operating Expenses

Operating expenses for the year ended December 31, 2005 totaled $36.9 million, an increase of approximately $8.9 million over the same period in 2004. The increase was primarily due to $3.1 million non-cash provision for impairment charges recorded throughout 2005, a $1.1 million lease expiration accrual recorded in 2005 and $5.0 million of increased depreciation expense.

Detailed changes in our operating expenses for the year ended December 31, 2005 are as follows:

•	Our depreciation and amortization expense was $24.1 million, compared to $19.1 million for the same period in 2004. The increase is due to new investments placed throughout 2004 and 2005.

•	Our general and administrative expense, when excluding restricted stock amortization expense, was $7.4 million, compared to $7.7 million for the same period in 2004.

•	A $3.1 million provision for impairment charge was recorded to reduce the carrying value on one facility to its estimated fair value during the twelve months ended December 31, 2005.

•	A $0.1 million provision for uncollectible notes receivable.

•	A $1.1 million lease expiration accrual relating to disputed capital improvement requirements associated with a lease that expired June 30, 2005.

Other Income (Expense)

For the year ended December 31, 2005, our total other net expenses were $36.3 million as compared to $45.5 million for the same period in 2004. The significant changes are as follows:

•
Our interest expense, excluding amortization of deferred costs and refinancing related interest expenses, for the year ended December 31, 2005 was $29.9 million, compared to $23.1 million for the same period 2004. The increase of $6.8 million was primarily due to higher debt on our balance sheet versus the same period in 2004.

•
For the year ended December 31, 2005, we recorded a $2.8 million non-cash charge associated with the tender and purchase of 79.3% of our $100 million aggregate principal amount of 6.95% unsecured notes due 2007.

•
For the year ended December 31, 2005, we recorded a $3.4 million provision for impairment on an equity security. In accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, we recorded the provision for impairment to write-down our 760,000 share investment in Sun common stock to its then current fair market value of $4.9 million.

•
For the year ended December 31, 2004, we recorded $19.1 million of refinancing-related charges associated with refinancing our capital structure. The $19.1 million consists of a $6.4 million exit fee paid to our old bank syndication and a $6.3 million non-cash deferred financing cost write-off associated with the termination of our $225 million credit facility and our $50 million acquisition facility, and a loss of approximately $6.5 million associated with the sale of an interest rate cap.

•	For the year ended December 31, 2005, we recorded a $1.6 million in net cash proceeds resulting from settlement of a lawsuit filed suit filed by us against a former tenant.

•
For the year ended December 31, 2004, we recorded a $1.1 million mark-to-market adjustment to reflect the fair value of our derivative instrument (i.e., the conversion feature of a redeemable convertible preferred stock security in Advocat, a publicly traded company; see “Note 15 - Restatement of Previously Issued Financial Statements” and “Note 5 - Other Investments” to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus).

•	For the year ended December 31, 2004, we recorded a $3.0 million charge associated with professional liability claims made against our former owned and operated facilities.

2005 Income from Discontinued Operations

Discontinued operations relate to properties we disposed of in 2005 or are currently held-for-sale and are accounted for as discontinued operations under SFAS No. 144. For the year ended December 31, 2005, we sold eight SNFs, six ALFs and 50.4 acres of undeveloped land for combined cash proceeds of approximately $53 million, net of closing costs and other expenses, resulting in a combined accounting gain of approximately $8.0 million.

We had five assets held for sale as of December 31, 2005 with a combined net book value of $2.7 million. During the three months ended March 31, 2005, a $3.7 million provision for impairment charge was recorded to reduce the carrying value on two facilities, which were subsequently closed, to their estimated fair value. During the three months ended September 30, 2005, a $2.3 million provision for impairment charge was recorded to reduce the carrying value on one facility to its estimated fair value.  During the three months ended December 31, 2005, a $0.5 million impairment charge was recorded to reduce the carrying value of one facility, currently under contract to be sold in the first quarter of 2006, to its sales price.

In accordance with SFAS No. 144, the $8.0 million realized net gain as well as the combined $6.5 million impairment charge is reflected in our consolidated statements of operations as discontinued operations.

Funds From Operations

Our FFO, for the year ended December 31, 2005, was $42.7 million, compared to a deficit of $18.5 million, for the same period in 2004.

The following table presents our FFO results reflecting the impact of asset impairment charges (the SEC’s interpretation) for the years ended December 31, 2005 and 2004:

	Year Ended December 31,
	2005 (Restated)	2004 (Restated)
Net income (loss) available to common stockholders	$25,355	$(36,715)
Deduct gain from real estate dispositions(1)	(7,969)	(3,310)
	17,386	(40,025)
Elimination of non-cash items included in net income (loss):
Depreciation and amortization(2)	25,277	21,551
Funds from operations available to common stockholders	$42,663	$(18,474)

(1)
The deduction of the gain from real estate dispositions includes the facilities classified as discontinued operations in our consolidated financial statements. The gain deducted includes $8.0 million gain and $3.3 million gain related to facilities classified as discontinued operations for the year ended December 31, 2005 and 2004, respectively.

(2)
The add back of depreciation and amortization includes the facilities classified as discontinued operations in our consolidated financial statements. FFO for 2005 and 2004 includes depreciation and amortization of $1.2 million and $2.5 million, respectively, related to facilities classified as discontinued operations.

2005 Taxes

As a result of the possible related party tenant issue described above and further discussed in “Note 15 - Restatement of Previously Issued Financial Statements” to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus, we have recorded a $2.4 million and $0.4 million provision for income tax for the years ended December 31, 2005 and 2004, respectively. The amount accrued represents the estimated liability and interest, which remains subject to final resolution and therefore is subject to change. In addition, in October 2006, we restructured our Advocat relationship and have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years. Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007, assuming we enter into a closing agreement with the IRS that recognizes that reasonable cause existed for any failure to satisfy the REIT gross income tests as explained above. We will continue to accrue an income tax liability related to this matter during 2006.

In addition, for tax year 2005, preferred and common dividend payments of approximately $56 million made throughout 2005 satisfy the 2005 REIT requirements relating to qualifying income (which states we must distribute at least 90% of our REIT taxable income for the taxable year and meet certain other conditions). We are permitted to own up to 100% of a TRS. Currently we have two TRSs that are taxable as corporations and that pay federal, state and local income tax on their net income at the applicable corporate rates. These TRSs had net operating loss carry-forwards as of December 31, 2005 of $14.4 million. These loss carry-forwards were fully reserved with a valuation allowance due to uncertainties regarding realization.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003

Operating Revenues

Our operating revenues for the year ended December 31, 2004 totaled $87.3 million, an increase of $6.0 million from the same period in 2003. When excluding nursing home revenues of owned and operated assets, revenues increased $10.4 million. The $10.4 million increase was primarily a result of new investments made in the second and fourth quarters of 2004, re-leasing and restructuring activities completed throughout 2003 and during the first quarter of 2004, as well as scheduled contractual increases in rents.

Detailed changes in operating revenues for the year ended December 31, 2004 are as follows:

•
Rental income was $70.1 million, an increase of $11.8 million over the same period in 2003. The increase was primarily due to new leases entered into in April, November and December of 2004, re-leasing and restructuring activities.

•
Mortgage interest income totaled $13.3 million, a decrease of $1.4 million over the same period in 2003. The decrease is primarily the result of mortgage payoffs during 2004, the restructuring of two mortgages during 2003 and normal amortization and was partially offset by a new mortgage placed in November 2004.

•
Other investment income totaled $3.1 million, an increase of $0.2 million over the same period in 2003. The primary reason for the increase was due to recording of dividends and accretion income associated with the Advocat securities in 2004, partially offset by the impact of the sale of our investment in a Baltimore, Maryland asset leased by the United States Postal Service, or USPS, in 2003.

Operating Expenses

Operating expenses for the year ended December 31, 2004 totaled $27.9 million, a decrease of approximately $4.9 million over the same period in 2003. When excluding nursing home expenses of owned and operated assets in 2003, operating expenses increased $0.6 million, primarily due to restricted stock amortization expense resulting from issuance of restricted stock grants in 2004. This increase was partially offset by reductions in general and administrative and legal costs.

Detailed changes in our operating expenses for the year ended December 31, 2004 are as follows:

•	Our general and administrative expense, excluding legal expenses and restricted stock expense, was $6.2 million, compared to $6.6 million for the same period in 2003.

•
Our legal expenses were $1.5 million, compared to $2.3 million for the same period in 2003. The decrease is largely attributable to a reduction of legal costs associated with our owned and operated facilities due to the releasing efforts, sales and/or closures of 33 owned and operated assets since December 31, 2001.

•	Our restricted stock expense was $1.1 million, compared to $0 for the same period in 2003. The increase is due to the expense associated with restricted stock awards granted during 2004.

•
As of December 31, 2004, we no longer owned any facilities that were previously recovered from customers. As a result, our nursing home expenses for owned and operated assets decreased to $0 from $5.5 million in 2003.

We believe that the presentation of our revenues and expenses, excluding nursing home owned and operated assets, provides a useful measure of the operating performance of our core portfolio as a REIT in view of the disposition of all of our owned and operated assets as of January 1, 2004.

Other Income (Expense)

For the year ended December 31, 2004, our total other net expenses were $45.5 million as compared to $21.0 million for the same period in 2003. The significant changes are as follows:

•
Our interest expense, excluding amortization of deferred costs, for the year ended December 31, 2004 was $23.1 million, compared to $18.5 million for the same period in 2003. The increase of $4.6 million was primarily due to higher debt on our balance sheet versus the same period in 2003.

•
For the year ended December 31, 2004, we recorded $19.1 million of refinancing-related charges associated with refinancing our capital structure. The $19.1 million consists of a $6.4 million exit fee paid to our old bank syndication and a $6.3 million non-cash deferred financing cost write-off associated with the termination of our $225 million credit facility and our $50 million acquisition facility, and a loss of approximately $6.5 million associated with the sale of an interest rate cap.

•	For the year ended December 31, 2003, we recorded a $2.6 million one-time, non-cash charge associated with the termination of two credit facilities syndicated by Fleet and Provident Bank during 2003.

•	For the year ended December 31, 2004, we recorded a $3.0 million charge associated with professional liability claims made against our former owned and operated facilities.

•
For the year ended December 31, 2004, we recorded a $1.1 million mark-to-market adjustment to reflect the fair value of our non-hedge derivative instrument (i.e., the conversion feature of a convertible preferred stock security in Advocat, a publicly traded company; see “Note 15 - Restatement of Previously Issued Financial Statements” and “Note 5 - Other Investments” to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus).

•
For the year ended December 31, 2003, we recorded a legal settlement receipt of $2.2 million. In 2000, we filed suit against a title company (later adding a law firm as a defendant), seeking damages based on claims of breach of contract and negligence, among other things, as a result of the alleged failure to file certain Uniform Commercial Code financing statements on our behalf.

2004 Taxes

As a result of the possible related party tenant issue described above and further discussed in “Note 15 - Restatement of Previously Issued Financial Statements,” to our audited consolidated financial statements for the year ended December 31, 2005, included elsewhere in this prospectus, we have recorded a $0.4 million and $0.5 million provision for income tax for the years ended December 31, 2004 and 2003, respectively. The amount accrued represents the estimated liability and interest, which remains subject to final resolution and therefore is subject to change. In addition, in October 2006, we restructured our Advocat relationship and have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years. Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007, assuming we enter into a closing agreement with the IRS that recognizes that reasonable cause existed for any failure to satisfy the REIT gross income tests as explained above. We will continue to accrue an income tax liability related to this matter during 2006.

In addition, for tax year 2004, preferred and common dividend payments of approximately $49 million made throughout 2004 satisfy the 2004 REIT requirements relating to qualifying income (which states we must distribute at least 90% of our REIT taxable income for the taxable year and meet certain other conditions). We are permitted to own up to 100% of a TRS. At December 31, 2004, we had two TRSs that are taxable as corporations and that pay federal, state and local income tax on their net income at the applicable corporate rates. These TRSs had net operating loss carry-forwards as of December 31, 2004 of $15.5 million. These loss carry-forwards were fully reserved with a valuation allowance due to uncertainties regarding realization.

2004 Income (Loss) from Discontinued Operations

Discontinued operations relate to properties we disposed of in 2004 and are accounted for as discontinued operations under SFAS No. 144. For the year ended December 31, 2004, we sold six closed facilities, realizing proceeds of approximately $5.7 million, net of closing costs and other expenses, resulting in a net gain of approximately $3.3 million. In accordance with SFAS No. 144, the $3.3 million realized net gain is reflected in our consolidated statements of operations as discontinued operations.

Funds From Operations

Our FFO available to all equity holders, for the year ended December 31, 2004, was a deficit of $18.5 million, a decrease of $43.6 million as compared to $25.1 million for the same period in 2003. Our FFO for the year ended December 31, 2004, was a deficit of $18.5 million, a decrease of $54.0 million as compared to $35.6 million for the same period in 2003.

The following table presents our FFO results reflecting the impact of asset impairment charges (the SEC’s interpretation) for the years ended December 31, 2004 and 2003:

	Year Ended December 31,
	2004 (Restated)	2003 (Restated)
Net (loss) income available to common stockholders	$(36,715)	$3,516
Add back loss (deduct gain) from real estate dispositions(1)	(3,310)	149
	(40,025)	3,665
Elimination of non-cash items included in net (loss) income:
Depreciation and amortization(2)	21,551	21,426
Funds from operations available to all equity holders	(18,474)	25,091
Series C Preferred Dividends	—	10,484
Funds from operations available to common stockholders	$(18,474)	$35,575

(1)
The add back of loss/deduction of gain from real estate dispositions includes the facilities classified as discontinued operations in our consolidated financial statements. The loss (deduct gain) add back includes $3.3 million gain and $0.8 million loss related to facilities classified as discontinued operations for the year ended December 31, 2004 and 2003, respectively.

(2)
The add back of depreciation and amortization includes the facilities classified as discontinued operations in our consolidated financial statements. FFO for 2004 and 2003 includes depreciation and amortization of $2.3 million and $2.9 million, respectively, related to facilities classified as discontinued operations.

Portfolio Developments, New Investments and Recent Developments

Below is a brief description, by third-party operator, of our re-leasing, restructuring or new investment transactions that occurred since December 31, 2005.

Litchfield Transaction

On August 1, 2006, we completed a transaction with Litchfield Investment Company, LLC and its affiliates, or Litchfield, to purchase 30 skilled nursing facilities and one independent living center for a total investment of approximately $171 million. The facilities total 3,847 beds and are located in the states of Colorado (5), Florida (7), Idaho (1), Louisiana (13), and Texas (5). The facilities were subject to master leases with three national healthcare providers, which are existing tenants of the Company. The tenants are Home Quality Management, Inc., or HQM, Nexion Health, Inc., or Nexion, and Peak Medical Corporation, which was acquired by Sun in December of 2005. We used a combination of cash on hand and $150 million of borrowings under our New Credit Facility to finance the Litchfield transaction.

Simultaneously with the close of the purchase transaction, the seven HQM facilities were combined into an Amended and Restated Master Lease containing 13 facilities between us and HQM. In addition, the 18 Nexion facilities were combined into an Amended and Restated Master Lease containing 22 facilities between us and Nexion.

We entered into a Master Lease, Assignment and Assumption Agreement with Litchfield on the six Sun facilities. These six facilities are currently under a master lease that expires on September 30, 2007.

Guardian LTC Management, Inc.

On September 1, 2006, we completed a $25.0 million investment with subsidiaries of Guardian LTC Management, Inc., or Guardian, an existing operator of ours. The transaction involved the purchase and leaseback of a SNF in Pennsylvania and termination of a purchase option on a combination SNF and rehabilitation hospital in West Virginia owned by us. The facilities were included in an existing master lease with Guardian with an increase in contractual annual rent of approximately $2.6 million in the first year and the master lease now includes 17 facilities. In addition, the master lease term was extended from October 2014 through August 2016.

In accordance with FASB Statement No. 13, Accounting Lease, FAS No. 13 and FASB Technical Bulletin No. 88-1, Issues Relating to Accounting for Leases, or FASB TB No. 88-1, $19.2 million of the $25.0 million transaction amount will be accounted for as a lease inducement and is classified within accounts receivable - net on our consolidated balance sheets. The lease inducement will be amortized as a reduction to rental income on a straight-line basis over the term of the new master lease. The remaining payment to Guardian of $5.8 million will be allocated to the purchase of the Pennsylvania SNF.

Advocat, Inc.

On October 20, 2006, as part of the Second Advocat Restructuring, we amended our master lease with Advocat to commence a new 12-year lease term through September 30, 2018 (with a renewal option for an additional 12 year term) and Advocat agreed to increase the master lease annual rent by approximately $687,000 to approximately $14 million commencing on January 1, 2007. See “Note 2 - Restatement of Previously Issued Financial Statements” to our unaudited consolidated financial statements for the periods ended September 30, 2006 included elsewhere in this prospectus.

The Second Advocat Restructuring will be accounted for as a new lease in accordance with FAS No. 13 and FASB TB No. 88-1. The fair value of the assets exchanged in the restructuring (i.e., the Series B non-voting redeemable convertible preferred stock and the secured convertible subordinated note, with a fair value of $14.9 million and $2.5 million, respectively, at October 20, 2006) in excess of the fair value of the assets received (the Series C non-voting redeemable non-convertible preferred stock and the secured non-convertible subordinated note, with a fair value of $4.1 million and $2.5 million, respectively, at October 20, 2006) will be recorded as a lease inducement of approximately $10.8 million in the fourth quarter of 2006. The $10.8 million lease inducement asset will be amortized as a reduction to rental income on a straight-line basis over the term of the new master lease. The exchange of securities will also result in a gain in the fourth quarter of 2006 of approximately $3.0 million representing: (i) the fair value of the secured convertible subordinated note of $2.5 million, previously reserved; (ii) the realization of the gain on investments previously classified in other comprehensive income of approximately $1.1 million relating to the Series B non-voting redeemable convertible preferred stock; and (iii) a loss of approximately $0.6 million resulting from the change in the fair value of the embedded derivative from September 30, 2006 to October 20, 2006. See also “Note 8 - Investments in Debt and Equity Securities” to our unaudited consolidated financial statements for the periods ended September 30, 2006 included elsewhere in this prospectus.

Hickory Creek Healthcare Foundation, Inc.

On June 16, 2006, we received approximately $10 million in proceeds on a mortgage loan payoff. We held mortgages on 15 facilities located in Indiana, representing 619 beds.

Haven Eldercare, LLC

•
During the three months ending March 31, 2006, Haven Eldercare, LLC, or Haven, an existing operator of ours, entered into a $39 million first mortgage loan with General Electric Capital Corporation, or GE Loan. Haven used the $39 million of proceeds to partially repay on a $62 million mortgage it has with us. Simultaneously, we subordinated the payment of our remaining $23 million on the mortgage note, due in October 2012, to that of the GE Loan. As a result of this transaction, the interest rate on our remaining mortgage note to Haven rose from 10% to approximately 15%, with annual escalators.

•
In conjunction with the above transactions and the application of FIN 46R, we consolidated the financial statements and related real estate of this Haven entity into our financial statements. The consolidation resulted in the following changes to our consolidated balance sheet as of September 30, 2006: (1) an increase in total gross investments of $39.0 million; (2) an increase in accumulated depreciation of $1.2 million; (3) an increase in other long-term borrowings of $39.0 million; and (4) a reduction of $1.2 million in cumulative net earnings for the nine months ended September 30, 2006 due to the increased depreciation expense. General Electric Capital Corporation and Haven’s other creditors do not have recourse to our assets. We have an option to purchase the mortgaged facilities for a fixed price in 2012. Our results of operations reflect the effects of the consolidation of this entity, which is being accounted for similarly to our other purchase-leaseback transactions.

Assets Sold

•	On June 30, 2006, we sold two SNFs in California resulting in an accounting loss of approximately $0.1 million.

•	On March 31, 2006, we sold a SNF in Illinois resulting in an accounting loss of approximately $0.2 million.

Held for Sale

•	We had two assets held for sale as of September 30, 2006 with a net book value of approximately $0.7 million.

•
During the three months ended March 31, 2006, a $0.1 million provision for impairment charge was recorded to reduce the carrying value to its sales price of one facility that was under contract to be sold, which was subsequently sold during the second quarter of 2006.

Liquidity and Capital Resources

At September 30, 2006, we had total assets of $1.2 billion, stockholders’ equity of $466.5 million and debt of $683.6 million, which represents approximately 59.4% of our total capitalization.

The following table shows the amounts due in connection with the contractual obligations described below as of September 30, 2006.

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousands)
Long-term debt (1)	$683,910	$415	$900	$158,285	$524,310
Other long-term liabilities	559	231	328	—	—
Total	$684,469	$646	$1,228	$158,285	$524,310

(1)
The $683.9 million includes $310 million aggregate principal amount of 7% Senior Notes due 2014, $175 million aggregate principal amount of 7% Senior Notes due 2016, $157.5 million in borrowings under the $200 million revolving senior secured credit facility that matures in March 2010 and Haven’s $39 million first mortgage with General Electric Capital Corporation that expires in 2012.

Financing Activities and Borrowing Arrangements

Bank Credit Agreements

At September 30, 2006, we had $157.5 million outstanding under our $200 million revolving senior secured credit facility, as amended, or the New Credit Facility, and $2.5 million was utilized for the issuance of letters of credit, leaving availability of $40.0 million. The $157.5 million of outstanding borrowings had a blended interest rate of 6.57% at September 30, 2006. The New Credit Facility, entered into on March 31, 2006, is being provided by Bank of America, N.A., as Administrative Agent, Deutsche Bank Trust Company Americas, UBS Securities LLC, General Electric Capital Corporation, LaSalle Bank N.A., and Citicorp North America, Inc. and will be used for acquisitions and general corporate purposes.

The New Credit Facility replaced our previous $200 million senior secured credit facility, or the Prior Credit Facility, that was terminated on March 31, 2006. We will realize a 125 basis point savings on LIBOR-based loans under the New Credit Facility, as compared to LIBOR-based loans under our Prior Credit Facility. The New Credit Facility matures on March 31, 2010, and includes an “accordion feature” that permits us to expand our borrowing capacity to $300 million during our first two years.

For the three-month period ending March 31, 2006, we recorded a one-time, non-cash charge of approximately $2.7 million relating to the write-off of deferred financing costs associated with the termination of our Prior Credit Facility.

Our long-term borrowings require us to meet certain property level financial covenants and corporate financial covenants, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on dividend payouts. As of September 30, 2006, we were in compliance with all property level and corporate financial covenants.

On October 23, 2006, we entered into a Second Amendment, Waiver and Consent to Credit Agreement, or the Second Amendment, pursuant to which the lenders under the New Credit Facility waived any potential misrepresentations and events of default that could have been caused by the Restatement.

$100 Million Aggregate Principal Amount of 6.95% Unsecured Notes Tender and Redemption

On December 16, 2005, we initiated a tender offer and consent solicitation for all of our outstanding $100 million aggregate principal amount 6.95% notes due 2007, or the 2007 Notes. On December 30, 2005, we accepted for purchase the 79.3% of the aggregate principal amount of the 2007 Notes outstanding that were tendered. On December 30, 2005, our Board of Directors also authorized the redemption of all outstanding 2007 Notes that were not otherwise tendered. On December 30, 2005, upon our irrevocable funding of the full redemption price for the 2007 Notes and certain other acts required by the Indenture governing the 2007 Notes, the Trustee of the 2007 Notes certified in writing to us, or the Certificate of Satisfaction and Discharge, that the Indenture was satisfied and discharged as of December 30, 2005, except for certain administrative provisions. In accordance with FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, or FAS 140. we removed 79.3% of the aggregate principal amount of the 2007 Notes, which were tendered in our tender offer and consent solicitation, and the corresponding portion of the funds held in trust by the Trustee to pay the tender price from our balance sheet and recognized $2.8 million of additional interest expense associated with the tender offer. On January 18, 2006, we completed the redemption of the remaining 2007 Notes not otherwise tendered. Accordingly, we reduced other assets, representing the funds deposited with the Trustee, and unsecured borrowings by $21 million. In connection with the redemption and in accordance with FAS 140, we recognized $0.8 million of additional interest expense in the first quarter of 2006. As of January 18, 2006, none of the 2007 Notes remained outstanding.

Other Long-Term Borrowings

During the three months ended March 31, 2006, Haven used the $39 million of proceeds from the GE Loan to partially repay a portion of a $62 million mortgage it has with us. Simultaneously, we subordinated the payment of its remaining $23 million on the mortgage note to that of the GE Loan. In conjunction with the above transactions and the application of FIN 46R, we consolidated the financial statements of this Haven entity into our financial statements, which contained the long-term borrowings with General Electric Capital Corporation of $39.0 million. The loan has an interest rate of approximately seven percent and is due in 2012. The lender of the $39.0 million does not have recourse to our assets. See “Note - 3 Properties; Leased Property” to our unaudited consolidated financial statements for the periods ended September 30, 2006 included elsewhere in this prospectus.

Dividends

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain), and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if we dispose of any built-in gain asset during a recognition period, we will be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. In addition, our New Credit Facility has certain financial covenants that limit the distribution of dividends paid during a fiscal quarter to no more than 95% of our aggregate cumulative FFO as defined in the loan agreement governing the New Credit Facility, or the Loan Agreement, unless a greater distribution is required to maintain REIT status. The Loan Agreement defines FFO as net income (or loss) plus depreciation and amortization and shall be adjusted for charges related to: (i) restructuring our debt; (ii) redemption of preferred stock; (iii) litigation charges up to $5.0 million; (iv) non-cash charges for accounts and notes receivable up to $5.0 million; (v) non-cash compensation related expenses; (vi) non-cash impairment charges; and (vii) tax liabilities in an amount not to exceed $8.0 million.

Common Dividends

On October 24, 2006, the Board of Directors announced a common stock dividend of $0.25 per share, an increase of $0.01 per common share compared to the prior quarter, which was paid November 15, 2006 to common stockholders of record on November 3, 2006.

On July 17, 2006, the Board of Directors declared a common stock dividend of $0.24 per share. The common dividend was paid August 15, 2006 to common stockholders of record on July 31, 2006.

On April 18, 2006, the Board of Directors declared a common stock dividend of $0.24 per share, an increase of $0.01 per common share compared to the prior quarter. The common dividend was paid May 15, 2006 to common stockholders of record on April 28, 2006.

On January 17, 2006, the Board of Directors declared a common stock dividend of $0.23 per share, an increase of $0.01 per common share compared to the prior quarter. The common stock dividend was paid February 15, 2006 to common stockholders of record on January 31, 2006.

Series D Preferred Dividends

On October 24, 2006, the Board of Directors declared the regular quarterly dividends for the 8.375% Series D Preferred Stock to stockholders of record on November 3, 2006. The stockholders of record of the Series D Preferred Stock on November 3, 2006 were paid dividends in the amount of $0.52344 per preferred share on November 15, 2006. The liquidation preference for our Series D Preferred Stock is $25.00 per share. Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period August 1, 2006 through October 31, 2006.

On July 17, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid August 15, 2006 to preferred stockholders of record on April 28, 2006.

On April 18, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid May 15, 2006 to preferred stockholders of record on April 28, 2006.

On January 17, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid February 15, 2006 to preferred stockholders of record on January 31, 2006.

Liquidity

We believe our liquidity and various sources of available capital, including cash from operations, our existing availability under our New Credit Facility and expected proceeds from mortgage payoffs are more than adequate to finance operations, meet recurring debt service requirements and fund future investments through the next twelve months.

We regularly review our liquidity needs, the adequacy of cash flow from operations, and other expected liquidity sources to meet these needs. We believe our principal short-term liquidity needs are to fund:

•	normal recurring expenses;

•	debt service payments;

•	preferred stock dividends;

•	common stock dividends; and

•	growth through acquisitions of additional properties.

The primary source of liquidity is our cash flows from operations. Operating cash flows have historically been determined by: (i) the number of facilities we lease or have mortgages on; (ii) rental and mortgage rates; (iii) our debt service obligations; and (iv) general and administrative expenses. The timing, source and amount of cash flows provided by financing activities and used in investing activities are sensitive to the capital markets environment, especially to changes in interest rates. Changes in the capital markets environment may impact the availability of cost-effective capital and affect our plans for acquisition and disposition activity.

Cash and cash equivalents totaled $0.0 million as of September 30, 2006, a decrease of $3.9 million as compared to the balance at December 31, 2005. The following is a discussion of changes in cash and cash equivalents due to operating, investing and financing activities, which are presented in our Consolidated Statements of Cash Flows.

Operating Activities – Net cash flow from operating activities generated $48.0 million for the nine months ended September 30, 2006, as compared to $55.3 million for the same period in 2005. The $7.2 million decrease is due primarily to: a $19.2 million lease inducement with Guardian; partially offset by (i) incremental revenue associated with acquisitions completed throughout 2005 and 2006 and (ii) normal working capital fluctuations during the period.

Investing Activities – Net cash flow from investing activities was an outflow of $166.8 million for the nine months ended September 30, 2006, as compared to an outflow of $41.0 million for the same period in 2005. The $125.7 million change in investing cash outflow was primarily due to: (i) an outflow of $178.9 million for acquisitions completed during the nine months of 2006 as compared to $120.7 million for the same period in 2005; (ii) a $60.0 million mortgage payoff in 2005 as compared to a $10.0 million mortgage payoff in 2006; (iii) $1.5 million collected from the sale of real estate for the nine months ended September 30, 2006 as compared to $25.9 million in 2005; and (iv) $7.6 million of proceeds from the sale of Sun common stock in 2006.

Financing Activities – Net cash flow from financing activities was an inflow of $114.8 million for the nine months ended September 30, 2006 as compared to an outflow of $25.5 million for the same period in 2005. The increase in financing cash inflow of $140.3 million was primarily a result of: (i) net borrowings of $99.5 million on our New Credit Facility in 2006 versus net borrowings of $65.7 million on our Prior Credit Facility in 2005; (ii) $39.0 million of proceeds received in a Haven transaction; (iii) $26.8 million of incremental optional cash purchases of our common stock through our dividend reinvestment for the nine months ended September 30, 2006 as compared to the same time period in 2005. The increase was partially offset by $50.0 million redemption of the outstanding shares of Series B preferred stock in 2005.

Effects of Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board, or FASB, issued FAS No. 123 (revised 2004), Share-Based Payment, or FAS No. 123R, which is a revision of FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 123R supersedes Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, and amends FAS No. 95, Statement of Cash Flows. Registrants were initially required to adopt FAS No. 123R as of the beginning of the first interim or annual period that begins after June 15, 2005. On April 14, 2005, subsequent to the end of our 2005 first quarter, the Securities and Exchange Commission adopted a new rule that allows companies to implement FAS No. 123R at the beginning of their next fiscal year, instead of the next reporting period, that begins after June 15, 2005. We adopted FAS No. 123R at the beginning of our 2006 fiscal year using the modified prospective method. The estimated additional expense to be recorded in 2006 as a result of this adoption is approximately $3 thousand.

In July 2006, the FASB issued Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109.” FIN 48 prescribes a recognition threshold and measurement attribute for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 will require that the financial statements reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 is effective for annual periods beginning after December 15, 2006. We are currently evaluating the impact of adopting FIN 48 on our financial statements. Upon adoption, the cumulative effect of applying the provision of FIN 48 will be reported as an adjustment to the opening balance of cumulative net income for that fiscal year.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to various market risks, including the potential loss arising from adverse changes in interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes, but we seek to mitigate the effects of fluctuations in interest rates by matching the term of new investments with new long-term fixed rate borrowing to the extent possible.

The following disclosures of estimated fair value of financial instruments are subjective in nature and are dependent on a number of important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts we would realize in a current market exchange.

Mortgage notes receivable - The fair value of mortgage notes receivable is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Notes receivable - The fair value of notes receivable is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Embedded derivative - conversion feature of preferred stock investment - The fair value of this derivative instrument is determined using a pricing model and market data derived from Advocat’s common stock, which had a market value of $5.27 per common share at December 31, 2005.

The fair value of our embedded derivative (i.e., the conversion feature of a preferred stock investment) is subject to change due to fluctuations primarily resulting from the market value of Advocat’s common stock. A ten percent increase in the value of Advocat’s common stock to $5.80 per common share would have resulted in a $287,000 or 26% increase in the value of this derivative as of December 31, 2005. A ten percent decrease in the value of Advocat’s common stock to $4.74 per common share would have resulted in a $246,000 or 24% decrease in the value of this derivative as of December 31, 2005. A ten percent increase in the value of Advocat’s common stock as of September 30, 2006 to $21.65 per common share would have resulted in a $1.4 million or 12.9% increase in the value of this derivative as of September 30, 2006. A ten percent decrease in the value of Advocat’s common stock as of September 30, 2006 to $17.71 per common share would have resulted in a $1.4 million or 12.9% decrease in the value of this derivative as of September 30, 2006.

Borrowings under lines of credit arrangement - The carrying amount approximates fair value because the borrowings are interest rate adjustable.

Senior unsecured notes - The fair value of the senior unsecured notes is estimated by discounting the future cash flows using the current borrowing rate available for the similar debt.

The market value of our long-term fixed rate borrowings and mortgages is subject to interest rate risks. Generally, the market value of fixed rate financial instruments will decrease as interest rates rise and increase as interest rates fall. The estimated fair value of our total long-term borrowings at December 31, 2005 was approximately $568.7 million and at September 30, 2006 was approximately $661.7 million. A one percent increase in interest rates would result in a decrease in the fair value of long-term borrowings by approximately $31 million at December 31, 2005 and $29 million at September 30, 2006.

While we currently do not engage in hedging strategies, we may engage in such strategies in the future, depending on management’s analysis of the interest rate environment and the costs and risks of such strategies.

BUSINESS

Overview

We were incorporated in the State of Maryland on March 31, 1992. We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities, or SNFs, and, to a lesser extent, assisted living facilities, or ALFs, rehabilitation and acute care facilities. We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of debt or equity securities, the assumption of secured indebtedness, or a combination of these methods.

At September 30, 2006, our portfolio of domestic investments consisted of 241 healthcare facilities, located in 27 states and operated by 33 third-party operators. Our gross investment in these facilities, net of impairments and before reserve for uncollectible loans, totaled approximately $1.3 billion at September 30, 2006, with approximately 98% of our real estate investments related to long-term care facilities. This portfolio is made up of:

•	227 long-term healthcare facilities;

•	two rehabilitation hospitals owned and leased to third parties;

•	fixed rate mortgages on 10 long-term healthcare facilities; and

•	two long-term healthcare facilities that are currently held for sale.

At September 30, 2006, we also held other investments of approximately $37 million, consisting primarily of secured loans to third-party operators of our facilities. See “Summary - Recent Developments.”

Summary of Financial Information

The following tables summarize our revenues and real estate assets by asset category for 2005, 2004 and 2003. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Note 3 - Properties,” “Note 4 - Mortgage Notes Receivable” and “Note 15 - Restatement of Previously Issued Financial Statements” to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus.

Revenues by Asset Category
(in thousands)

	Year ended December 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
Core assets:
Lease rental income	$94,945	$70,107	$58,357
Mortgage interest income	6,527	13,266	14,656
Total core asset revenues	101,472	83,373	73,013
Other asset revenue	4,075	3,129	2,922
Miscellaneous income	4,459	831	1,048
Total revenue before owned and operated assets	110,006	87,333	76,983
Owned and operated assets revenue	—	—	4,395
Total revenue	$110,006	$87,333	$81,378

Real Estate Assets by Asset Category
(in thousands)

	As of December 31,
	2005	2004
	(Restated)	(Restated)
Core assets:
Leased assets	$994,327	$803,753
Mortgaged assets	104,522	118,058
Total core assets	1,098,849	921,811
Other assets	28,918	34,766
Total real estate assets before held for sale assets	1,127,767	956,577
Held for sale assets	2,735	3,992
Total real estate assets	$1,130,502	$960,569

Investment Policies with Respect to Certain Activities

Investment Strategy. We maintain a diversified portfolio of long-term healthcare facilities and mortgages on healthcare facilities located throughout the United States. We acquire these assets for income purposes. In making investments, we generally have focused on established, creditworthy, middle-market healthcare operators that meet our standards for quality and experience of management. We have sought to diversify our investments in terms of geographic locations and operators.

In evaluating potential investments, we consider such factors as:

•	the quality and experience of management and the creditworthiness of the operator of the facility;

•
the facility’s historical and forecasted cash flow and its ability to meet operational needs, capital expenditure requirements and lease or debt service obligations, providing a competitive return on our investment;

•	the construction quality, condition and design of the facility;

•	the geographic area of the facility;

•	the tax, growth, regulatory and reimbursement environment of the jurisdiction in which the facility is located;

•	the occupancy and demand for similar healthcare facilities in the same or nearby communities; and

•	the payor mix of private, Medicare and Medicaid patients.

One of our fundamental investment strategies is to obtain contractual rent escalations under long-term, non-cancelable, “triple-net” leases and fixed-rate mortgage loans, and to obtain substantial liquidity deposits. Additional security is typically provided by covenants regarding minimum working capital and net worth, liens on accounts receivable and other operating assets, and various provisions for cross-default, cross-collateralization and corporate/personal guarantees, when appropriate.

We prefer to invest in equity ownership of properties. Due to regulatory, tax or other considerations, we sometimes pursue alternative investment structures, including convertible participating and participating mortgages, which can achieve returns comparable to equity investments. The following summarizes the primary investment structures we typically use. Average annualized yields reflect existing contractual arrangements. However, in view of the ongoing financial challenges in the long-term care industry, we cannot assure you that the operators of our facilities will meet their payment obligations in full or when due. Therefore, the annualized yields as of January 1, 2006 set forth below are not necessarily indicative of or a forecast of actual yields, which may be lower.

Purchase/Leaseback. In a Purchase/Leaseback transaction, we purchase the property from the operator and lease it back to the operator over terms typically ranging from 5 to 15 years, plus renewal options. The leases originated by us generally provide for minimum annual rentals which are subject to annual formula increases based upon such factors as increases in the Consumer Price Index, or CPI. The average annualized yield from leases was approximately 10.8% at January 1, 2006.

Convertible Participating Mortgage. Convertible participating mortgages are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor. Interest rates are usually subject to annual increases based upon increases in the CPI. Convertible participating mortgages afford us the option to convert our mortgage into direct ownership of the property, generally at a point five to ten years from inception. If we exercise our purchase option, we are obligated to lease the property back to the operator for the balance of the originally agreed term and for the originally agreed participations in revenues or CPI adjustments. This allows us to capture a portion of the potential appreciation in value of the real estate. The operator has the right to buy out our option at prices based on specified formulas. At December 31, 2005, we did not have any convertible participating mortgages.

Participating Mortgage. Participating mortgages are similar to convertible participating mortgages except that we do not have a purchase option. Interest rates are usually subject to annual increases based upon increases in the CPI. At December 31, 2005, we did not have any participating mortgages.

Fixed-Rate Mortgage. These mortgages have a fixed interest rate for the mortgage term and are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor. The average annualized yield on these investments was approximately 10.4% at January 1, 2006.

The following table identifies the years of expiration of the 2006 payment obligations due to us. This information is provided solely to indicate the scheduled expiration of payment obligations due to us and is not a forecast of expected revenues.

	Rent	Mortgage Interest	Total	%
	(in thousands)
2006	$1,690	$2,233	$3,923	3.20%
2007	371	24	395	0.32
2008	1,038	—	1,038	0.85
2009	—	—	—	—
2010	22,412	1,453	23,865	19.48
Thereafter	86,072	7,193	93,265	76.14
Total	$111,583	$10,903	$122,486	100.00%

The table set forth in “- Properties” below contains information regarding our real estate properties, their geographic locations, and the types of investment structures as of December 31, 2005.

Borrowing Policies. We may incur additional indebtedness and have historically sought to maintain annualized total debt-to-EBITDA ratio in the range of 4 to 5 times. Annualized EBITDA is defined as earnings before interest, taxes, depreciation and amortization for a twelve month period. We intend to periodically review our policy with respect to our total debt-to-EBITDA ratio and to modify the policy as our management deems prudent in light of prevailing market conditions. Our strategy generally has been to match the maturity of our indebtedness with the maturity of our investment assets and to employ long-term, fixed-rate debt to the extent practicable in view of market conditions in existence from time to time.

We may use proceeds of any additional indebtedness to provide permanent financing for investments in additional healthcare facilities. We may obtain either secured or unsecured indebtedness, and may obtain indebtedness which may be convertible into capital stock or be accompanied by warrants to purchase capital stock. Where debt financing is available on terms deemed favorable, we generally may invest in properties subject to existing loans, secured by mortgages, deeds of trust or similar liens on properties.

If we need capital to repay indebtedness as it matures, we may be required to liquidate investments in properties at times which may not permit realization of the maximum recovery on these investments. This could also result in adverse tax consequences to us. We may be required to issue additional equity interests in our company, which could dilute your investment in our company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

Federal Income Tax Considerations. We intend to make and manage our investments, including the sale or disposition of property or other investments, and to operate in such a manner as to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or Internal Revenue Code, unless, because of changes in circumstances or changes in the Internal Revenue Code, our Board of Directors determines that it is no longer in our best interest to qualify as a REIT. So long as we qualify as a REIT, we generally will not pay federal income taxes on the portion of our taxable income which is distributed to stockholders. See “Certain General Income Tax Considerations.”

During the fourth quarter of 2006, we determined that certain terms of the Advocat Series B non-voting, redeemable convertible preferred stock held by us could be interpreted as affecting our compliance with federal income tax rules applicable to REITs regarding related party tenant income. As such, Advocat, one of our lessees, may be deemed to be a “related party tenant” under applicable federal income tax rules. In such event, our rental income from Advocat would not be qualifying income under the gross income tests that are applicable to REITs. In order to maintain qualification as a REIT, we annually must satisfy certain tests regarding the source of our gross income. The applicable federal income tax rules provide a “savings clause” for REITs that fail to satisfy the REIT gross income tests if such failure is due to reasonable cause. A REIT that qualifies for the savings clause will retain its REIT status but will pay a tax. We have submitted to the IRS a request for a closing agreement to resolve the “related party tenant” issue. While we believe there are valid arguments that Advocat should not be deemed a “related party tenant,” the matter is not free from doubt, and we believe it is in our best interest to request a closing agreement in order to resolve the matter, minimize potential penalties and obtain assurances regarding our continuing REIT status. By submitting a request for a closing agreement, we believe we should be able to establish that any failure to satisfy the gross income tests was due to reasonable cause. See “Note 15 - Restatement of Previously Issued Financial Statements” to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus.

As a result of the Advocat issue described above and further discussed in “Note 15 - Restatement of Previously Issued Financial Statements” to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus, we have recorded a $2.4 million, $0.4 million and $0.5 million provision for income tax, including related interest expense, for the years ended December 31, 2005, 2004 and 2003, respectively and a $1.8 million provision for income tax, including related interest expense, for the nine months ended September 30, 2006.   The amount accrued represents the estimated liability, which remains subject to final resolution and therefore is subject to change. In addition, in October 2006, we restructured our Advocat relationship and have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operation”). Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007, assuming we enter into a closing agreement with the IRS that recognizes that reasonable cause existed for any failure to satisfy the REIT gross income tests as explained above. We will continue to accrue an income tax liability related to this matter during 2006.

Policies With Respect To Certain Activities. If our Board of Directors determines that additional funding is required, we may raise such funds through additional equity offerings, debt financing, and retention of cash flow (subject to provisions in the Internal Revenue Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

Borrowings may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments, purchase money obligations to the sellers of assets, long-term, tax-exempt bonds or financing from banks, institutional investors or other lenders, or securitizations, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in our assets. Holders of such indebtedness may have recourse to all or any part of our assets or may be limited to the particular asset to which the indebtedness relates.

We have authority to offer our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future.

Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

We may engage in the purchase and sale of investments. We do not underwrite the securities of other issuers.

Our officers and directors may change any of these policies without a vote of our stockholders.

In the opinion of our management, our properties are adequately covered by insurance.

Properties

At September 30, 2006, our real estate investments included long-term care facilities and rehabilitation hospital investments, either in the form of purchased facilities which are leased to operators, mortgages on facilities which are operated by the mortgagors or their affiliates and facilities subject to leasehold interests. The facilities are located in 27 states and are operated by 33 unaffiliated operators. The following table summarizes our property investments as of September 30, 2006:

Investment Structure/Operator	Number of Beds	Number of Facilities	Occupancy Percentage(1)	Gross Investment (in thousands)
Purchase/Leaseback(2)
Sun Healthcare Group, Inc	4,523	38	87	$210,314
CommuniCare Health Services.	2,781	18	89	185,698
Haven Healthcare	1,787	15	90	117,230
HQM of Floyd County, Inc	1,466	13	87	98,369
Advocat, Inc	3,025	29	78	95,422
Guardian LTC Management, Inc	1,308	17	87	85,980
Nexion Management	2,588	22	76	81,008
Essex Health Care Corp	1,388	13	78	79,354
Seacrest Healthcare	720	6	92	44,223
Senior Management	1,413	8	70	35,243
Mark Ide Limited Liability Company	832	8	77	25,595
Harborside Healthcare Corporation	465	4	92	23,393
StoneGate SNF Properties, LP	664	6	88	21,781
Infinia Properties of Arizona, LLC	378	4	63	19,262
USA Healthcare, Inc	489	5	66	15,215
Rest Haven Nursing Center, Inc	200	1	91	14,400
Conifer Care Communities, Inc.	204	3	89	14,367
Washington N&R, LLC	286	2	75	12,152
Triad Health Management of Georgia II, LLC	304	2	98	10,000
The Ensign Group, Inc	271	3	92	9,656
Lakeland Investors, LLC	300	1	73	8,887
Hickory Creek Healthcare Foundation, Inc.	138	2	85	7,250
Liberty Assisted Living Centers, LP	120	1	85	5,995
Emeritus Corporation	52	1	69	5,674
Longwood Management Corporation	185	2	91	5,425
Generations Healthcare, Inc.	60	1	83	3,007
Skilled Healthcare	59	1	91	2,012
American Senior Communities, LLC	78	2	92	2,000
Healthcare Management Services	98	1	48	1,486
	26,182	229	83	1,240,398
Assets Held for Sale
Closed Facilities	0	2	0	737
	0	2	0	737
Fixed Rate Mortgages(3)
Advocat, Inc	423	4	82	12,600
Parthenon Healthcare, Inc.	300	2	74	10,693
CommuniCare Health Services	150	1	89	6,465
Texas Health Enterprises/HEA Mgmt. Group, Inc	147	1	64	1,294
Evergreen Healthcare	100	1	51	962
Paris Nursing Home, Inc	144	1	70	171
	1,264	10	75	32,185
Total	27,446	241	82	$1,273,320

(1)	Represents the most recent data provided by our operators.

(2)	Certain of our lease agreements contain purchase options that permit the lessees to purchase the underlying properties from us.

(3)	In general, many of our mortgages contain prepayment provisions that permit prepayment of the outstanding principal amounts thereunder.

The following table presents the concentration of our facilities by state as of September 30, 2006:

	Number of Facilities	Number of Beds	Gross Investment (in thousands)	% of Total Investment
Ohio	37	4,574	$278,142	21.8
Florida	25	3,125	171,995	13.4
Pennsylvania	17	1,597	110,123	8.6
Texas	24	3,288	83,858	6.6
California	15	1,277	60,665	4.8
Louisiana	14	1,668	55,639	4.4
Colorado	8	955	53,002	4.2
Arkansas	12	1,281	43,133	3.4
Massachusetts	6	682	38,884	3.1
Rhode Island	4	639	38,740	3.0
Alabama	9	1,152	35,978	2.8
Connecticut	5	562	35,453	2.8
West Virginia	8	860	34,575	2.7
Kentucky	9	757	27,485	2.2
North Carolina	5	707	22,709	1.8
Idaho	4	480	21,796	1.7
New Hampshire	3	225	21,620	1.7
Arizona	4	378	19,262	1.5
Indiana	7	507	17,605	1.4
Tennessee	5	602	17,485	1.4
Washington	2	194	17,472	1.4
Iowa	5	489	15,215	1.2
Illinois	4	478	14,406	1.1
Vermont	2	279	14,227	1.1
Missouri	2	286	12,152	1.0
Georgia	2	304	10,000	0.8
Utah	1	100	962	0.1
Total (1)	239	27,446	$1,272,583	100.0

(1)	Excludes two facilities classified as Held For Sale at September 30, 2006.

Geographically Diverse Property Portfolio. Our portfolio of properties is broadly diversified by geographic location. We have healthcare facilities located in 27 states. Only one state comprised more than 10% of our rental and mortgage income in 2005. In addition, the majority of our 2005 rental and mortgage income was derived from facilities in states that require state approval for development and expansion of healthcare facilities. We believe that such state approvals may limit competition for our operators and enhance the value of our properties.

Large Number of Tenants. Our facilities are operated by 35 different public and private healthcare providers. Except for Sun, CommuniCare and Haven, which together hold approximately 43% of our portfolio (by investment), no single tenant holds greater than 10% of our portfolio (by investment).

Significant Number of Long-term Leases and Mortgage Loans. A large portion of our core portfolio consists of long-term lease and mortgage agreements. At December 31, 2005, approximately 95% of our leases and mortgages had primary terms that expire in 2010 or later. Our leased real estate properties are leased under provisions of single facility leases or master leases with initial terms typically ranging from 5 to 15 years, plus renewal options. Substantially all of the leases and master leases provide for minimum annual rentals that are subject to annual increases based upon increases in the CPI or increases in revenues of the underlying properties, with certain limits. Under the terms of the leases, the lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties.

Legal Proceedings

We are subject to various legal proceedings, claims and other actions arising out of the normal course of business. While any legal proceeding or claim has an element of uncertainty, management believes that the outcome of each lawsuit, claim or legal proceeding that is pending or threatened, or all of them combined, will not have a material adverse effect on our consolidated financial position or results of operations.

We and several of our wholly-owned subsidiaries have been named as defendants in professional liability claims related to our former owned and operated facilities. Other third-party managers responsible for the day-to-day operations of these facilities have also been named as defendants in these claims. In these suits, patients of certain previously owned and operated facilities have alleged significant damages, including punitive damages against the defendants. The majority of these lawsuits representing the most significant amount of exposure were settled in 2004. There currently is one lawsuit pending that is in the discovery stage, and we are unable to predict the likely outcome of this lawsuit at this time.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and age of each of our executive officers and directors.

Name	Age	Position

Bernard J. Korman(1),(3),(4)	75	Chairman of the Board of Directors
Thomas F. Franke(1),(4),(6)	76	Director
Harold J. Kloosterman(1),(2),(3),(4),(7)	64	Director
Edward Lowenthal(1),(2),(4)	62	Director
Stephen D. Plavin(1),(2),(4),(5)	47	Director
C. Taylor Pickett(3)	44	Chief Executive Officer and Director
Daniel J. Booth	43	Chief Operating Officer
R. Lee Crabill, Jr.	53	Senior Vice President of Operations
Robert O. Stephenson	43	Chief Financial Officer

(1)	Member of Compensation Committee.
(2)	Member of Audit Committee.
(3)	Member of Investment Committee.
(4)	Member of Nominating and Corporate Governance Committee.
(5)	Chairman of Audit Committee.
(6)	Chairman of Compensation Committee.
(7)	Chairman of Investment and Nominating and Corporate Governance Committees.

Set forth below are descriptions and backgrounds of each of our current executive officers and directors.

Directors of Our Company

Under the terms of our Articles of Incorporation, our Board of Directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year. As of the date of this prospectus, there are six directors, with two directors in each class.

Thomas F. Franke is a Director and has served in this capacity since March 31, 1992. Mr. Franke is Chairman and a principal owner of Cambridge Partners, Inc., an owner, developer and manager of multifamily housing in Grand Rapids, Michigan. He is also a principal owner of Laurel Healthcare (a private healthcare firm operating in the United States) and is a principal owner of Abacus Hotels LTD. (a private hotel firm in the United Kingdom). Mr. Franke was a founder and previously a director of Principal Healthcare Finance Limited and Omega Worldwide, Inc. His term expires in 2009.

Harold J. Kloosterman is a Director and has served in this capacity since September 1, 1992. Mr. Kloosterman has served as President since 1985 of Cambridge Partners, Inc., a company he formed in 1985. He has been involved in the development and management of commercial, apartment and condominium projects in Grand Rapids and Ann Arbor, Michigan and in the Chicago area. Mr. Kloosterman was formerly a Managing Director of Omega Capital from 1986 to 1992. Mr. Kloosterman has been involved in the acquisition, development and management of commercial and multifamily properties since 1978. He has also been a senior officer of LaSalle Partners, Inc. (now Jones Lang LaSalle). His term expires in 2008.

Bernard J. Korman is Chairman of the Board and has served in this capacity since March 8, 2004. He has served as a director since October 19, 1993. Mr. Korman has been Chairman of the Board of Trustees of Philadelphia Health Care Trust, a private healthcare foundation, since December 1995. Mr. Korman is also a director of The New America High Income Fund, Inc. (NYSE:HYB) (financial services) and NutraMax Products, Inc. (OTC:NUTP) (consumer health care products). He was formerly President, Chief Executive Officer and Director of MEDIQ Incorporated (OTC:MDDQP) (health care services) from 1977 to 1995. Mr. Korman also served as a director of Kramont Realty Trust (NYSE:KRT) (real estate investment trust) from June 2000 until its merger in April 2005 and of The Pep Boys, Inc. (NYSE:PBY) and served as its Chairman of the Board from May 28, 2003 until his retirement from such board in September 2004. Mr. Korman was previously a director of Omega Worldwide, Inc. His term expires in 2009.

Edward Lowenthal is a Director and has served in this capacity since October 17, 1995. From January 1997 to March 2002, Mr. Lowenthal served as President and Chief Executive Officer of Wellsford Real Properties, Inc. (AMEX:WRP) (a real estate merchant bank), and was President of the predecessor of Wellsford Real Properties, Inc. since 1986. Mr. Lowenthal also serves as a director of WRP, REIS, Inc. (a private provider of real estate market information and valuation technology), Ark Restaurants (Nasdaq:ARKR) (a publicly traded owner and operator of restaurants), American Campus Communities (NYSE:ACC) (a public developer, owner and operator of student housing at the university level), Desarrolladora Homex (NYSE: HXM) (a Mexican homebuilder) and serves as a trustee of the Manhattan School of Music. His term expires in 2007.

C. Taylor Pickett is the Chief Executive Officer of our company and has served in this capacity since June, 2001. Mr. Pickett is also a Director and has served in this capacity since May 30, 2002. Prior to joining our company, Mr. Pickett served as the Executive Vice President and Chief Financial Officer from January 1998 to June 2001 of Integrated Health Services, Inc., a public company specializing in post-acute healthcare services. He also served as Executive Vice President of Mergers and Acquisitions from May 1997 to December 1997 of Integrated Health Services. Prior to his roles as Chief Financial Officer and Executive Vice President of Mergers and Acquisitions, Mr. Pickett served as the President of Symphony Health Services, Inc. from January 1996 to May 1997. His term expires in 2008.

Stephen D. Plavin is a Director and has served in this capacity since July 17, 2000. Mr. Plavin has been Chief Operating Officer of Capital Trust, Inc., (NYSE:CT) a New York City-based mortgage REIT and investment management company and has served in this capacity since 1998. In this role, Mr. Plavin is responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc. His term expires in 2007.

Executive Officers of Our Company

At the date of this report, the executive officers of our company are:

C. Taylor Pickett is the Chief Executive Officer and has served in this capacity since June, 2001. See “—Directors of our Company” above for additional information.

Daniel J. Booth is the Chief Operating Officer and has served in this capacity since October, 2001. Prior to joining our company, Mr. Booth served as a member of Integrated Health Services’ management team since 1993, most recently serving as Senior Vice President, Finance. Prior to joining Integrated Health Services, Mr. Booth was Vice President in the Healthcare Lending Division of Maryland National Bank (now Bank of America).

R. Lee Crabill, Jr. is the Senior Vice President of Operations of our company and has served in this capacity since July, 2001. Mr. Crabill served as a Senior Vice President of Operations at Mariner Post-Acute Network, Inc. from 1997 through 2000. Prior to that, he served as an Executive Vice President of Operations at Beverly Enterprises.

Robert O. Stephenson is the Chief Financial Officer and has served in this capacity since August, 2001. Prior to joining our company, Mr. Stephenson served from 1996 to July 2001 as the Senior Vice President and Treasurer of Integrated Health Services, Inc. Prior to Integrated Health Services, Mr. Stephenson held various positions at CSX Intermodal, Inc., Martin Marietta Corporation and Electronic Data Systems.

As of January 18, 2007, we had 17 full-time employees, including the four executive officers listed above.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) addresses the following topics:

•	the members and role of our Compensation Committee (the “Committee”);

•	our compensation-setting process;

•	our compensation philosophy and policies regarding executive compensation;

•	the components of our executive compensation program; and

•	our compensation decisions for fiscal year 2006 and for the first quarter of 2007.

In this Compensation Discussion and Analysis section, the terms “we,” “our,” “us” and the “Committee” refer to the Compensation Committee of Omega Healthcare Investors, Inc.’s Board of Directors.

The Compensation Committee

Committee Members and Independence

Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, Edward Lowenthal, and Stephen D. Plavin are the members of the Committee. Mr. Franke, who has served on the Company’s Board of Directors since 1992, is the Chairman of the Committee. Each member of the Committee qualifies as an independent director under the New York Stock Exchange listing standards and under the Company’s Board of Directors’ standards of independence.

Role of the Committee

The Committee’s responsibilities and function are governed by its charter, which the Board of Directors has adopted and a copy of which is available at our website. The Committee administers our 2004 Stock Incentive Plan, our 2000 Stock Incentive Plan and our 1993 Deferred Compensation Plan and has responsibility for other incentive and benefit plans. The Committee determines the compensation of our executive officers and reviews with the Board of Directors all aspects of compensation for our executive officers.

The Committee is responsible to the Board for the following activities:

•
The Committee determines and approves the compensation for the Chief Executive Officer and our other executive officers. In doing so, the Committee evaluates their performance in light of goals and objectives reviewed by the Committee and such other factors as the Committee deems appropriate in our best interests and in satisfaction of any applicable requirements of the New York Stock Exchange and any other legal or regulatory requirements.

•
The Committee reviews and recommends for Board approval (or approves, where applicable) the adoption and amendment of our director and executive officer incentive compensation and equity-based plans. The Committee has the responsibility for recommending to the Board the level and form of compensation and benefits for directors.

•	The Committee may administer our incentive compensation and equity-based plans and may approve such awards thereunder as the Committee deems appropriate.

•	The Committee reviews and monitors succession plans for the Chief Executive Officer and our other senior executives.

•
The Committee meets to review and discuss with management the CD&A required by the SEC rules and regulations. The Committee recommends to the Board whether the CD&A should be included in our proxy statement or other applicable SEC filings. The Committee prepares a Compensation Committee Report for inclusion in our applicable filings with the SEC. Such reports state whether the Committee reviewed and discussed with management the CD&A, and whether, based on such review and discussion, the Committee recommended to the Board that the CD&A be included in our proxy statement or other applicable SEC filings.

•	The Committee should be consulted with respect to any employment agreements, severance agreements or change of control agreements that are entered into between us and any executive officer.

•
To the extent not otherwise inconsistent with its obligations and responsibilities, the Committee may form subcommittees (which shall consist of one or more members of the Committee) and delegate authority to such subcommittees hereunder as it deems appropriate.

•	The Committee reports to the Board as it deems appropriate and as the Board may request.

•
The Committee performs such other activities consistent with its charter, our Bylaws, governing law, the rules and regulations of the New York Stock Exchange and such other requirements applicable to the Company as the Committee or the Board deems necessary or appropriate.

The responsibilities of a member of the Committee are in addition to those responsibilities set out for a member of the Board.

Committee Meetings

The Committee meets as often as necessary to perform its duties and responsibilities. The Committee met four times during the year ended December 31, 2006 and thus far has held three meetings in 2007. Mr. Franke works, from time to time, with Mr. Pickett and other members of the Committee to establish the agenda. The Committee typically meets in executive sessions without management and meets with the Company’s legal counsel and outside advisors when necessary.

The Committee receives and reviews materials in advance of its meetings. These materials include information that management believes will be helpful to the Committee as well as materials the Committee has requested. Depending upon the agenda for the particular meeting, these materials may include, among other things:

•	reports from compensation consultants or legal counsel;

•
a comparison of the compensation of our executives and directors compared to its competitors prepared by members of the Committee, by management at the Committee’s request or by a compensation consultant engaged by the Committee;

•	financial reports on year-to-date performance versus budget and compared to prior year performance, as well as other financial data regarding us and our performance;

•	reports on our strategic plan and budgets for future periods;

•	information on the executive officers’ stock ownership and option holdings; and

•	reports on the levels of achievement of individual and corporate objectives.

The Compensation Committee Process

Committee Advisors

The Compensation Committee Charter grants the Committee the sole and direct authority to engage and terminate advisors and compensation consultants and to approve their fees and retention terms. These advisors and consultants report directly to the Committee and we are responsible for paying their fees.

The Committee had previously engaged a consulting group in 2004, The Schonbraun McCann Group LLP, or Schonbraun, in connection with determining the compensation of our executive officers for the current fiscal year, and the Committee also retained Schonbraun in late 2006 in connection with determining the compensation and incentive arrangements for our executive officers for fiscal year 2007. Schonbraun has not performed and has agreed not to perform in the future any work for us other than work for which it is engaged by the Committee. During late 2006 and early 2007, Schonbraun presented to the Committee analysis that included, but was not limited to, the status of our current compensation scheme as compared to our peer companies, the methodologies behind the research and analysis it used to determine the comparisons, the techniques it used to standardize the compensation schemes of peer companies in order to permit more accurate comparisons against our policies, and a proposed incentive compensation plan for executive officers. The Committee also requested that Schonbraun evaluate our current director compensation and prepare a proposal with respect to compensation for our directors in 2007.

Peer companies included in Schonbraun’s 2006/2007 analysis were Alexandria Real Estate Equities, Inc., BioMed Realty Trust, Corporate Office Properties Trust Inc., Digital Realty Trust, Inc., First Potomac Realty Trust, Glenborough Realty Trust Incorporated, Health Care REIT, Inc., Healthcare Realty Trust, LTC Properties, Inc., Medical Properties Trust Inc., Nationwide Health Properties, Inc., Parkway Properties, Inc., Republic Property Trust, Ventas, Inc., Washington Real Estate Investment Trust and Windrose Medical Properties Trust. Analyses performed included a comparison of the total return to the stockholders of the respective companies, a comparison of salaries of comparable officers for each company and a comparison of the terms of officer employment agreements.

Also, our Chief Executive Officer meets with the Committee upon the Committee’s request to provide information to the Committee regarding management’s views regarding its performance as well as other factors the Chief Executive Officer believes should impact the compensation of our executive officers. In addition, the Chief Executive Officer provides his recommendation to the Committee regarding the compensation of the executive officers and the business and performance targets for incentive awards and bonuses.

Annual Evaluation

The Committee meets in one or more executive sessions each year to evaluate the performance of our named executive officers, to determine their bonuses for the prior year, to establish bonus metrics for the current year, to set their salaries for the current year, and to approve any grants to them of equity incentive compensation, as the case may be.

The Committee also performs an annual evaluation of its performance and the adequacy of its charter and reports to our Board of Directors regarding this evaluation.

Compensation Policy

Historically, the policy and the guidelines followed by the Committee have been directed toward providing compensation and incentives to our executive officers in order to achieve the following objectives:

1)	Assist in attracting and retaining talented and well-qualified executives;

2)	Reward performance and initiative;

3)	Be competitive with other healthcare real estate investment trusts;

4)	Be significantly related to accomplishments and our short-term and long-term successes, particularly measured in terms of growth in funds from operations on a per share basis;

(5)	Align the interests of our executive officers with the interests of our stockholders; and

6)	Encourage executives to achieve meaningful levels of ownership of our stock.

Elements of Compensation

The following is a discussion of each element of our executive compensation:

Annual Base Salary

Our approach to base compensation levels has been to offer competitive salaries in comparison with prevailing market practices. The Committee examined market compensation levels and trends in connection with the issuance of the executive employment contracts during 2004. Additionally, in connection with the issuance of these contracts, the Committee hired Schonbraun in 2004 to conduct a review and analysis of our peer group companies and to provide the Committee with executive base salaries of individuals then employed in similar positions in such companies. The employment agreements for each of the executive officers established a base annual salary and provided that the base salary should be reviewed on an annual basis to determine if increases are warranted.

In 2006 and 2007, the Committee evaluated and established the annual executive officer salaries for each fiscal year in connection with its annual review of management’s performance and based on input from our Chairman of the Board of Directors and our Chief Executive Officer. The Committee undertook this evaluation and determination at the beginning of fiscal year 2006 and 2007 so that it could have available data for the recently completed prior fiscal year and so that it could set expectations for the beginning fiscal year. In undertaking the annual review, the Committee considered the decision-making responsibilities of each position and the experience, work performance and team-building skills of each incumbent officer, as well as our overall performance and the achievement of our strategic objectives and budgets. The Committee viewed work performance as the single most important measurement factor, followed by team-building skills and decision-making responsibilities.

We accrue salaries as they are earned by our officers, and thus all salaries earned during the year are expensed in the year earned. Each officer must include his salary in his taxable income in the year during which he receives it. We withhold appropriate tax withholdings from the salaries of the respective officers.

Annual Cash Bonus

Our historical compensation practices have embodied the principle that annual cash bonuses should be based primarily on achieving objectives that enhance long-term stockholder value is desirable in aligning stockholder and management interests.

The Committee has considered our overall financial performance for the fiscal year and the performance of the specific areas of our company under each incumbent officer’s direct control. It was the Committee’s view that this balance supported the accomplishment of overall objectives and rewarded individual contributions by executive officers. Individual annual bonuses for each named executive have been consistent with market practices for positions with comparable decision-making responsibilities and have been awarded in accordance with the terms of each executive officer’s employment agreement.

In 2006, the executive officers were eligible for a cash bonus at the Committee’s discretion based on the objective, subjective and personal performance goals set by the Committee. This bonus is in addition to any special bonus that may be paid at the discretion of the Board. In determining the amount of the annual cash bonuses, the Committee considered a variety of factors, including the individual performance of each executive officer along with our achievement of certain financial benchmarks, the successful implementation of asset management initiatives, control of expenses and satisfaction of our strategic objectives. Considering these factors, the Committee set annual cash bonuses related to fiscal year 2006 for Messrs. Pickett, Booth, Stephenson, and Crabill at $463,500, $158,500, $114,750 and $123,000, respectively.

We accrue estimated bonuses for our executive officers throughout the year service is performed relating to such bonuses, and thus bonuses are expensed in the year they are earned, assuming they are approved by our Board of Directors. Each officer must include his bonus in his taxable income in the year during which he receives it, which is generally in the year following the year it is earned. We withhold appropriate tax withholdings from the bonus amounts awarded.

Restricted Stock Incentives

In 2004, we entered into restricted stock agreements with four executive officers under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan. A total of 317,500 shares of restricted stock were granted, which equated to approximately $3.3 million of deferred compensation. The shares vest thirty-three and one-third percent (33 ⅓%) on each of January 1, 2005, January 1, 2006 and January 1, 2007 so long as the executive officer remains employed on the vesting date, with vesting accelerating upon a qualifying termination of employment, upon the occurrence of a change of control (as defined in the restricted stock agreements), death or disability. In addition, we also entered into performance restricted stock unit agreements with our four executive officers. A total of 317,500 performance restricted stock units were granted under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan. The performance restricted stock units were fully vested as December 31, 2006 following our attaining $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations” (as defined in the agreement) for two (2) consecutive quarters. Dividend equivalents (plus an interest factor based on our company’s cost of borrowing) accrued on unvested shares and were paid, according to the terms of the stock grant, because the performance restricted stock units vested. Dividend equivalents on vested performance restricted stock units are paid currently. Pursuant to the terms of the performance restricted stock unit agreements, each of the executive officers will not receive the vested shares attributable to the performance restricted stock units until the earlier of January 1, 2008, such executive officer is terminated without cause or quits for good reason (as defined in the performance restricted stock unit agreement), or the death or disability (as defined in performance restricted stock unit agreement) of the executive officer.

In 2006, the Committee did not make any grants under the 2004 Stock Incentive Plan, 2000 Stock Incentive Plan or 1993 Deferred Compensation Plan to any executive officer or employee.

We account for all stock and option awards in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). Executive officers recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the most recent closing common stock price on the date the stock options are exercised less the exercise price multiplies by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option or upon vesting of an award.

Retirement Savings Opportunities

All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) Plan, employees are eligible to make contributions, and we, at our discretion, may match contributions and make a profit sharing contribution. We do not provide an option for our employees to invest in our stock in the 401(k) plan.

Health and Welfare Benefits

We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and directors and are available to all salaried employees. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and we currently do not provide supplemental pensions to our employees, including the named executive officers.

2006 Chief Executive Officer Compensation

In connection with retaining the services of Mr. Pickett to act as our Chief Executive Officer, we entered into an employment Agreement dated September 1, 2004 with Mr. Pickett. The Committee believes that the terms of the employment agreement are consistent with the duties and scope of responsibilities assigned to Mr. Pickett as Chief Executive Officer. In order to align Mr. Pickett’s interests with our long-term interests, Mr. Pickett’s compensation package includes significant equity-based compensation, including stock options and restricted stock. For a detailed description of the terms of the Employment Agreement, see “Compensation and Severance Agreements - C. Taylor Pickett Employment Agreement” below.

For the fiscal year ended December 31, 2006, the Committee awarded Mr. Pickett an annual cash bonus of $463,500. This bonus was determined by the Committee substantially in accordance with the policies described above relating to all of our executive officers.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the CD&A with management, and based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this prospectus, in the Company’s annual proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2006.

Tax Deductibility of Executive Compensation

The SEC requires that this report comment upon our policy with respect to Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a federal income tax deduction for compensation over $1.0 million to any of the named executive officers unless the compensation is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our stockholders. We did not pay any compensation during 2006 that would be subject to Section 162(m). We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) does not directly govern the Compensation Committee’s compensation policy and practices.

Compensation Committee of the Board of Directors

/s/ Thomas F. Franke
/s/ Harold J. Kloosterman
/s/ Bernard J. Korman
/s/ Edward Lowenthal
/s/ Stephen D. Plavin

Compensation Committee Interlocks and Insider Participation

Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, Edward Lowenthal and Stephen D. Plavin were members of the Compensation Committee for the year ended December 31, 2006 and during such period, there were no Compensation Committee interlocks or insider participation in compensation decisions.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position (A)	Year (B)	Salary ($) (C)	Bonus ($) (1) (D)	Stock Awards ($) (2) (E)	Option Awards ($) (F)	Non-Equity Incentive Plan Compensation ($) (G)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (H)	All Other Compen- sation ($) (3) (I)	Total ($) (J)
Taylor Pickett	2006	$ 515,000	$ 463,500	$ 1,317,500	$ --	$ --	$ --	$ 343,211	$ 2,639,211
Robert Stephenson	2006	$ 255,000	$ 114,750	$ 632,400	$ --	$ --	$ --	$ 168,172	$ 1,170,322
Dan Booth	2006	$ 317,000	$ 158,500	$ 790,500	$ --	$ --	$ --	$ 208,566	$ 1,474,566
Lee Crabill	2006	$ 246,000	$ 123,000	$ 606,050	$ --	$ --	$ --	$ 161,441	$ 1,136,491

(1)	This amount represents the bonuses related to the performance in 2006 but paid in 2007.

(2)
The restricted common stock units were granted in 2004 and earned in 2006 because we attained $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations,” which target was previously set in 2004 by the Committee, valued at grant date price of $10.54 times the number of units earned.

(3)	This amount includes: (i) dividends on units paid in January 2007 (see footnote 2 above);

(ii)	interest earned on dividends on units paid in January 2007 (see footnote 2 above);

(iii)	dividends on restricted stock that was paid during 2006, which vested on January 1, 2007; and

(iv)	401(K) matching contributions.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)(1)	(H)(2)	(I)	(J)
Taylor Pickett						41,666	$738,322
Robert Stephenson						20,000	$354,400
Dan Booth						25,000	$443,000
Lee Crabill						19,166	$339,622

(1)
These balances represent unvested restricted stock at December 31, 2006, which subsequently vested on January 1, 2007. These balances exclude performance restricted stock units, which were vested as of December 31, 2006 but will be distributed on January 1, 2008. The performance criteria for the receipt of these units was met in 2006. Messrs. Pickett, Stephenson, Booth and Crabill were awarded 125,000, 60,000, 75,000 and 57,500 of these performance restricted stock units, respectively.

(2)	The market value is based on the closing price of our common stock on December 29, 2006 of $17.72.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(A)	(B)	(1) (C)	(D)	(E)
Taylor Pickett	—	$—	—	$—
Robert Stephenson	80,274	$785,891	—	$—
Dan Booth	91,667	$874,837	—	$—
Lee Crabill	—	$—	—	$—

(1)	This amount represents the gain to the employee based on the market price of underlying shares at the date of exercise less the exercise price.

Compensation and Severance Agreements

C. Taylor Pickett Employment Agreement

We entered into an employment agreement with C. Taylor Pickett, dated as of September 1, 2004, to be our Chief Executive Officer. The term of the agreement expires on December 31, 2007.

Mr. Pickett’s current base salary is $530,500 per year, subject to increase by us and provides that he will be eligible for an annual bonus of up to 125% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.

In connection with this employment agreement, we issued Mr. Pickett 125,000 shares of our restricted common stock on September 10, 2004, which vested 33 1/3% on each of January 1, 2005, January 1, 2006, and January 1, 2007. Dividends were paid on unvested shares and a dividend equivalent per share was paid in an amount equal to the dividend per share payable to stockholders of record as of July 30, 2004. Also in connection with this employment agreement, we issued Mr. Pickett 125,000 performance restricted stock units on September 10, 2004, which were fully vested as of December 31, 2006 because we had attained $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations” (as defined in the agreement) for two (2) consecutive quarters. Dividend equivalents accrued on unvested shares and were paid upon vesting of the performance restricted stock units. Dividend equivalents on vested performance restricted stock units are paid currently. Pursuant to the terms of Mr. Pickett’s performance restricted stock unit agreement, he will not receive the vested shares attributable to his performance restricted stock units until the earlier of January 1, 2008, he is terminated without cause or quits for good reason (as defined in the performance restricted stock unit agreement), or his the death or disability (as defined in performance restricted stock unit agreement).

If we terminate Mr. Pickett’s employment without “cause” or if he resigns for “good reason,” he will be entitled to payment of his cash compensation (the sum of his then current annual base salary plus average annual bonus payable based on the three completed fiscal years prior to termination of employment) for a period of three (3) years. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Pickett’s employment to more than 50 miles away without his consent.

Mr. Pickett is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires. Mr. Pickett’s restricted common stock and performance restricted stock units will become fully vested upon the occurrence of Mr. Pickett’s death, disability, termination of employment without cause or resignation for good reason, or a “change in control” (as defined in the respective restricted stock agreement). In the event of a termination by us without Cause or by Mr. Pickett for Good Reason, benefits are grossed up to cover federal excise taxes. If Mr. Pickett dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Pickett is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Pickett is obligated not to provide managerial services or management consulting services to a competing business. Competing businesses is defined to include a defined list of competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare related real estate. In addition, during the period of employment and for one year thereafter, Mr. Pickett agrees not to solicit clients or customers with whom he had material contact or to solicit our management level or key employees. If the term of the employment agreement expires at December 31, 2007 and as a result no severance is paid, then these provisions also expire at December 31, 2007.

Daniel J. Booth Employment Agreement

We entered into an employment agreement with Daniel J. Booth, dated as of September 1, 2004, to be our Chief Operating Officer. The term of the agreement expires on December 31, 2007.

Mr. Booth’s current base salary is $326,500 per year, subject to increase by us and provides that he will be eligible for an annual bonus of up to 75% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.

In connection with this employment agreement, we issued Mr. Booth 75,000 shares of our restricted common stock on September 10, 2004, which vested 33 1/3% on each of January 1, 2005, January 1, 2006, and January 1, 2007. Dividends were paid on unvested shares and a dividend equivalent per share was paid in an amount equal to the dividend per share payable to stockholders of record as of July 30, 2004. Also in connection with this employment agreement, we issued Mr. Booth 75,000 performance restricted stock units on September 10, 2004, which were fully vested as of December 31, 2006 because we had attained $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations” (as defined in the agreement) for two (2) consecutive quarters. Dividend equivalents on vested performance restricted stock units are paid currently. Pursuant to the terms of Mr. Booth’s performance restricted stock unit agreement, he will not receive the vested shares attributable to his performance restricted stock units until the earlier of January 1, 2008, he is terminated without cause or quits for good reason (as defined in the performance restricted stock unit agreement), or his the death or disability (as defined in performance restricted stock unit agreement).

If we terminate Mr. Booth’s employment without “cause” or if he resigns for “good reason,” he will be entitled to payment of his cash compensation (the sum of his then current annual base salary plus average annual bonus payable based on the three completed fiscal years prior to termination of employment) for a period of two (2) years. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Booth’s employment to more than 50 miles away without his consent.

Mr. Booth is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires. Mr. Booth’s restricted common stock and performance restricted stock units will become fully vested upon the occurrence of Mr. Booth’s death, disability, termination of employment without cause or resignation for good reason, or a “change in control” (as defined in the respective restricted stock agreement). In the event of a termination by us without Cause or by Mr. Booth for Good Reason, benefits are grossed up to cover federal excise taxes. If Mr. Booth dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Booth is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Booth is obligated not to provide managerial services or management consulting services to a competing business. Competing businesses is defined to include a defined list of competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare related real estate. In addition, during the period of employment and for one year thereafter, Mr. Booth agrees not to solicit clients or customers with whom he had material contact or to solicit our management level or key employees. If the term of the employment agreement expires at December 31, 2007 and as a result no severance is paid, then these provisions also expire at December 31, 2007.

Robert O. Stephenson Employment Agreement

We entered into an employment agreement with Robert O. Stephenson, dated as of September 1, 2004, to be our Chief Financial Officer. The term of the agreement expires on December 31, 2007.

Mr. Stephenson’s current base salary is $262,700 per year, subject to increase by us and provides that he will be eligible for an annual bonus of up to 60% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.

In connection with this employment agreement, we issued Mr. Stephenson 60,000 shares of our restricted common stock on September 10, 2004, which vested 33 1/3% on each of January 1, 2005, January 1, 2006, and January 1, 2007. Dividends were paid on unvested shares and a dividend equivalent per share was paid in an amount equal to the dividend per share payable to stockholders of record as of July 30, 2004. Also in connection with this employment agreement, we issued Mr. Stephenson 60,000 performance restricted stock units on September 10, 2004, which were fully vested as of as of December 31, 2006 because we had attained $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operation” (as defined in the agreement) for two (2) consecutive quarters. Dividend equivalents on vested performance restricted stock units are paid currently. Pursuant to the terms of Mr. Stephenson’s performance restricted stock unit agreement, he will not receive the vested shares attributable to his performance restricted stock units until the earlier of January 1, 2008, he is terminated without cause or quits for good reason (as defined in the performance restricted stock unit agreement), or his the death or disability (as defined in performance restricted stock unit agreement).

If we terminate Mr. Stephenson’s employment without “cause” or if he resigns for “good reason,” he will be entitled to payment of his cash compensation (the sum of his then current annual base salary plus average annual bonus payable based on the three completed fiscal years prior to termination of employment) for a period of one and one half (1.5) years. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Stephenson’s employment to more than 50 miles away without his consent.

Mr. Stephenson is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires. Mr. Stephenson’s restricted common stock and performance restricted stock units will become fully vested upon the occurrence of Mr. Stephenson’s death, disability, termination of employment without cause or resignation for good reason, or a “change in control” (as defined in the respective restricted stock agreement). In the event of a termination by us without Cause or by Mr. Stephenson for Good Reason, benefits are grossed up to cover federal excise taxes. If Mr. Stephenson dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Stephenson is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Stephenson is obligated not to provide managerial services or management consulting services to a competing business. Competing businesses is defined to include a defined list of competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare related real estate. In addition, during the period of employment and for one year thereafter, Mr. Stephenson agrees not to solicit clients or customers with whom he had material contact or to solicit our management level or key employees. If the term of the employment agreement expires at December 31, 2007 and as a result no severance is paid, then these provisions also expire at December 31, 2007.

R. Lee Crabill, Jr. Employment Agreement

We entered into an employment agreement with R. Lee Crabill, dated as of September 1, 2004, to be our Senior Vice President of Operations. The term of the agreement expires on December 31, 2007.

Mr. Crabill’s current base salary is $253,400 per year, subject to increase by us and provides that he will be eligible for an annual bonus of up to 60% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.

In connection with this employment agreement, we issued Mr. Crabill 57,500 shares of our restricted common stock on September 10, 2004, which vested 33 1/3% on each of January 1, 2005, January 1, 2006, and January 1, 2007. Dividends were paid on unvested shares and a dividend equivalent per share was paid in an amount equal to the dividend per share payable to stockholders of record as of July 30, 2004. Also in connection with this employment agreement, we issued Mr. Crabill 57,500 performance restricted stock units on September 10, 2004, which were fully vested as of as of December 31, 2006 because we had attained $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations” (as defined in the agreement) for two (2) consecutive quarters. Dividend equivalents on vested performance restricted stock units are paid currently. Performance restricted stock units that have not become vested as of December 31, 2007 are forfeited. Pursuant to the terms of Mr. Crabill’s performance restricted stock unit agreement, he will not receive the vested shares attributable to his performance restricted stock units until the earlier of January 1, 2008, he is terminated without cause or quits for good reason (as defined in the performance restricted stock unit agreement), or his the death or disability (as defined in performance restricted stock unit agreement).

If we terminate Mr. Crabill’s employment without “cause” or if he resigns for “good reason,” he will be entitled to payment of his cash compensation (the sum of his then current annual base salary plus average annual bonus payable based on the three completed fiscal years prior to termination of employment) for a period of one and one half (1.5) years. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Crabill’s employment to more than 50 miles away without his consent.

Mr. Crabill is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires. Mr. Crabill’s restricted common stock and performance restricted stock units will become fully vested upon the occurrence of Mr. Crabill’s death, disability, termination of employment without cause or resignation for good reason, or a “change in control” (as defined in the respective restricted stock agreement). In the event of a termination by us without Cause or by Mr. Crabill for Good Reason, benefits are grossed up to cover federal excise taxes. If Mr. Crabill dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Crabill is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Crabill is obligated not to provide managerial services or management consulting services to a competing business. Competing businesses is defined to include a defined list of competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare related real estate. In addition, during the period of employment and for one year thereafter, Mr. Crabill agrees not to solicit clients or customers with whom he had material contact or to solicit our management level or key employees. If the term of the employment agreement expires at December 31, 2007 and as a result no severance is paid, then these provisions also expire at December 31, 2007.

Option Grants/SAR Grants

No options or stock appreciation rights, or SARs, were granted to the named executive officers during 2006.

Long-Term Incentive Plan

For the period from August 14, 1992, the date of commencement of our operations, through December 31, 2006, we have had no long-term incentive plans.

Defined Benefit or Actuarial Plan

For the period from August 14, 1992, the date of commencement of our operations, through December 31, 2006, we have had no pension plans.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Comp Earnings	All Other Compensation ($)	Total ($)
(A)	(1) (B)	(C)	(D)	(E)	(F)	(G)	(H)
Thomas F. Franke	$58,500	$27,582	$--	$--	$--	$--	$86,082
Harold J. Kloosterman	$75,500	$27,582	$--	$--	$--	$--	$103,082
Bernard J. Korman	$80,000	$52,762	$--	$--	$--	$--	$132,762
Edward Lowenthal	$62,500	$27,582	$--	$--	$--	$--	$90,082
Stephen D. Plavin	$72,500	$27,582	$--	$--	$--	$--	$100,082

(1)	This represents the fees earned in 2006 and includes amounts to be paid in 2007. The amount excludes amounts paid in 2006 but earned in 2005.

2006 Standard Compensation Arrangement for Directors. For the year ended December 31, 2006, our standard compensation arrangement for our Board of Directors provided that each non-employee director would receive a cash payment equal to $20,000 per year, payable in quarterly installments of $5,000. Each non-employee director also is entitled to receive a quarterly grant of shares of common stock equal to the number of shares determined by dividing the sum of $5,000 by the fair market value of the common stock on the date of each quarterly grant, currently set at February 15, May 15, August 15, and November 15. At the director’s option, the quarterly cash payment of director’s fees may be payable in shares of common stock. In addition, each non-employee director is entitled to receive fees equal to $1,500 per meeting for attendance at each regularly scheduled meeting of the Board of Directors. For each teleconference or called special meeting of the Board of Directors, each non-employee director receives $1,500 for meeting. The Chairman of the Board receives an annual payment of $25,000 for being Chairman and each Committee Chair received an annual payment of $5,000. In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors. Employee directors received no compensation for service as directors.

Under our standard compensation arrangement of directors, each non-employee director of our company receives awarded options with respect to 10,000 shares at the date the plan was adopted or upon their initial election as a director. For the fiscal year ended December 31, 2006, our standard compensation arrangement for directors provide that each non-employee director receives awarded an additional option grant with respect to 1,000 restricted shares on January 1 of each year they served as a director. All grants have been and will be at an exercise price equal to 100% of the fair market value of our common stock on the date of the grant. Non-employee director options and restricted stock vest ratably over a three-year period beginning the date of grant.

2006 Standard Compensation Arrangement for Directors. Effective January 1, 2007, we modified our standard compensation arrangement for directors to provide that each non-employee director would receive (i) a cash payment of $25,000, payable in quarterly installments of $6,250, (ii) a quarterly grant of shares of common stock equal to the number of shares determined by dividing the sum of $6,250 by the fair market value of the common stock on the date of each quarterly grant, currently set at February 15, May 15, August 15, and November 15, and (iii) restricted stock with respect to 1,500 shares on January 1 of each year they serve as a director (except that the chairman of the board will be awarded an additional 2,500 restricted shares on January 1 of each year he serves as Chairman). In addition, the Chairman of the Board will receive an additional annual payment of $25,000, the Chairman of the Audit Committee will receive an additional $15,000, the Chairman of the Compensation Committee will receive an additional $10,000 and all other committee chairman will receive $7,000.

We will continue to pay each non-employee director fees equal to $1,500 per meeting for attendance at each regularly scheduled meeting of the Board of Directors. For each teleconference or called special meeting of the Board of Directors, each non-employee director will continue to receive $1,500 for meeting. In addition, each non-new employee director of our company will be awarded options with respect to 10,000 shares upon their initial election as a director.

All stock grants will be at an exercise price equal to 100% of the fair market value of our common stock on the date of the grant. Non-employee director options and restricted stock vest ratably over a three-year period beginning the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our capital stock as of January 18, 2007 for:

•	each of our directors and the named executive officers appearing in the table under “Executive Compensation — Compensation of Executive Officers”; and

•	all persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. The business address of the directors and executive officers is 9690 Deereco Road, Suite 100, Timonium, Maryland 21093.

	Common Stock			Series D Preferred
Beneficial Owner	Number of Shares		Percent of Class(1)	Number of Shares	Percent of Class(11)
C. Taylor Pickett	422,742		0.7%	—	—
Daniel J. Booth	222,889		0.4%	—	—
R. Lee Crabill, Jr.	131,667		0.2%	—	—
Robert O. Stephenson	236,458		0.4%	—	—
Thomas F. Franke	85,844	(6)(7)	0.1%	—	—
Harold J. Kloosterman	83,265	(8)(9)	0.1%	—	—
Bernard J. Korman	563,090	(10)	0.9%	—	—
Edward Lowenthal	40,636	(11)(12)	0.1%	—	—
Stephen D. Plavin	32,863	(13)	0.1%	—	—
Directors and executive officers as a group (9 persons)	1,819,454	(14)	3.0%	—	—
5% Beneficial Owners:

Clarion CRA Securities, LP	3,300,455	(15)
ING Clarion Real Estate Securities, L.P. * Less than 0.10%	7,456,185	(16)

(1)	Based on 60,093,030 shares of our common stock outstanding as of January 18, 2007.

(2)	Includes 125,000 shares of restricted common stock that vested on 12/31/06 based on achievement of $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations.”

(3)	Includes 75,000 shares of restricted common stock that vested on 12/31/06 based on achievement of $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations.”

(4)	Includes 57,500 shares of restricted common stock that vested on 12/31/06 based on achievement of $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations.”

(5)	Includes 60,000 shares of restricted common stock that vested on 12/31/06 based on achievement of $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations.”

(6)	Includes 47,141 shares owned by a family limited liability company (Franke Family LLC) of which Mr. Franke is a member.

(7)	Includes stock options that are exercisable within 60 days to acquire 4,668 shares.

(8)	Includes shares owned jointly by Mr. Kloosterman and his wife, and 10,827 shares held solely in Mr. Kloosterman’s wife’s name.

(9)	Includes stock options that are exercisable within 60 days to acquire 9,000 shares.

(10)	Includes stock options that are exercisable within 60 days to acquire 7,001 shares.

(11)	Includes 1,400 shares owned by his wife through an individual retirement account.

(12)	Includes stock options that are exercisable within 60 days to acquire 7,335 shares.

(13)	Includes stock options that are exercisable within 60 days to acquire 14,000 shares.

(14)	Includes stock options that are exercisable within 60 days to acquire 42,004 shares

(15)	Based on 4,739,500 shares of Series D preferred stock outstanding at January 18, 2007.

(16)
Based on a Schedule 13G filed by Clarion CRA Securities, LP on March 2, 2005. Clarion CRA Securities is located at 259 N. Radnor Chester Road, Suite 205 Radnor, PA 19087. Includes 3,184,870 shares of common stock Clarion CRA Securities, LP has sole voting power or power to direct the vote.

(17)
Based on a Schedule 13G filed by ING Clarion Real Estate Securities, L. P. on April 24, 2006. ING Clarion Real Estate Securities, L.P. is located at 259 N. Radnor Chester Road, Suite 205 Radnor, PA 19087. Includes 4,332,820 shares of common stock that ING Clarion Real Estate Securities, L.P. has sole voting power or power to direct the vote.

RESTRICTIONS ON OWNERSHIP OF SHARES

Because our board of directors believes it is essential for us to continue to qualify as a REIT, our charter documents contain restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with the requirements to qualify as a real estate investment trust.

If our board of directors is, at any time and in good faith, of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of stock has or may become concentrated in the hands of one beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act), our board of directors has the power:

•
by any means deemed equitable by it to call for the purchase from any stockholder a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of stock of the beneficial owner to a level of no more than 9.9% of the outstanding voting shares of our stock; and

•
to refuse to transfer or issue voting shares of stock to any person whose acquisition of those voting shares would, in the opinion of our board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our stock.

Further, any transfer of shares, options, warrants or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding shares of our stock shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of stock so redeemed shall be equal to:

•	the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange;

•	the average of the closing sales prices for the shares, if then listed on more than one national securities exchange;

•
if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of the acquisitions are sent; or

•
if none of these closing sales prices or quotations are available, then the purchase price will be equal to the net asset value of the stock as determined by our board of directors in accordance with the provisions of applicable law.

From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares.

DESCRIPTION OF SECURITIES

We may refer in this prospectus to one or more of the following categories of our securities:

•	shares of our common stock, par value $0.10 per share, or the “common stock”;

•	shares of our preferred stock, par value $1.00 per share, in one or more series, or the “preferred stock”;

•	debt securities, in one or more series, or the “debt securities”;

•	common stock warrants, or the “common stock warrants”;

•	preferred stock warrants, or the “preferred stock warrants”;

•	debt securities warrants, or the “debt securities warrants”; and

•	any combination of the foregoing, either individually or as units.

The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

CAPITAL STOCK

As of January 18, 2007, our authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.10 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share, of which 4,739,500 shares were designated as Series D preferred stock. As of January 18, 2007, we had 60,093,030 shares of our common stock and 4,739,500 shares of our Series D preferred stock issued and outstanding.

Our common stock and Series D preferred stock are listed on the New York Stock Exchange. We intend to apply to list for trading on the New York Stock Exchange any additional shares of our common stock that are issued and sold hereunder. We may also apply to list on the New York Stock Exchange any debt securities, any additional series of preferred stock, and any securities warrants that are offered and sold hereunder, as described in the prospectus supplement relating to any such securities.

Unless otherwise indicated in a prospectus supplement relating thereto, Computershare Trust Company, N.A. is the transfer agent and registrar of the common stock and preferred stock.

Common Stock

All shares of our common stock participate equally in dividends payable to stockholders of our common stock when and as declared by our board of directors and in net assets available for distribution to stockholders of our common stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of our common stock are, and our common stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol “OHI.”

Preferred Stock

The terms of any series of the preferred stock offered by any prospectus supplement will be as described in such prospectus supplement. The following description of the terms of the preferred stock, except as modified in a prospectus supplement, sets forth certain general terms and provisions of the preferred stock. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, and the Board of Directors’ resolution or articles supplementary relating to each series of the preferred stock which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of the preferred stock.

General

Under the articles of incorporation, our Board of Directors is authorized without further stockholder action to provide for the issuance of shares of our preferred stock, up to the amount of shares of preferred stock authorized under the articles of incorporation but not issued or reserved for issuance thereunder, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by our Board of Directors.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the designation and stated value per share of such preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which such preferred stock will be issued;

•	the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions of assets with each other series of the preferred stock. The rights of the holders of each series of the preferred stock will be subordinate to those of the company’s general creditors.

Dividend Rights

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, out of funds of the company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by, the method described in the prospectus supplement relating to such series of the preferred stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the company on such record dates, fixed by our Board of Directors, as specified in the prospectus supplement relating to such series of preferred stock.

Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. If the board of directors of the company fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we initially issue shares of such series.

So long as the shares of any series of the preferred stock shall be outstanding, unless

•
full dividends (including if such preferred stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the preferred stock of such series and all other classes and series of preferred stock of the company (other than “junior stock” as defined below), and

•
we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of preferred stock of such series or any shares of any of our other preferred stock of any class or series (other than junior stock), we may not declare any dividends on any shares of our common stock or our other stock ranking as to dividends or distributions of assets junior to such series of preferred stock (the common stock and any such other stock being herein referred to as “junior stock”), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect thereof, whether in cash or property or in obligations or our stock, other than junior stock which is neither convertible into, nor exchangeable or exercisable for, any of our securities other than junior stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of our company, voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of the assets of the company available for distribution to stockholders, before any distribution of assets is made to the holders of our common stock or any other shares of our stock ranking junior as to such distribution to such series of preferred stock, the amount set forth in the prospectus supplement relating to such series of the preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to the preferred stock of any series and any other shares of our preferred stock (including any other series of the preferred stock) ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares of our preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the preferred stock will be entitled to no further participation in any distribution of our assets.

If liquidating distributions shall have been made in full to all holders of shares of preferred stock, the remaining assets of the company shall be distributed among the holders of junior stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of our property or business shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

Redemption

A series of the preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the time and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of our preferred stock.

In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by us or by any other method as may be determined by the company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

So long as any dividends on shares of any series of the preferred stock or any other series of preferred stock of the company ranking on a parity as to dividends and distribution of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of preferred stock of the company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of preferred stock or the company, the events requiring an adjustment of the conversion price and provisions affecting conversion.

Voting Rights

Except as indicated below or in a prospectus supplement relating to a particular series of the preferred stock, or except as required by applicable law, the holders of the preferred stock will not be entitled to vote for any purpose.

So long as any shares of the preferred stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 80% of the votes entitled to be cast with respect to the then outstanding shares of such series of the preferred stock together with any “parity preferred” (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the company ranking prior to the preferred stock of such series as to dividends, and (ii) to repeal, amend or otherwise change any of the provisions applicable to the preferred stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the preferred stock. In case any series of the preferred stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the parity preferred then outstanding, the holders of shares of the preferred stock of such series, together with any series of the parity preferred which will be similarly affected, will be entitled to vote as a class, and the company will not take such action without the consent or affirmative vote, as above provided, of at least 80% of the total number of votes entitled to be cast with respect to each such series of the preferred stock and the parity preferred, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

With respect to any matter as to which the preferred stock of any series is entitled to vote, holders of the preferred stock of such series and any other series of preferred stock of the company ranking on a parity with such series of the preferred stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (referred to herein as the “parity preferred”) will be entitled to cast the number of votes set forth in the prospectus supplement with respect to that series of preferred stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the preferred stock to vote together as a class with the holders of shares of one or more series of parity preferred, it is possible that the holders of such shares of parity preferred could approve action that would adversely affect such series of preferred stock, including the creation of a class of capital stock ranking prior to such series of preferred stock as to dividends, voting or distributions of assets.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Redemption and Business Combination Provisions

If our Board of Directors is, at any time and in good faith, of the opinion that actual or constructive ownership of at least 9.9% or more of the value of our outstanding capital stock has or may become concentrated in the hands of one owner, our board of directors will have the power:

•
by means deemed equitable by it, to call for the purchase from any of our stockholders a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the actual or constructive ownership of such owner to a level of no more than 9.9% of the value of our outstanding capital stock; and

•
to refuse to transfer or issue voting shares of our capital stock to any person whose acquisition of such voting shares would, in the opinion of our board of directors, result in the actual or constructive ownership by that person of more than 9.9% of the value of our outstanding capital stock.

Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the value of our outstanding capital stock will be deemed void ab initio and the intended transferee will be deemed never to have had an interest therein. Subject to the rights of the preferred stock described below, the purchase price for any voting shares of our capital stock so redeemed will be equal to the fair market value of the shares reflected in the closing sales prices for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by our Board of Directors in accordance with the provisions of applicable law. The purchase price for shares of Series D preferred stock will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the purchase price will be equal to the liquidation preference of such shares of Series D preferred stock. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase will cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

Our articles of incorporation require that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a related person, be approved by the affirmative vote of at least 80% of our outstanding voting shares.

A “business combination” is defined in our articles of incorporation as:

•	any merger or consolidation of our company with or into a related person;

•
any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “substantial part,” as defined below, of our assets including, without limitation, any voting securities of a subsidiary to a related person;

•	any merger or consolidation of a related person with or into our company;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to our company;

•	the issuance of any securities (other than by way of pro rata distribution to all stockholders) of our company to a related person; and

•	any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

The term “substantial part” is defined as more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.

The 80% voting requirement described above will not be applicable if (i) our board of directors has unanimously approved in advance the acquisition of our stock that caused a related person to become a related person, or (ii) the business combination is solely between us and a wholly owned subsidiary.

Under the terms of our articles of incorporation, as amended, our Board of Directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year.

The foregoing provisions of the articles of incorporation and certain other matters may not be amended without the affirmative vote of at least 80% of our outstanding voting shares.

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. Our Board of Directors’ authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulation of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in our articles of incorporation may help assure fair treatment of stockholders and preserve our assets.

The foregoing summary of certain provisions of our articles of incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the articles of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Stockholder Rights Plan

On May 12, 1999, our Board of Directors authorized the adoption of a stockholder rights plan. The plan is designed to require a person or group seeking to gain control of our company to offer a fair price to all of our stockholders. The rights plan will not interfere with any merger, acquisition or business combination that our board of directors finds is in our best interest and the best interests of our stockholders.

In connection with the adoption of the stockholder rights plan, our Board of Directors declared a dividend distribution of one right for each common share outstanding on May 24, 1999. The stockholder protection rights will not become exercisable unless a person acquires 10% or more of our common stock, or begins a tender offer that would result in the person owning 10% or more of our common stock. At that time, each stockholder protection right would entitle each stockholder other than the person who triggered the rights plan to purchase either our common stock or stock of an acquiring entity at a discount to the then market price. The plan was not adopted in response to any specific attempt to acquire control of our company.

Debt Securities

The terms of any debt securities offered by any prospectus supplement will be as described in such prospectus supplement, and as provided herein to the extent not modified in the prospectus supplement. Debt securities may be issued from time to time in series under an Indenture, or the Indenture, to be entered into between the company and a trustee to be identified in the applicable prospectus supplement, or the Trustee. As used under this caption, unless the context otherwise requires, offered debt securities shall mean the debt securities offered by this prospectus and the accompanying prospectus supplement. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, including the definition therein of certain terms, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following sets forth certain general terms and provisions of the debt securities. Further terms of the offered debt securities will be set forth in the prospectus supplement.

General

The Indenture provides for the issuance of debt securities in series, and does not limit the principal amount of debt securities which may be issued thereunder.

Reference is made to the prospectus supplement for the following terms of the offered debt securities:

•	the specific title of the offered debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the percentage of the principal amount at which the offered debt securities will be issued;

•	the date on which the offered debt securities will mature;

•	the rate or rates per annum or the method for determining such rate or rates, if any, at which the offered debt securities will bear interest;

•	the times at which any such interest will be payable;

•	any provisions relating to optional or mandatory redemption of the offered debt securities at the option of the company or pursuant to sinking fund or analogous provisions;

•	the denominations in which the offered debt securities are authorized to be issued if other than $100,000;

•	any provisions relating to the conversion or exchange of the offered debt securities into common stock or into debt securities of another series;

•	the portion of the principal amount, if less than the principal amount, payable on acceleration;

•	the place or places at which the company will make payments of principal (and premiums, if any) and interest, if any, and the method of payment;

•	whether the offered debt securities will be issued in whole or in part in global form;

•	any additional covenants and events of default and the remedies with respect thereto not currently set forth in the Indenture;

•	the identity of the Trustee for the debt securities, and if not the Trustee, the identity of each paying agent and the debt securities Registrar;

•	the currency or currencies other than United States Dollars in which any series of debt securities will be issued; and

•	any other specific terms of the offered debt securities.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Status of Debt Securities

The status and ranking of the debt securities will be as set forth in the prospectus supplement. Except as otherwise set forth in the prospectus supplement, the debt securities will be unsecured obligations of the company ranking on a parity with all other unsecured and unsubordinated indebtedness.

Conversion Rights

The terms, if any, on which debt securities of a series may be exchanged for or converted into shares of common stock, preferred stock or debt securities of another series will be set forth in the prospectus supplement relating thereto. To protect the company’s status as a REIT, a beneficial holder may not convert any debt security, and such debt security shall not be convertible by any holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of our shares of common stock.

Absence of Restrictive Covenants

Except as noted below under “Dividends, Distributions and Acquisitions of Capital Stock,” the company is not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on its property for any purpose. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. Except as may be set forth in the prospectus supplement, there are no provisions of the Indenture which afford holders of the debt securities protection in the event of a highly leveraged transaction involving the company.

Optional Redemption

The debt securities will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the company’s status as a REIT, at our option in the manner specified in the Indenture at a redemption price equal to 100% of the principal amount, premium, if any, plus interest accrued to the date of redemption. The Indenture does not contain any provision requiring the company to repurchase the debt securities at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of our company.

Dividends, Distributions and Acquisitions of Capital Stock

The Indenture provides that we will not (i) declare or pay any dividend or make any distribution on its capital stock or to holders of its capital stock (other than dividends or distributions payable in its capital stock or other than as the company determines is necessary to maintain its status as a REIT), or (ii) purchase, redeem or otherwise acquire or retire for value any of its capital stock, or any warrants, rights or options or other securities to purchase or acquire any shares of its capital stock (other than the debt securities) or permit any subsidiary to do so, if at the time of such action an event of default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

Events of Default

An event of default with respect to debt securities of any series is defined in the Indenture as being:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment when due, in respect of any debt security of that series;

•
failure to perform any other covenant of the company in the Indenture (other than a covenant included in the Indenture solely for the benefit of one or more series of debt securities other than that series), continued for 60 days after written notice as provided in the Indenture;

•	certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; and

•	any other event of default provided with respect to the debt securities of that series.

If an event of default with respect to the outstanding debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding debt securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series.

The company is required to furnish to the Trustee annually a statement as to the performance by the company of certain of its obligations under the Indenture and as to any default in such performance.

Modifications and Waiver

Modifications and amendments of the Indenture may be made by the company and the Trustee without the consent of any holders to, among other things,

•	evidence the succession of another corporation to the company;

•	add to the covenants of our company or surrender any right or power conferred upon us;

•	establish the form or terms of debt securities, including any subordination provisions;

•
cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	to add to, delete, or revise conditions, limitations and restrictions on the authorized amounts, terms or purpose of debt securities, as set forth in the Indenture; or

•	evidence and provide for a successor Trustee.

Modifications and amendments of the Indenture may be made by the company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on any debt security;

•	reduce the principal amount of, or premium or interest if any, on any debt security;

•	reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the currency of payment of the principal of, or premium or interest, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	modify the conversion provisions, if any, of any debt security in a manner adverse to the holder of that debt security; or

•
reduce the percentage in principal amount of the outstanding debt security of any series, the consent of whose holders is required for modification or amendment of that Indenture or for waiver of compliance with certain provisions of that Indenture or for waiver of certain defaults.

The holders of a majority in aggregate principal amount of the outstanding debt security of each series may, on behalf of all holders of the debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series, except a default in the payment of principal or premium or interest, if any, or a default in respect of a covenant or provision which under the terms of the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

Consolidation, Merger and Sale of Assets

The Indenture provides that the company, without the consent of the holders of any of the debt securities, may consolidate or merge with or into or transfer its assets substantially as an entirety to, any entity organized under the laws of the United States or any state, provided that the successor entity assumes our obligations under the Indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Global Securities

The debt securities of a series may be issued in whole or in part in global form, or the Global Securities. Except as set forth in a prospectus supplement, the terms and provisions with respect to any Global Securities will be as set forth in this section captioned “Global Securities.” The Global Securities will be deposited with a depositary, or the Depositary, or with a nominee for a Depositary, identified in the prospectus supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

The specific material terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a Global Security will be described in the prospectus supplement. The company anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of persons that have accounts with such Depositary, or the participants. The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such debt securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the Indenture; provided, however, that for the purposes of obtaining any consents or directions required to be given by the holders of the debt securities, our company, the Trustee and its agents will treat a person as the holder of such principal amount of debt securities as specified in a written statement of the Depositary. Except as set forth herein or otherwise provided in the prospectus supplement, owners of beneficial interests in a Global Security will not be entitled to have the debt securities represented by such Global Security registered in their names, will not receive physical delivery of such debt securities in definitive form and will not be considered the registered owners or holders thereof under the Indenture, but the beneficial owners and holders only.

Principal, premium, if any, and interest payments on debt securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the company, the Trustee or any Paying Agent for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary for any debt securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of such participants.

If the Depositary for any debt securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the company within 90 days, we will issue such debt securities in definitive form in exchange for such Global Security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more Global Securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the Global Security or securities representing such debt securities.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in debt securities represented by Global Securities.

Securities Warrants

The terms of any securities warrants offered by any prospectus supplement will be as described in such prospectus supplement, and as provided herein to the extent not modified in the prospectus supplement. The company may issue securities warrants for the purchase of common stock, preferred stock or debt securities. securities warrants may be issued independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock, or debt securities. Each series of securities warrants will be issued under a separate warrant agreement, or a Securities Warrant Agreement, to be entered into between us and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. The securities warrant agent will act solely as our agent in connection with the securities warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of securities warrants. The following summaries of certain provisions of the Securities Warrant Agreement and securities warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the securities warrants relating to each series of securities warrants which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of securities warrants.

In the case of securities warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such securities warrants, including the following where applicable:

•	the offering price;

•
the aggregate number of shares purchasable upon exercise of such securities warrants, the exercise price, and in the case of securities warrants for preferred stock the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such securities warrants;

•	the designation and terms of any series of preferred stock with which such securities warrants are being offered and the number of such securities warrants being offered with such preferred stock;

•	the date, if any, on and after which such securities warrants and the related series of preferred stock or common stock will be transferable separately;

•	the date on which the right to exercise such securities warrants shall commence and the Expiration Date;

•	any special United States Federal income tax consequences; and

•	any other terms of such securities warrants.

If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of such securities warrants, including the following where applicable:

•	the offering price;

•	the denominations and terms of the series of debt securities purchasable upon exercise of such securities warrants;

•	the designation and terms of any series of debt securities, with which such securities warrants are being offered with each such debt securities;

•	the date, if any, on and after which such securities warrants and the related series of debt securities will be transferable separately;

•
the principal amount of the series of debt securities purchasable upon exercise of each such securities warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise;

•	the date on which the right shall expire, or the Expiration Date;

•	whether the securities warrants will be issued in registered or bearer form;

•	any special United States Federal income tax consequences;

•	the terms, if any, on which the company may accelerate the date by which the securities warrants must be exercised; and

•	any other terms of such securities warrants.

Securities warrant certificates may be exchanged for new securities warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any securities warrant to purchase debt securities, holders of such securities warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal or premium, if any, or interest, if any, on such debt securities or to enforce covenants in the applicable indenture. Prior to the exercise of any securities warrants to purchase common stock or preferred stock, holders of such securities warrants will not have any rights of holders of such common stock or preferred stock, including the right to receive payments of dividends, if any, on such common stock or preferred stock, or to exercise any applicable right to vote.

Exercise of Securities Warrants

Each securities warrant will entitle the holder thereof to purchase a number of shares of common stock, preferred stock or such principal amount of debt securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered securities warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the company), unexercised securities warrants will become void.

Securities warrants may be exercised by delivering to the securities warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the securities warrant certificate. Securities warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the securities warrant certificate evidencing such securities warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, the company will, as soon as practicable, issue and deliver the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the securities warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of securities warrants.

Amendments and Supplements to Securities Warrant Agreement

The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the securities warrants issued thereunder to effect changes that are not inconsistent with the provisions of the securities warrants and that do not adversely affect the interests of the holders of the securities warrants.

Common Stock Warrant Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by a common stock warrant are subject to adjustment in certain events, including:

•	payment of a dividend on the common stock payable in capital stock and stock splits, combinations or reclassifications of the common stock;

•
issuance to all holders of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price (as defined in the Securities Warrant Agreement for such series of common stock warrants); and

•
certain distributions of evidences of indebtedness or assets (including cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in common stock) or of subscription rights and warrants (excluding those referred to above).

No adjustment in the exercise price of and the number of shares of common stock covered by a common stock warrant will be made for regular quarterly or other periods of recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services.

In the event of any (i) consolidation or merger of the company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the company, or (iii) reclassification, capital reorganization or change of the common stock (other than solely a change in par value or from par value to no par value), then any holder of a common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common stock warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder’s common stock warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the common stock warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock of the surviving entity were common stock.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Consequences of an Investment in Our Securities

The following is a general summary of material U.S. federal income tax considerations applicable to us, and to the purchasers of our securities and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the U.S. federal income tax consequences applicable to a particular stockholder in view of any person’s particular circumstances, nor is it intended to represent a detailed description of the U.S. federal income tax consequences applicable to stockholders subject to special treatment under the federal income tax laws such as insurance companies, tax-exempt organizations, financial institutions, securities broker-dealers, investors in pass-through entities, expatriates and taxpayers subject to alternative minimum taxation.

The following discussion relating to an investment in our securities was based on consultations with Powell Goldstein LLP, our special counsel. In the opinion of Powell Goldstein LLP, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations, and assumptions upon which the discussion is based are accurate), accurately represents the material U.S. federal income tax considerations relevant to purchasers of our securities. Powell Goldstein LLP has not rendered any opinion regarding any effect of such issuance on purchasers of our securities. The sections of the Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The information in this section is based on the Code; current, temporary, and proposed Treasury regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, or IRS; and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings, which are not binding on the IRS except with respect to the particular taxpayers who requested and received these rulings.

Taxation of Omega

General. We have elected to be taxed as a REIT, under Sections 856 through 860 of the Code, beginning with our taxable year ended December 31, 1992. Except with respect to the Advocat “related party tenant” issue described elsewhere in this prospectus, we believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner, but no assurance can be given that we have operated or will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT.

The sections of the Code that govern the federal income tax treatment of a REIT are highly technical and complex. The following sets forth the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to stockholders. However, we will be subject to federal income tax as follows: First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that if we have a net capital gain, we will be taxed at regular corporate rates on our undistributed REIT taxable income, computed without regard to net capital gain and the deduction for capital gains dividends, plus a 35% tax on undistributed net capital gain, if our tax as thus computed is less than the tax computed in the regular manner. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference that we do not distribute or allocate to our stockholders. Third, if we have (i) net income from the sale or other disposition of “foreclosure property,” which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest regular corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by us, (i.e., when we are acting as a dealer)), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute by the end of each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, we will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary, or TRS, that are not conducted on an arm’s-length basis. Eighth, if we acquire any asset, which is defined as a “built-in gain asset” from a C corporation that is not a REIT (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period, which is defined as the “recognition period,” beginning on the date on which such asset was acquired by us, then, to the extent of the built-in gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by us over (b) our adjusted basis in such asset on such date), our recognized gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that we will not make an election pursuant to Treasury Regulations Section 1.337(d)-7(c)(5).

Requirements for qualification.  The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to the provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half year of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its annual distributions to stockholders. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6).

Income tests. In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including generally “rents from real property,” interest on mortgages on real property and gains on sale of real property and real property mortgages, other than property described in Section 1221 of the Code) and income derived from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities other than property held for sale to customers in the ordinary course of business.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of the rent must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if we, or an owner (actually or constructively) of 10% or more of the value of our stock, actually or constructively owns 10% or more of such tenant, which is defined as a related party tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which we derive no revenue. We, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a taxable REIT subsidiary, or TRS, which may provide customary and non-customary services to our tenants without tainting our rental income from the related properties. For our tax years beginning after 2004, rents for customary services performed by a TRS or that are received from a TRS and are described in Code Section 512(b)(3) no longer meet the 100% excise tax safe harbor. Instead, such payments avoid the excise tax if we pay the TRS at least 150% of its direct cost of furnishing such services.

The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, but only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles us to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

Prohibited transactions. We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is primarily held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

Foreclosure property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

After the year 2000, the definition of foreclosure property was amended to include any “qualified health care property,” as defined in Code Section 856(e)(6) acquired by us as the result of the termination or expiration of a lease of such property. We have operated qualified healthcare facilities acquired in this manner for up to two years (or longer if an extension was granted). However, we do not currently own any property with respect to which we have made foreclosure property elections. Properties that we had taken back in a foreclosure or bankruptcy and operated for our own account were treated as foreclosure properties for income tax purposes, pursuant to Internal Revenue Code Section 856(e). Gross income from foreclosure properties was classified as “good income” for purposes of the annual REIT income tests upon making the election on the tax return. Once made, the income was classified as “good” for a period of three years, or until the properties were no longer operated for our own account. In all cases of foreclosure property, we utilized an independent contractor to conduct day-to-day operations in order to maintain REIT status. In certain cases we operated these facilities through a taxable REIT subsidiary. For those properties operated through the taxable REIT subsidiary, we utilized an eligible independent contractor to conduct day-to-day operations to maintain REIT status. As a result of the foregoing, we do not believe that our participation in the operation of nursing homes increased the risk that we will fail to qualify as a REIT. Through our 2005 taxable year, we had not paid any tax on our foreclosure property because those properties had been producing losses. We cannot predict whether, in the future, our income from foreclosure property will be significant and/or whether we could be required to pay a significant amount of tax on that income.

Hedging transactions. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Accordingly, our income and gain from our interest rate swap agreements generally is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We have structured and intend to continue to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. For tax years beginning after 2004, we will no longer include income from hedging transactions in gross income (i.e., not included in either the numerator or the denominator) for purposes of the 95% gross income test.

TRS income. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of securities of one or more TRSs. However, a TRS does not include a corporation which directly or indirectly (i) operates or manages a health care (or lodging) facility, or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which a health care (or lodging) facility is operated. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have made a TRS election with respect to Bayside Street II, Inc. That entity will pay corporate income tax on its taxable income and its after-tax net income will be available for distribution to us.

Failure to satisfy income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability and we would file a schedule with descriptions of each item of gross income that caused the failure.

Asset tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including (i) our allocable share of real estate assets held by partnerships in which we own an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our company), cash, cash items and government securities. Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities. Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests the term “securities” does not include our equity or debt securities of a qualified REIT subsidiary or TRS or our equity interest in any partnership, since we are deemed to own our proportionate share of each asset of any partnership of which we are a partner. Furthermore, for purposes of determining whether we own more than 10% of the value of only one issuer’s outstanding securities, the term “securities” does not include: (i) any loan to an individual or an estate; (ii) any Code Section 467 rental agreement; (iii) any obligation to pay rents from real property; (iv) certain government issued securities; (v) any security issued by another REIT; and (vi) our debt securities in any partnership, not otherwise excepted under (i) through (v) above, (A) to the extent of our interest as a partner in the partnership or (B) if 75% of the partnership’s gross income is derived from sources described in the 75% income test set forth above.

We may own up to 100% of the stock of one or more TRSs. However, overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries (including stock in non-REIT C corporations) and other assets that are not qualifying assets for purposes of the 75% asset test. If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The nonqualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

For our tax years beginning after 2004, subject to certain de minimis exceptions, we may avoid REIT disqualification in the event of certain failures under the asset tests, provided that (i) we file a schedule with a description of each asset that caused the failure, (ii) the failure was due to reasonable cause and not willful neglect, (iii) we dispose of the assets within 6 months after the last day of the quarter in which the identification of the failure occurred (or the requirements of the rules are otherwise met within such period), and (iv) we pay a tax on the failure equal to the greater of (A) $50,000 per failure, and (B) the product of the net income generated by the assets that caused the failure for the period beginning on the date of the failure and ending on the date we dispose of the asset (or otherwise satisfy the requirements) multiplied by the highest applicable corporate tax rate.

Annual distribution requirements. In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. We may also be entitled to pay and deduct deficiency dividends in later years as a relief measure to correct errors in determining our taxable income. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

The availability to us of, among other things, depreciation deductions with respect to our owned facilities depends upon the treatment by us as the owner of such facilities for federal income tax purposes, and the classification of the leases with respect to such facilities as “true leases” rather than financing arrangements for federal income tax purposes. The questions of whether we are the owner of such facilities and whether the leases are true leases for federal tax purposes are essentially factual matters. We believe that we will be treated as the owner of each of the facilities that we lease, and such leases will be treated as true leases for federal income tax purposes. However, no assurances can be given that the IRS will not successfully challenge our status as the owner of our facilities subject to leases, and the status of such leases as true leases, asserting that the purchase of the facilities by us and the leasing of such facilities merely constitute steps in secured financing transactions in which the lessees are owners of the facilities and we are merely a secured creditor. In such event, we would not be entitled to claim depreciation deductions with respect to any of the affected facilities. As a result, we might fail to meet the 90% distribution requirement or, if such requirement is met, we might be subject to corporate income tax or the 4% excise tax.

Other Failures. We may avoid disqualification in the event of a failure to meet certain requirements for REIT qualification, other than the 95% and 75% gross income tests, the rules with respect to ownership of securities of more than 10% of a single issuer, and the new rules provided for failures of the asset tests, if the failures are due to reasonable cause and not willful neglect, and if the REIT pays a penalty of $50,000 for each such failure.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible and our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Failure to qualify could result in our incurring indebtedness or liquidating investments in order to pay the resulting taxes.

Other Tax Matters

We own and operate a number of properties through qualified REIT subsidiaries, or QRSs. The QRSs are treated as qualified REIT subsidiaries under the Code. Code Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the tests for REIT qualification described in this prospectus under the heading “Taxation of Omega,” the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as our assets, liabilities and items of income, deduction, and credit.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxation of Stockholders

Taxation of Domestic Stockholders. As long as we qualify as a REIT, if you are a taxable U.S. stockholder, distributions made to you out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by you as ordinary income and will not be eligible for the dividends received deduction for corporations or the special 15% tax rate applicable to individuals and certain other taxpayers in the case of dividends paid by a regular C corporation. However, to the extent that any of our income represents income on which we have paid tax at corporate income tax rates or dividend income from a regular C corporation, including dividend income from a TRS that we own, your proportionate share of such dividend income will be eligible for such special 15% tax rate. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) and eligible for the special 15% maximum tax rate on capital gain income (unless such capital gain income is attributable to unrecaptured Section 1250 gain, in which case the applicable maximum tax rate will be 25%, instead of 15%), without regard to the period for which you have held our stock. However, if you are a corporation, you may be required to treat up to 20% of certain capital gain dividends as ordinary income. Further, if we designate a dividend as a capital gain dividend to you and you dispose of your shares in a sale or exchange in which you recognize a loss, and have held those shares for six (6) months or less, you will be required to treat the loss from the sale of your shares as long-term (instead of short-term) capital loss to the extent of the of the dividend distributions you received from us that were designated as capital gain distributions that were permitted to treat as long-term capital gains.

Distributions in excess of current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your shares, you will include the distributions in income as long-term capital gain (or short-term capital gain if you have held the shares for one year or less) assuming the shares are a capital asset in your hands. In addition, any distribution declared by us in October, November or December of any year payable to you as a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year. You may not include in your individual income tax returns any of our net operating losses or capital losses.

Backup Withholding

Assuming that you are a U.S. stockholder, we will report to you and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, you may be subject to backup withholding with respect to distributions paid unless you:

•	are a corporation or come within certain other exempt categories and when required, demonstrate this fact; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide us with your correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you, if you fail to certify your nonforeign status to us. See “—Taxation of Stockholders—Taxation of Foreign Stockholders.”

Treatment of Tax-Exempt Stockholders. If you are a tax-exempt employee pension trust or other domestic tax-exempt stockholder, our distributions to you generally will not constitute “unrelated business taxable income,” or UBTI, unless you have borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of certain REITs may be required to treat a certain percentage of that REIT’s distributions as UBTI. This requirement will apply only if:

•	the REIT would not qualify for federal income tax purposes but for the application of a “look-through” exception to the “five or fewer” requirement applicable to shares held by qualified trusts; and

•	the REIT is “predominantly held” by qualified trusts.

A REIT is predominantly held if either:

•	a single qualified trust holds more than 25% by value of the REIT interests; or

•	one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to the total gross income (less certain associated expenses) of the REIT.

A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in section 401(a) of the Internal Revenue Code and exempt from tax under section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “five or fewer” requirement without relying upon the “look-through” exception. The restrictions on ownership of our common stock in our Amended and Restated Articles of Incorporation, as amended, will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our common stock, absent approval by our board of directors.

Taxation of Foreign Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, Non-U.S. Stockholders) are complex and no attempt will be made herein to provide more than a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

If you are a Non-U.S. Stockholder, the following discussion will apply to you. Distributions that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.

However, if income from the investment in the shares is treated as effectively connected with your conduct of a U.S. trade or business, you generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to the distributions (and may also be subject to the 30% branch profits tax if you are a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to you unless:

•	a lower treaty rate applies, you file an IRS Form W-8BEN with us and other conditions are met; or

•	you file an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, and other conditions are met.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of your shares, these distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your shares in us, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that a distribution was, in fact, in excess of our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to you as if the gain were effectively connected with a U.S. business. You would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against your FIRPTA tax liability. Notwithstanding the foregoing, in the case of any distribution attributable to gain from a sale by us of U.S. real property interests, if the distribution is with respect to a class of our stock that is regularly traded on an established securities market, you do not own more than 5% of that class of stock at any time during the one-year period ending on the date of the distribution, and we are a “domestically controlled REIT” as defined below, then the distribution will be exempted from the application of the FIRPTA rules and the distribution will be subject to the withholding rules for ordinary income, i.e., subject to a 30% withholding tax unless the a Form W-8BEN has been filed (indicating that a lower treaty rate applies) or a Form W-8ECI has been filed (indicating that the distribution is effectively connected income).

Gain recognized by you upon a sale of shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT,” although there can be no assurance that we will retain that status. If we are not “domestically controlled,” gain recognized by you will continue to be exempt under FIRPTA if you at no time owned more than five percent of our common stock. However, gain not subject to FIRPTA will be taxable to you if:

•	investment in the shares is effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. stockholders with respect to the gain; or

•
you are a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other applicable requirements are met, in which case you will be subject to a 30% tax on your capital gains.

If the gain on the sale of shares were to be subject to taxation under FIRPTA, you will be subject to the same treatment as U.S. stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

If the proceeds of a sale of shares by you are paid by or through a U.S. office of a broker, the payment is subject to information reporting and to backup withholding unless you certify as to your name, address and non-U.S. status or otherwise establish an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if:

•
the payment is made through an office outside the U.S. of a broker that is: (a) a U.S. person; (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.; or (c) a “controlled foreign corporation” for U.S. federal income tax purposes; and

•	the broker fails to initiate documentary evidence that you are a Non-U.S. Stockholder and that certain conditions are met or that you otherwise are entitled to an exemption.

Possible Legislative or Other Actions Affecting Tax Consequences

Prospective holders of our securities should recognize that the present federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.

State and Local Taxes

We may be and you may be subject to state or local taxes in other jurisdictions such as those in which we may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of us may not conform to the federal income tax consequences discussed above.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

When securities are to be sold to underwriters, unless otherwise set forth in the applicable prospectus supplement, the underwriters’ obligations to purchase those securities will be subject to certain conditions precedent. If the underwriters purchase any of the securities, they will be obligated to purchase all of the securities.

We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to reimburse these persons for certain expenses.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over- allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for the repayment of outstanding debt, to fund additional investments and for general corporate purposes.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and free of charge at the website maintained by the SEC at www.sec.gov.

We have filed with the SEC a registration statement on Form S-11, or the registration statement, under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the registration statement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Powell Goldstein LLP, Atlanta, Georgia. Certain legal matters with respect to the securities offered hereby will be passed upon for us Powell Goldstein LLP.

EXPERTS

The consolidated financial statements and schedules of Omega Healthcare Investors, Inc. at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Omega Healthcare Investors, Inc.

We have audited the accompanying consolidated balance sheets of Omega Healthcare Investors, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedules listed in the accompanying Index. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Healthcare Investors, Inc. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 and Note 15 to the consolidated financial statements, the accompanying consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 have been restated.

                                                                                  /s/ Ernst & Young LLP

McLean, Virginia
February 17, 2006, except for Notes 1, 5, 6, and 9,
as to which the date is December 11, 2006, and Notes 2,
3, 15, 17, and 18, as to which the date is January 25, 2007

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2005	December 31, 2004
	(Restated)	(Restated)
ASSETS
Real estate properties
Land and buildings at cost	$994,327	$803,753
Less accumulated depreciation	(156,947)	(152,550)
Real estate properties – net	837,380	651,203
Mortgage notes receivable – net	104,522	118,058
	941,902	769,261
Other investments – net	28,918	34,766
	970,820	804,027
Assets held for sale – net	2,735	3,992
Total investments	973,555	808,019

Cash and cash equivalents	3,948	12,083
Accounts receivable – net	15,018	11,884
Other assets	37,769	12,733
Operating assets for owned properties	—	213
Total assets	$1,030,290	$844,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$58,000	$15,000
Unsecured borrowings – net	505,429	361,338
Other long–term borrowings	2,800	3,170
Accrued expenses and other liabilities	19,563	21,067
Income tax liabilities	3,299	914
Operating liabilities for owned properties	256	508
Total liabilities	589,347	401,997

Stockholders’ equity:
Preferred stock issued and outstanding – 2,000 shares Class B with an aggregate liquidation preference of $50,000	—	50,000
Preferred stock issued and outstanding – 4,740 shares Class D with an aggregate liquidation preference of $118,488	118,488	118,488
Common stock $.10 par value authorized – 100,000 shares: Issued and outstanding – 56,872 shares in 2005 and 50,824 shares in 2004	5,687	5,082
Additional paid-in-capital	657,920	592,698
Cumulative net earnings	237,069	198,316
Cumulative dividends paid	(536,041)	(480,292)
Cumulative dividends – redemption	(43,067)	(41,054)
Unamortized restricted stock awards	(1,167)	(2,231)
Accumulated other comprehensive income	2,054	1,928
Total stockholders’ equity	440,943	442,935
Total liabilities and stockholders’ equity	$1,030,290	$844,932

See accompanying notes.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,
	2005	2004	2003
Revenues	(Restated)	(Restated)	(Restated)
Rental income	$94,945	$70,107	$58,357
Mortgage interest income	6,527	13,266	14,656
Other investment income – net	4,075	3,129	2,922
Miscellaneous	4,459	831	1,048
Nursing home revenues of owned and operated assets	—	—	4,395
Total operating revenues	110,006	87,333	81,378
Expenses
Depreciation and amortization	24,058	19,075	18,361
General and administrative	8,587	8,841	8,858
Provision for impairment on real estate properties	3,072	—	74
Provisions for uncollectible mortgages, notes and accounts receivable	83	—	—
Leasehold expiration expense	1,050	—	—
Nursing home expenses of owned and operated assets	—	—	5,493
Total operating expenses	36,850	27,916	32,786

Income before other income and expense	73,156	59,417	48,592
Other income (expense):
Interest and other investment income	220	122	182
Interest expense	(29,900)	(23,050)	(18,495)
Interest – amortization of deferred financing costs	(2,121)	(1,852)	(2,307)
Interest – refinancing costs	(2,750)	(19,106)	(2,586)
Provisions for impairment on equity securities	(3,360)	—	—
Litigation settlements and professional liability claims	1,599	(3,000)	2,187
Change in fair value of derivatives	(16)	1,361	—
Total other expense	(36,328)	(45,525)	(21,019)

Income before gain on assets sold	36,828	13,892	27,573
Gain from assets sold – net	—	—	665
Income from continuing operations before income taxes	36,828	13,892	28,238
Provision for income taxes	(2,385)	(393)	(520)
Income from continuing operations	34,443	13,499	27,718
Income (loss) from discontinued operations	4,310	6,647	(4,087)
Net income	38,753	20,146	23,631
Preferred stock dividends	(11,385)	(15,807)	(20,115)
Preferred stock conversion and redemption charges	(2,013)	(41,054)	—
Net income (loss) available to common	$25,355	$(36,715)	$3,516

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.41	$(0.95)	$0.20
Net income (loss)	$0.49	$(0.81)	$0.09
Diluted:
Income (loss) from continuing operations	$0.40	$(0.95)	$0.20
Net income (loss)	$0.49	$(0.81)	$0.09
Dividends declared and paid per common share	$0.85	$0.72	$0.15

Weighted-average shares outstanding, basic	51,738	45,472	37,189
Weighted-average shares outstanding, diluted	52,059	45,472	38,154

Components of other comprehensive income:
Net income	$38,753	$20,146	$23,631
Unrealized gain (loss) on investments and hedging contracts – net	126	6,383	(1,573)
Total comprehensive income	$38,879	$26,529	$22,058
See accompanying notes.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
(in thousands, except per share amounts)

	Common Stock Par Value	Additional Paid-in Capital	Preferred Stock	Cumulative Net Earnings

Balance at December 31, 2002 (37,141 common shares), as previously reported	$3,714	$481,052	$212,342	$151,245
Cumulative effect of restatement adjustments	—	—	—	3,294
Issuance of common stock:
Release of restricted stock and amortization of deferred stock compensation	—	—	—	—
Dividend reinvestment plan (6 shares)	1	41	—	—
Exercised options (121 shares at an average exercise price of $2.373 per share)	12	275	—	—
Grant of stock as payment of directors fees (23 shares at an average of $4.373 per share)	2	99	—	—
Net income for 2003	—	—	—	23,631
Common dividends paid ($0.15 per share).	—	—	—	—
Preferred dividends paid (Series A of $6.359 per share, Series B of $5.930 per share and Series C of $2.50 per share)	—	—	—	—
Unrealized loss on interest rate cap	—	—	—	—

Balance at December 31, 2003 (37,291 common shares) restated	3,729	481,467	212,342	178,170
Issuance of common stock:
Grant of restricted stock (318 shares at $10.54 per share)	—	3,346	—	—
Amortization of restricted stock	—	—	—	—
Dividend reinvestment plan (16 shares at $9.84 per share)	2	157	—	—
Exercised options (1,190 shares at an average exercise price of $2.775 per share)	119	(403)	—	—
Grant of stock as payment of directors fees (10 shares at an average of $10.3142 per share)	1	101	—	—
Equity offerings (2,718 shares at $9.85 per share)	272	23,098	—	—
Equity offerings (4,025 shares at $11.96 per share)	403	45,437	—	—
Net income for 2004	—	—	—	20,146
Purchase of Explorer common stock (11,200 shares)	(1,120)	(101,025)	—	—
Common dividends paid ($0.72 per share)	—	—	—	—
Issuance of Series D preferred stock (4,740 shares)	—	(3,700)	118,488	—
Series A preferred redemptions	—	2,311	(57,500)	—
Series C preferred stock conversions	1,676	103,166	(104,842)	—
Series C preferred stock redemptions	—	38,743	—	—
Preferred dividends paid (Series A of $1.156 per share, Series B of $2.156 per share and Series D of $1.518 per share)	—	—	—	—
Reclassification for realized loss on sale of interest rate cap	—	—	—	—
Unrealized loss on Sun common stock investment	—	—	—	—
Unrealized gain on Advocat securities	—	—	—	—

Balance at December 31, 2004 (50,824 common shares) restated	5,082	592,698	168,488	198,316
Issuance of common stock:
Grant of restricted stock (7 shares at $11.03 per share)	—	77	—	—
Amortization of restricted stock	—	—	—	—
Vesting of restricted stock (grants 66 shares)	7	(521)	—	—
Dividend reinvestment plan (573 shares at $12.138 per share)	57	6,890	—	—
Exercised options (218 shares at an average exercise price of $2.837 per share)	22	(546)	—	—
Grant of stock as payment of directors fees (9 shares at an average of $11.735 per share)	1	99	—	—
Equity offerings (5,175 shares at $11.80 per share)	518	57,223	—	—
Net income for 2005	—	—	—	38,753
Common dividends paid ($0.85 per share)	—	—	—	—
Series B preferred redemptions.	—	2,000	(50,000)	—
Preferred dividends paid (Series B of $1.090 per share and Series D of $2.0938 per share)	—	—	—	—
Reclassification for realized loss on Sun common stock investment	—	—	—	—
Unrealized loss on Sun common stock investment	—	—	—	—
Unrealized gain on Advocat securities	—	—	—	—

Balance at December 31, 2005 (56,872 common shares) restated	$5,687	$657,920	$118,488	$237,069
See accompanying notes.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
(in thousands, except per share amounts)
	Cumulative Dividends	Unamortized Restricted Stock Awards	Accumulated Other Comprehensive Loss	Total

Balance at December 31, 2002 (37,141 common shares) , as previously reported	$(365,654)	$(116)	$(2,882)	$479,701
Cumulative effect of restatement adjustments	—	—	—	3,294
Issuance of common stock:
Release of restricted stock and amortization of deferred stock compensation	—	116	—	116
Dividend reinvestment plan (6 shares)	—	—	—	42
Exercised options (121 shares at an average exercise price of $2.373 per share)	—	—	—	287
Grant of stock as payment of directors fees (23 shares at an average of $4.373 per share)	—	—	—	101
Net income for 2003	—	—	—	23,631
Common dividends paid ($0.15 per share).	(5,582)	—	—	(5,582)
Preferred dividends paid (Series A of $6.359 per share, Series B of $5.930 per share and Series C of $2.50 per share)	(59,887)	—	—	(59,887)
Unrealized loss on interest rate cap	—	—	(1,573)	(1,573)

Balance at December 31, 2003 (37,291 common shares) restated	(431,123)	—	(4,455)	440,130
Issuance of common stock:
Grant of restricted stock (318 shares at $10.54 per share)	—	(3,346)	—	—
Amortization of restricted stock	—	1,115	—	1,115
Dividend reinvestment plan (16 shares)	—	—	—	159
Exercised options (1,190 shares at an average exercise price of $2.775 per share)	—	—	—	(284)
Grant of stock as payment of directors fees (10 shares at an average of $10.3142 per share)	—	—	—	102
Equity offerings (2,718 shares)	—	—	—	23,370
Equity offerings (4,025 shares)	—	—	—	45,840
Net income for 2004	—	—	—	20,146
Purchase of Explorer common stock (11,200 shares).	—	—	—	(102,145)
Common dividends paid ($0.72 per share).	(32,151)	—	—	(32,151)
Issuance of Series D preferred stock (4,740 shares)	—	—	—	114,788
Series A preferred stock redemptions	(2,311)	—	—	(57,500)
Series C preferred stock conversions	—	—	—	—
Series C preferred stock redemptions	(38,743)	—	—	—
Preferred dividends paid (Series A of $1.156 per share, Series B of $2.156 per share and Series D of $1.518 per share)	(17,018)	—	—	(17,018)
Reclassification for realized loss on sale of interest rate cap	—	—	6,014	6,014
Unrealized loss on Sun common stock investment	—	—	(2,783)	(2,783)
Unrealized gain on Advocat securities	—	—	3,152	3,152

Balance at December 31, 2004 (50,824 common shares) restated	(521,346)	(2,231)	1,928	442,935
Issuance of common stock:
Grant of restricted stock (7 shares at $11.03 per share)	—	(77)	—	—
Amortization of restricted stock	—	1,141	—	1,141
Vesting of restricted stock (grants 66 shares)	—	—	—	(514)
Dividend reinvestment plan (573 shares at $12.138 per share)	—	—	—	6,947
Exercised options (218 shares at an average exercise price of $2.837 per share)	—	—	—	(524)
Grant of stock as payment of directors fees (9 shares at an average of $11.735 per share)	—	—	—	100
Equity offerings (5,175 shares at $11.80 per share)	—	—	—	57,741
Net income for 2005	—	—	—	38,753
Common dividends paid ($0.85 per share).	(43,645)	—	—	(43,645)
Series B preferred redemptions.	(2,013)	—	—	(50,013)
Preferred dividends paid (Series B of $1.090 per share and Series D of $2.0938 per share)	(12,104)	—	—	(12,104)
Reclassification for realized loss on Sun common stock investment	—	—	3,360	3,360
Unrealized loss on Sun common stock investment	—	—	(1,976)	(1,976)
Unrealized loss on Advocat securities	—	—	(1,258)	(1,258)

Balance at December 31, 2005 (56,872 common shares) restated	$(579,108)	$(1,167)	$2,054	$440,943
See accompanying notes.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
Cash flow from operating activities
Net income	$38,753	$20,146	$23,631
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization (including amounts in discontinued operations)	25,277	21,551	21,426
Provisions for impairment (including amounts in discontinued operations)	9,617	—	8,894
Provisions for uncollectible mortgages, notes and accounts receivable	83	—	—
Provision for impairment on equity securities	3,360	—	—
Income from accretion of marketable securities to redemption value	(1,636)	(810)	—
Refinancing costs	2,750	19,106	2,586
Amortization for deferred finance costs	2,121	1,852	2,307
(Gain) loss on assets sold – net	(7,969)	(3,358)	148
Restricted stock amortization expense	1,141	1,115	—
Adjustment of derivatives to fair value	16	(1,361)	—
Other	(1,521)	(55)	(45)
Net change in accounts receivable	(3,134)	(4,878)	(947)
Net change in other assets	4,075	(72)	303
Net change in income tax liabilities	2,385	394	520
Net change in other operating assets and liabilities	(2,361)	732	(2,370)
Net cash provided by operating activities	72,957	54,362	56,453

Cash flow from investing activities
Acquisition of real estate	(248,704)	(114,214)	—
Placement of mortgage loans	(61,750)	(6,500)	—
Proceeds from sale of stock	—	480	—
Proceeds from sale of real estate investments	60,513	5,672	12,911
Capital improvements and funding of other investments	(3,821)	(5,606)	(1,504)
Proceeds from other investments and assets held for sale – net	6,393	9,145	23,815
Investments in other investments– net	(9,574)	(3,430)	(7,736)
Collection of mortgage principal	61,602	8,226	3,624
Net cash (used in) provided by investing activities	(195,341)	(106,227)	31,110

Cash flow from financing activities
Proceeds from credit line borrowings	387,800	157,700	260,977
Payments of credit line borrowings	(344,800)	(319,774)	(260,903)
Payment of re-financing related costs	(2,491)	(6,378)	—
Proceeds from long-term borrowings	223,566	261,350	—
Payments of long-term borrowings	(79,688)	(350)	(25,942)
Payment to Trustee to redeem long-term borrowings	(22,670)	—	—
Proceeds from sale of interest rate cap	—	3,460	—
Receipts from Dividend Reinvestment Plan and directors fees	6,947	262	42
Payments for exercised options – net	(1,038)	(387)	287
Dividends paid	(55,749)	(49,169)	(65,469)
Redemption of preferred stock	(50,013)	(57,500)	—
Proceeds from preferred stock offering	—	12,643	—
Proceeds from common stock offering	57,741	69,210	—
Deferred financing costs paid	(5,327)	(10,213)	(7,801)
Other	(29)	—	—
Net cash provided by (used in) financing activities	114,249	60,854	(98,809)

(Decrease) increase in cash and cash equivalents	(8,135)	8,989	(11,246)
Cash and cash equivalents at beginning of year	12,083	3,094	14,340
Cash and cash equivalents at end of year	$3,948	$12,083	$3,094
Interest paid during the year	$31,354	$19,150	$18,101

See accompanying notes.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Organization

Omega Healthcare Investors, Inc. (“Omega”), a Maryland corporation, is a self-administered real estate investment trust (“REIT”). From the date that we commenced operations in 1992, we have invested primarily in income-producing healthcare facilities, which include long-term care nursing homes, assisted living facilities and rehabilitation hospitals. At December 31, 2005, we have investments in 227 healthcare facilities located throughout the United States.

Restated Financial Data

We have restated certain historical results in the accompanying consolidated financial statements to correct errors in previously reported amounts related to income tax matters and certain debt and equity investments in Advocat Inc. (“Advocat”), as well as to record certain straight-line rental income. See Note 15 – Restatement of Previously Issued Financial Statements and Note 16 – Summary of Quarterly Results.

Consolidation

Our consolidated financial statements include the accounts of Omega and all direct and indirect wholly owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

We have one reportable segment consisting of investments in real estate. Our business is to provide financing and capital to the long-term healthcare industry with a particular focus on skilled nursing facilities located in the United States. Our core portfolio consists of long-term lease and mortgage agreements. All of our leases are “triple-net” leases, which require the tenants to pay all property related expenses. Our mortgage revenue derives from fixed-rate mortgage loans, which are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor. Substantially all depreciation expenses reflected in the consolidated statement of operations relate to the ownership of our investment in real estate.

In prior years, we had a reportable segment relating to our portfolio of owned and operated facilities that we acquired as a result of certain foreclosure proceedings. However, owned and operated facilities are not our core business, and thus we divested all of our owned and operated facilities. As of January 1, 2004, the divestment process had been sufficiently implemented such that our holdings of owned and operated facilities were immaterial and thus no longer constituted a separate reportable segment. As of December 31, 2004, we had no owned and operated facilities. In addition, we previously reported a segment entitled “Corporate and Other” however, all of the items classified thereunder are properly allocable to core operations and, as result, do not currently constitute a separate reportable segment.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate Investments and Depreciation

We allocate the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. All costs of significant improvements, renovations and replacements are capitalized. In addition, we capitalize leasehold improvements when certain criteria are met, including when we supervise construction and will own the improvement. Expenditures for maintenance and repairs are charged to operations as they are incurred.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Depreciation is computed on a straight-line basis over the estimated useful lives ranging from 20 to 40 years for buildings and improvements and three to 10 years for furniture, fixtures and equipment. Leasehold interests are amortized over the shorter of useful life or term of the lease, with lives ranging from four to seven years.

Asset Impairment

Management periodically, but not less than annually, evaluates our real estate investments for impairment indicators, including the evaluation of our assets’ useful lives. The judgment regarding the existence of impairment indicators is based on factors such as, but not limited to, market conditions, operator performance and legal structure. If indicators of impairment are present, management evaluates the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying facilities. Provisions for impairment losses related to long-lived assets are recognized when expected future undiscounted cash flows are determined to be permanently less than the carrying values of the assets. An adjustment is made to the net carrying value of the leased properties and other long-lived assets for the excess of historical cost over fair value. The fair value of the real estate investment is determined by market research, which includes valuing the property as a nursing home as well as other alternative uses. All impairments are taken as a period cost at that time, and depreciation is adjusted going forward to reflect the new value assigned to the asset.

If we decide to sell rental properties or land holdings, we evaluate the recoverability of the carrying amounts of the assets. If the evaluation indicates that the carrying value is not recoverable from estimated net sales proceeds, the property is written down to estimated fair value less costs to sell. Our estimates of cash flows and fair values of the properties are based on current market conditions and consider matters such as rental rates and occupancies for comparable properties, recent sales data for comparable properties, and, where applicable, contracts or the results of negotiations with purchasers or prospective purchasers.

For the years ended December 31, 2005, 2004, and 2003 we recognized impairment losses of $9.6 million, $0.0 million and $8.9 million, respectively, including amounts classified within discontinued operations.

Loan Impairment

Management, periodically but not less than annually, evaluates our outstanding loans and notes receivable. When management identifies potential loan impairment indicators, such as non-payment under the loan documents, impairment of the underlying collateral, financial difficulty of the operator or other circumstances that may impair full execution of the loan documents, and management believes these indicators are permanent, then the loan is written down to the present value of the expected future cash flows. In cases where expected future cash flows cannot be estimated, the loan is written down to the fair value of the collateral. The fair value of the loan is determined by market research, which includes valuing the property as a nursing home as well as other alternative uses. We recorded loan impairments of $0.1 million, $0.0 million and $0.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

In accordance with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan and FASB Statement No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures, we currently account for impaired loans using the cost-recovery method applying cash received against the outstanding principal balance prior to recording interest income (see Note 5 – Other Investment). At December 31, 2005 and 2004, we had notes receivable totaling $1.8 million and $8.5 million, respectively, which were determined to be impaired.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with a maturity date of three months or less when purchased. These investments are stated at cost, which approximates fair value.

Accounts Receivable

Accounts receivable consists primarily of lease and mortgage interest payments. Amounts recorded include estimated provisions for loss related to uncollectible accounts and disputed items. On a monthly basis, we review the contractual payment versus actual cash payment received and the contractual payment due date versus actual receipt date. When management identifies delinquencies, a judgment is made as to the amount of provision, if any, that is needed. No allowances were recorded for the years ended December 31, 2005, 2004 and 2003.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Recognizing rental income on a straight-line basis results in recognized revenue exceeding contractual amounts due from our tenants. Such cumulative excess amounts are included in accounts receivable and were $13.8 million and $8.6 million, net of allowances, at December 31, 2005 and 2004, respectively. See Note 15 – Restatement of Previously Issued Financial Statements. In the case of a lease recognized on a straight-line basis, we will generally provide an allowance for straight-line accounts receivable when certain conditions or indicators of adverse collectibility are present (e.g., lessee payment delinquencies, bankruptcy indicators, etc.). At December 31, 2005 and 2004, the allowance for straight-line accounts receivable was $6.7 million and $6.5 million, respectively.

Investments in Debt and Equity Securities

Marketable securities classified as available-for-sale are stated at fair value with unrealized gains and losses recorded in accumulated other comprehensive income. Realized gains and losses and declines in value judged to be other-than-temporary on securities held as available-for-sale are included in investment income. The cost of securities sold is based on the specific identification method. If events or circumstances indicate that the fair value of an investment has declined below its carrying value and we consider the decline to be “other than temporary,” the investment is written down to fair value and an impairment loss is recognized.

At December 31, 2005, we had two marketable securities (i.e., preferred and common shares of publicly traded companies). See Note 15 – Restatement of Previously Issued Financial Statements and Note 5 – Other Investments.

In accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, during the year ended December 31, 2005, we recorded a $3.4 million provision for impairment to write-down our 760,000 share investment in Sun Healthcare Group, Inc. (“Sun”) common stock to its then current fair market value.

Our investment in Advocat series B preferred stock is stated at fair value. We record dividend and accretion income on the preferred stock based upon whether the amount and timing of collections are both probable and reasonably estimable. We recognize accretion income on a prospective basis using the effective interest method to the redemption date of the security. The face value plus the value of the accrued dividends, which had previously been written down to zero due to impairment, is being accreted into income ratably through the Omega redemption date (September 30, 2007). The cumulative amount recognized as income is limited to the fair market value of the preferred stock. The difference between the fair market value of the preferred stock and the accretive value of the security is recorded as other comprehensive income on the balance sheet.

Comprehensive Income

SFAS 130, Reporting Comprehensive Income, establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income includes net income and all other non-owner changes in stockholders’ equity during a period including unrealized gains and losses on equity securities classified as available-for-sale and unrealized fair value adjustments on certain derivative instruments.

Deferred Financing Costs

Deferred financing costs are amortized on a straight-line basis over the terms of the related borrowings which approximate the effective interest method. Amortization of financing costs totaling $2.1 million, $1.9 million and $2.3 million in 2005, 2004 and 2003, respectively, is classified as “interest - amortization of deferred financing costs” in our audited consolidated statements of operations. When financings are terminated, unamortized amounts paid, as well as, charges incurred for the termination, are expensed at the time the termination is made. Gains and losses from the extinguishment of debt are presented as interest expense within income from continuing operations in the accompanying consolidated financial statements.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Revenue Recognition

Rental income is recognized as earned over the terms of the related master leases. Such income generally includes periodic increases based on pre-determined formulas (i.e., such as increases in the Consumer Price Index (“CPI”)) as defined in the master leases. Certain master leases contain provisions relating to specific and determinable increases in rental payments over the term of the leases. Rental income, under lease arrangements with specific and determinable increases, is recognized over the term of the lease on a straight-line basis. Recognition of rental income commences when control of the facility has been given to the tenant. Mortgage interest income is recognized as earned over the terms of the related mortgage notes.

Reserves are taken against earned revenues from leases and mortgages when collection of amounts due becomes questionable or when negotiations for restructurings of troubled operators lead to lower expectations regarding ultimate collection. When collection is uncertain, lease revenues are recorded as received, after taking into account application of security deposits. The recording of any related straight-line rent is suspended until past due amounts have been paid. In the event the straight-line rent is deemed uncollectible, an allowance for loss for the straight-line rent asset will be recognized. Interest income on impaired mortgage loans is recognized as received after taking into account application of security deposits.

Nursing home revenues from owned and operated assets (primarily Medicare, Medicaid and other third party insurance) are recognized as patient services are provided.

Gains on sales of real estate assets are recognized pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate. The specific timing of the recognition of the sale and the related gain is measured against the various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement associated with the assets sold. To the extent the sales criteria are not met, we defer gain recognition until the sales criteria are met.

Owned and Operated Assets

If real estate is acquired and operated pursuant to a foreclosure proceeding, it is designated as “owned and operated assets” and recorded at the lower of cost or fair value.

Assets Held for Sale and Discontinued Operations

When a formal plan to sell real estate is adopted the real estate is classified as “assets held for sale,” with the net carrying amount adjusted to the lower of cost or estimated fair value, less cost of disposal. Depreciation of the facilities is excluded from operations after management has committed to a plan to sell the asset. Pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets sold or designated as held for sale are reported as discontinued operations in our financial statements for all periods presented. We had five assets held for sale as of December 31, 2005 with a combined net book value of $2.7 million. We held two assets that qualified as held for sale as of December 31, 2004, with a $4.0 million combined net book value.

Derivative Instruments

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, (“FAS No. 133”), requires that all derivatives are recognized on the balance sheet at fair value. Derivatives that are not hedges are adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedge item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

At December 31, 2005, we had one derivative instrument accounted for at fair value resulting from the conversion feature of a redeemable convertible preferred stock security in Advocat, a publicly traded company, to convert that security into Advocat common stock at a fixed exchange rate; see Note 15 – Restatement of Previously Issued Financial Statements and Note 5 – Other Investments.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Earnings Per Share

Basic earnings per common share (“EPS”) is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding during the year. Diluted EPS reflects the potential dilution that could occur from shares issuable through stock-based compensation, including stock options, restricted stock and the conversion of our Series C preferred stock.

Federal and State Income Taxes

So long as we qualify as a REIT, we will not be subject to Federal income taxes on our income, except as described below. To the extent that we have foreclosure income from our owned and operated assets, we will incur federal tax at a rate of 35%. To date, our owned and operated assets have generated losses, and therefore, no provision for federal income tax is necessary. We are permitted to own up to 100% of a “taxable REIT subsidiary” (“TRS”). Currently, we have two TRSs that are taxable as corporations and that pay federal, state and local income tax on their net income at the applicable corporate rates. These TRSs had a net operating loss carry-forward as of December 31, 2005 of $14.4 million. This loss carry-forward was fully reserved with a valuation allowance due to uncertainties regarding realization.

During the fourth quarter of 2006, we determined that certain terms of the Advocat Series B non-voting, redeemable convertible preferred stock held by us could be interpreted as affecting our compliance with federal income tax rules applicable to REITs regarding related party tenant income. As such, Advocat, one of our lessees, may be deemed to be a “related party tenant” under applicable federal income tax rules. In such event, our rental income from Advocat would not be qualifying income under the gross income tests that are applicable to REITs. In order to maintain qualification as a REIT, we annually must satisfy certain tests regarding the source of our gross income. The applicable federal income tax rules provide a “savings clause” for REITs that fail to satisfy the REIT gross income tests if such failure is due to reasonable cause. A REIT that qualifies for the savings clause will retain its REIT status but will pay a tax under section 857(b)(5) and related interest. We currently plan to submit to the IRS a request for a closing agreement to resolve the “related party tenant” issue. While we believe there are valid arguments that Advocat should not be deemed a “related party tenant,” the matter is not free from doubt, and we believe it is in our best interest to request a closing agreement in order to resolve the matter, minimize potential interest charges and obtain assurances regarding our continuing REIT status. By submitting a request for a closing agreement, we intend to establish that any failure to satisfy the gross income tests was due to reasonable cause (see Note 15 – Restatement of Previously Issued Financial Statements). In the event that it is determined that the “savings clause” described above does not apply, we could be treated as having failed to qualify as a REIT for one or more taxable years. If we fail to qualify for taxation as a REIT for any taxable year, our income will be taxed at regular corporate rates, and we could be disqualified as a REIT for the following four taxable years.

As a result of the potential related party tenant issue described above and further discussed in Note 15 – Restatement of Previously Issued Financial Statements, we have recorded a $2.4 million, $0.4 million and $0.5 million provision for income tax, including related interest expense, for the years ended December 31, 2005, 2004 and 2003, respectively. The amount accrued represents the estimated liability, which remains subject to final resolution and therefore is subject to change. In addition, in October 2006, we restructured our Advocat relationship and have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years. Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007. We will continue to accrue an income tax liability related to this matter during 2006.

Stock-Based Compensation

Our company grants stock options to employees and directors with an exercise price equal to the fair value of the shares at the date of the grant. In accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, compensation expense is not recognized for these stock option grants.

SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, requires certain disclosures related to our stock-based compensation arrangements.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following table presents the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to our stock-based compensation.

	Year Ended December 31,
	2005 (Restated)	2004 (Restated)	2003 (Restated)
	(in thousands, except per share amounts)
Net income (loss) to common stockholders	$25,355	$(36,715)	$3,516
Add: Stock-based compensation expense included in net income (loss) to common stockholders	1,141	1,115	—
	26,496	(35,600)	3,516
Less: Stock-based compensation expense determined under the fair value based method for all awards	1,319	1,365	79
Pro forma net income (loss) to common stockholders	$25,177	$(36,965)	$3,437

Earnings per share:
Basic, as reported	$0.49	$(0.81)	$0.09
Basic, pro forma	$0.49	$(0.81)	$0.09
Diluted, as reported	$0.49	$(0.81)	$0.09
Diluted, pro forma	$0.48	$(0.81)	$0.09

No stock options were issued during 2005. For options issued during 2004 and prior years, fair value was calculated on the grant dates using the Black-Scholes options-pricing model with the following assumptions.

Significant Weighted-Average Assumptions:
Risk-free Interest Rate at time of Grant	2.50%
Expected Stock Price Volatility	3.00%
Expected Option Life in Years (a)	4
Expected Dividend Payout	5.00%

(a)	Expected life is based on contractual expiration dates

Effects of Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment (“FAS No. 123R”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. FAS No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Registrants were initially required to adopt FAS No. 123R as of the beginning of the first interim or annual period that begins after June 15, 2005. On April 14, 2005, the Securities and Exchange Commission adopted a new rule that allows companies to implement FAS No. 123R at the beginning of their next fiscal year that begins after June 15, 2005. We will adopt FAS No. 123R at the beginning of our 2006 fiscal year using the modified prospective method. The estimated additional expense to be recorded in 2006 as a result of this adoption is $3 thousand.

Risks and Uncertainties

Our company is subject to certain risks and uncertainties affecting the healthcare industry as a result of healthcare legislation and growing regulation by federal, state and local governments. Additionally, we are subject to risks and uncertainties as a result of changes affecting operators of nursing home facilities due to the actions of governmental agencies and insurers to limit the growth in cost of healthcare services (see Note 6 - Concentration of Risk).

Reclassifications

Certain reclassifications have been made in the 2004 and 2003 financial statements to conform to the 2005 presentation.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 3 - PROPERTIES

Leased Property

Our leased real estate properties, represented by 193 long-term care facilities and two rehabilitation hospitals at December 31, 2005, are leased under provisions of single leases and master leases with initial terms typically ranging from 5 to 15 years, plus renewal options. Substantially all of the leases and master leases provide for minimum annual rentals that are subject to annual increases based upon increases in CPI. Under the terms of the leases, the lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties.

A summary of our investment in leased real estate properties is as follows:

	December 31,
	2005	2004
	(in thousands)
Buildings	$942,647	$763,853
Land	51,680	39,900
	994,327	803,753
Less accumulated depreciation	(156,947)	(152,550)
Total	$837,380	$651,203

The future minimum estimated rents due for the remainder of the initial terms of the leases are as follows:

(in thousands)
2006	$104,958
2007	106,890
2008	108,591
2009	109,759
2010	106,006
Thereafter	315,520
$851,724

Below is a summary of the significant lease transactions that occurred in 2005.

CommuniCare Health Services, Inc.

•
On December 16, 2005, we purchased ten SNFs and one ALF located in Ohio totaling 1,610 beds for a total investment of $115.3 million. The facilities were consolidated into a new ten year master lease and leased to affiliates of an existing operator, CommuniCare Health Services, Inc. (“CommuniCare”), with annualized rent increasing by approximately $11.6 million, subject to annual escalators, and two ten year renewal options.

•
On June 28, 2005, we purchased five SNFs located in Ohio (3) and Pennsylvania (2), totaling 911 beds for a total investment, excluding working capital, of approximately $50 million. The SNFs were purchased from an unrelated third party and are now operated by affiliates of CommuniCare, with the five facilities being consolidated into an existing master lease.

Nexion Health, Inc.

On November 1, 2005, we purchased three SNFs in two separate transactions for a total investment of approximately $12.75 million. All three facilities, totaling 400 beds, are located in Texas. The facilities were consolidated into a master lease with a subsidiary of an existing operator, Nexion Health, Inc. The term of the existing master lease was extended to ten years and runs through October 31, 2015, followed by four renewal options of five years each.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Senior Management Services, Inc.

Effective June 1, 2005, we purchased two SNFs for a total investment of approximately $9.5 million. Both facilities, totaling 440 beds, are located in Texas. The facilities were consolidated into a master lease with subsidiaries of an existing operator, Senior Management Services, Inc., with annualized rent increasing by approximately $1.1 million, with annual escalators. The term of the existing master lease was extended to ten years and runs through May 31, 2015, followed by two renewal options of ten years each.

Essex Healthcare Corporation

On January 13, 2005, we closed on approximately $58 million of net new investments with American Health Care Centers (“American”) for the purchase of 13 SNFs. The gross purchase price of approximately $79 million was offset by a purchase option of approximately $7 million and approximately $14 million in mortgage loans the Company had outstanding with American and its affiliates. The 13 properties, all located in Ohio, will continue to be leased by Essex Healthcare Corporation. The master lease and related agreements run through October 31, 2010. The mortgage loans of $14 million settled in connection with this acquisition and the application of the $7 million purchase option represent non-cash financing sources for the acquisition.

Claremont Health Care Holdings, Inc.

Effective January 1, 2005, we re-leased one SNF formerly leased to Claremont Health Care Holdings, Inc., located in New Hampshire and representing 68 beds to affiliates of an existing operator, Haven Eldercare, LLC (“Haven”). This facility was added to an existing master lease, which expires on December 31, 2013, followed by two 10-year renewal options.

Acquisitions

The table below summarizes the acquisitions completed during the years ended December 31, 2005 and 2004. The purchase price includes estimated transaction costs. The amount allocated to land and buildings was $14.9 million and $251.6 million, respectively, for the 2005 acquisitions and $6.3 million and $109.3 million, respectively, for the 2004 acquisitions.

2005 Acquisitions
100% Interest Acquired	Acquisition Date	Purchase Price ($000’s)

Thirteen facilities in OH	January 13, 2005	$79,300
Two facilities in TX	June 1, 2005	9,500
Five facilities in PA and OH	June 28, 2005	49,600
Three facilities in TX	November 1, 2005	12,800
Eleven facilities in OH	December 16, 2005	115,300

2004 Acquisitions
100% Interest Acquired	Acquisition Date	Purchase Price ($000’s)

Three facilities (2 in VT, 1 in CT)	April 1, 2004	$26,000
Two facilities in TX	April 30, 2004	9,400
Fifteen facilities (13 in PA, 2 OH)	November 1, 2004	72,500
One facility in WV	December 3, 2004	7,700

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The acquired properties are included in our results of operations from the respective date of acquisition. The following unaudited pro forma results of operations reflect these transactions as if each had occurred on January 1 of the year presented. In our opinion, all significant adjustments necessary to reflect the effects of the acquisitions have been made.

	Pro forma Year Ended December 31,
	2005 (Restated)	2004 (Restated)	2003 (Restated)
	(in thousands, except per share amount, unaudited)

Revenues	$126,972	$125,506	$123,876
Net income	$40,113	$27,028	$31,784

Earnings per share – pro forma:
Earnings (loss) per share – Basic	$0.52	$(0.66)	$0.31
Earnings (loss) per share – Diluted	$0.51	$(0.66)	$0.31

Assets Sold or Held for Sale

Alterra Healthcare Corporation

On December 1, 2005, AHC Properties, Inc., a subsidiary of Alterra Healthcare Corporation (“Alterra”) exercised its option to purchase six ALFs. We received cash proceeds of approximately $20.5 million, resulting in a gain of approximately $5.6 million.

Alden Management Services, Inc.

On June 30, 2005, we sold four SNFs to subsidiaries of Alden Management Services, Inc., who previously leased the facilities from us. All four facilities are located in Illinois. The sales price totaled approximately $17 million. We received net cash proceeds of approximately $12 million plus a secured promissory note of approximately $5.4 million. The sale resulted in a non-cash accounting loss of approximately $4.2 million.

Other Asset Sales

•	On November 3, 2005, we sold a SNF in Florida for net cash proceeds of approximately $14.1 million, resulting in a gain of approximately $5.8 million.

•	On August 1, 2005, we sold 50.4 acres of undeveloped land, located in Ohio, for net cash proceeds of approximately $1 million. The sale resulted in a gain of approximately $0.7 million.

•
During the three months ended March 31, 2005, we sold three facilities, located in Florida and California, for their approximate net book value realizing cash proceeds of approximately $6 million, net of closing costs and other expenses.

2004 and 2003 Asset Sales

•	During 2004, we sold six closed facilities, realizing proceeds of approximately $5.7 million, net of closing costs and other expenses, resulting in a net gain of approximately $3.3 million.

•
During 2003, we sold eight closed facilities and realized a net loss of $3.0 million that is reflected in our Consolidated Statements of Operations as discontinued operations. Also during 2003, we sold four facilities, which were previously classified as “assets held for sale,” realizing proceeds of $2.0 million, net of closing costs, resulting in a net loss of approximately $0.7 million.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Held for Sale

•
During the three months ended December 31, 2005, a $0.5 million provision for impairment charge was recorded to reduce the carrying value of one facility that is currently under contract to be sold in the first quarter of 2006, to its sales price.

•	During the three months ended September 30, 2005, a $2.3 million provision for impairment charge was recorded to reduce the carrying value on one facility to its estimated fair value.

•
During the three months ended March 31, 2005, a $3.7 million provision for impairment charge was recorded to reduce the carrying value on two facilities, which were subsequently closed and currently are marketed for sale, to their estimated fair value.

In accordance with SFAS No. 144, all related revenues, expenses as well as the realized gains, losses and provisions for impairment from the above mentioned facilities are included within discontinued operations in our consolidated statements of operations for their respective time periods.

NOTE 4 - MORTGAGE NOTES RECEIVABLE

Mortgage notes receivable relate to 32 long-term care facilities. The mortgage notes are secured by first mortgage liens on the borrowers’ underlying real estate and personal property. The mortgage notes receivable relate to facilities located in eight states, operated by eight independent healthcare operating companies. We monitor compliance with mortgages and when necessary have initiated collection, foreclosure and other proceedings with respect to certain outstanding loans. As of December 31, 2005, we have no foreclosed property and none of our mortgages were in foreclosure proceedings.

The following table summarizes the mortgage notes balances for the years ended December 31, 2005 and 2004:

	December 31,
	2005	2004
	(in thousands)
Gross mortgage notes—unimpaired	$104,522	$118,058
Gross mortgage notes—impaired	—	—
Reserve for uncollectible loans	—	—
Net mortgage notes at December 31	$104,522	$118,058

Below is a summary of the significant mortgage transactions that occurred in 2005 and 2004.

Haven Eldercare, LLC

On November 9, 2005, we entered into a first mortgage loan in the amount of $61.75 million on six SNFs and one ALF, totaling 878 beds. Four of the facilities are located in Rhode Island, two in New Hampshire and one in Massachusetts. The mortgagor of the facilities is an affiliate of Haven, an existing operator of ours. The term of the mortgage is seven years. The interest rate is 10%, with annual escalators. At the end of the mortgage term, we will have the option to purchase the facilities for $61.75 million less the outstanding mortgage principal balance.

Essex Healthcare Corporation

On January 13, 2005, as a result of the purchase of 13 SNFs from American, approximately $14 million in mortgage loans we had outstanding with American and its affiliates was applied against the purchase price.

Mariner Health Care, Inc.

On February 1, 2005, Mariner Health Care, Inc. (“Mariner”) exercised its right to prepay in full the $59.7 million aggregate principal amount owed to us under a promissory note secured by a mortgage with an interest rate of 11.57%, together with the required prepayment premium of 3% of the outstanding principal balance, an amendment fee and all accrued and unpaid interest.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

At December 31, 2005, all mortgages were structured as fixed-rate mortgages. The outstanding principal amounts of mortgage notes receivable, net of allowances, were as follows:

	December 31,
	2005	2004
	(in thousands)

Mortgage note paid off 1st quarter 2005, interest rate was 11.57%	$—	$59,657
Mortgage note paid off 1st quarter 2005, interest rate was 11.06%	—	13,776
Mortgage note due 2014; monthly payment of $63,707, including interest at 11.00%	6,496	6,500
Mortgage note due 2010; monthly payment of $124,833, including interest at 11.50%	12,634	12,677
Mortgage note due 2006; monthly payment of $107,382, including interest at 11.50%	10,732	10,782
Mortgage note due 2006; interest only at 10.00% payable monthly	9,991	9,991
Mortgage note due 2012; interest only at 10.00% payable monthly	61,750	—
Other mortgage notes	2,919	4,675
Total mortgages—net (1)	$104,522	$118,058

(1)	Mortgage notes are shown net of allowances of $0.0 million in 2005 and 2004.

NOTE 5 - OTHER INVESTMENTS

A summary of our other investments is as follows:

	At December 31,
	2005 (Restated)	2004 (Restated)
	(in thousands)
Notes receivable(1)	$21,039	$20,223
Notes receivable allowance	(2,412)	(4,433)
Purchase option	—	7,071
Marketable securities and other	10,291	11,905
Total other investments	$28,918	$34,766

(1)	Includes notes receivable deemed impaired in for 2005 and 2004 of $1.8 million and $8.5 million respectively.

For the year ended December 31, 2005, the following transactions impacted our other investments:

Sun Healthcare Common Stock Investment

•
Under our 2004 restructuring agreement with Sun, we received the right to convert deferred base rent owed to us, totaling approximately $7.8 million, into 800,000 shares of Sun’s common stock, subject to certain non-dilution provisions and the right of Sun to pay cash in an amount equal to the value of that stock in lieu of issuing stock to us.

•
On March 30, 2004, we notified Sun of our intention to exercise our right to convert the deferred base rent into fully paid and non-assessable shares of Sun’s common stock. On April 16, 2004, we received a stock certificate for 760,000 restricted shares of Sun’s common stock and cash in the amount of approximately $0.5 million in exchange for the remaining 40,000 shares of Sun’s common stock. On July 23, 2004, Sun registered these shares with the SEC. We are accounting for the 760,000 shares received as “available for sale” marketable securities with changes in market value recorded in other comprehensive income.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

•
In accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities (“FAS No. 115”), for the year ended December 31, 2005, we recorded a $3.4 million provision for impairment to write-down our 760,000 share investment in Sun common stock to its then current fair market value of $4.9 million.

•
The fair value of our investment in Sun common stock was $5.0 million and $7.0 million at December 31, 2005 and 2004, respectively. Included in accumulated other comprehensive income at December 31, 2005 was an unrealized gain of $0.2 million and at December 31, 2004 was an unrealized loss of $1.2 million, relating to our investment in Sun common stock.

Advocat Subordinated Debt and Convertible Preferred Stock Investments

•
Under our 2000 restructuring agreement with Advocat, we received the following: (i) 393,658 shares of Advocat’s Series B non-voting, redeemable (on or after September 30, 2007), convertible preferred stock, which was convertible into up to 706,576 shares of Advocat’s common stock (representing 9.9% of the outstanding shares of Advocat’s common stock on a fully diluted, as-converted basis and accruing dividends at 7% per annum); and (ii) a secured convertible subordinated note in the amount of $1.7 million bearing interest at 7% per annum with a September 30, 2007 maturity (see Note 15 - Restatement of Previously Issued Financial Statements and Note 16 - Summary of Quarterly Results).

•
In accordance with FAS No. 115, the Advocat Series B security is a compound financial instrument. The embedded derivative value of the conversion feature is recorded separately at fair market value in accordance with FAS No. 133. The non-derivative portion of the security is classified as an available-for-sale investment and is stated at its fair value with unrealized gains or losses recorded in accumulated other comprehensive income. The fair value of the non-derivative portion of the security was $4.3 million and $4.0 million at December 31, 2005 and 2004, respectively. Included in accumulated other comprehensive income at December 31, 2005 and 2004 were unrealized gains of $1.9 million and $3.2 million, respectively, relating to the non-derivative portion of the security.

•
In accordance with FAS No. 114 and FAS No. 118, the Advocat secured convertible subordinated note is fully reserved and accounted for using the cost-recovery method applying cash received against the outstanding principal balance prior to recording interest income.

Essex Healthcare Corporation

On January 13, 2005, as a result of the purchase from American of 13 SNFs, our purchase option of approximately $7 million was applied against the purchase price.

Notes Receivable

At December 31, 2005, we had 13 notes receivable totaling $18.6 million, net of allowance, with maturities ranging from on demand to 2015. At December 31, 2004, we had 14 notes receivable totaling $15.8 million, net of allowance, with maturities ranging from on demand to 2014.

NOTE 6 - CONCENTRATION OF RISK

As of December 31, 2005, our portfolio of domestic investments consisted of 227 healthcare facilities, located in 27 states and operated by 35 third-party operators. Our gross investment in these facilities, net of impairments and before reserve for uncollectible loans, totaled approximately $1.1 billion at December 31, 2005, with approximately 98% of our real estate investments related to long-term care facilities. This portfolio is made up of 193 long-term healthcare facilities, two rehabilitation hospitals owned and leased to third parties, and fixed rate mortgages on 32 long-term healthcare facilities. At December 31, 2005, we also held miscellaneous investments of approximately $29 million, consisting primarily of secured loans to third-party operators of our facilities.

At December 31, 2005, approximately 25% of our real estate investments were operated by two public companies: Sun (15%) and Advocat (10%). Our largest private company operators (by investment) were Communicare (17%), Haven (11%), Guardian LTC Management, Inc. (7%) and Essex (7%). No other operator represents more than 5% of our investments. The three states in which we had our highest concentration of investments were Ohio (25%), Florida (10%) and Pennsylvania (9%) at December 31, 2005.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

For the year ended December 31, 2005, our revenues from operations totaled $110.3 million, of which approximately $21.8 million were from Sun (20%) and $13.9 million from Advocat (13%). No other operator generated more than 9% of our revenues from operations.

NOTE 7 - LEASE AND MORTGAGE DEPOSITS

We obtain liquidity deposits and letters of credit from most operators pursuant to our lease and mortgage contracts with the operators. These generally represent the rental and mortgage interest for periods ranging from three to six months with respect to certain of its investments. The liquidity deposits may be applied in the event of lease and loan defaults, subject to applicable limitations under bankruptcy law with respect to operators filing under Chapter 11 of the United States Bankruptcy Code. At December 31, 2005, we held $5.8 million in such liquidity deposits and $11.1 million in letters of credit. Additional security for rental and mortgage interest revenue from operators is provided by covenants regarding minimum working capital and net worth, liens on accounts receivable and other operating assets of the operators, provisions for cross default, provisions for cross-collateralization and by corporate/personal guarantees.

NOTE 8 - BORROWING ARRANGEMENTS

Secured Borrowings

We have a $200 million revolving senior secured credit facility (“Credit Facility”). At December 31, 2005, $58.0 million was outstanding under our Credit Facility and $3.9 million was utilized for the issuance of letters of credit, leaving availability of $138.1 million. On April 26, 2005, we amended our Credit Facility to reduce both LIBOR and Base Rate interest spreads (as defined in the Credit Facility) by 50 basis points for borrowings outstanding. The $58.0 million of outstanding borrowings had a blended interest rate of 7.12% at December 31, 2005.

Our long-term borrowings require us to meet certain property level financial covenants and corporate financial covenants, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on dividend payouts. As of December 31, 2005, we were in compliance with all property level and corporate financial covenants.

On December 2, 2004, we exercised our right to increase the revolving commitments under our Credit Facility by an additional $25 million, to $200 million. Additionally, on April 30, 2004, we exercised our right to increase the revolving commitments under our Credit Facility by an additional $50 million, to $175 million. All other terms of the Credit Facility, which closed on March 22, 2004 with commitments of $125 million, remain substantially the same. The Credit Facility will be used for acquisitions and general corporate purposes. Bank of America, N.A. serves as Administrative Agent for the Credit Facility.

At December 31, 2004, we had $15.0 million of outstanding borrowings with an interest rate of 5.41% under our Credit Facility.

Unsecured Borrowings

$100 Million Aggregate Principal Amount of 6.95% Unsecured Notes Tender and Redemption

On December 16, 2005, we initiated a tender offer and consent solicitation for all of our outstanding $100 million aggregate principal amount 6.95% notes due 2007 (the “2007 Notes”). On December 30, 2005, we accepted for purchase 79.3% of the aggregate principal amount of the 2007 Notes outstanding that were tendered. On December 30, 2005, our Board of Directors also authorized the redemption of all outstanding 2007 Notes that were not otherwise tendered. On December 30, 2005, upon our irrevocable funding of the full redemption price for the 2007 Notes and certain other acts required by the Indenture governing the 2007 Notes, the Trustee of the 2007 Notes certified in writing to us (the “Certificate of Satisfaction and Discharge”) that the Indenture was satisfied and discharged as of December 30, 2005, except for certain provisions. In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, we removed 79.3% of the aggregate principal amount of the 2007 Notes, which were tendered in our tender offer and consent solicitation, and the corresponding portion of the funds held in trust by the Trustee to pay the tender price from its balance sheet and recognized $2.8 million of additional interest expense associated with the tender offer. On January 18, 2006, we completed the redemption of the remaining 2007 Notes not otherwise tendered. In connection with the redemption and in accordance with SFAS No. 140, we will recognize $0.8 million of additional interest expense in the first quarter of 2006. As of January 18, 2006, none of the 2007 Notes remained outstanding.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

$175 Million Aggregate Principal Amount of 7% Unsecured Notes Issuance

On December 30, 2005, we closed on a private offering of $175 million of 7% senior unsecured notes due 2016 (“2016 Notes”) at an issue price of 99.109% of the principal amount of the notes (equal to a per annum yield to maturity of approximately 7.125%), resulting in gross proceeds to us of approximately $173.4 million. The 2016 Notes are unsecured senior obligations to us, which have been guaranteed by our subsidiaries. The 2016 Notes were issued in a private placement to qualified institutional buyers under Rule 144A under the Securities Act of 1933 (the “Securities Act”). A portion of the proceeds of this private offering was used to pay the tender price and redemption price of the 2007 Notes. Pursuant to the terms of a registration rights agreement entered into by us in connection with the consummation of the offering, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) to offer to exchange registered notes for all of our outstanding unregistered 2016 Notes. The terms of the exchange notes will be identical to the terms of the 2016 Notes, except that the exchange notes will be registered under the Securities Act and therefore freely tradable (subject to certain conditions). The exchange notes will represent our unsecured senior obligations and will be guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. There can be no assurance that we will experience full participation in the exchange offer. In the event all the 2016 Notes are not exchanged in the exchange offer, we will have two classes of 7% senior notes due 2016 outstanding.

$50 Million Aggregate Principal Amount of 7% Unsecured Notes Issuance

On December 2, 2005, we completed a privately placed offering of an additional $50 million aggregate principal amount of 7% senior notes due 2014 (the “2014 Add-on Notes”) at an issue price of 100.25% of the principal amount of the notes (equal to a per annum yield to maturity of approximately 6.95%), resulting in gross proceeds to us of approximately $50.1 million. The terms of the 2014 Add-on Notes offered were substantially identical to our existing $200 million aggregate principal amount of 7% senior notes due 2014 issued in March 2004. The 2014 Add-on Notes were issued through a private placement to qualified institutional buyers under Rule 144A under the Securities Act. After giving effect to the issuance of the $50 million aggregate principal amount of this offering, we had outstanding $310 million aggregate principal amount of 7% senior notes due 2014. Pursuant to the terms of a registration rights agreement entered into by us in connection with the consummation of the offering, we are obligated to file a registration statement with the SEC to offer to exchange registered notes for all of our outstanding unregistered 2014 Add-on Notes (“Add-on Notes Exchange Offer”). The terms of the exchange notes (“Add-on Exchange Notes”) will be identical to the terms of the 2014 Add-on Notes, except that the Add-on Exchange Notes will be registered under the Securities Act and therefore freely tradable (subject to certain conditions). The Add-on Exchange Notes will represent our unsecured senior obligations and will be guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. There can be no assurance that we will experience full participation in the exchange offer. In the event all the 2014 Add-on Notes are not exchanged in the Add-on Notes Exchange Offer, we will have two classes of 7% senior notes due 2014 outstanding.

$60 Million 7% Senior Unsecured Notes Offering

On October 29, 2004, we completed a privately placed offering of an additional $60 million aggregate principal amount of 7% senior notes due 2014 (the “Additional Notes”) at an issue price of 102.25% of the principal amount of the Additional Notes (equal to a per annum yield to maturity of approximately 6.67%), resulting in gross proceeds of approximately $61 million. The terms of the Additional Notes offered were substantially identical to our existing $200 million aggregate principal amount of 7% senior notes due 2014 issued in March 2004. The Additional Notes were issued through a private placement to qualified institutional buyers under Rule 144A under the Securities Act of 1933 (the “Securities Act”) and in offshore transactions pursuant to Regulation S under the Securities Act.

On December 21, 2004, we filed a registration statement on Form S-4 under the Securities Act with the SEC offering to exchange (the “Additional Notes Exchange Offer”) up to $60 million aggregate principal amount of our registered 7% Senior Notes due 2014 (the “Additional Exchange Notes”), for all of our outstanding unregistered Additional Notes. The terms of the Additional Exchange Notes are identical to the terms of the Additional Notes, except that the Additional Exchange Notes are registered under the Securities Act and therefore freely tradable (subject to certain conditions). The Additional Exchange Notes represent our unsecured senior obligations and are guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. In March 2005, upon the expiration of the Additional Notes Exchange Offer, $60 million aggregate principal amount of Additional Notes were exchanged for the Additional Exchange Notes.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

$200 Million 7% Senior Unsecured Notes Offering

Effective March 22, 2004, we closed a private offering of $200 million aggregate principal amount of 7% senior unsecured notes due 2014 (the “Initial Notes”) and the Credit Facility provided by Bank of America, N.A., Deutsche Bank AG, UBS Loan Finance, LLC and GE Healthcare Financial Services. We used proceeds from the offering of the Initial Notes to replace and terminate our prior credit facility.

On June 21, 2004, we filed a registration statement on Form S-4, as amended on July 26, 2004 and August 25, 2004, under the Securities Act with the SEC offering to exchange (the “Exchange Offer”) up to $200 million aggregate principal amount of our registered 7% Senior Notes due 2014 (the “Exchange Notes”), for all of our outstanding unregistered Initial Notes. In September 2004, upon the expiration of the Exchange Offer, $200 million aggregate principal amount of Exchange Notes were exchanged for the unregistered Initial Notes. As a result of the Exchange Offer, no Initial Notes remain outstanding. The terms of the Exchange Notes are identical to the terms of the Initial Notes, except that the Exchange Notes are registered under the Securities Act and therefore freely tradable (subject to certain conditions). The Exchange Notes represent our unsecured senior obligations and have been guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. Following the completion of the Add-on Notes Exchange Offer discussed above, the Add-on Exchange Notes will trade together with the Exchange Notes and the Additional Exchange Notes as a single class of securities.

The following is a summary of our long-term borrowings:

	December 31,
	2005	2004
	(in thousands)
Unsecured borrowings:
6.95% Notes due January 2006	$20,682	$100,000
7% Notes due August 2014	310,000	260,000
7% Notes due January 2016	175,000	—
Premium on 7% Notes due August 2014	1,306	1,338
Discount on 7% Notes due January 2016	(1,559)	—
Other long-term borrowings	2,800	3,170
	508,229	364,508
Secured borrowings:
Revolving lines of credit	58,000	15,000
	58,000	15,000
Totals	$566,229	$379,508

Real estate investments with a gross book value of approximately $206 million are pledged as collateral for outstanding secured borrowings at December 31, 2005.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The required principal payments, excluding the premium/discount on the 7% Notes, for each of the five years following December 31, 2005 and the aggregate due thereafter are set forth below:

(in thousands)
2006	$21,072
2007	415
2008	58,435
2009	465
2010	495
Thereafter	485,600
Totals	$566,482

NOTE 9 - FINANCIAL INSTRUMENTS

At December 31, 2005 and 2004, the carrying amounts and fair values of our financial instruments were as follows:

	2005 (Restated)		2004 (Restated)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:	(in thousands)
Cash and cash equivalents	$3,948	$3,948	$12,083	$12,083
Mortgage notes receivable - net	104,522	105,981	118,058	121,366
Other investments	28,918	29,410	34,766	35,934
Totals	$137,388	$139,339	$164,907	$169,383
Liabilities:
Revolving lines of credit	$58,000	$58,000	$15,000	$15,000
6.95% Notes	20,682	20,674	100,000	106,643
7.00% Notes due 2014	310,000	315,007	260,000	272,939
7.00% Notes due 2016	175,000	172,343	—	—
(Discount)/Premium on 7.00% Notes - net	(253)	(86)	1,338	990
Other long-term borrowings	2,800	2,791	3,170	3,199
Totals	$566,229	$568,729	$379,508	$398,771

Fair value estimates are subjective in nature and are dependent on a number of important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument. (See Note 2 - Summary of Significant Accounting Policies). The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts we would realize in a current market exchange.

The following methods and assumptions were used in estimating fair value disclosures for financial instruments.

•
Cash and cash equivalents: The carrying amount of cash and cash equivalents reported in the balance sheet approximates fair value because of the short maturity of these instruments (i.e., less than 90 days).

•
Mortgage notes receivable: The fair values of the mortgage notes receivables are estimated using a discounted cash flow analysis, using interest rates being offered for similar loans to borrowers with similar credit ratings.

•
Other investments: Other investments are primarily comprised of: (i) notes receivable; (ii) a redeemable convertible preferred security; (iii) an embedded derivative of the redeemable convertible preferred security; (iv) a subordinated debt instrument of a publicly traded company; and (v) a marketable common stock security held for resale. The fair values of notes receivable are estimated using a discounted cash flow analysis, using interest rates being offered for similar loans to borrowers with similar credit ratings. The fair value of the embedded derivative is estimated using a financial pricing model and market data derived from the underlying issuer’s common stock. The fair value of the marketable securities are estimated using discounted cash flow and volatility assumptions or, if available, a quoted market value.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

•	Revolving lines of credit: The carrying values of our borrowings under variable rate agreements approximate their fair values.

•	Senior notes and other long-term borrowings: The fair value of our borrowings under fixed rate agreements are estimated based on open market trading activity provided by a third party.

From time to time, we may utilize interest rate swaps and caps to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations. We do not use derivatives for trading or speculative purposes. We have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. At December 31, 2004 and 2005, we had no derivative instruments relating to interest rate swaps and caps on our balance sheet.

To manage interest rate risk, we may employ options, forwards, interest rate swaps, caps and floors or a combination thereof depending on the underlying exposure. We may employ swaps, forwards or purchased options to hedge qualifying forecasted transactions. Gains and losses related to these transactions are deferred and recognized in net income as interest expense in the same period or periods that the underlying transaction occurs, expires or is otherwise terminated. We account for derivative financial instruments under the guidance of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Instruments and Certain Hedging Activities, an Amendment of Statement No. 133. These financial accounting standards require us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in Other Comprehensive Income until the hedge item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

In September 2002, we entered into a 61-month, $200.0 million interest rate cap with a strike of 3.50% that was designated as a cash flow hedge. Under the terms of the cap agreement, when LIBOR exceeds 3.50%, the counterparty would pay us $200.0 million multiplied by the difference between LIBOR and 3.50% times the number of days when LIBOR exceeds 3.50%. The unrealized gain/loss in the fair value of cash flow hedges is reported on the balance sheet with corresponding adjustments to accumulated Other Comprehensive Income. In connection with the repayment and termination of our prior credit facility, we sold our $200 million interest rate cap on March 31, 2004. Net proceeds from the sale totaled approximately $3.5 million and resulted in a loss of approximately $6.5 million, which was recorded in the first quarter of 2004.

NOTE 10 - RETIREMENT ARRANGEMENTS

Our company has a 401(k) Profit Sharing Plan covering all eligible employees. Under this plan, employees are eligible to make contributions, and we, at our discretion, may match contributions and make a profit sharing contribution.

We have a Deferred Compensation Plan which is an unfunded plan under which we can award units that result in participation in the dividends and future growth in the value of our common stock. There are no outstanding units as of December 31, 2005.

Amounts charged to operations with respect to these retirement arrangements totaled approximately $55,400, $52,800 and $52,200 in 2005, 2004 and 2003, respectively.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 11 - STOCKHOLDERS EQUITY AND STOCK-BASED COMPENSATION

Stockholders’ Equity

5.175 Million Common Stock Offering

On November 21, 2005, we closed an underwritten public offering of 5,175,000 shares of Omega common stock at $11.80 per share, less underwriting discounts. The sale included 675,000 shares sold in connection with the exercise of an over-allotment option granted to the underwriters. We received approximately $58 million in net proceeds from the sale of the shares, after deducting underwriting discounts and before estimated offering expenses.

8.625% Series B Preferred Redemption

On May 2, 2005, we fully redeemed our 8.625% Series B Cumulative Preferred Stock (NYSE:OHI PrB) (the “Series B Preferred Stock”). We redeemed the 2.0 million shares of Series B Preferred Stock at a price of $25.55104, comprising the $25 liquidation value and accrued dividend. Under FASB-EITF Issue D-42, ‘‘The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the repurchase of the Series B Preferred Stock resulted in a non-cash charge to our 2005 net income available to common stockholders of approximately $2.0 million reflecting the write-off of the original issuance costs of the Series B Preferred Stock. In 1998, we received gross proceeds of $50.0 million from the issuance of 2.0 million shares of 8.625% Series B Preferred Stock at $25 per share. Dividends on the Series B Preferred Stock were cumulative from the date of original issue and were payable quarterly.

4.025 Million Primary Share Common Stock Offering

On December 15, 2004, we closed an underwritten public offering of 4,025,000 shares of our common stock at a price of $11.96 per share, less underwriting discounts. The offering included 525,000 shares sold in connection with the exercise of an over-allotment option granted to the underwriters. We received approximately $46 million in net proceeds from the sale of the shares, after deducting underwriting discounts and before estimated offering expenses.

9.25% Series A Preferred Redemption

On April 30, 2004, we fully redeemed all of the outstanding 2.3 million shares of our Series A Cumulative Preferred Stock (the “Series A Preferred Stock”) at a price of $25.57813, comprised of the $25 per share liquidation value and accrued dividend. Under FASB-EITF Issue D-42, ‘‘The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the repurchase of the Series A Preferred Stock resulted in a non-cash charge to our 2004 net income available to common stockholders of approximately $2.3 million. In 1997, we received gross proceeds of $57.5 million from the issuance of 2.3 million shares of 9.25% Series A Preferred Stock at $25 per share. Dividends on the Series A Preferred Stock were cumulative from the date of original issue and were payable quarterly.

8.375% Series D Preferred Stock Offering

On February 10, 2004, we closed on the sale of 4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock (the “Series D Preferred Stock”) at a price of $25 per share. The Series D Preferred Stock is listed on the NYSE under the symbol “OHI PrD.” Dividends on the Series D Preferred Stock are cumulative from the date of original issue and are payable quarterly. At December 31, 2004, the aggregate liquidation preference of the Series D Preferred Stock was $118.5 million. (See Note 13 – Dividends).

Series C Preferred Stock Redemption, Conversion and Repurchase

On July 14, 2000, Explorer Holdings, L.P., (“Explorer”), a private equity investor, completed an investment of $100.0 million in our company in exchange for 1,000,000 shares of our Series C convertible preferred stock (the “Series C Preferred Stock”). Shares of the Series C Preferred Stock were convertible into common stock at any time by the holder at an initial conversion price of $6.25 per share of common stock. The shares of Series C Preferred Stock were entitled to receive dividends at the greater of 10% per annum or the dividend payable on shares of common stock, with the Series C Preferred Stock participating on an “as converted” basis. Dividends on the Series C Preferred Stock were cumulative from the date of original issue and are payable quarterly.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

On February 5, 2004, we announced that Explorer, our then largest stockholder, granted us the option to repurchase up to 700,000 shares of our Series C Preferred Stock, which were convertible into our common shares held by Explorer at a negotiated purchase price of $145.92 per share of Series C Preferred Stock (or $9.12 per common share on an as converted basis). Explorer further agreed to convert any remaining Series C Preferred Stock into our common stock.

We used approximately $102.1 million of the net proceeds from the Series D Preferred Stock offering to repurchase 700,000 shares of our Series C Preferred Stock from Explorer. In connection with the closing of the repurchase, Explorer converted its remaining 348,420 shares of Series C Preferred Stock into approximately 5.6 million shares of our common stock. Following the repurchase and conversion, Explorer held approximately 18.1 million of our common shares.

The combined repurchase and conversion of the Series C Preferred Stock reduced our preferred dividend requirements, increased our market capitalization and facilitated future financings by simplifying our capital structure. Under FASB-EITF Issue D-42, ‘‘The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the repurchase of the Series C Preferred Stock resulted in a non-cash charge to our 2004 net income available to common stockholders of approximately $38.7 million.

18.1 Million Secondary and 2.7 Million Share Primary Offering of Our Common Stock

On March 8, 2004, we announced the closing of an underwritten public offering of 18.1 million shares of our common stock at a price of $9.85 per share owned by Explorer (the “Secondary Offering”). As a result of the Secondary Offering, Explorer no longer owned any shares of our common stock. We did not receive any proceeds from the sale of the shares sold by Explorer.

In connection with the Secondary Offering, we issued approximately 2.7 million additional shares of our common stock at a price of $9.85 per share, less underwriting discounts (the “Over-Allotment Offering”), to cover over-allotments in connection with the Secondary Offering. We received net proceeds of approximately $23 million from the Over-Allotment Offering.

Stock Options

We account for stock options using the intrinsic value method as defined by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the terms of the 2000 Stock Incentive Plan (the “2000 Plan”), we reserved 3,500,000 shares of common stock. The exercise price per share of an option under the 2000 Plan cannot be reduced after the date of grant, nor can an option be cancelled in exchange for an option with a lower exercise price per share. The 2000 Plan provides for non-employee directors to receive options that vest over three years while other grants vest over the period required in the agreement applicable to the individual recipient. Directors, officers and employees and consultants are eligible to participate in the 2000 Plan. At December 31, 2005, there were outstanding options for 227,440 shares of common stock granted to 11 eligible participants under the 2000 Plan. Additionally, 355,655 shares of restricted stock have been granted under the provisions of the 2000 Plan, and as of December 31, 2005, there were no shares of unvested restricted stock outstanding under the 2000 Plan.

At December 31, 2005, under the 2000 Plan, there were options for 152,454 shares of common stock currently exercisable with a weighted-average exercise price of $6.57, with exercise prices ranging from $2.76 to $37.20. There were 559,960 shares available for future grants as of December 31, 2005. A breakdown of the options outstanding under the 2000 Plan as of December 31, 2005, by price range, is presented below:

Option Price Range	Number	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number Exercisable	Weighted Average Price on Options Exercisable
$2.76 -$3.00	141,628	$2.88	5.63	72,064	$2.88
$3.01 -$3.81	42,564	$3.25	5.90	40,894	$3.23
$6.02 -$9.33	24,247	$6.71	6.33	20,495	$6.30
$20.25 -$37.20	19,001	$28.03	1.48	19,001	$28.03

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

On April 20, 2004, our Board of Directors approved the 2004 Stock Incentive Plan (the “2004 Plan”), which was subsequently approved by our stockholders at our annual meeting held on June 3, 2004. Under the terms of the 2004 Plan, we reserved 3,000,000 shares of common stock. The exercise price per share of an option under the 2004 Plan cannot be less than fair market value (as defined in the 2004 Plan) on the date of grant. The exercise price per share of an option under the 2004 Plan cannot be reduced after the date of grant, nor can an option be cancelled in exchange for an option with a lower exercise price per share. Directors, officers, employees and consultants are eligible to participate in the 2004 Plan. As of December 31, 2005, a total of 337,585 shares of restricted stock and 317,500 restricted stock units have been granted under the 2004 Plan, and as of December 31, 2005, there were no outstanding options to purchase shares of common stock under the 2004 Plan.

At December 31, 2005, options outstanding (227,440) have a weighted-average exercise price of $5.457, with exercise prices ranging from $2.76 to $37.20. For the years ended December 31, 2005, 2004, and 2003, 0, 9,000 and 9,000 options were granted at a weighted average price per share of $0.00, $9.33 and $3.74, respectively. The following is a summary of option activity under the 2000 Plan:

Stock Options	Number of Shares	Exercise Price	Weighted- Average Price
Outstanding at December 31, 2002	2,394,501	$ 1.590 - $ 37.205	$3.150
Granted during 2003	9,000	3.740 - 3.740	3.740
Exercised	(120,871)	1.590 - 6.125	2.448
Outstanding at December 31, 2003	2,282,630	2.320 - 37.205	3.202
Granted during 2004	9,000	9.330 - 9.330	9.330
Exercised	(1,713,442)	2.320 - 7.750	2.988
Cancelled	(8,005)	3.740 - 9.330	6.914
Outstanding at December 31, 2004	570,183	2.320 - 37.205	3.891
Exercised	(336,910)	2.320 - 9.330	2.843
Cancelled	(5,833)	3.410 - 3.410	3.410
Outstanding at December 31, 2005	227,440	$ 2.760 - $ 37.205	$5.457

Restricted Stock

On September 10, 2004, we entered into restricted stock agreements with four executive officers under the 2004 Plan. A total of 317,500 shares of restricted stock were granted, which equated to approximately $3.3 million of deferred compensation. The shares vest thirty-three and one-third percent (33 1/3%) on each of January 1, 2005, January 1, 2006 and January 1, 2007 so long as the executive officer remains employed on the vesting date, with vesting accelerating upon a qualifying termination of employment or upon the occurrence of a change of control (as defined in the Restricted Stock Agreements). As a result of the grant, we recorded a $1.1 million non-cash compensation expense for each of the years ended December 31, 2005 and 2004. For the year ended December 31, 2005, we issued 2,705 shares of restricted common stock to each non-employee director and an additional 2,000 shares of restricted common stock to the Chairman of the Board under the 2004 Plan for a total of 15,525 shares. These shares represent a payment of the portion of the directors’ annual retainer that is payable in shares of our common stock.

Performance Restricted Stock Units

On September 10, 2004, we entered into performance restricted stock unit agreements with our four executive officers under the 2004 Plan. A total of 317,500 restricted stock units were issued under the 2004 Plan and will fully vest into shares of common stock when our company attains $0.30 per share of adjusted funds from operations (as defined in the Restricted Stock Unit Agreements) for two (2) consecutive quarters, with vesting accelerating upon a qualifying termination of employment or upon the occurrence of a change of control (as defined in the Restricted Stock Unit Agreements). The issuance of restricted stock units had no impact on our calculation of diluted earnings per common share at this time; however, under our current method of accounting for stock-based compensation, the expense related to the restricted stock units will be recognized when it becomes probable that the vesting requirements will be met.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 12 - RELATED PARTY TRANSACTIONS

Explorer Holdings, L.P.

On February 5, 2004, we entered into a Repurchase and Conversion Agreement with our then largest stockholder, Explorer, pursuant to which Explorer granted us an option to repurchase up to 700,000 shares of our Series C Preferred Stock at a price of $145.92 per share (or $9.12 per share of common stock on an as-converted basis), on the condition that we purchase a minimum of $100 million on or prior to February 27, 2004. Explorer also agreed to convert all of its remaining shares of Series C Preferred Stock into shares of our common stock upon exercise of the repurchase option.

On February 10, 2004, we sold in a registered direct placement 4,739,500 shares of our Series D Preferred Stock at a price of $25 per share to a number of institutional investors and other purchasers for net proceeds, after fees and expenses, of approximately $114.9 million. Following the closing of the Series D Preferred Stock offering, we used approximately $102.1 million of the net proceeds to repurchase 700,000 shares of our Series C Preferred Stock from Explorer pursuant to the repurchase option. In connection with this transaction, Explorer converted its remaining 348,420 shares of Series C Preferred Stock into 5,574,720 shares of our common stock. The balance of the net proceeds from the offering was used to redeem approximately 600,000 shares of our Series A Preferred Stock.

As a result of the Series D Preferred Stock offering, the application of the proceeds received from the offering to fund the exercise of our repurchase option, and the conversion of the remaining Series C Preferred Stock into shares of our common stock:

•	No shares of Series C Preferred Stock were outstanding on July 9, 2004;

•	4,739,500 shares of our Series D Preferred Stock, with an aggregate liquidation preference of $118,487,500, have been issued; and

•	Explorer held 18,118,246 shares of our common stock, representing approximately 41.5% of our outstanding common stock.

On February 12, 2004, we registered Explorer’s 18,118,246 shares of common stock with the SEC. Explorer sold all of these registered shares pursuant to the registration statement.

In connection with our repurchase of a portion of Explorer’s Series C Preferred Stock, our results of operations for the first quarter of 2004 included a non-recurring reduction in net income attributable to common stockholders of approximately $38.7 million. This amount reflects the sum of: (i) the difference between the deemed redemption price of $145.92 per share of our Series C Preferred Stock and the carrying amount of $100 per share of our Series C Preferred Stock multiplied by the number of shares of the Series C Preferred Stock repurchased upon exercise of our option to repurchase shares of Series C Preferred Stock; and (ii) the cost associated with the original issuance of our Series C Preferred Stock that was previously classified as additional paid-in capital, pro-rated for the repurchase.

Omega Worldwide

In December 2003, we sold our investment in the Principal Healthcare Finance Trust, an Australian Unit Trust, which owns 47 nursing home facilities and 446 assisted living units in Australia and New Zealand, realizing proceeds of approximately $1.6 million, net of closing costs, resulting in a gain of approximately $0.1 million.

NOTE 13 - DIVIDENDS

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain), and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if we dispose of any built-in gain asset during a recognition period, we will be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. In addition, our Credit Facility has certain financial covenants that limit the distribution of dividends paid during a fiscal quarter to no more than 95% of our immediately prior fiscal quarter’s FFO as defined in the loan agreement governing the Credit Facility (the “Loan Agreement”), unless a greater distribution is required to maintain REIT status. The Loan Agreement defines FFO as net income (or loss) plus depreciation and amortization and shall be adjusted for charges related to: (i) restructuring our debt; (ii) redemption of preferred stock; (iii) litigation charges up to $5.0 million; (iv) non-cash charges for accounts and notes receivable up to $5.0 million; (v) non-cash compensation related expenses; and (vi) non-cash impairment charges.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Common Dividends

On January 17, 2006, the Board of Directors declared a common stock dividend of $0.23 per share, an increase of $0.01 per common share compared to the prior quarter. The common stock dividend was paid February 15, 2006 to common stockholders of record on January 31, 2006.

On October 18, 2005, the Board of Directors declared a common stock dividend of $0.22 per share that was paid November 15, 2005 to common stockholders of record on October 31, 2005.

On July 19, 2005, the Board of Directors declared a common stock dividend of $0.22 per share, an increase of $0.01 per common share compared to the prior quarter. This common stock dividend was paid August 15, 2005 to common stockholders of record on July 29, 2005.

On April 19, 2005, the Board of Directors declared a common stock dividend of $0.21 per share, an increase of $0.01 per common share compared to the prior quarter. The common stock dividend was paid May 16, 2005 to common stockholders of record on May 2, 2005.

On January 18, 2005, the Board of Directors declared a common stock dividend of $0.20 per share, an increase of $0.01 per common share compared to the prior quarter. The common stock dividend was paid February 15, 2005 to common stockholders of record on January 31, 2005.

Series D Preferred Dividends

On January 17, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on its 8.375% Series D cumulative redeemable preferred stock (the “Series D Preferred Stock”), that were paid February 15, 2006 to preferred stockholders of record on January 31, 2006. The liquidation preference for our Series D Preferred Stock is $25.00 per share. Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period November 1, 2005 through January 31, 2006.

On October 18, 2005, the Board of Directors declared the regular quarterly dividends of approximately $0.52344 per preferred share for its Series D Preferred Stock, that were paid on November 15, 2005 to preferred stockholders of record on October 31, 2005.

On July 19, 2005, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share for its Series D Preferred Stock, that were paid August 15, 2005 to preferred stockholders of record on July 29, 2005.

On March 15, 2005, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share for its Series D Preferred Stock, that were paid May 16, 2005 to preferred stockholders of record on May 2, 2005.

On January 18, 2005, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share for its Series D Preferred Stock, that were paid February 15, 2005 to preferred stockholders of record on January 31, 2005.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Series B Preferred Dividends

In March 2005, our Board of Directors authorized the redemption of all outstanding 2.0 million shares of our Series B Preferred Stock. The Series B Preferred Stock was redeemed on May 2, 2005 for $25 per share, plus $0.55104 per share in accrued and unpaid dividends through the redemption date, for an aggregate redemption price of $25.55104 per share.

Per Share Distributions

Per share distributions by our company were characterized in the following manner for income tax purposes:

	2005	2004	2003
Common
Ordinary income	$0.550	$—	$—
Return of capital	0.300	0.720	0.150
Long-term capital gain	—	—	—
Total dividends paid	$0.850	$0.720	$0.150

Series A Preferred
Ordinary income	$—	$0.901	$1.064
Return of capital	—	0.255	5.873
Long-term capital gain	—	—	—
Total dividends paid	$—	$1.156	$6.937

Series B Preferred
Ordinary income	$1.090	$1.681	$0.992
Return of capital	—	0.475	5.477
Long-term capital gain	—	—	—
Total dividends paid	$1.090	$2.156	$6.469

Series C Preferred
Ordinary income	$—	$2.120	$4.572
Return of capital	—	0.600	25.235
Long-term capital gain	—	—	—
Total dividends paid	$—	$2.720	$29.807

Series D Preferred
Ordinary income	$2.094	$1.184	$—
Return of capital	—	0.334	—
Long-term capital gain	—	—	—
Total dividends paid	$2.094	$1.518	$—

NOTE 14 - LITIGATION

We are subject to various legal proceedings, claims and other actions arising out of the normal course of business. While any legal proceeding or claim has an element of uncertainty, management believes that the outcome of each lawsuit, claim or legal proceeding that is pending or threatened, or all of them combined, will not have a material adverse effect on our consolidated financial position or results of operations.

We and several of our wholly-owned subsidiaries have been named as defendants in professional liability claims related to our former owned and operated facilities. Other third-party managers responsible for the day-to-day operations of these facilities have also been named as defendants in these claims. In these suits, patients of certain previously owned and operated facilities have alleged significant damages, including punitive damages against the defendants. The majority of these lawsuits representing the most significant amount of exposure were settled in 2004. There currently is one lawsuit pending that is in the discovery stage, and we are unable to predict the likely outcome of this lawsuit at this time.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

In 1999, we filed suit against a former tenant seeking damages based on claims of breach of contract. The defendants denied the allegations made in the lawsuit. In settlement of our claim against the defendants, we agreed in the fourth quarter of 2005 to accept a lump sum cash payment of $2.4 million. The cash proceeds were offset by related expenses incurred of $0.8 million, resulting in a net gain of $1.6 million paid December 22, 2005.

During 2005, we accrued $1.1 million to settle a dispute relating to capital improvement requirements associated with a lease that expired June 30, 2005.

NOTE 15 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Summary of Restatement Items

Our Board of Directors, including our Audit Committee, concluded on October 24, 2006, to restate our audited financial results as of December 31, 2005 and 2004 and for the three years ended December 31, 2005, 2004 and 2003 and for other periods affected, including its unaudited financial statements for each quarterly period in 2005 and 2004 (the “Restatement”). The Restatement reflects the following adjustments to correct the accounting for income tax matters, asset values and recording of straight-line rental income:

1.
We have recorded asset values for securities received from Advocat (and the increases therein) since the completion of the restructuring of Advocat obligations pursuant to leases and mortgages for the facilities then operated by Advocat in 2000. These adjustments will increase total assets by $5.4 million and $5.1 million as of December 31, 2005 and 2004, respectively. These adjustments will also increase net income by $1.6 million, $1.9 million and $0.0 million for the years ended December 31, 2005, 2004 and 2003, respectively. Changes in the fair value of the securities not currently recognized in net income will be reflected in other comprehensive income.

2.
As a result of our holdings of Advocat securities, we recorded reserves related to a potential tax liability arising from our ownership of such securities. This tax liability along with related interest expense had not been previously accrued for and this adjustment will decrease net income by $2.4 million, $0.4 million and $0.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. The amount accrued represents the estimated liability, which remains subject to final resolution and therefore is subject to change.

3.
Subsequent to October 25, 2006, we made a correction to our accounting for certain leases because these leases contain provisions (such as increases in rent based on the lesser of a fixed amount or two times CPI) that require us to record rental income on a straight-line basis subject to an appropriate evaluation of collectibility. We had not previously recorded rental income on these leases on a straight-line basis. As a result of this adjustment, our net income will increase by $2.8 million, $1.9 million and $1.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, net accounts receivable and retained earnings will increase by $9.1 million and $6.3 million as of December 31, 2005 and 2004, respectively, to reflect the effects of this adjustment from inception of the affected leases. See “Recording of Rental Income” below.

Events Causing the Restatement - Advocat Restructuring

In November 2000, Advocat, an operator of various skilled nursing facilities owned by or mortgaged to us, was in default on its obligations to us. As a result, we entered into an agreement with Advocat with respect to the restructuring of Advocat’s obligations pursuant to leases and mortgages for the facilities then operated by Advocat (the “Initial Advocat Restructuring”). As part of the Initial Advocat Restructuring in 2000, Advocat issued to us (i) 393,658 shares of Advocat’s Series B non-voting, redeemable (on or after September 30, 2007), convertible preferred stock, which was convertible into up to 706,576 shares of Advocat’s common stock (representing 9.9% of the outstanding shares of Advocat’s common stock on a fully diluted, as-converted basis and accruing dividends at 7% per annum), and (ii) a secured convertible subordinated note in the amount of $1.7 million bearing interest at 7% per annum with a September 30, 2007 maturity.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Subsequent to the Initial Advocat Restructuring, Advocat’s operations and financial condition have improved and there has been a significant increase in the market value of Advocat’s common stock from approximately $0.31 per share at the time of the Initial Advocat Restructuring to the closing price on October 20, 2006 of $18.84. As a result of the significant increase in the value of the common stock underlying the Series B preferred stock of Advocat held by us, on October 20, 2006 we again restructured our relationship with Advocat (the “Second Advocat Restructuring”) by entering into a Restructuring Stock Issuance and Subscription Agreement with Advocat (the “2006 Advocat Agreement”). Pursuant to the 2006 Advocat Agreement, we exchanged the Advocat Series B preferred stock and subordinated note issued in the Initial Advocat Restructuring for 5,000 shares of Advocat’s Series C non-convertible, redeemable (at our option after September 30, 2010) preferred stock with a face value of approximately $4.9 million and a dividend rate of 7% payable quarterly, and a secured non-convertible subordinated note in the amount of $2.5 million maturing September 30, 2007 and bearing interest at 7% per annum. As part of the Second Advocat Restructuring, we also amended our Consolidated Amended and Restated Master Lease by and between one of our subsidiaries, as lessor, and a subsidiary of Advocat, as lessee, to commence a new 12-year lease term through September 30, 2018 (with a renewal option for an additional 12 year term) and Advocat has agreed to increase the master lease annual rent by approximately $687,000 to approximately $14 million commencing on January 1, 2007.

Management believes that certain of the terms of the Advocat Series B preferred stock previously held by us could be interpreted as affecting our compliance with federal income tax rules applicable to REITs regarding related party tenant income as described below.

In 2000 at the time of the Initial Advocat Restructuring, we determined that no value should be ascribed to the Advocat preferred stock and subordinated note and, as a result, no value was recorded on our financial statements at that time or in any subsequent period. Management now believes that the accounting treatment in previous periods was incorrect and, in addition to the related party tenant issues described below, the Restatement reflects the appropriate carrying value (in accordance with FAS No. 115) of the Advocat preferred stock of $4.3 million and $4.0 million and an embedded derivative (in accordance with FAS No. 133) of $1.1 million and $1.1 million on our restated balance sheets as of December 31, 2005 and 2004, respectively. In addition, in accordance with FAS No. 114, the Advocat subordinated note of $1.7 million was fully reserved at December 31, 2005 and 2004, respectively.

The market value for Advocat’s common stock has increased significantly since the completion of the Initial Advocat Restructuring. In connection with exploring the potential disposition of the Advocat Series B preferred stock as part of the Second Advocat Restructuring, we were advised by our tax counsel that due to the structure of the Initial Advocat Restructuring, Advocat may be deemed to be a “related party tenant” under applicable federal income tax rules and, in such event, rental income from Advocat would not be qualifying income under the gross income tests that are applicable to REITs.

In order to maintain qualification as a REIT, we annually must satisfy certain tests regarding the source of our gross income. The applicable federal income tax rules provide a “savings clause” for REITs that fail to satisfy the REIT gross income tests, if such failure is due to reasonable cause. A REIT that qualifies for the savings clause will retain its REIT status but will pay a tax under section 857(b)(5) and related interest.

We currently plan to submit to the IRS a request for a closing agreement to resolve the “related party tenant” issue. While we believe there are valid arguments that Advocat should not be deemed a “related party tenant,” the matter is not free from doubt, and we believe it is in our best interest to request a closing agreement in order to resolve the matter, minimize potential interest charges and obtain assurances regarding its continuing REIT status. By submitting a request for a closing agreement, we intend to establish that any failure to satisfy the gross income tests was due to reasonable cause. In the event that it is determined that the “savings clause” described above does not apply, we could be treated as having failed to qualify as a REIT for one or more taxable years. If we fail to qualify for taxation as a REIT for any taxable year, our income will be taxed at regular corporate rates, and we could be disqualified as a REIT for the following four taxable years.

As noted above, we have completed the Second Advocat Restructuring and have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years. Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007. We will continue to accrue an income tax liability related to this matter during 2006.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Recording of Rental Income

During the course of preparing the Restatement due to the issues related to Advocat described above, we determined that we should correct our accounting for certain leases because these leases contain provisions (such as increases in rent based on the lesser of a fixed amount or two times CPI) that require us to record rental income on a straight-line basis subject to an appropriate evaluation of collectibility. Historically, we have recorded rental income for leases with these provisions based on contractual scheduled rent payments, rather than on a straight-line basis. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 13, Accounting for Lease, and Financial Accounting Standards Board Technical Bulletin No. 88-1 Issues Related to Accounting for Leases we have determined that the recording of rental revenue associated with these leases should be on a straight-line basis. As a result of this adjustment, our net income will increase by $2.8 million, $1.9 million and $1.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, net accounts receivable and retained earnings will increase by $9.1 million and $6.3 million as of December 31, 2005 and 2004, respectively, to reflect the effects of this adjustment from inception of the affected leases.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The impact of the adjustments related to the Restatement for the years ended December 31, 2005, 2004 and 2003 are summarized below:

CONSOLIDATED STATEMENTS OF OPERATIONS IMPACT:
(in thousands, except per share amounts)

	For the Year Ended December 31, 2005
	As Reported	Adjustments	Restated
Revenues
Rental income	$92,115	$2,830	$94,945
Mortgage interest income	6,527	—	6,527
Other investment income – net	2,439	1,636	4,075
Miscellaneous	4,459	—	4,459
Total operating revenues	105,540	4,466	110,006
Expenses
Depreciation and amortization	24,058	—	24,058
General and administrative	8,587	—	8,587
Provision for impairment on real estate properties	3,072	—	3,072
Provisions for uncollectible mortgages, notes and accounts receivable	83	—	83
Leasehold expiration expense	1,050	—	1,050
Nursing home expenses of owned and operated assets	—	—	—
Total operating expenses	36,850	—	36,850

Income before other income and expense	68,690	4,466	73,156
Other income (expense):
Interest and other investment income	220	—	220
Interest expense	(29,900)	—	(29,900)
Interest – amortization of deferred financing costs	(2,121)	—	(2,121)
Interest – refinancing costs	(2,750)	—	(2,750)
Provisions for impairment on equity securities	(3,360)	—	(3,360)
Litigation settlements and professional liability claims	1,599	—	1,599
Change in fair value of derivative	—	(16)	(16)
Total other expense	(36,312)	(16)	(36,328)

Income from continuing operations before income taxes	32,378	4,450	36,828
Provision for income taxes	—	(2,385)	(2,385)
Income from continuing operations	32,378	2,065	34,443
Income (loss) from discontinued operations	4,310	—	4,310
Net income	36,688	2,065	38,753
Preferred stock dividends	(11,385)	—	(11,385)
Preferred stock conversion and redemption charges	(2,013)	—	(2,013)
Net income (loss) available to common	$23,290	$2,065	$25,355

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.37	$0.04	$0.41
Net income (loss)	$0.45	$0.04	$0.49
Diluted:
Income (loss) from continuing operations	$0.36	$0.04	$0.40
Net income (loss)	$0.45	$0.04	$0.49
Dividends declared and paid per common share	$0.85	$—	$0.85
Weighted-average shares outstanding, basic	51,738	—	51,738
Weighted-average shares outstanding, diluted	52,059	—	52,059

Components of other comprehensive income:
Net income	$36,688	$2,065	$38,753
Unrealized gain (loss) on investments and hedging contracts – net	1,384	(1,258)	126
Total comprehensive income	$38,072	$807	$38,879

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

	For the Year Ended December 31, 2004
	As Reported	Adjustments	Restated
Revenues
Rental income	$68,221	$1,886	$70,107
Mortgage interest income	13,266	—	13,266
Other investment income – net	2,319	810	3,129
Miscellaneous	831	—	831
Total operating revenues	84,637	2,696	87,333
Expenses
Depreciation and amortization	19,075	—	19,075
General and administrative	8,841	—	8,841
Provision for impairment on real estate properties	—	—	—
Provisions for uncollectible mortgages, notes and accounts receivable	—	—	—
Leasehold expiration expense	—	—	—
Nursing home expenses of owned and operated assets	—	—	—
Total operating expenses	27,916	—	27,916

Income before other income and expense	56,721	2,696	59,417
Other income (expense):
Interest and other investment income	122	—	122
Interest expense	(23,050)	—	(23,050)
Interest – amortization of deferred financing costs	(1,852)	—	(1,852)
Interest – refinancing costs	(19,106)	—	(19,106)
Provisions for impairment on equity securities	—	—	—
Litigation settlements and professional liability claims	(3,000)	—	(3,000)
Change in fair value of derivative	256	1,105	1,361
Total other expense	(46,630)	1,105	(45,525)

Income from continuing operations before income taxes	10,091	3,801	13,892
Provision for income taxes	—	(393)	(393)
Income from continuing operations	10,091	3,408	13,499
Income (loss) from discontinued operations	6,647	—	6,647
Net income	16,738	3,408	20,146
Preferred stock dividends	(15,807)	—	(15,807)
Preferred stock conversion and redemption charges	(41,054)	—	(41,054)
Net income (loss) available to common	$(40,123)	$3,408	$(36,715)

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$(1.03)	$0.07	$(0.95)
Net income (loss)	$(0.88)	$0.07	$(0.81)
Diluted:
Income (loss) from continuing operations	$(1.03)	$0.07	$(0.95)
Net income (loss)	$(0.88)	$0.07	$(0.81)
Dividends declared and paid per common share	$0.72	$—	$0.72

Weighted-average shares outstanding, basic	45,472	—	45,472
Weighted-average shares outstanding, diluted	45,472	—	45,472

Components of other comprehensive income:
Net income	$16,738	$3,408	$20,146
Unrealized gain (loss) on investments and hedging contracts – net	3,231	3,152	6,383
Total comprehensive income	$19,969	$6,560	$26,529

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

	For the Year Ended December 31, 2003
	As Reported	Adjustments	Restated
Revenues
Rental income	$57,236	$1,121	$58,357
Mortgage interest income	14,656	—	14,656
Other investment income – net	2,922	—	2,922
Miscellaneous	1,048	—	1,048
Nursing home revenues of owned and operated assets	4,395	—	4,395
Total operating revenues	80,257	1,121	81,378
Expenses
Depreciation and amortization	18,361	—	18,361
General and administrative	8,858	—	8,858
Provision for impairment on real estate properties	74	—	74
Provisions for uncollectible mortgages, notes and accounts receivable	—	—	—
Leasehold expiration expense	—	—	—
Nursing home expenses of owned and operated assets	5,493	—	5,493
Total operating expenses	32,786	—	32,786

Income before other income and expense	47,471	1,121	48,592
Other income (expense):
Interest and other investment income	182	—	182
Interest expense	(18,495)	—	(18,495)
Interest – amortization of deferred financing costs	(2,307)	—	(2,307)
Interest – refinancing costs	(2,586)	—	(2,586)
Provisions for impairment on equity securities	—	—	—
Litigation settlements and professional liability claims	2,187	—	2,187
Change in fair value of derivative	—	—	—
Total other expense	(21,019)	—	(21,019)

Income before gain on assets sold	26,452	1,121	27,573
Gain from assets sold – net	665	—	665
Income from continuing operations before income taxes	27,117	1,121	28,238
Provision for income taxes	—	(520)	(520)
Income from continuing operations	27,117	601	27,718
Income (loss) from discontinued operations	(4,087)	—	(4,087)
Net income	23,030	601	23,631
Preferred stock dividends	(20,115)	—	(20,115)
Preferred stock conversion and redemption charges	—	—	—
Net income (loss) available to common	$2,915	$601	$3,516

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.19	$0.02	$0.20
Net income (loss)	$0.08	$0.02	$0.09
Diluted:
Income (loss) from continuing operations	$0.18	$0.02	$0.20
Net income (loss)	$0.08	$0.02	$0.09
Dividends declared and paid per common share	$0.15	$—	$0.15
Weighted-average shares outstanding, basic	37,189	—	37,189
Weighted-average shares outstanding, diluted	38,154	—	38,154

Components of other comprehensive income:
Net income	$23,030	$601	$23,631
Unrealized gain (loss) on investments and hedging contracts – net	(1,573)	—	(1,573)
Total comprehensive income	$21,457	$601	$22,058

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following table sets forth the effects of the restatement adjustments on the Company’s consolidated balance sheet as of December 31, 2005 and as of December 31, 2004:

CONSOLIDATED BALANCE SHEETS IMPACT:
(in thousands)
	December 31, 2005
	As Reported	Adjustments	Restated
ASSETS
Real estate properties
Land and buildings at cost	$994,327	$—	$994,327
Less accumulated depreciation	(156,947)	—	(156,947)
Real estate properties – net	837,380	—	837,380
Mortgage notes receivable – net	104,522	—	104,522
	941,902	—	941,902
Other investments – net	23,490	5,428	28,918
	965,392	5,428	970,820
Assets held for sale – net	2,735	—	2,735
Total investments	968,127	5,428	973,555

Cash and cash equivalents	3,948	—	3,948
Accounts receivable – net	5,885	9,133	15,018
Other assets	37,769	—	37,769
Operating assets for owned properties	—	—	—
Total assets	$1,015,729	$14,561	$1,030,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$58,000	$—	$58,000
Unsecured borrowings – net	505,429	—	505,429
Other long–term borrowings	2,800	—	2,800
Accrued expenses and other liabilities	19,563	—	19,563
Income tax liabilities	—	3,299	3,299
Operating liabilities for owned properties	256	—	256
Total liabilities	586,048	3,299	589,347

Stockholders’ equity:
Preferred stock issued and outstanding – 2,000 shares Class B with an aggregate liquidation preference of $50,000	—	—	—
Preferred stock issued and outstanding – 4,740 shares Class D with an aggregate liquidation preference of $118,488	118,488	—	118,488
Common stock $.10 par value authorized – 100,000 shares: Issued and outstanding – 56,872 shares in 2005 and 50,824 shares in 2004	5,687	—	5,687
Additional paid-in-capital	657,920	—	657,920
Cumulative net earnings	227,701	9,368	237,069
Cumulative dividends paid	(536,041)	—	(536,041)
Cumulative dividends – redemption	(43,067)	—	(43,067)
Unamortized restricted stock awards	(1,167)	—	(1,167)
Accumulated other comprehensive income (loss)	160	1,894	2,054
Total stockholders’ equity	429,681	11,262	440,943
Total liabilities and stockholders’ equity	$1,015,729	$14,561	$1,030,290

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

	December 31, 2004
	As Reported	Adjustments	Restated
ASSETS
Real estate properties
Land and buildings at cost	$803,753	$—	$803,753
Less accumulated depreciation	(152,550)	—	(152,550)
Real estate properties – net	651,203	—	651,203
Mortgage notes receivable – net	118,058	—	118,058
	769,261	—	769,261
Other investments – net	29,699	5,067	34,766
	798,960	5,067	804,027
Assets held for sale – net	3,992	—	3,992
Total investments	802,952	5,067	808,019

Cash and cash equivalents	12,083	—	12,083
Accounts receivable – net	5,582	6,302	11,884
Other assets	12,733	—	12,733
Operating assets for owned properties	213	—	213
Total assets	$833,563	$11,369	$844,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$15,000	$—	$15,000
Unsecured borrowings – net	361,338	—	361,338
Other long–term borrowings	3,170	—	3,170
Accrued expenses and other liabilities	21,067	—	21,067
Income tax liabilities	—	914	914
Operating liabilities for owned properties	508	—	508
Total liabilities	401,083	914	401,997

Stockholders’ equity:
Preferred stock issued and outstanding – 2,000 shares Class B with an aggregate liquidation preference of $50,000	50,000	—	50,000
Preferred stock issued and outstanding – 4,740 shares Class D with an aggregate liquidation preference of $118,488	118,488	—	118,488
Common stock $.10 par value authorized – 100,000 shares: Issued and outstanding – 56,872 shares in 2005 and 50,824 shares in 2004	5,082	—	5,082
Additional paid-in-capital	592,698	—	592,698
Cumulative net earnings	191,013	7,303	198,316
Cumulative dividends paid	(480,292)	—	(480,292)
Cumulative dividends – redemption	(41,054)	—	(41,054)
Unamortized restricted stock awards	(2,231)	—	(2,231)
Accumulated other comprehensive income (loss)	(1,224)	3,152	1,928
Total stockholders’ equity	432,480	10,455	442,935
Total liabilities and stockholders’ equity	$833,563	$11,369	$844,932

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 16- SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

We have set forth selected quarterly financial data for the years ended December 31, 2005 and 2004. As discussed in Note 15 - Restatement of Previously Issued Financial Statements, we have restated results for the years ended December 31, 2005, 2004 and 2003. Because certain of the data set forth in the following tables varies from amounts previously reported on Form 10-Q for the respective periods, the following tables reconcile the amounts given with those previously reported.

The following tables summarize quarterly results of operations for the year ended December 31, 2005 (in thousands except per share amounts):

	Three Months Ended March 31, 2005
	As Reported (1)	Adjustments	Restated

Revenues	$27,112	$1,110	$28,222
Income from continuing operations	12,090	347	12,437
Income (loss) from discontinued operations	(2,785)	—	(2,785)
Net income	9,305	347	9,652
Net income (loss) available to common	5,746	347	6,093
Income from continuing operations per share:
Basic income from continuing operations	$0.17	$0.01	$0.17
Diluted income from continuing operations	$0.17	$0.01	$0.17
Net income (loss) available to common per share:
Basic net income (loss)	$0.11	$0.01	$0.12
Diluted net income (loss)	$0.11	$0.01	$0.12
Cash dividends paid on common stock	$0.20	$—	$0.20

	Three Months Ended June 30, 2005
	As Reported (1)	Adjustments	Restated

Revenues	$25,231	$1,025	$26,256
Income from continuing operations	5,446	190	5,636
Income (loss) from discontinued operations	(3,189)	—	(3,189)
Net income	2,257	190	2,447
Net (loss) income available to common	(2,620)	190	(2,430)
Income from continuing operations per share:
Basic income from continuing operations	$0.01	$0.01	$0.01
Diluted income from continuing operations	$0.01	$0.01	$0.01
Net income (loss) available to common per share:
Basic net income (loss)	$(0.05)	$0.00	$(0.05)
Diluted net income (loss)	$(0.05)	$0.00	$(0.05)
Cash dividends paid on common stock	$0.21	$—	$0.21

(1)	Amounts may differ from amounts previously reported on Form 10-Q due to reclassification adjustments for discontinued operations during 2005.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

	Three Months Ended September 30, 2005
	As Reported (1)	Adjustments	Restated

Revenues	$25,917	$1,168	$27,085
Income from continuing operations	6,206	564	6,770
Income (loss) from discontinued operations	(1,087)	—	(1,087)
Net income	5,119	564	5,683
Net income (loss) available to common	2,638	564	3,202
Income from continuing operations per share:
Basic income from continuing operations	$0.07	$0.01	$0.08
Diluted income from continuing operations	$0.07	$0.01	$0.08
Net income (loss) available to common per share:
Basic net income (loss)	$0.05	$0.01	$0.06
Diluted net income (loss)	$0.05	$0.01	$0.06
Cash dividends paid on common stock	$0.22	$—	$0.22

	Three Months Ended December 31, 2005
	As Reported	Adjustments	Restated

Revenues	$27,280	$1,163	$28,443
Income from continuing operations	8,636	964	9,600
Income (loss) from discontinued operations	11,371	—	11,371
Net income	20,007	964	20,971
Net income (loss) available to common	17,526	964	18,490
Income from continuing operations per share:
Basic income from continuing operations	$0.11	$0.02	$0.13
Diluted income from continuing operations	$0.11	$0.02	$0.13
Net income (loss) available to common per share:
Basic net income (loss)	$0.33	$0.02	$0.34
Diluted net income (loss)	$0.32	$0.02	$0.34
Cash dividends paid on common stock	$0.22	$—	$0.22

(1)	Amounts may differ from amounts previously reported on Form 10-Q due to reclassification adjustments for discontinued operations during 2005.

Note:
2005 - During the three-month period ended March 31, 2005, we recognized a $0.3 million expense associated with restricted stock awards issued during this period, and a $3.7 million provision for impairment charge was recorded to reduce the carrying value on two facilities to their estimated fair value. During the three-month period ended June 30, 2005, we redeemed all of the outstanding 2.0 million shares of our Series B Preferred Stock. As a result, the repurchase of the Series B Preferred Stock resulted in a non-cash charge to net income available to common stockholders of approximately $2.0 million. In addition, we recognized a $0.3 million expense associated with restricted stock awards issued during this period, an $0.8 million lease expiration accrual relating to disputed capital improvement requirements associated with a lease that expired June 30, 2005 and a $3.4 million provision for impairment to write-down our 760,000 share investment in Sun Healthcare Group, Inc. common stock to its current fair market value. During the three-month period ended September 30, 2005, we recognized a $0.3 million expense associated with restricted stock awards issued during this period. In addition, we recorded a $5.5 million provision for impairment charge to reduce the carrying value of three facilities to their estimated fair value. During the three-month period ended December 31, 2005, we recognized a $0.5 million non-cash provision for impairment and $0.3 million of restricted stock amortization. In addition, we recorded a $1.6 million of net cash proceeds associated with a settlement of a lawsuit of the Company filed against a former tenant.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following tables summarize quarterly results of operations for the year ended December 31, 2004 (in thousands except per share amounts):

	Three Months Ended March 31, 2004
	As Reported (1)	Adjustments	Restated

Revenues	$19,823	$417	$20,240
Income from continuing operations	(10,762)	325	(10,437)
Income (loss) from discontinued operations	464	—	464
Net (loss) income	(10,298)	325	(9,973)
Net (loss) income available to common	(53,728)	325	(53,403)
Income from continuing operations per share:
Basic income from continuing operations	$(1.31)	$0.01	$(1.30)
Diluted income from continuing operations	$(1.31)	$0.01	$(1.30)
Net income (loss) available to common per share:
Basic net income (loss)	$(1.30)	$0.01	$(1.29)
Diluted net income (loss)	$(1.30)	$0.01	$(1.29)
Cash dividends paid on common stock	$0.17	$—	$0.17

	Three Months Ended June 30, 2004
	As Reported (1)	Adjustments	Restated

Revenues	$20,920	$446	$21,366
Income from continuing operations	5,269	345	5,614
Income (loss) from discontinued operations	668	—	668
Net income	5,937	345	6,282
Net (loss) income available to common	(376)	345	(31)
Income from continuing operations per share:
Basic income from continuing operations	$(0.02)	$0.01	$(0.02)
Diluted income from continuing operations	$(0.02)	$0.01	$(0.02)
Net income (loss) available to common per share:
Basic net income (loss)	$(0.01)	$0.01	$—
Diluted net income (loss)	$(0.01)	$0.01	$—
Cash dividends paid on common stock	$0.18	$—	$0.18

(1)	Amounts may differ from amounts previously reported on Form 10-Q due to reclassification adjustments for discontinued operations during 2005.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

	Three Months Ended September 30, 2004
	As Reported (1)	Adjustments	Restated

Revenues	$21,187	$844	$22,031
Income from continuing operations	7,843	1,447	9,290
Income (loss) from discontinued operations	799	—	799
Net income	8,642	1,447	10,089
Net income (loss) available to common	5,083	1,447	6,530
Income from continuing operations per share:
Basic income from continuing operations	$0.09	$0.03	$0.12
Diluted income from continuing operations	$0.09	$0.03	$0.12
Net income (loss) available to common per share:
Basic net income (loss)	$0.11	$0.03	$0.14
Diluted net income (loss)	$0.11	$0.03	$0.14
Cash dividends paid on common stock	$0.18	$—	$0.18

	Three Months Ended December 31, 2004
	As Reported	Adjustments	Restated

Revenues	$22,706	$989	$23,695
Income from continuing operations	7,742	1,291	9,033
Income (loss) from discontinued operations	4,715	—	4,715
Net income	12,457	1,291	13,748
Net income (loss) available to common	8,898	1,291	10,189
Income from continuing operations per share:
Basic income from continuing operations	$0.09	$0.03	$0.12
Diluted income from continuing operations	$0.09	$0.03	$0.11
Net income (loss) available to common per share:
Basic net income (loss)	$0.19	$0.03	$0.21
Diluted net income (loss)	$0.19	$0.03	$0.21
Cash dividends paid on common stock	$0.19	$—	$0.19

(1)	Amounts may differ from amounts previously reported on Form 10-Q due to reclassification adjustments for discontinued operations during 2005.

Note:

2004 - During the three-month period ended March 31, 2004, we completed a repurchase and conversion of the Series C Preferred Stock which resulted in a non-cash charge to net income available to common stockholders of approximately $38.7 million. In addition, we recognized $19.1 million of refinancing-related charges. We sold our $200 million interest rate cap in the first quarter, realizing net proceeds of approximately $3.5 million, resulting in an accounting loss of $6.5 million. During the three-month period ended June 30, 2004, we redeemed all of the outstanding 2.3 million shares of our Series A Preferred Stock. As a result, the repurchase of the Series A Preferred Stock resulted in a non-cash charge to net income available to common stockholders of approximately $2.3 million. In addition, we recognized a $3.0 million charge associated with professional liability claims made against our former owned and operated facilities. During the three-month period ended September 30, 2004, we recognized a $0.3 million expense associated with restricted stock awards issued during this period. During the three-month period ended December 31, 2004, we recognized a $1.1 million expense associated with restricted stock awards, and we sold our remaining three closed facilities, realizing proceeds of approximately $5.5 million, net of closing costs and other expenses, resulting in a gain of approximately $3.8 million.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 17 - EARNINGS PER SHARE

The following tables set forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2005 (Restated)	2004 (Restated)	2003 (Restated)
	(in thousands, except per share amounts)
Numerator:
Income from continuing operations	$34,443	$13,499	$27,718
Preferred stock dividends	(11,385)	(15,807)	(20,115)
Preferred stock conversion/redemption charges	(2,013)	(41,054)	—
Numerator for income (loss) available to common from continuing operations - basic and diluted	21,045	(43,362)	7,603
Gain (loss) from discontinued operations	4,310	6,647	(4,087)
Numerator for net income (loss) available to common per share - basic and diluted	$25,355	$(36,715)	$3,516
Denominator:
Denominator for net income per share - basic	51,738	45,472	37,189
Effect of dilutive securities:
Restricted stock	86	—	—
Stock option incremental shares	235	—	965
Denominator for net income per share - diluted	52,059	45,472	38,154
Earnings per share - basic:
Income (loss) available to common from continuing operations	$0.41	$(0.95)	$0.20
Income (loss) from discontinued operations	0.08	0.14	(0.11)
Net income (loss) per share - basic	$0.49	$(0.81)	$0.09
Earnings per share - diluted:
Income (loss) available to common from continuing operations	$0.40	$(0.95)	$0.20
Income (loss) from discontinued operations	0.09	0.14	(0.11)
Net income (loss) per share - diluted	$0.49	$(0.81)	$0.09

The effects of converting the Series C preferred stock in 2003 have been excluded as all such effects were anti-dilutive. For the year ended December 31, 2004, there were 683,399 stock options and restricted stock shares excluded as all such effects were anti-dilutive.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 18 – DISCONTINUED OPERATIONS

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires the presentation of the net operating results of facilities sold during 2005 or currently classified as held-for-sale as income from discontinued operations for all periods presented. We incurred a net gain of $4.3 million from discontinued operations in 2005. We incurred a net gain of $6.6 million and a net loss of $4.1 million for 2004 and 2003, respectively, in the accompanying consolidated statements of operations.

The following table summarizes the results of operations of the facilities sold or held- for- sale for the years ended December 31, 2005, 2004 and 2003, respectively.

	Year Ended December 31,
Revenues	2005	2004	2003
Rental income	$4,081	$5,760	$8,829
Mortgage interest income	—	—	92
Other income	24	53	60
Nursing home revenues of owned and operated assets	—	—	206
Subtotal revenues	4,105	5,813	9,187
Expenses
Nursing home expenses of owned and operated assets	—	—	574
Depreciation and amortization	1,219	2,476	3,065
Provisions for impairment	6,545	—	8,821
Subtotal expenses	7,764	2,476	12,460

(Loss) income before gain (loss) on sale of assets	(3,659)	3,337	(3,273)
Gain (loss) on assets sold – net	7,969	3,310	(814)
Gain (loss) from discontinued operations	$4,310	$6,647	$(4,087)

SCHEDULE III REAL ESTATE AND ACCUMULATED DEPRECIATION
OMEGA HEALTHCARE INVESTORS, INC.
December 31, 2005

						(3)
						Gross Amount at
						Which Carried at				Life on Which
		Initial Cost to	Cost Capitalized			Close of Period				Depreciation
		Company	Subsequent to			Buildings				in Latest
		Buildings	Acquisition			and Land	(4)			Income
		and Land				Improvements	Accumulated	Date of	Date	Statements
Description (1)	Encumbrances	Improvements	Improvements	Impairment	Other	Total	Depreciation	Renovation	Acquired	is Computed
CommuniCare Health Services:
Ohio (LTC, AL)		$164,963,734	$290,071	$-	$-	$165,253,805	$4,994,962		1998-2005	33 years to 39 years
Pennsylvania (LTC)		20,274,100	-	-	-	20,274,100	298,401		2005	39 years
Total CommuniCare		185,237,834	290,071	-	-	185,527,905	5,293,363

Sun Healthcare Group, Inc.:
Alabama (LTC)	(2)	23,584,956	-	-	-	23,584,956	5,948,906		1997	33 years
California (LTC, RH)	(2)	39,013,222	66,575	-	-	39,079,797	9,149,827	1964	1997	33 years
Idaho (LTC)	(2)	11,100,000	-	-	-	11,100,000	2,208,339		1997-1999	33 years
Massachusetts (LTC)	(2)	8,300,000	-	-	-	8,300,000	2,113,241		1997	33 years
North Carolina (LTC)	(2)	22,652,488	56,951	-	-	22,709,439	7,689,497	1982-1991	1994-1997	30 years to 33 years
Ohio (LTC)	(2)	11,653,451	20,247	-	-	11,673,698	2,786,254	1995	1997	33 years
Tennessee (LTC)	(2)	7,905,139	37,234	-	-	7,942,373	2,815,870		1994	30 years
Washington (LTC)	(2)	10,000,000	1,516,813	-	-	11,516,813	4,915,296	2005	1995	20 years
West Virginia (LTC)	(2)	24,751,206	42,238	-	-	24,793,444	5,767,475		1997-1998	33 years
Total Sun		158,960,462	1,740,058	-	-	160,700,520	43,394,705

Advocat, Inc.:
Alabama (LTC)		11,588,534	768,647	-	-	12,357,181	4,895,445	1975-1985	1992	31.5 years
Arkansas (LTC)		37,887,832	2,156,085	(36,350)	-	40,007,567	15,964,688	1984-1985	1992	31.5 years
Florida (LTC)		1,050,000	1,920,000	(970,000)	-	2,000,000	256,471		1992	31.5 years
Kentucky (LTC)		15,151,027	1,562,375	-	-	16,713,402	5,324,750	1972-1994	1994-1995	33 years
Ohio (LTC)		5,604,186	250,000	-	-	5,854,186	1,881,823	1984	1994	33 years
Tennessee (LTC)		9,542,121	-	-	-	9,542,121	3,916,195	1986-1987	1992	31.5 years
West Virginia (LTC)		5,437,221	348,642	-	-	5,785,863	1,840,626		1994-1995	33 years
Total Advocat		86,260,921	7,005,749	(1,006,350)	-	92,260,320	34,079,998

Guardian LTC Management, Inc.
Ohio (LTC)		6,070,078	-	-	-	6,070,078	158,833		2004	39 years
Pennsylvania (LTC, AL)		66,363,642	-	-	-	66,363,642	1,771,047		2004	39 years
West Virginia (LTC)		7,695,581	-	-	-	7,695,581	188,998		2004	39 years
Total Guardian		80,129,301	-	-	-	80,129,301	2,118,878

Essex Healthcare:
Ohio (LTC)		79,353,622	-	-	-	79,353,622	1,996,073		2005	39 years
Total Essex		79,353,622	-	-	-	79,353,622	1,996,073

Haven Healthcare:
Connecticut (LTC)		38,762,737	1,648,475	(4,958,643)	-	35,452,569	4,743,890		1999-2004	33 years to 39 years
New Hampshire (LTC)		5,800,000	-	-	-	5,800,000	1,330,161		1998	39 years
Vermont (LTC)		14,145,776	81,501	-	-	14,227,277	607,436		2004	39 years
Total Haven		58,708,513	1,729,976	(4,958,643)	-	55,479,846	6,681,487

Other:
Arizona (LTC)		24,029,032	1,693,616	(6,603,745)	-	19,118,903	3,888,025	2005	1998	33 years
California (LTC)	(2)	21,874,841	1,010,527	-	-	22,885,368	5,188,004		1997	33 years
Colorado (LTC)		14,170,968	196,017	-	-	14,366,985	2,887,773		1998	33 years
Florida (LTC, AL)		84,067,881	2,164,328	-	-	86,232,209	15,811,064		1993-1998	27 years to 37.5 years
Georgia (LTC)		10,000,000	-	-	-	10,000,000	681,440		1998	37.5 years
Illinois (LTC)		13,961,501	444,484	-	-	14,405,985	3,443,162		1996-1999	30 years to 33 years
Indiana (LTC, AL)		21,337,237	1,277,118	(4,915,029)	(1,123,308)	16,576,018	4,499,990	1980-1994	1992-1999	30 years to 33 years
Iowa (LTC)		14,451,576	612,808	(29,156)	-	15,035,228	3,626,059		1996-1998	30 years to 33 years
Kentucky (LTC)		10,250,000	473,940	-	-	10,723,940	1,851,815		1999	33 years
Louisiana (LTC)	(2)	4,602,574	-	-	-	4,602,574	1,160,921		1997	33 years
Massachusetts (LTC)		30,718,142	932,328	(8,257,521)	-	23,392,949	4,472,746		1999	33 years
Missouri (LTC)		12,301,560	-	(149,386)	-	12,152,174	2,439,087		1999	33 years
Ohio (LTC, AL)		6,168,999	186,187	(2,382,341)	(638,406)	3,334,439	576,323		1999	33 years
Pennsylvania (LTC)		14,400,000	-	-	-	14,400,000	3,302,468		2005	39 years
Texas (LTC)	(2)	68,433,904	1,361,842	-	(20,543)	69,775,203	8,791,793		1997-2005	33 years to 39 years
Washington (AL)		5,673,693	-	-	-	5,673,693	1,069,595		1999	33 years
Total Other		356,441,908	10,353,195	(22,337,178)	(1,782,257)	342,675,668	63,690,265

Total		$1,005,092,561	$21,119,049	($28,302,171)	($1,782,257)	$996,127,182	$157,254,769

(1) The real estate included in this schedule is being used in either the operation of long-term care facilities (LTC), assisted living facilities (AL) or rehabilitation hospitals (RH) located in the states indicated.

(2) Certain of the real estate indicated are security for the BAS Healthcare Financial Services line of credit and term loan borrowings totaling $58,000,000 at December 31, 2005.

Year Ended December 31,
(3)		2003	2004	2005
Balance at beginning of period		$669,187,842	$692,453,873	$808,574,782
Additions during period:
Acquisitions		-	114,286,825	252,609,901
Conversion from mortgage		49,971,206	-	13,713,311
Impairment (a)		(8,894,000)	-	(9,616,506)
Impairment on Discontinued Ops		-	-	-
Improvements		1,585,097	6,431,306	3,821,320
Disposals/other		(19,396,272)	(4,597,222)	(72,975,626)
Balance at close of period		$692,453,873	$808,574,782	$996,127,182

(a) The variance in impairment in the table for 2005, shown above, relates to assets previously classified as impairment on assets sold in 2003 and 2004.

(4)		2003	2004	2005
Balance at beginning of period		$117,986,084	$134,477,229	$153,379,294
Additions during period:
Provisions for depreciation		20,208,110	21,093,611	23,579,627
Provisions for depreciation, Discontinued Ops.		441,012	38,215	1,310,160
Dispositions/other		(4,157,977)	(2,229,761)	(21,014,312)
Balance at close of period		$134,477,229	$153,379,294	$157,254,769

The reported amount of our real estate at December 31, 2005 is less than the tax basis of the real estate by approximately $26.0 million.

SCHEDULE IV MORTGAGE LOANS ON REAL ESTATE
OMEGA HEALTHCARE INVESTORS, INC.
December 31, 2005

Grouping	Description (1)	Interest Rate	Final Maturity Date	Periodic Payment Terms	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages (2) (3)

1	Rhode Island, Massachusetts
	New Hampshire (6 LTC, 1 ALF facilities)	10.00%	October 31, 2012	Interest payable monthly	None	$ 61,750,000	$ 61,750,000
2	Florida (4 LTC facilities)	11.50%	February 28, 2010	Interest plus $3,900 of principal payable monthly	None	12,891,454	12,634,490
3	Florida (2 LTC facilities)	11.50%	June 4, 2006	Interest plus $5,200 of principal payable monthly	None	11,090,000	10,731,679
4	Indiana (15 LTC facilities)	10.00%	October 31, 2006	Interest payable monthly	None	10,500,000	9,990,842
5	Ohio (1 LTC facilities)	11.00%	October 31, 2014	Interest plus $3,500 of principal payable monthly	None	6,500,000	6,495,876
6	Other mortgage notes:
	Utah, Texas (3 LTC facilities)	9.00% to 11.00%	2007 to 2011	Interest plus p$55,500 of principal payable monthly	None	5,173,469	2,919,454

						$107,904,923	$104,522,341

(1)	Mortgage loans included in this schedule represent first mortgages on facilities used in the delivery of long-term healthcare of which such facilities are located in the states indicated.
(2)	The aggregate cost for federal income tax purposes is equal to the carrying amount.

	Year Ended December 31,
(3)	2003	2004	2005
Balance at beginning of period	$173,914,080	$119,783,915	$118,057,610
Additions during period - Placements	—	6,500,000	61,750,000
Deductions during period - collection of principal	(4,158,959)	(8,226,305)	(61,571,958)
Allowance for loss on mortgage loans	—	—	—
Conversion to purchase leaseback/other changes	(49,971,206)	—	(13,713,311)
Balance at close of period	$119,783,915	$118,057,610	$104,522,341

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	September 30, 2006	December 31, 2005
	(Unaudited)	(Restated)
ASSETS
Real estate properties
Land and buildings at cost	$1,240,398	$994,327
Less accumulated depreciation	(180,270)	(156,947)
Real estate properties – net	1,060,128	837,380
Mortgage notes receivable – net	32,185	104,522
	1,092,313	941,902
Other investments – net	37,327	28,918
	1,129,640	970,820
Assets held for sale – net	737	2,735
Total investments	1,130,377	973,555

Cash and cash equivalents	—	3,948
Accounts receivable – net	39,488	15,018
Other assets	13,189	37,769
Total assets	$1,183,054	$1,030,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$157,500	$58,000
Unsecured borrowings – net	484,735	505,429
Other long–term borrowings	41,410	2,800
Accrued expenses and other liabilities	27,813	19,563
Income tax liabilities	5,038	3,299
Operating liabilities for owned properties	98	256
Total liabilities	716,594	589,347

Stockholders’ equity:
Preferred stock	118,488	118,488
Common stock and additional paid-in-capital	695,948	663,607
Cumulative net earnings	279,357	237,069
Cumulative dividends paid	(585,397)	(536,041)
Cumulative dividends – redemption	(43,067)	(43,067)
Unamortized restricted stock awards	—	(1,167)
Accumulated other comprehensive income	1,131	2,054
Total stockholders’ equity	466,460	440,943
Total liabilities and stockholders’ equity	$1,183,054	$1,030,290

Note – The balance sheet at December 31, 2005 has been restated and derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to consolidated financial statements.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005 (Restated)	2006	2005 (Restated)
Revenues
Rental income	$33,153	$24,858	$93,056	$70,329
Mortgage interest income	1,054	1,221	3,392	4,417
Other investment income – net	994	867	2,878	2,364
Miscellaneous	42	141	483	4,453
Total operating revenues	35,243	27,087	99,809	81,563

Expenses
Depreciation and amortization	8,360	6,182	23,414	17,872
General and administrative	5,669	2,235	10,331	6,470
Provision for impairment on real estate properties	—	3,072	—	3,072
Provision for uncollectible mortgages, notes and accounts receivable	179	—	179	83
Leasehold expiration expense	—	—	—	750
Total operating expenses	14,208	11,489	33,924	28,247

Income before other income and expense	21,035	15,598	65,885	53,316
Other income (expense):
Interest and other investment income	189	25	371	90
Interest	(11,190)	(7,709)	(30,246)	(21,431)
Interest – amortization of deferred financing costs	(439)	(539)	(1,513)	(1,570)
Interest – refinancing costs	—	—	(3,485)	—
Provision for impairment on equity securities	—	—	—	(3,360)
Gain on sale of equity securities	2,709	—	2,709	—
Change in fair value of derivatives	1,764	(16)	9,672	(427)
Total other expense	(6,967)	(8,239)	(22,492)	(26,698)

Income before gain on assets sold	14,068	7,359	43,393	26,618
Gain on assets sold — net	1,188	—	1,188	—
Income from continuing operations before income taxes	15,256	7,359	44,581	26,618
Provision for income taxes	(600)	(588)	(1,739)	(1,776)
Income from continuing operations	14,656	6,771	42,842	24,842
(Loss) from discontinued operations	(33)	(1,087)	(554)	(7,061)
Net income	14,623	5,684	42,288	17,781
Preferred stock dividends	(2,480)	(2,481)	(7,442)	(8,904)
Preferred stock conversion and redemption charges	—	—	—	(2,013)
Net income available to common	$12,143	$3,203	$34,846	$6,864

Income per common share:
Basic:
Income from continuing operations	$0.21	$0.08	$0.61	$0.27
Net income	$0.21	$0.06	$0.60	$0.13
Diluted:
Income from continuing operations	$0.20	$0.08	$0.61	$0.27
Net income	$0.20	$0.06	$0.60	$0.13

Dividends declared and paid per common share	$0.24	$0.22	$0.71	$0.63

Weighted—average shares outstanding, basic	59,021	51,187	58,203	51,050
Weighted—average shares outstanding, diluted	59,446	51,479	58,407	51,386

Components of other comprehensive income:
Net income	$14,623	$5,684	$42,288	$17,781
Unrealized gain on common stock investment	—	730	1,580	730
Reclassification adjustment for gain on common stock investment	(1,740)	—	(1,740)	—
Unrealized loss on preferred stock investment	(172)	(332)	(763)	(959)
Total comprehensive income	$12,711	$6,082	$41,365	$17,552
See notes to consolidated financial statements.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (in thousands)

	Nine Months Ended September 30,
	2006	2005 (Restated)
Operating activities
Net income	$42,288	$17,781
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization (including amounts in discontinued operations)	23,432	19,068
Provision for impairment on real estate properties (including amounts in discontinued operations)	121	9,154
Provision for uncollectible mortgages, notes and accounts receivable	179	83
Provision for impairment on equity securities	—	3,360
Refinancing costs	3,485	—
Amortization of deferred financing costs	1,513	1,570
(Gains) losses on assets sold and equity securities– net	(3,516)	3,492
Restricted stock amortization expense	4,224	856
Change in fair value of derivatives	(9,672)	428
Income from accretion of marketable securities to redemption value	(1,155)	(1,225)
Other	(35)	(1,532)
Net change in accounts receivable	(24,650)	(1,276)
Net change in other assets	1,941	2,087
Net change in tax liabilities	1,739	1,776
Net change in operating assets and liabilities	8,121	(363)
Net cash provided by operating activities	48,015	55,259

Cash flows from investing activities
Acquisition of real estate	(178,906)	(120,696)
Proceeds from sale of stock	7,573	—
Proceeds from sale of real estate investments	1,527	25,937
Capital improvements and funding of other investments	(5,416)	(2,749)
Proceeds from other investments	27,092	1,759
Investments in other investments	(29,238)	(6,167)
Collection of mortgage principal – net	10,588	60,869
Net cash used in investing activities	(166,780)	(41,047)

Cash flows from financing activities
Proceeds from credit facility borrowings	234,200	180,200
Payments on credit facility borrowings	(134,700)	(114,500)
Receipts from other long–term borrowings	39,000	—
Payments of other long–term borrowings	(390)	(370)
Prepayment of re-financing penalty	(755)	—
Receipts from dividend reinvestment plan	29,161	2,415
Receipts/(payments) from exercised options – net	225	(984)
Dividends paid	(49,356)	(41,914)
Redemption of preferred stock	—	(50,013)
Payment on common stock offering	(178)	(28)
Deferred financing costs paid	(2,390)	(333)
Net cash provided by (used in) financing activities	114,817	(25,527)

(Decrease) increase in cash and cash equivalents	(3,948)	(11,315)
Cash and cash equivalents at beginning of period	3,948	12,083
Cash and cash equivalents at end of period	$—	$768
Interest paid during the period	$21,442	$18,949
See notes to consolidated financial statements.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited
September 30, 2006

NOTE 1 – BASIS OF PRESENTATION

Business Overview

We have one reportable segment consisting of investments in real estate. Our business is to provide financing and capital to the long-term healthcare industry with a particular focus on skilled nursing facilities located in the United States. Our core portfolio consists of long-term lease and mortgage agreements. All of our leases are “triple-net” leases, which require the tenants to pay all property-related expenses. Our mortgage revenue derives from fixed-rate mortgage loans, which are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor. Substantially all depreciation expenses reflected in the consolidated statements of operations relate to the ownership of our investment in real estate.

Restated Financial Data

We have restated certain historical results in the accompanying consolidated financial statements to correct errors in previously reported amounts related to income tax matters and certain debt and equity investments in Advocat Inc. (“Advocat”), as well as to record certain straight-line rental income. See Note 2 – Restatement of Previously Issued Financial Statements.

Basis of Presentation

The accompanying unaudited consolidated financial statements for Omega Healthcare Investors, Inc. (“Omega” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain reclassifications have been made to the 2005 financial statements for consistency with the presentation adopted for 2006. Such reclassifications have no effect on previously reported earnings or equity.

Operating results for the three- and nine-month periods ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the financial statements and footnotes included in our annual report on Form 10-K/A for the year ended December 31, 2005.

Our consolidated financial statements include the accounts of Omega, all direct and indirect wholly owned subsidiaries and one variable interest entity (“VIE”) for which we are the primary beneficiary. All inter-company accounts and transactions have been eliminated in consolidation of the financial statements.

FAS 123R Adoption

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FAS No. 123 (revised 2004), Share-Based Payment (“FAS No. 123R”), which is a revision of FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 123R supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends FAS No. 95, Statement of Cash Flows. We adopted FAS No. 123R on January 1, 2006.

FIN 46R

Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities, (“FIN 46R”), addresses the consolidation by business enterprises of VIEs. As a result of the adoption of FIN 46R, we consolidate all VIEs for which we are the primary beneficiary. Generally, a VIE is an entity with one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group the holders of the equity investment at risk lack (i) the ability to make decisions about an entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. FIN 46R requires a VIE to be consolidated in the financial statements of the entity that is determined to be the primary beneficiary of the VIE. The primary beneficiary generally is the entity that will receive a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

In accordance with FIN 46R, we determined that we were the primary beneficiary of one VIE. This VIE is derived from a financing relationship entered into between Omega and one company that is engaged in the ownership and rental of six skilled nursing facilities (“SNFs”) and one assisted living facility (“ALF”). The consolidation of the VIE as of September 30, 2006 resulted in an increase in our consolidated total assets (primarily real estate) and liabilities (primarily indebtedness) of approximately $37.8 million. The creditors of the VIE do not have recourse to our assets.

FIN 48 Evaluation

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 is an interpretation of FASB Statement No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 requires expanded disclosure with respect to the uncertainty in income taxes and is effective as of the beginning of our 2007 fiscal year. We are currently evaluating the impact, if any, that FIN 48 will have on our financial statements.

NOTE 2 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Summary of Restatement Items

Our Board of Directors, including our Audit Committee, concluded on October 24, 2006, to restate certain historical results to correct errors in previously reported amounts related to tax matters and asset values, as well as to record certain straight-line rental income audited financial results as of December 31, 2005 and 2004 and for the three years ended December 1, 2005, 2004 and 2003, and for other periods affected, including our unaudited financial statements for each quarterly period in 2004, 2005 and 2006 as necessary. As a result, we have previously filed with the Securities and Exchange Commission (“SEC”) amendments to our Annual Report on Form 10-K for the period ending December 31, 2005 and our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2006 and June 30, 2006, respectively, reflecting the restated matters (the “Restatement”). The Restatement reflects the following adjustments that affect the three- and nine-months ended September 30, 2005:

1.
We recorded asset values for securities received from Advocat (and the increases therein) since the completion of the restructuring of Advocat obligations pursuant to leases and mortgages for the facilities then operated by Advocat in 2000. These adjustments increased net income by $0.4 million and $0.8 million for the three and nine months ended September 30, 2005, respectively. These adjustments increased total assets by $5.4 million as of December 31, 2005. Changes in the fair value of the securities not currently recognized in net income were reflected in other comprehensive income.

2.
As a result of our holdings of Advocat securities, we recorded reserves related to a potential tax liability arising from our ownership of such securities. This tax liability along with related interest expense had not been previously accrued for and this adjustment decreased net income by $0.6 million and $1.8 million for the three and nine months ended September 30, 2005, respectively. The amount accrued represents the estimated liability, which remains subject to final resolution and therefore is subject to change.

3.
Subsequent to October 25, 2006, we made a correction to our accounting for certain leases because these leases contain provisions (such as increases in rent based on the lesser of a fixed amount or two times the Consumer Price Index (“CPI”)) that require us to record rental income on a straight-line basis subject to an appropriate evaluation of collectibility. We had not previously recorded rental income on these leases on a straight-line basis. As a result of this adjustment, our net income increased by $0.8 million and $2.1 million for the three and nine months ended September 30, 2005, respectively. In addition, net accounts receivable and retained earnings increased by $9.1 million as of December 31, 2005, to reflect the effects of this adjustment from inception of the affected leases.

Additional information about the decision to restate these financial statements can be found in our Current Report on Form 8-K, filed with the SEC on October 25, 2006.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

Events Causing the Restatement - Advocat Restructuring

In November 2000, Advocat, an operator of various skilled nursing facilities owned by or mortgaged to us, was in default on its obligations to us. As a result, we entered into an agreement with Advocat with respect to the restructuring of Advocat’s obligations pursuant to leases and mortgages for the facilities then operated by Advocat (the “Initial Advocat Restructuring”). As part of the Initial Advocat Restructuring in 2000, Advocat issued to us (i) 393,658 shares of Advocat’s Series B non-voting, redeemable (on or after September 30, 2007), convertible preferred stock, which was convertible into up to 706,576 shares of Advocat’s common stock (representing 9.9% of the outstanding shares of Advocat’s common stock on a fully diluted, as-converted basis and accruing dividends at 7% per annum), and (ii) a secured convertible subordinated note in the amount of $1.7 million bearing interest at 7% per annum with a September 30, 2007 maturity.

Subsequent to the Initial Advocat Restructuring, Advocat’s operations and financial condition have improved and there has been a significant increase in the market value of Advocat’s common stock from approximately $0.31 per share at the time of the Initial Advocat Restructuring to the closing price on October 20, 2006 of $18.84. As a result of the significant increase in the value of the common stock underlying the Series B preferred stock of Advocat held by us, on October 20, 2006 we again restructured our relationship with Advocat (the “Second Advocat Restructuring”) by entering into a Restructuring Stock Issuance and Subscription Agreement with Advocat (the “2006 Advocat Agreement”). Pursuant to the 2006 Advocat Agreement, we exchanged the Advocat Series B preferred stock and subordinated note issued in the Initial Advocat Restructuring for 5,000 shares of Advocat’s Series C non-convertible, redeemable (at our option after September 30, 2010) preferred stock with a face value of approximately $4.9 million and a dividend rate of 7% payable quarterly, and a secured non-convertible subordinated note in the amount of $2.5 million maturing September 30, 2007 and bearing interest at 7% per annum. As part of the Second Advocat Restructuring, we also amended our Consolidated Amended and Restated Master Lease by and between one of our subsidiaries, as lessor, and a subsidiary of Advocat, as lessee, to commence a new 12-year lease term through September 30, 2018 (with a renewal option for an additional 12 year term) and Advocat has agreed to increase the master lease annual rent by approximately $687,000 to approximately $14 million commencing on January 1, 2007.

Management believes that certain of the terms of the Advocat Series B preferred stock previously held by us could be interpreted as affecting our compliance with federal income tax rules applicable to real estate investment trusts (“REITs”) regarding related party tenant income as described below.

In 2000 at the time of the Initial Advocat Restructuring, we determined that no value should be ascribed to the Advocat preferred stock and subordinated note and, as a result, no value was recorded on our financial statements at that time or in any subsequent period. Management now believes that the accounting treatment in previous periods was incorrect and, in addition to the related party tenant issues described below, the Restatement reflects the appropriate carrying value (in accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities (“FAS No. 115”)) of the Advocat preferred stock of $4.6 million and $4.3 million and an embedded derivative (in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS No. 133”)) of $9.0 million and $1.1 million on our restated balance sheets as of June 30, 2006 and December 31, 2005, respectively. In addition, in accordance with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan (“FAS No. 114”), the Advocat subordinated note of $1.7 million was fully reserved at September 30, 2006 and December 31, 2005, respectively.

The market value for Advocat’s common stock has increased significantly since the completion of the Initial Advocat Restructuring. In connection with exploring the potential disposition of the Advocat Series B preferred stock as part of the Second Advocat Restructuring, we were advised by our tax counsel that due to the structure of the Initial Advocat Restructuring, Advocat may be deemed to be a “related party tenant” under applicable federal income tax rules and, in such event, rental income from Advocat would not be qualifying income under the gross income tests that are applicable to REITs.

In order to maintain qualification as a REIT, we annually must satisfy certain tests regarding the source of our gross income. The applicable federal income tax rules provide a “savings clause” for REITs that fail to satisfy the REIT gross income tests, if such failure is due to reasonable cause. A REIT that qualifies for the savings clause will retain its REIT status but will pay a tax under section 857(b)(5) and related interest.

We currently plan to submit to the IRS a request for a closing agreement to resolve the “related party tenant” issue. While we believe there are valid arguments that Advocat should not be deemed a “related party tenant,” the matter is not free from doubt, and we believe it is in our best interest to request a closing agreement in order to resolve the matter, minimize potential interest charges and obtain assurances regarding its continuing REIT status. By submitting a request for a closing agreement, we intend to establish that any failure to satisfy the gross income tests was due to reasonable cause. In the event that it is determined that the “savings clause” described above does not apply, we could be treated as having failed to qualify as a REIT for one or more taxable years. If we fail to qualify for taxation as a REIT for any taxable year, our income will be taxed at regular corporate rates, and we could be disqualified as a REIT for the following four taxable years.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

As noted above, we have completed the Second Advocat Restructuring and have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years. Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007. We will continue to accrue an income tax liability related to this matter during 2006.

Recording of Rental Income

During the course of preparing the Restatement due to the issues related to Advocat described above, we determined that we should correct our accounting for certain leases because these leases contain provisions (such as increases in rent based on the lesser of a fixed amount or two times CPI) that require us to record rental income on a straight-line basis subject to an appropriate evaluation of collectibility. Historically, we have recorded rental income for leases with these provisions based on contractual scheduled rent payments, rather than on a straight-line basis. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 13, Accounting for Leases and Financial Accounting Standards Board Technical Bulletin No. 88-1 Issues Related to Accounting for Leases, we have determined that the recording of rental revenue associated with these leases should be on a straight-line basis. As a result of this adjustment, our net income will increase by $1.1 million and $3.0 million for the three and nine months ended September 30, 2005, respectively. In addition, accounts receivable and retained earnings will increase by $9.1 million as of December 31, 2005, to reflect the effects of this adjustment from inception of the affected leases.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
Unaudited
September 30, 2006

The following table sets forth the effects of the adjustments related to the Restatement on our consolidated balance sheet as of December 31, 2005:

CONSOLIDATED BALANCE SHEETS
(Audited)
(in thousands)

	As of December 31, 2005,
	As Reported	Adjustments	Restated
ASSETS
Real estate properties
Land and buildings at cost	$994,327	$—	$994,327
Less accumulated depreciation	(156,947)	—	(156,947)
Real estate properties – net	837,380	—	837,380
Mortgage notes receivable – net	104,522	—	104,522
	941,902	—	941,902
Other investments – net	23,490	5,428	28,918
	965,392	5,428	970,820
Assets held for sale – net	2,735	—	2,735
Total investments	968,127	5,428	973,555

Cash and cash equivalents	3,948	—	3,948
Accounts receivable – net	5,885	9,133	15,018
Other assets	37,769	—	37,769
Total assets	$1,015,729	$14,561	$1,030,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$58,000	$—	$58,000
Unsecured borrowings – net	505,429	—	505,429
Other long–term borrowings	2,800	—	2,800
Accrued expenses and other liabilities	19,563	—	19,563
Income tax liabilities	—	3,299	3,299
Operating liabilities for owned properties	256	—	256
Total liabilities	586,048	3,299	589,347

Stockholders’ equity:
Preferred stock	118,488	—	118,488
Common stock and additional paid-in-capital	663,607	—	663,607
Cumulative net earnings	227,701	9,368	237,069
Cumulative dividends paid	(536,041)	—	(536,041)
Cumulative dividends – redemption	(43,067)	—	(43,067)
Unamortized restricted stock awards	(1,167)	—	(1,167)
Accumulated other comprehensive income	160	1,894	2,054
Total stockholders’ equity	429,681	11,262	440,943
Total liabilities and stockholders’ equity	$1,015,729	$14,561	$1,030,290

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

The effects of the adjustments related to the Restatement for the three and nine months ended September 30, 2005 are summarized below:

	Three Months Ended September 30, 2005
	As Reported (1)	Adjustments	Restated
Revenues
Rental income	$24,099	$759	$24,858
Mortgage interest income	1,221	—	1,221
Other investment income – net	457	410	867
Miscellaneous	141	—	141
Total operating revenues	25,918	1,169	27,087

Expenses
Depreciation and amortization	6,182	—	6,182
General and administrative	2,235	—	2,235
Provision for impairment on real estate properties	3,072	—	3,072
Provision for uncollectible mortgages, notes and accounts receivable	—	—	—
Leasehold expiration expense	—	—	—
Total operating expenses	11,489	—	11,489

Income before other income and expense	14,429	1,169	15,598
Other income (expense):
Interest and other investment income	25	—	25
Interest	(7,709)	—	(7,709)
Interest – amortization of deferred financing costs	(539)	—	(539)
Provision for impairment on equity securities	—	—
Change in fair value of derivatives	—	(16)	(16)
Total other expense	(8,223)	(16)	(8,239)

Income from continuing operations before income taxes	6,206	1,153	7,359
Provision for income taxes	—	(588)	(588)
Income from continuing operations	6,206	565	6,771
Loss from discontinued operations	(1,087)	—	(1,087)
Net income	5,119	565	5,684
Preferred stock dividends	(2,481)	—	(2,481)
Preferred stock conversion and redemption charges	—	—	—
Net income available to common	$2,638	$565	$3,203

Income per common share:
Basic:
Income from continuing operations	$0.07	$0.01	$0.08
Net income	$0.05	$0.01	$0.06
Diluted:
Income from continuing operations	$0.07	$0.01	$0.08
Net income	$0.05	$0.01	$0.06

Dividends declared and paid per common share	$0.22	$—	$0.22

Weighted-average shares outstanding, basic	51,187	—	51,187
Weighted-average shares outstanding, diluted	51,479	—	51,479

Components of other comprehensive income:
Net income	$5,119	$565	$5,684
Unrealized gain on common stock investment	730	—	730
Reclassification adjustment for gains on common stock investment	—	—	—
Unrealized (loss) on preferred stock investment	—	(332)	(332)
Total comprehensive income	$5,849	$233	$6,082

(1) Includes current period reclassification for discontinued operations.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

	Nine Months Ended September 30, 2005
	As Reported (1)	Adjustments	Restated
Revenues
Rental income	$68,251	$2,078	$70,329
Mortgage interest income	4,417	—	4,417
Other investment income – net	1,139	1,225	2,364
Miscellaneous	4,453	—	4,453
Total operating revenues	78,260	3,303	81,563

Expenses
Depreciation and amortization	17,872	—	17,872
General and administrative	6,470	—	6,470
Provision for impairment on real estate properties	3,072	—	3,072
Provision for uncollectible mortgages, notes and accounts receivable	83	—	83
Leasehold expiration expense	750	—	750
Total operating expenses	28,247	—	28,247

Income before other income and expense	50,013	3,303	53,316
Other income (expense):
Interest and other investment income	90	—	90
Interest	(21,431)	—	(21,431)
Interest – amortization of deferred financing costs	(1,570)	—	(1,570)
Provision for impairment on equity securities	(3,360)	—	(3,360)
Change in fair value of derivatives	—	(427)	(427)
Total other expense	(26,271)	(427)	(26,698)

Income from continuing operations before income taxes	23,742	2,876	26,618
Provision for income taxes	—	(1,776)	(1,776)
Income from continuing operations	23,742	1,100	24,842
Loss from discontinued operations	(7,061)	—	(7,061)
Net income	16,681	1,100	17,781
Preferred stock dividends	(8,904)	—	(8,904)
Preferred stock conversion and redemption charges	(2,013)	—	(2,013)
Net income available to common	$5,764	$1,100	$6,864

Income per common share:
Basic:
Income from continuing operations	$0.25	$0.02	$0.27
Net income	$0.11	$0.02	$0.13
Diluted:
Income from continuing operations	$0.25	$0.02	$0.27
Net income	$0.11	$0.02	$0.13

Dividends declared and paid per common share	$0.63	$—	$0.63

Weighted-average shares outstanding, basic	51,050	—	51,050
Weighted-average shares outstanding, diluted	51,386	—	51,386

Components of other comprehensive income:
Net income	$16,681	$1,100	$17,781
Unrealized gain (loss) on common stock investment	730	—	730
Reclassification adjustment for gains on common stock investment	—	—	—
Unrealized (loss) gain on preferred stock investment	—	(959)	(959)
Total comprehensive income	$17,411	$141	$17,552

(1) Includes current period reclassification for discontinued operations.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

NOTE 3 – PROPERTIES

In the ordinary course of our business activities, we periodically evaluate investment opportunities and extend credit to customers. We also regularly engage in lease and loan extensions and modifications. Additionally, we actively monitor and manage our investment portfolio with the objectives of improving credit quality and increasing returns. In connection with portfolio management, we may engage in various collection and foreclosure activities.

If we acquire real estate pursuant to a foreclosure, lease termination or bankruptcy proceeding and do not immediately re-lease or sell the properties to new operators, the assets will be included on the balance sheet as “foreclosed real estate properties,” and the value of such assets is reported at the lower of cost or estimated fair value.

The table below summarizes our number of properties and investment by category for the nine months ended September 30, 2006:

Facility Count	Leased Property	Mortgage Notes Receivable	Facilities Held for Sale	Total Healthcare Facilities
Balance at December 31, 2005	190	32	5	227
Properties sold/mortgages paid	—	(15)	(3)	(18)
Properties acquired	32	—	—	32
Properties transferred to assets held for sale	—	—	—	—
Properties transferred to purchase/leaseback	7	(7)	—	—
Balance at September 30, 2006	229	10	2	241

Investment ($000’s)
Balance at December 31, 2005	$994,327	$104,522	$2,735	$1,101,584
Properties transferred to assets held for sale	—	—	—	—
Properties sold/mortgages paid	—	(48,990)	(1,998)	(50,988)
Properties acquired	178,906	—	—	178,906
Properties transferred to purchase/leaseback	61,750	(22,750)	—	39,000
Impairment on properties	(121)	—	—	(121)
Capital expenditures and other	5,536	(597)	—	4,939
Balance at September 30, 2006	$1,240,398	$32,185	$737	$1,273,320

Leased Property

Our leased real estate properties, represented by 227 long-term care facilities and two rehabilitation hospitals at September 30, 2006, are leased under provisions of single leases and master leases with initial terms typically ranging from 5 to 15 years, plus renewal options. Substantially all of our leases contain provisions for specified annual increases over the rents of the prior year and are generally computed in one of three methods depending on specific provisions of each lease as follows: (i) a specific annual increase over the prior year’s rent, generally 2.5%; (ii) an increase based on the change in pre-determined formulas from year to year (i.e., such as increases in the CPI); or (iii) specific dollar increases over prior years. Under the terms of the leases, the lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties.

Set forth below is a summary of the transactions that occurred in the nine months ended September 30, 2006.

Litchfield Transaction

On August 1, 2006, we completed a transaction with Litchfield Investment Company, LLC and its affiliates (“Litchfield”) to purchase 30 skilled nursing facilities and one independent living center for a total investment of approximately $171 million. The facilities total 3,847 beds and are located in the states of Colorado (5), Florida (7), Idaho (1), Louisiana (13), and Texas (5). The facilities were subject to master leases with three national healthcare providers, which are existing tenants of the Company. The tenants are Home Quality Management, Inc. (“HQM”), Nexion Health, Inc. (“Nexion”), and Peak Medical Corporation, which was acquired by Sun Healthcare Group, Inc. (“Sun”) in December of 2005. We used a combination of cash on hand and $150 million of credit facility borrowings to finance the Litchfield transaction.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

Simultaneously with the close of the purchase transaction, the seven HQM facilities were combined into an Amended and Restated Master Lease containing 13 facilities between us and HQM. In addition, the 18 Nexion facilities were combined into an Amended and Restated Master Lease containing 22 facilities between us and Nexion.

We entered into a Master Lease, Assignment and Assumption Agreement with Litchfield on the six Sun facilities. These six facilities are currently under a master lease that expires on September 30, 2007.

Guardian LTC Management, Inc.

On September 1, 2006, we completed a $25.0 million investment with subsidiaries of Guardian LTC Management, Inc. (“Guardian”), an existing operator of ours. The transaction involved the purchase and leaseback of a skilled nursing facility (“SNF”) in Pennsylvania and a termination of a purchase option on a combination SNF and rehabilitation hospital in West Virginia owned by us. The facilities were included in an existing master lease with Guardian with an increase in contractual annual rent of approximately $2.6 million in the first year and the master lease now includes 17 facilities. In addition, the master lease term was extended from October 2014 through August 2016.

In accordance with FASB Statement No. 13, Accounting Leases (“FAS No. 13”) and FASB Technical Bulletin No. 88–1, Issues Relating to Accounting for Leases (“FASB TB No. 88-1”), $19.2 million of the $25.0 million transaction amount will be accounted for as a lease inducement and is classified within accounts receivable - net on our consolidated balance sheet. The lease inducement will be amortized as a reduction to rental income on a straight-line basis over the term of the new master lease. The remaining payment to Guardian of $5.8 million will be allocated to the purchase of the Pennsylvania SNF.

Advocat, Inc.

On October 20, 2006, as part of the Second Advocat Restructuring, we amended our master lease with Advocat to commence a new 12-year lease term through September 30, 2018 (with a renewal option for an additional 12 year term) and Advocat agreed to increase the master lease annual rent by approximately $687,000 to approximately $14 million commencing on January 1, 2007. See Note 2 – Restatement of Previously Issued Financial Statements.

The Second Advocat Restructuring will be accounted for as a new lease in accordance with FAS No. 13 and FASB TB No. 88–1. The fair value of the assets exchanged in the restructuring (i.e., the Series B non-voting redeemable convertible preferred stock and the secured convertible subordinated note, with a fair value of $14.9 million and $2.5 million, respectively, at October 20, 2006) in excess of the fair value of the assets received (the Series C non-voting redeemable non-convertible preferred stock and the secured non-convertible subordinated note, with a fair value of $4.1 million and $2.5 million, respectively, at October 20, 2006) will be recorded as a lease inducement of approximately $10.8 million in the fourth quarter of 2006. The $10.8 million lease inducement asset will be amortized as a reduction to rental income on a straight-line basis over the term of the new master lease. The exchange of securities will also result in a gain in the fourth quarter of 2006 of approximately $3.0 million representing: (i) the fair value of the secured convertible subordinated note of $2.5 million, previously reserved; (ii) the realization of the gain on investments previously classified in other comprehensive income of approximately $1.1 million relating to the Series B non-voting redeemable convertible preferred stock; and (iii) a loss of approximately $0.6 million resulting from the change in the fair value of the embedded derivative from September 30, 2006 to October 20, 2006. See also Note 8 – Investments in Debt and Equity Securities.

Haven Eldercare, LLC

•
During the three months ended March 31, 2006, Haven Eldercare, LLC (“Haven”), an existing operator of ours, entered into a $39 million first mortgage loan with General Electric Capital Corporation (“GE Loan”). Haven used the $39 million of proceeds to partially repay on a $62 million mortgage it has with us. Simultaneously, we subordinated the payment of our remaining $23 million of the mortgage note, due in October 2012, to that of the GE Loan. As a result of this transaction, the interest rate on our remaining mortgage note to Haven rose from 10% to approximately 15%, with annual escalators.

•
In conjunction with the above transactions and the application of FIN 46R, we consolidated the financial statements and related real estate of this Haven entity into our financial statements. The consolidation resulted in the following changes to our consolidated balance sheet as of September 30, 2006: (1) an increase in total gross investments of $39.0 million; (2) an increase in accumulated depreciation of $1.2 million; (3) an increase in other long-term borrowings of $39.0 million; and (4) a reduction of $1.2 million in cumulative net earnings for the nine months ended September 30, 2006 due to the increased depreciation expense. General Electric Capital Corporation and Haven’s other creditors do not have recourse to our assets. We have an option to purchase the mortgaged facilities for a fixed price in 2012. Our results of operations reflect the effects of the consolidation of this entity, which is being accounted for similarly to our other purchase-leaseback transactions.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

Acquisitions

The table below summarizes the acquisitions completed during the nine months ended September 30, 2006. The purchase price includes estimated transaction costs.

100% Interest Acquired	Acquisition Date	Purchase Price ($000’s)

One facility in PA	September 1, 2006	$ 5,800
Thirty-one facilities in 5 states	August 1, 2006	$173,100

The acquired properties are included in our results of operations from the respective date of acquisition. The following unaudited pro forma results of operations reflect these transactions as if each had occurred on January 1 of the year presented. According to management, all significant adjustments necessary to reflect the effects of the acquisitions have been made.

	Pro Forma
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005 (Restated)	2006	2005 (Restated)
	(in thousands, except per share amounts)

Revenues	$36,854	$31,776	$110,797	$95,629
Net income	$14,784	$6,184	$43,450	$19,282

Earnings (loss) per share – Basic	$0.21	$0.07	$0.62	$0.16
Earnings (loss) per share – Diluted	$0.21	$0.07	$0.62	$0.16

Assets Sold or Held for Sale

Assets Sold

•	On June 30, 2006, we sold two SNFs in California resulting in an accounting loss of approximately $0.1 million.

•	On March 31, 2006, we sold a SNF in Illinois resulting in an accounting loss of approximately $0.2 million.

Held for Sale

•	At September 30, 2006, we had two assets held for sale with a net book value of approximately $0.7 million.

•
During the three months ended March 31, 2006, a $0.1 million provision for impairment charge was recorded to reduce the carrying value to its sales price of one facility that was under contract to be sold that was subsequently sold during the second quarter of 2006.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

Mortgage Notes Receivable

Mortgage notes receivable relate to ten long-term care facilities. The mortgage notes are secured by first mortgage liens on the borrowers’ underlying real estate and personal property. The mortgage notes receivable relate to facilities located in five states, operated by seven independent healthcare operating companies. We monitor compliance with mortgages and when necessary have initiated collection, foreclosure and other proceedings with respect to certain outstanding loans. As of September 30, 2006, we had no foreclosed property, and none of our mortgages were in foreclosure proceedings.

Mortgage interest income is recognized as earned over the terms of the related mortgage notes. Reserves are taken against earned revenues from mortgage interest when collection of amounts due becomes questionable or when negotiations for restructurings of troubled operators lead to lower expectations regarding ultimate collection. When collection is uncertain, mortgage interest income on impaired mortgage loans is recognized as received after taking into account application of security deposits.

Hickory Creek Healthcare Foundation, Inc.

On June 16, 2006, we received approximately $10 million in proceeds on a mortgage loan payoff. We held mortgages on 15 facilities located in Indiana, representing 619 beds.

Haven Eldercare, LLC.

During the three months ended March 31, 2006, Haven used the $39 million of proceeds from the GE Loan to partially repay on a $62 million mortgage it has with us. Simultaneously, we subordinated the payment of its remaining $23 million on the mortgage note to that of the GE Loan (see Note –3 Properties; Leased Property, above).

NOTE 4 – CONCENTRATION OF RISK

As of September 30, 2006, our portfolio of domestic investments consisted of 241 healthcare facilities, located in 27 states and operated by 33 third-party operators. Our gross investment in these facilities, net of impairments and before reserve for uncollectible loans, totaled approximately $1.3 billion at September 30, 2006, with approximately 98% of our real estate investments related to long-term care facilities. This portfolio is made up of 227 long-term healthcare facilities, two rehabilitation hospitals owned and leased to third parties, fixed rate mortgages on 10 long-term healthcare facilities and two facilities held for sale. At September 30, 2006, we also held miscellaneous investments of approximately $37 million, consisting primarily of secured loans to third-party operators of our facilities.

At September 30, 2006, approximately 25% of our real estate investments were operated by two public companies: Sun (17%) and Advocat (8%). Our largest private company operators (by investment) were CommuniCare Health Services, Inc. (“CommuniCare”) (15%), Haven (9%), HQM (8%), Guardian (7%), Nexion (6%) and Essex Healthcare Corporation (6%). No other operator represents more than 4% of our investments. The three states in which we had our highest concentration of investments were Ohio (22%), Florida (14%) and Pennsylvania (9%) at September 30, 2006.

For the three-month period ended September 30, 2006, our revenues from operations totaled $35.2 million, of which approximately $6.6 million were from Sun (19%), $5.1 million from CommuniCare (14%) and $3.7 million from Advocat (10%). For the nine-month period ended September 30, 2006, our revenues from operations totaled $99.8 million, of which approximately $18.2 million were from Sun (18%), $15.2 million from CommuniCare (15%) and $10.8 million from Advocat (11%). No other operator generated more than 10% of our revenues from operations for the three- and nine-month periods ended September 30, 2006.

Sun and Advocat are subject to the reporting requirements of the SEC and are required to file with the SEC annual reports containing audited financial information and quarterly reports containing unaudited interim financial information. Sun’s and Advocat’s filings with the SEC can be found at the SEC’s website at www.sec.gov. We are providing this data for information purposes only, and you are encouraged to obtain Sun’s and Advocat’s publicly available filings from the SEC.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

NOTE 5 - DIVIDENDS

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain), and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if we dispose of any built-in gain asset during a recognition period, we will be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. In addition, our $200 million revolving senior secured credit facility (“Credit Facility”) has certain financial covenants that limit the distribution of dividends paid during a fiscal quarter to no more than 95% of our aggregate cumulative funds from operations (“FFO”) as defined in the loan agreement governing the Credit Facility (the “Loan Agreement”), unless a greater distribution is required to maintain REIT status. The Loan Agreement defines FFO as net income (or loss) plus depreciation and amortization and shall be adjusted for charges related to: (i) restructuring our debt; (ii) redemption of preferred stock; (iii) litigation charges up to $5.0 million; (iv) non-cash charges for accounts and notes receivable up to $5.0 million; (v) non-cash compensation related expenses; (vi) non-cash impairment charges; and (vii) tax liabilities in an amount not to exceed $8.0 million.

Common Dividends

On October 24, 2006, the Board of Directors announced a common stock dividend of $0.25 per share, an increase of $0.01 per common share compared to the prior quarter, which was paid November 15, 2006 to common stockholders of record on November 3, 2006.

On July 17, 2006, the Board of Directors declared a common stock dividend of $0.24 per share. The common dividend was paid August 15, 2006 to common stockholders of record on July 31, 2006.

On April 18, 2006, the Board of Directors declared a common stock dividend of $0.24 per share, an increase of $0.01 per common share compared to the prior quarter. The common dividend was paid May 15, 2006 to common stockholders of record on April 28, 2006.

On January 17, 2006, the Board of Directors declared a common stock dividend of $0.23 per share, an increase of $0.01 per common share compared to the prior quarter. The common stock dividend was paid February 15, 2006 to common stockholders of record on January 31, 2006.

Series D Preferred Dividends

On October 24, 2006, the Board of Directors declared the regular quarterly dividends for the 8.375% Series D Preferred Stock to stockholders of record on November 3, 2006. The stockholders of record of the Series D Preferred Stock on November 3, 2006 were paid dividends in the amount of $0.52344 per preferred share on November 15, 2006. The liquidation preference for our Series D Preferred Stock is $25.00 per share. Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period August 1, 2006 through October 31, 2006.

On July 17, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid August 15, 2006 to preferred stockholders of record on April 28, 2006.

On April 18, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid May 15, 2006 to preferred stockholders of record on April 28, 2006.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

On January 17, 2006, the Board of Directors declared regular quarterly dividends of approximately $0.52344 per preferred share on the Series D Preferred Stock that were paid February 15, 2006 to preferred stockholders of record on January 31, 2006.

NOTE 6 – TAXES

So long as we qualify as a REIT and, among other things, we distribute 90% of our taxable income, we will not be subject to Federal income taxes on our income, except as described below. We are permitted to own up to 100% of a “taxable REIT subsidiary” (“TRS”). Currently, we have two TRSs that are taxable as corporations and that pay federal, state and local income tax on their net income at the applicable corporate rates. These TRSs had net operating loss carry-forwards as of September 30, 2006 of $11.6 million. These loss carry-forwards were fully reserved with a valuation allowance due to uncertainties regarding realization.

During the fourth quarter of 2006, we determined that certain terms of the Advocat Series B non-voting, redeemable convertible preferred stock could be interpreted as affecting our compliance with federal income tax rules applicable to REITs regarding related party tenant income. As such, Advocat, one of our lessees, may be deemed to be a “related party tenant” under applicable federal income tax rules. In such event, our rental income from Advocat would not be qualifying income under the gross income tests that are applicable to REITs. In order to maintain qualification as a REIT, we annually must satisfy certain tests regarding the source of our gross income. The applicable federal income tax rules provide a “savings clause” for REITs that fail to satisfy the REIT gross income tests if such failure is due to reasonable cause. A REIT that qualifies for the savings clause will retain its REIT status but will pay a tax under section 857(b)(5) and related interest. We currently plan to submit to the IRS a request for a closing agreement to resolve the “related party tenant” issue. While we believe there are valid arguments that Advocat should not be deemed a “related party tenant,” the matter is not free from doubt, and we believe it is in our best interest to request a closing agreement in order to resolve the matter, minimize potential interest charges and obtain assurances regarding our continuing REIT status. By submitting a request for a closing agreement, we intend to establish that any failure to satisfy the gross income tests was due to reasonable cause (see Note 2 - Restatement of Previously Issued Financial Statements). In the event that it is determined that the “savings clause” described above does not apply, we could be treated as having failed to qualify as a REIT for one or more taxable years. If we fail to qualify for taxation as a REIT for any taxable year, our income will be taxed at regular corporate rates, and we could be disqualified as a REIT for the following four taxable years.

As a result of the potential related party tenant issue described above and further discussed in Note 2 - Restatement of Previously Issued Financial Statements, we have recorded a $0.6 million and $1.7 million provision for income taxes, including related interest expense, for the three and nine months ended September 30, 2006, respectively, and $0.6 million and $1.8 million for the three and nine months ended September 30, 2005, respectively. The amount accrued represents the estimated liability and interest, which remains subject to final resolution and therefore is subject to change. In addition, in October 2006, we restructured our Advocat relationship and have been advised by tax counsel that we will not receive any non-qualifying related party tenant income from Advocat in future fiscal years. Accordingly, we do not expect to incur tax expense associated with related party tenant income in future periods commencing January 1, 2007. We will continue to accrue an income tax liability related to this matter during 2006.

NOTE 7 – STOCK-BASED COMPENSATION

Stock Options

Prior to January 1, 2006, we accounted for stock based compensation using the intrinsic value method as defined by APB Opinion No. 25, Accounting for Stock Issued to Employees. Effective January 1, 2006, we adopted FAS No. 123R using the modified prospective method. Accordingly, we have not restated prior period amounts. The additional expense to be recorded in 2006 as a result of this adoption is approximately $3 thousand. Under the provisions of FAS No. 123R, the “Unamortized restricted stock awards” line on our consolidated balance sheet, a contra-equity line representing the amount of unrecognized share-based compensation costs, is no longer presented. Accordingly, for the nine-month period ended September 30, 2006, the amount that had been on the “Unamortized restricted stock awards” line was reversed through the “Common stock and additional paid-in-capital” line on our consolidated balance sheet.

Under the terms of our 2000 Stock Incentive Plan (the “2000 Plan”), we reserved 3,500,000 shares of common stock. The exercise price per share of an option under the 2000 Plan cannot be reduced after the date of grant, nor can an option be cancelled in exchange for an option with a lower exercise price per share. The 2000 Plan provides for non-employee directors to receive options that vest over three years while other grants vest over the period required in the agreement applicable to the individual recipient. Directors, officers, employees and consultants are eligible to participate in the 2000 Plan. At September 30, 2006, there were outstanding options for 52,581 shares of common stock granted to eight eligible participants under the 2000 Plan. Additionally, 355,655 shares of restricted stock have been granted under the provisions of the 2000 Plan, and as of September 30, 2006, there were no shares of unvested restricted stock outstanding under the 2000 Plan.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

At September 30, 2006, under the 2000 Plan, there were outstanding options for 50,912 shares of common stock granted to eight participants currently exercisable with a weighted-average exercise price of $13.58, with exercise prices ranging from $2.96 to $37.20. There were 559,960 shares available for future grants as of September 30, 2006. A breakdown of the options outstanding under the 2000 Plan as of September 30, 2006, by price range, is presented below:

Option Price Range	Number	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number Exercisable	Weighted Average Price on Options Exercisable
$2.96 - $3.81	11,918	$3.41	5.26	11,918	$3.41
$6.02 - $9.33	22,330	$6.67	5.81	20,661	$6.46
$20.25 - $37.20	18,333	$28.23	1.79	18,333	$28.23

On April 20, 2004, our Board of Directors approved the 2004 Stock Incentive Plan (the “2004 Plan”), which was subsequently approved by our stockholders at our annual meeting held on June 3, 2004. Under the terms of the 2004 Plan, we reserved 3,000,000 shares of common stock. The exercise price per share of an option under the 2004 Plan cannot be less than fair market value (as defined in the 2004 Plan) on the date of grant. The exercise price per share of an option under the 2004 Plan cannot be reduced after the date of grant, nor can an option be cancelled in exchange for an option with a lower exercise price per share. Directors, officers, employees and consultants are eligible to participate in the 2004 Plan. As of September 30, 2006, a total of 350,480 shares of restricted stock and 317,500 restricted stock units have been granted under the 2004 Plan, and as of September 30, 2006, there were no outstanding options to purchase shares of common stock under the 2004 Plan.

At September 30, 2006, the only options outstanding to purchase shares of our common stock were options issued under our 2000 Plan for 52,581 shares of common stock. For the quarter ended September 30, 2006, no options were granted under any of our stock incentive plans. The following is a summary of option activity under the 2000 Plan:

Stock Options	Number of Shares	Exercise Price	Weighted- Average Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2005	227,440	$2.760 - $37.205	$5.457	4.6
Granted during 1st quarter 2006
Exercised	(174,191)	2.760 - 9.330	2.979	—
Cancelled	(668)	22.452 -22.452	22.452	—
Outstanding at March 31, 2006	52,581	$2.960 - $37.205	$13.448	4.4
Granted during 2nd quarter 2006
Exercised	—	— - —	—	—
Cancelled	—	— - —	—	—
Outstanding at June 30, 2006	52,581	$2.960 - $7.205	$13.448	4.2
Granted during 3rd quarter 2006
Exercised	—	— - —	—	—
Cancelled	—	— - —	—	—
Outstanding at September 30, 2006	52,581	$2.960 - $37.205	$13.448	4.0
Vested at September 30, 2006	50,912	$2.960 - $37.205	$13.583	3.8

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued
Unaudited
September 30, 2006

Non-Vested Options	Number of Shares	Exercise Price	Weighted- Average Price	Weighted-Average Remaining Contractual Term
Non-vested at December 31, 2005	74,985	$2.760 - $9.330	$3.200	7.0
Vested during 1st quarter 2006	(73,316)	2.760 - 9.330	3.059	—
Non-vested at March 31, 2006	1,669	$9.330 - $9.330	$9.330	7.8
Vested during 2nd quarter 2006	—	— - —	—	—
Non-vested at June 30, 2006	1,669	$9.330 - $9.330	$9.330	7.5
Vested during 3rd quarter 2006	—	— - —	—	—
Non-vested at September 30, 2006	1,669	$9.330 - $9.330	$9.330	7.3

Cash received from exercise under all stock-based payment arrangements for the nine months ended September 30, 2006 and 2005 was $0.9 million and $0.2 million, respectively. Cash used to settle equity instruments granted under stock-based payment arrangements for the nine months ended September 30, 2006 and 2005 was $0.7 million and $1.2 million, respectively.

In 2005, we accounted for our stock-based compensation arrangements in accordance with the intrinsic value method as defined by Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. The following table presents the effect on net income and earnings per share if we had applied the fair value recognition provisions of FAS No. 123R to our stock-based compensation.

The reported and pro forma net income and earnings per share figures for 2006 in the table are the same because share-based compensation expense is calculated under the provisions of FAS No. 123R. The 2006 amounts are included in the table below to provide detail for comparative purposes to the 2005 amounts.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005 (Restated)	2006	2005 (Restated)
	(in thousands, except per share amounts)
Net income to common stockholders	$12,143	$3,203	$34,846	$6,864
Add: Stock-based compensation expense included in net income to common stockholders	3,639	285	4,224	856
	15,782	3,488	39,070	7,720
Less: Stock-based compensation expense determined under the fair value based method for all awards	3,639	323	4,224	1,013
Pro forma net income to common stockholders	$12,143	$3,165	$34,846	$6,707

Earnings per share:
Basic, as reported	$0.21	$0.06	$0.60	$0.13
Basic, pro forma	$0.21	$0.06	$0.60	$0.13
Diluted, as reported	$0.20	$0.06	$0.60	$0.13
Diluted, pro forma	$0.20	$0.06	$0.60	$0.13

Restricted Stock

On September 10, 2004, we entered into restricted stock agreements with four executive officers under the 2004 Plan. A total of 317,500 shares of restricted stock were granted, which equated to approximately $3.3 million of deferred compensation. The shares vest thirty-three and one-third percent (33 1/3%) on each of January 1, 2005, January 1, 2006 and January 1, 2007 so long as the executive officer remains employed on the vesting date, with vesting accelerating upon a qualifying termination of employment or upon the occurrence of a change of control (as defined in the applicable restricted stock agreements). As a result of the grant, we recorded $0.3 million and $0.8 million of non-cash compensation expense for the three and nine-month periods ended September 30, 2006 and 2005, respectively.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
Unaudited
September 30, 2006

For the nine-month period ended September 30, 2006, we issued 2,179 shares of restricted common stock to each non-employee director and an additional 2,000 shares of restricted common stock to the Chairman of the Board under the 2004 Plan for a total of 12,895 shares. These shares represent a payment of the portion of the directors’ annual retainer that is payable in shares of our common stock.

As of September 30, 2006, there was $377 thousand of total unrecognized compensation cost related to these restricted stock awards.

Performance Restricted Stock Units

On September 10, 2004, we entered into performance restricted stock unit agreements with our four executive officers under the 2004 Plan. A total of 317,500 restricted stock units were issued under the 2004 Plan and will fully vest into shares of common stock when our company attains $0.30 per share of adjusted funds from operations (as defined in the applicable restricted stock unit agreements), (“AFFO”) for two (2) consecutive quarters, with vesting accelerating upon a qualifying termination of employment or upon the occurrence of a change of control (as defined in the applicable restricted stock unit agreements). The performance restricted stock units expire on December 31, 2007 if the performance criteria has not been met. Under our current method of accounting for stock-based compensation, the expense related to the restricted stock units will be recognized when it becomes probable that the vesting requirements will be met.

As of September 30, 2006, we have achieved the vesting target as defined in the 2004 Plan, and therefore, in accordance with FAS No. 123R (i.e., compensation expense for a performance-based stock award shall be recognized when the satisfaction of the performance conditions that cause the award to vest are probable to occur), we have recorded approximately $3.3 million for the three and nine months ending September 30, 2006 as compensation expense associated with the performance restricted stock units.

In accordance with FASB Statement No. 128, Earnings per Share, (“FAS No. 128”), the restricted stock unit shares are included in the computation of basic EPS on a weighted-average basis. In addition, in accordance with FAS No. 128, all of the 317,500 restricted stock units are included in diluted EPS as of September 30, 2006, as we have achieved all necessary conditions for the vesting of the restricted units for the quarter ended September 30, 2006. See Note 12 - Earnings per Share.

NOTE 8 – INVESTMENTS IN DEBT AND EQUITY SECURITIES

Marketable securities classified as available-for-sale are stated at fair value with unrealized gains and losses recorded in accumulated other comprehensive income. Realized gains and losses and declines in value judged to be other-than-temporary on securities held as available-for-sale are included in investment income. The cost of securities sold is based on the specific identification method. If events or circumstances indicate that the fair value of an investment has declined below its carrying value and we consider the decline to be “other than temporary,” the investment is written down to fair value and an impairment loss is recognized.

At September 30, 2006, we had the following marketable security:

Advocat Subordinated Debt and Convertible Preferred Stock Investments

•
Under our 2000 restructuring agreement with Advocat, we received the following: (i) 393,658 shares of Advocat’s Series B non-voting, redeemable (on or after September 30, 2007), convertible preferred stock, which was convertible into up to 706,576 shares of Advocat’s common stock (representing 9.9% of the outstanding shares of Advocat’s common stock on a fully diluted, as-converted basis and accruing dividends at 7% per annum); and (ii) a secured convertible subordinated note in the amount of $1.7 million bearing interest at 7% per annum with a September 30, 2007 maturity (see Note 2 - Restatement of Previously Issued Financial Statements).

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
Unaudited
September 30, 2006

•
In accordance with FAS No. 115, the Advocat Series B security is a compound financial instrument. The embedded derivative value of the conversion feature is recorded separately at fair market value in accordance with FAS No. 133. The non-derivative portion of the security is classified as an available-for-sale investment and is stated at its fair value with unrealized gains or losses recorded in accumulated other comprehensive income. For the three- and nine-month periods ended September 30, 2006, we recorded an adjustment of $0.2 million and $0.8 million to other comprehensive income, respectively, and for the three- and nine-month periods ended September 30, 2005, we recorded an adjustment of $0.3 million and $1.0 million to other comprehensive income, respectively, to adjust the non-derivative portion of the Advocat security to its then current fair market value.

•
In accordance with FASB No. 114 and FASB Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, the Advocat secured convertible subordinated note is fully reserved and accounted for using the cost-recovery method applying cash received against the outstanding principal balance prior to recording interest income.

Sun Healthcare Common Stock Investment

•
Under our 2004 restructuring agreement with Sun, we received the right to convert deferred base rent owed to us, totaling approximately $7.8 million, into 800,000 shares of Sun’s common stock, subject to certain non-dilution provisions and the right of Sun to pay cash in an amount equal to the value of that stock in lieu of issuing stock to us.

•
On March 30, 2004, we notified Sun of our intention to exercise our right to convert the deferred base rent into fully paid and non-assessable shares of Sun’s common stock. On April 16, 2004, we received a stock certificate for 760,000 restricted shares of Sun’s common stock and cash in the amount of approximately $0.5 million in exchange for the remaining 40,000 shares of Sun’s common stock. On July 23, 2004, Sun registered these shares with the SEC. We are accounting for the 760,000 shares received as “available for sale” marketable securities with changes in market value recorded in other comprehensive income.

•
During the three months ended September 30, 2006, we sold our remaining 760,000 share of Sun’s common stock for approximately $7.6 million, realizing a gain on the sale of these securities of approximately $2.7 million.

NOTE 9 – FINANCING ACTIVITIES AND BORROWING ARRANGEMENTS

Bank Credit Agreements

At September 30, 2006, we had $157.5 million outstanding under our $200 million revolving senior secured credit facility (the “New Credit Facility”) and $2.5 million was utilized for the issuance of letters of credit, leaving availability of $40.0 million. The $157.5 million of outstanding borrowings had a blended interest rate of 6.57% at September 30, 2006. The New Credit Facility, entered into on March 31, 2006, is being provided by Bank of America, N.A., as Administrative Agent, Deutsche Bank Trust Company Americas, UBS Securities LLC, General Electric Capital Corporation, LaSalle Bank N.A., and Citicorp North America, Inc. and will be used for acquisitions and general corporate purposes.

The New Credit Facility replaced our previous $200 million senior secured credit facility (the “Prior Credit Facility”), that was terminated on March 31, 2006. We will realize a 125 basis point savings on LIBOR-based loans under the New Credit Facility, as compared to LIBOR-based loans under our Prior Credit Facility. The New Credit Facility matures on March 31, 2010, and includes an “accordion feature” that permits us to expand our borrowing capacity to $300 million during our first two years.

For the three-month period ending March 31, 2006, we recorded a one-time, non-cash charge of approximately $2.7 million relating to the write-off of deferred financing costs associated with the termination of our Prior Credit Facility.

Our long-term borrowings require us to meet certain property level financial covenants and corporate financial covenants, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on dividend payouts. As of September 30, 2006, we were in compliance with all property level and corporate financial covenants.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
Unaudited
September 30, 2006

On October 23, 2006, we entered into a Second Amendment, Waiver and Consent to Credit Agreement (the “Second Amendment”) pursuant to which the lenders under the New Credit Facility waived any potential misrepresentations and events of default that could have been caused by the Restatement.

$100 Million Aggregate Principal Amount of 6.95% Unsecured Notes Tender and Redemption

On December 16, 2005, we initiated a tender offer and consent solicitation for all of our outstanding $100 million aggregate principal amount 6.95% notes due 2007 (the “2007 Notes”). On December 30, 2005, we accepted for purchase 79.3% of the aggregate principal amount of the 2007 Notes outstanding that were tendered. On December 30, 2005, our Board of Directors also authorized the redemption of all outstanding 2007 Notes that were not otherwise tendered. On December 30, 2005, upon our irrevocable funding of the full redemption price for the 2007 Notes and certain other acts required by the Indenture governing the 2007 Notes, the Trustee of the 2007 Notes certified in writing to us (the “Certificate of Satisfaction and Discharge”) that the Indenture was satisfied and discharged as of December 30, 2005, except for certain administrative provisions. In accordance with FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, (“FAS No. 140”) we removed 79.3% of the aggregate principal amount of the 2007 Notes, which were tendered in our tender offer and consent solicitation, and the corresponding portion of the funds held in trust by the Trustee to pay the tender price from our balance sheet and recognized $2.8 million of additional interest expense associated with the tender offer. On January 18, 2006, we completed the redemption of the remaining 2007 Notes not otherwise tendered. Accordingly, we reduced other assets, representing the funds deposited with the Trustee, and unsecured borrowings by $21 million. In connection with the redemption and in accordance with FAS No. 140, we recognized $0.8 million of additional interest expense in the first quarter of 2006. As of January 18, 2006, none of the 2007 Notes remained outstanding.

Other Long-Term Borrowings

During the three months ended March 31, 2006, Haven used the $39 million of proceeds from the GE Loan to partially repay a portion of a $62 million mortgage it has with us. Simultaneously, we subordinated the payment of its remaining $23 million on the mortgage note to that of the GE Loan. In conjunction with the above transactions and the application of FIN 46R, we consolidated the financial statements of this Haven entity into our financial statements, which contained the long-term borrowings with General Electric Capital Corporation of $39.0 million. The loan has an interest rate of approximately seven percent and is due in 2012. The lender of the $39.0 million does not have recourse to our assets (see Note - 3 Properties; Leased Property).

NOTE 10 – LITIGATION

We are subject to various legal proceedings, claims and other actions arising out of the normal course of business. While any legal proceeding or claim has an element of uncertainty, management believes that the outcome of each lawsuit, claim or legal proceeding that is pending or threatened, or all of them combined, will not have a material adverse effect on our consolidated financial position or results of operations.

We and several of our wholly-owned subsidiaries have been named as defendants in professional liability claims related to our former owned and operated facilities. Other third-party managers responsible for the day-to-day operations of these facilities have also been named as defendants in these claims. In these suits, patients of certain previously owned and operated facilities have alleged significant damages, including punitive damages against the defendants. The majority of these lawsuits representing the most significant amount of exposure were settled in 2004. There currently is one lawsuit pending that is in the discovery stage, and we are unable to predict the likely outcome of this lawsuit at this time.

NOTE 11 – DISCONTINUED OPERATIONS

Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires the presentation of the net operating results of facilities sold during 2006 or currently classified as held-for-sale as income from discontinued operations for all periods presented. We incurred a net loss from discontinued operations of approximately $33 thousand and $0.6 million for the three- and nine-month periods ended September 30, 2006, respectively, in the accompanying consolidated statements of operations.

OMEGA HEALTHCARE INVESTORS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
Unaudited
September 30, 2006

The following table summarizes the results of operations of facilities sold or held-for-sale during the three and nine months ended September 30, 2006 and 2005, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands)
Revenues
Rental income	$—	$678	$—	$3,685
Other income	—	—	—	24
Subtotal revenues	—	678	—	3,709
Expenses
Depreciation and amortization	2	93	18	1,196
General and administrative	31	—	34	—
Provision for impairment	—	2,382	121	6,082
Subtotal expenses	33	2,475	173	7,278

Income (loss) before loss on sale of assets	(33)	(1,797)	(173)	(3,569)
Gain (loss) on assets sold – net	—	710	(381)	(3,492)
(Loss) from discontinued operations	$(33)	$(1,087)	$(554)	$(7,061)

NOTE 12 – EARNINGS PER SHARE

We calculate basic and diluted earnings per common share (“EPS”) in accordance with FAS No. 128. The computation of basic EPS is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding during the relevant period. Diluted EPS is computed using the treasury stock method, which is net income divided by the total weighted-average number of common outstanding shares plus the effect of dilutive common equivalent shares during the respective period. Dilutive common shares reflect the assumed issuance of additional common shares pursuant to certain of our share-based compensation plans, including stock options, restricted stock and restrictive stock units.

For the three- and nine-month periods ended September 30, 2006 and 2005, the dilutive effect from stock options was immaterial.

OMEGA HEALTHCARE INVESTORS, INC.

PROSPECTUS

$390,796,000

Debt Securities
Preferred Stock
Common Stock
Warrants

_____, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by the Company in connection with the offering of the securities registered. All amounts are estimates except for the registration fee.

SEC Registration Fee	$0*
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	10,000
Rating Agency Fees	0
Listing Fees	0
Transfer Agent or Trustee Fees	0
Printing and Engraving Costs	0
Miscellaneous	2,000
Total	$27,000

* Registration fee associated with the securities to be offered hereby has been previously paid by the Company.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

$175 Million Aggregate Principal Amount of 7% Unsecured Notes Issuance

On December 30, 2005, we closed on a private offering of $175 million of 7% senior unsecured notes due 2016 (“2016 Notes”) at an issue price of 99.109% of the principal amount of the notes (equal to a per annum yield to maturity of approximately 7.125%), resulting in gross proceeds to us of approximately $173.4 million. The underwriters for this offering were Deutsche Bank Securities, Banc of America Securities LLC and UBS Investment Bank. The 2016 Notes are unsecured senior obligations to us, which have been guaranteed by our subsidiaries. The 2016 Notes were issued in a private placement to qualified institutional buyers under Rule 144A under the Securities Act of 1933 (the “Securities Act”) and thus were exempt from registration. A portion of the proceeds of this private offering was used to pay the tender price and redemption price of the 2007 Notes.

On February 24, 2006, we filed a registration statement on Form S-4 under the Securities Act with the SEC offering to exchange up to $175 million aggregate principal amount of our registered 7% Senior Notes due 2016 (the “2016 Exchange Notes”), for all of our outstanding unregistered 2016 Notes. The terms of the 2016 Exchange Notes are identical to the terms of the 2016 Notes, except that the 2016 Exchange Notes are registered under the Securities Act and therefore freely tradable (subject to certain conditions). The 2016 Exchange Notes represent our unsecured senior obligations and are guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. In April 2006, upon the expiration of the 2016 Notes Exchange Offer, $175 million aggregate principal amount of 2016 Notes were exchanged for the 2016 Exchange Notes.

$50 Million Aggregate Principal Amount of 7% Unsecured Notes Issuance

On December 2, 2005, we completed a privately placed offering of an additional $50 million aggregate principal amount of 7% senior notes due 2014 (the “2014 Add-on Notes”) at an issue price of 100.25% of the principal amount of the notes (equal to a per annum yield to maturity of approximately 6.95%), resulting in gross proceeds to us of approximately $50.1 million. The underwriters for this offering were Deutsche Bank Securities, Banc of America Securities LLC and UBS Investment Bank. The terms of the 2014 Add-on Notes offered were substantially identical to our existing $200 million aggregate principal amount of 7% senior notes due 2014 issued in March 2004. The 2014 Add-on Notes were issued through a private placement to qualified institutional buyers under Rule 144A under the Securities Act and thus were exempt from registration. After giving effect to the issuance of the $50 million aggregate principal amount of this offering, we had outstanding $310 million aggregate principal amount of 7% senior notes due 2014.

On February 24, 2006, we filed a registration statement on Form S-4 under the Securities Act with the SEC offering to exchange up to $50 million aggregate principal amount of our registered 7% Senior Notes due 2014 (the “2014 Add-on Exchange Notes”), for all of our outstanding unregistered 2014 Add-on Notes. The terms of the 2014 Add-on Exchange Notes are identical to the terms of the 2014 Add-on Notes, except that the 2014 Add-on Exchange Notes are registered under the Securities Act and therefore freely tradable (subject to certain conditions). The 2014 Add-on Exchange Notes represent our unsecured senior obligations and are guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. In May 2006, upon the expiration of the 2014 Add-on Notes Exchange Offer, $50 million aggregate principal amount of 2014 Add-on Notes were exchanged for the 2014 Add-on Exchange Notes.

$60 Million 7% Senior Unsecured Notes Offering

On October 29, 2004, we completed a privately placed offering of an additional $60 million aggregate principal amount of 7% senior notes due 2014 (the “Additional Notes”) at an issue price of 102.25% of the principal amount of the Additional Notes (equal to a per annum yield to maturity of approximately 6.67%), resulting in gross proceeds of approximately $61 million. The underwriters for this offering were Deutsche Bank Securities, Banc of America Securities LLC and UBS Investment Bank. The terms of the Additional Notes offered were substantially identical to our existing $200 million aggregate principal amount of 7% senior notes due 2014 issued in March 2004. The Additional Notes were issued through a private placement to qualified institutional buyers under Rule 144A under the Securities Act and in offshore transactions pursuant to Regulation S under the Securities Act and thus were exempt from registration.

On December 21, 2004, we filed a registration statement on Form S-4 under the Securities Act with the SEC offering to exchange (the “Additional Notes Exchange Offer”) up to $60 million aggregate principal amount of our registered 7% Senior Notes due 2014 (the “Additional Exchange Notes”), for all of our outstanding unregistered Additional Notes. The terms of the Additional Exchange Notes are identical to the terms of the Additional Notes, except that the Additional Exchange Notes are registered under the Securities Act and therefore freely tradable (subject to certain conditions). The Additional Exchange Notes represent our unsecured senior obligations and are guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. In March 2005, upon the expiration of the Additional Notes Exchange Offer, $60 million aggregate principal amount of Additional Notes were exchanged for the Additional Exchange Notes.

$200 Million 7% Senior Unsecured Notes Offering

Effective March 22, 2004, we closed a private offering of $200 million aggregate principal amount of 7% senior unsecured notes due 2014 (the “Initial Notes”). The underwriters for this offering were Deutsche Bank Securities, Banc of America Securities LLC and UBS Investment Bank. We used proceeds from the offering of the Initial Notes to replace and terminate our prior credit facility. These notes were issued through a private placement to qualified institutional buyers under Rule 144A under the Securities Act and in offshore transactions pursuant to Regulation S under the Securities Act and thus were exempt from registration.

On June 21, 2004, we filed a registration statement on Form S-4, as amended on July 26, 2004 and August 25, 2004, under the Securities Act with the SEC offering to exchange (the “Exchange Offer”) up to $200 million aggregate principal amount of our registered 7% Senior Notes due 2014 (the “Exchange Notes”), for all of our outstanding unregistered Initial Notes. In September 2004, upon the expiration of the Exchange Offer, $200 million aggregate principal amount of Exchange Notes were exchanged for the unregistered Initial Notes. As a result of the Exchange Offer, no Initial Notes remain outstanding. The terms of the Exchange Notes are identical to the terms of the Initial Notes, except that the Exchange Notes are registered under the Securities Act and therefore freely tradable (subject to certain conditions). The Exchange Notes represent our unsecured senior obligations and have been guaranteed by all of our subsidiaries with unconditional guarantees of payment that rank equally with existing and future senior unsecured debt of such subsidiaries and senior to existing and future subordinated debt of such subsidiaries. Following the completion of the Add-on Notes Exchange Offer discussed above, the Add-on Notes Exchange Notes will trade together with the Exchange Notes and the Additional Exchange Notes as a single class of securities.

Item 34. Indemnification of Directors and Officers

The articles of incorporation and bylaws of the registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of criminal proceedings, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings; provided, however, that if the proceeding is one by, or in the right of, the corporation, indemnity is permitted only for reasonable expenses and not with respect to any proceeding in which the director shall have been adjudged to be liable to the corporation. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct.

The company has entered into indemnity agreements with the officers and directors of the company that provide that the company will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the company.

Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Item 36. Financial Statements and Exhibits.

EXHIBIT NUMBER	DESCRIPTION
1.1	Form of Underwriting Agreement****

3.1	Amended and Restated Bylaws, as amended as of January 17, 2007.*

3.2
Articles of Incorporation, as restated on May 6, 1996, as amended on July 19, 1999, June 3, 2002, and August 5, 2004, and supplemented on February 19, 1999, February 10, 2004, August 10, 2004 and June 20, 2005. (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q/A for the quarterly period ended June 30, 2005, filed on October 21, 2005).

4.0	See Exhibits 3.1 to 3.2.

4.1
Rights Agreement, dated as of May 12, 1999, between Omega Healthcare Investors, Inc. and First Chicago Trust Company, as Rights Agent, including Exhibit A thereto (Form of Articles Supplementary relating to the Series A Junior Participating Preferred Stock) and Exhibit B thereto (Form of Rights Certificate). (Incorporated by reference to Exhibit 4 to the Company’s Form 8-K, filed on May 14, 1999).

EXHIBIT NUMBER	DESCRIPTION
4.2
Amendment No. 1, dated May 11, 2000 to Rights Agreement, dated as of May 12, 1999, between Omega Healthcare Investors, Inc. and First Chicago Trust Company, as Rights Agent. (Incorporated by reference to Exhibit 4.2 to the Company’s Form 10-Q for the quarterly period ended March 31, 2000).

4.3
Amendment No. 2 to Rights Agreement between Omega Healthcare Investors, Inc. and First Chicago Trust Company, as Rights Agent. (Incorporated by reference to Exhibit F to the Schedule 13D filed by Explorer Holdings, L.P. on October 30, 2001 with respect to the Company).

4.4
Indenture, dated as of March 22, 2004, among the Company, each of the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on March 26, 2004).

4.5	Form of 7% Senior Notes due 2014. (Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on March 26, 2004).

4.6	Form of Subsidiary Guarantee relating to the 7% Senior Notes due 2014. (Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed on March 26, 2004).

4.7
First Supplemental Indenture, dated as of July 20, 2004, among the Company and the subsidiary guarantors named therein, OHI Asset II (TX), LLC and U.S Bank National Association. (Incorporated by reference Exhibit 4.8 to the Company’s Form S-4/A filed on July 26, 2004.)

4.8
Registration Rights Agreement, dated as of November 8, 2004, by and among Omega Healthcare, the Guarantors named therein, and Deutsche Bank Securities Inc., Banc of America Securities LLC and UBS Securities LLC, as Initial Purchasers. (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed on November 9, 2004).

4.9
Second Supplemental Indenture, dated as of November 5, 2004, among Omega Healthcare Investors, Inc., each of the subsidiary guarantors listed on Schedule I thereto, OHI Asset (OH) New Philadelphia, LLC, OHI Asset (OH) Lender, LLC, OHI Asset (PA) Trust and U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K, filed on November 9, 2004).

4.10
Third Supplemental Indenture, dated as of December 1, 2005, among Omega Healthcare Investors, Inc., each of the subsidiary guarantors listed on Schedule I thereto, OHI Asset (OH) New Philadelphia, LLC, OHI Asset (OH) Lender, LLC, OHI Asset (PA) Trust and U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K, filed on December 2, 2005).

4.11
Registration Rights Agreement, dated as of December 2, 2005, by and among Omega Healthcare, the Guarantors named therein, and Deutsche Bank Securities Inc., Banc of America Securities LLC and UBS Securities LLC, as Initial Purchasers. (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed on December 2, 2005).

4.12
Indenture, dated as of December 30, 2005, among Omega Healthcare Investors, Inc., each of the subsidiary guarantors listed therein and U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed on January 4, 2006).

4.13
Registration Rights Agreement, dated as of December 30, 2005, by and among Omega Healthcare, the Guarantors named therein, and Deutsche Bank Securities Inc., Banc of America Securities LLC and UBS Securities LLC, as Initial Purchasers. (Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K, filed on January 4, 2006).

4.14	Form of 7% Senior Notes due 2016. (Incorporated by reference to Exhibit A of Exhibit 4.1 of the Company’s Form 8-K, filed on January 4, 2006).

4.15	Form of Subsidiary Guarantee relating to the 7% Senior Notes due 2016. (Incorporated by reference to Exhibit E of Exhibit 4.1 of the Company’s Form 8-K, filed on January 4, 2006).

EXHIBIT NUMBER	DESCRIPTION
4.16	Form of Indenture. (Incorporated by reference to Exhibit 4.1 of the Company’s Form S-3, filed on July 26, 2004).

4.17	Form of Indenture. (Incorporated by reference to Exhibit 4.2 of the Company’s Form S-3, filed on February 3, 1997).

4.18	Form of Supplemental Indenture No. 1 dated as of August 5, 1997 relating to the 6.95% Notes due 2007. (Incorporated by reference to Exhibit 4 of the Company’s Form 8-K, filed on August 5, 1997).

4.19
Second Supplemental Indenture, dated as of December 30, 2005, among Omega Healthcare Investors, Inc. and Wachovia Bank, National Association, as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed on January 5, 2006).

4.20	Form of Indenture.**

4.21	Form of Debt Security.****

4.22	Form of Articles Supplementary for Preferred Stock.****

4.23	Form of Preferred Stock Certificate.****

4.24	Form of Securities Warrant Agreement.****

5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP as to the legality of the securities registered hereby.**

8.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding certain tax matters.**

10.1
Amended and Restated Secured Promissory Note between Omega Healthcare Investors, Inc. and Professional Health Care Management, Inc. dated as of September 1, 2001. (Incorporated by reference to Exhibit 10.6 to the Company’s 10-Q for the quarterly period ended September 30, 2001).

10.2
Settlement Agreement between Omega Healthcare Investors, Inc., Professional Health Care Management, Inc., Living Centers - PHCM, Inc. GranCare, Inc., and Mariner Post-Acute Network, Inc. dated as of September 1, 2001. (Incorporated by reference to Exhibit 10.7 to the Company’s Form 10-Q for the quarterly period ended September 30, 2001).

10.3	Form of Directors and Officers Indemnification Agreement. (Incorporated by reference to Exhibit 10.11 to the Company’s Form 10-Q for the quarterly period ended June 30, 2000).

10.4	1993 Amended and Restated Stock Option Plan. (Incorporated by reference to Exhibit A to the Company’s Proxy Statement dated April 6, 2003).+

10.5	2000 Stock Incentive Plan (as amended January 1, 2001). (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended September 30, 2003).+

10.6	Amendment to 2000 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.6 to the Company’s Form 10-Q for the quarterly period ended June 30, 2000).+

10.7
Employment Agreement, dated September 10, 2004 between Omega Healthcare Investors, Inc. and C. Taylor Pickett. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 16, 2004).+

10.8
Employment Agreement, dated September 10, 2004 between Omega Healthcare Investors, Inc. and Daniel J. Booth. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 16, 2004).+

10.9
Employment Agreement, dated September 10, 2004 between Omega Healthcare Investors, Inc. and R. Lee Crabill. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 16, 2004).+

EXHIBIT NUMBER	DESCRIPTION
10.10
Employment Agreement, dated September 10, 2004 between Omega Healthcare Investors, Inc. and Robert O. Stephenson. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on September 16, 2004).+

10.11	Form of Restricted Stock Award. (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on September 16, 2004).+

10.12	Form of Performance Restricted Stock Unit Agreement. (Incorporated by reference to Exhibit 10.6 to the Company’s current report on Form 8-K, filed on September 16, 2004).+

10.13
Put Agreement, effective as of October 12, 2004, by and between American Health Care Centers, Inc. and Omega Healthcare Investors, Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 18, 2004).

10.14	Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended September 30, 2004).

10.15
Purchase Agreement, dated as of October 28, 2004, effective November 1, 2004, among Omega, OHI Asset (PA) Trust, Guardian LTC Management, Inc. and the licensees named therein. (Incorporated by reference Exhibit 10.1 to the Company’s current report on Form 8-K, filed on November 8, 2004).

10.16
Master Lease, dated October 28, 2004, effective November 1, 2004, among Omega, OHI Asset (PA) Trust and Guardian LTC Management, Inc. (Incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K, filed on November 8, 2004).

10.17
Form of Incentive Stock Option Award for the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.+ (Incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K, filed on February 18, 2005).

10.18
Form of Non-Qualified Stock Option Award for the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.+ (Incorporated by reference to Exhibit 10.31 to the Company’s Form 10-K, filed on February 18, 2005).

10.19	Schedule of 2006 Omega Healthcare Investors, Inc. Executive Officers Salaries and Bonuses. (Incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K, filed on February 17, 2006). +

10.20	Form of Directors’ Restricted Stock Award. (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed on January 19, 2005). +

10.21
Stock Purchase Agreement, dated June 10, 2005, by and between Omega Healthcare Investors, Inc., OHI Asset (OH), LLC, Hollis J. Garfield, Albert M. Wiggins, Jr., A. David Wiggins, Estate of Evelyn R. Garfield, Evelyn R. Garfield Revocable Trust, SG Trust B - Hollis Trust, Evelyn Garfield Family Trust, Evelyn Garfield Remainder Trust, Baldwin Health Center, Inc., Copley Health Center, Inc., Hanover House, Inc., House of Hanover, Ltd., Pavilion North, LLP, d/b/a Wexford House Nursing Center, Pavilion Nursing Center North, Inc., Pavillion North Partners, Inc., and The Suburban Pavillion, Inc., OMG MSTR LSCO, LLC, CommuniCare Health Services, Inc., and Emery Medical Management Co. (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed on June 16, 2005).

10.22
Purchase Agreement dated as of December 16, 2005 by and between Cleveland Seniorcare Corp. and OHI Asset II (OH), LLC. (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed on December 21, 2005).

10.23
Master Lease dated December 16, 2005 by and between OHI Asset II (OH), LLC as lessor, and CSC MSTR LSCO, LLC as lessee. (Incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K, filed on December 21, 2005).

EXHIBIT NUMBER	DESCRIPTION
10.24
Credit Agreement, dated as of March 13, 2006, among OHI Asset, LLC, OHI Asset (ID), LLC, OHI Asset (LA), LLC, OHI Asset (TX), LLC, OHI Asset (CA), LLC, Delta Investors I, LLC, Delta Investors II, LLC, Texas Lessor - Stonegate, LP, the lenders named therein, and Bank of America, N.A. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on April 5, 2006).

10.25
Second Amendment, Waiver and Consent to Credit Agreement dated as of October 23, 2006, by and among the Borrowers, the Lenders, and Bank of America, N.A., as Administrative Agent and a Lender. (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed on October 25, 2006).

10.26
Contract of sale, dated as of May 5, 2006, between Laramie Associates, LLC, Casper Associates, LLC, North 12th Street Associates, LLC, North Union Boulevard Associates, LLC, Jones Avenue Associates, LLC, Litchfield Investment Company, L.L.C., Ustick Road Associates, LLC, West 24th Street Associates, LLC, North Third Street Associates, LLC, Midwestern parkway Associates, LLC, North Francis Street Associates, LLC, West Nash Street Associates, LLC (as sellers) and OHI Asset (LA), LLC, NRS ventures, L.L.C. and OHI Asset (CO), LLC (as buyers). (Incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarterly period ended June 30, 2006).

10.27
Restructuring Stock Issuance and Subscription Agreement dated as of October 20, 2006, by and between Omega Healthcare Investors, Inc. and Advocat Inc. (Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed on October 25, 2006).

10.28
Consolidated Amended and Restated Master Lease by and between Sterling Acquisition Corp., a Kentucky corporation, as lessor, Diversicare Leasing Corp., a Tennessee corporation, dated as of November 8, 2000, together with First Amendment thereto dated as of September 30, 2001, and Second Amendment thereto dated as of June 15, 2005. (Incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, filed on October 25, 2006).

10.29
Third Amendment to Consolidated Amended and Restated Master Lease by and between Sterling Acquisition Corp., a Kentucky corporation, as lessor, and Diversicare Leasing Corp., a Tennessee corporation, dated as of October 20, 2006. (Incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K, filed on October 25, 2006).

12.1	Ratio of Earnings to Fixed Charges. *

12.2	Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends. *

21	Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21 of the Company’s Form 10-K, filed on February 17, 2006).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.*

23.2	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1 and Exhibit 8.1 filed herewith).**

24.1	Power of Attorney (included on signature page).**

25.1	Statement of Eligibility of Trustee on Form T-1***

*	Exhibits that are filed herewith.
**	Previously filed.
***	To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.
****	To be filed by amendment or incorporated by reference in connection with any offering of Securities.
+	Management contract or compensatory plan, contract or arrangement.

Item 37. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Timonium, State of Maryland, on this 29th day of January 2007.

OMEGA HEALTHCARE INVESTORS, INC.
By:	/s/ C. Taylor Pickett
C. Taylor Pickett Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration on Form S-3 amended on Form S-11 has been signed by the following persons in the capacities indicated on January 29, 2007.

Signature	Title

/s/ C. Taylor Pickett	Chief Executive Officer and Director (Principal Executive Officer)
C. Taylor Pickett

/s/ Robert O. Stephenson	Chief Financial Officer (Principal Financial and Accounting Officer)
Robert O. Stephenson

*	Director
Thomas F. Franke

*	Director
Harold J. Kloosterman

*	Director
Bernard J. Korman

*	Director
Edward Lowenthal

*	Director
Stephen D. Plavin

* By:	/s/ ROBERT O. STEPHENSON
Robert O. Stephenson
Attorney in Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
1.1	Form of Underwriting Agreement****

3.1	Amended and Restated Bylaws, as amended as of January 17, 2007.*

3.2
Articles of Incorporation, as restated on May 6, 1996, as amended on July 19, 1999, June 3, 2002, and August 5, 2004, and supplemented on February 19, 1999, February 10, 2004, August 10, 2004 and June 20, 2005. (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q/A for the quarterly period ended June 30, 2005, filed on October 21, 2005).

4.0	See Exhibits 3.1 to 3.2.

4.1
Rights Agreement, dated as of May 12, 1999, between Omega Healthcare Investors, Inc. and First Chicago Trust Company, as Rights Agent, including Exhibit A thereto (Form of Articles Supplementary relating to the Series A Junior Participating Preferred Stock) and Exhibit B thereto (Form of Rights Certificate). (Incorporated by reference to Exhibit 4 to the Company’s Form 8-K, filed on May 14, 1999).

4.2
Amendment No. 1, dated May 11, 2000 to Rights Agreement, dated as of May 12, 1999, between Omega Healthcare Investors, Inc. and First Chicago Trust Company, as Rights Agent. (Incorporated by reference to Exhibit 4.2 to the Company’s Form 10-Q for the quarterly period ended March 31, 2000).

4.3
Amendment No. 2 to Rights Agreement between Omega Healthcare Investors, Inc. and First Chicago Trust Company, as Rights Agent. (Incorporated by reference to Exhibit F to the Schedule 13D filed by Explorer Holdings, L.P. on October 30, 2001 with respect to the Company).

4.4
Indenture, dated as of March 22, 2004, among the Company, each of the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on March 26, 2004).

4.5	Form of 7% Senior Notes due 2014. (Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on March 26, 2004).

4.6	Form of Subsidiary Guarantee relating to the 7% Senior Notes due 2014. (Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed on March 26, 2004).

4.7
First Supplemental Indenture, dated as of July 20, 2004, among the Company and the subsidiary guarantors named therein, OHI Asset II (TX), LLC and U.S Bank National Association. (Incorporated by reference Exhibit 4.8 to the Company’s Form S-4/A filed on July 26, 2004.)

4.8
Registration Rights Agreement, dated as of November 8, 2004, by and among Omega Healthcare, the Guarantors named therein, and Deutsche Bank Securities Inc., Banc of America Securities LLC and UBS Securities LLC, as Initial Purchasers. (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed on November 9, 2004).

4.9
Second Supplemental Indenture, dated as of November 5, 2004, among Omega Healthcare Investors, Inc., each of the subsidiary guarantors listed on Schedule I thereto, OHI Asset (OH) New Philadelphia, LLC, OHI Asset (OH) Lender, LLC, OHI Asset (PA) Trust and U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K, filed on November 9, 2004).

4.10
Third Supplemental Indenture, dated as of December 1, 2005, among Omega Healthcare Investors, Inc., each of the subsidiary guarantors listed on Schedule I thereto, OHI Asset (OH) New Philadelphia, LLC, OHI Asset (OH) Lender, LLC, OHI Asset (PA) Trust and U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K, filed on December 2, 2005).

EXHIBIT NUMBER	DESCRIPTION
4.11
Registration Rights Agreement, dated as of December 2, 2005, by and among Omega Healthcare, the Guarantors named therein, and Deutsche Bank Securities Inc., Banc of America Securities LLC and UBS Securities LLC, as Initial Purchasers. (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed on December 2, 2005).

4.12
Indenture, dated as of December 30, 2005, among Omega Healthcare Investors, Inc., each of the subsidiary guarantors listed therein and U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed on January 4, 2006).

4.13
Registration Rights Agreement, dated as of December 30, 2005, by and among Omega Healthcare, the Guarantors named therein, and Deutsche Bank Securities Inc., Banc of America Securities LLC and UBS Securities LLC, as Initial Purchasers. (Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K, filed on January 4, 2006).

4.14	Form of 7% Senior Notes due 2016. (Incorporated by reference to Exhibit A of Exhibit 4.1 of the Company’s Form 8-K, filed on January 4, 2006).

4.15	Form of Subsidiary Guarantee relating to the 7% Senior Notes due 2016. (Incorporated by reference to Exhibit E of Exhibit 4.1 of the Company’s Form 8-K, filed on January 4, 2006).

4.16	Form of Indenture. (Incorporated by reference to Exhibit 4.1 of the Company’s Form S-3, filed on July 26, 2004).

4.17	Form of Indenture. (Incorporated by reference to Exhibit 4.2 of the Company’s Form S-3, filed on February 3, 1997).

4.18	Form of Supplemental Indenture No. 1 dated as of August 5, 1997 relating to the 6.95% Notes due 2007. (Incorporated by reference to Exhibit 4 of the Company’s Form 8-K, filed on August 5, 1997).

4.19
Second Supplemental Indenture, dated as of December 30, 2005, among Omega Healthcare Investors, Inc. and Wachovia Bank, National Association, as trustee. (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed on January 5, 2006).

4.20	Form of Indenture.**

4.21	Form of Debt Security.****

4.22	Form of Articles Supplementary for Preferred Stock.****

4.23	Form of Preferred Stock Certificate.****

4.24	Form of Securities Warrant Agreement.****

5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP as to the legality of the securities registered hereby.**

8.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding certain tax matters.**

10.1
Amended and Restated Secured Promissory Note between Omega Healthcare Investors, Inc. and Professional Health Care Management, Inc. dated as of September 1, 2001. (Incorporated by reference to Exhibit 10.6 to the Company’s 10-Q for the quarterly period ended September 30, 2001).

10.2
Settlement Agreement between Omega Healthcare Investors, Inc., Professional Health Care Management, Inc., Living Centers - PHCM, Inc. GranCare, Inc., and Mariner Post-Acute Network, Inc. dated as of September 1, 2001. (Incorporated by reference to Exhibit 10.7 to the Company’s Form 10-Q for the quarterly period ended September 30, 2001).

10.3	Form of Directors and Officers Indemnification Agreement. (Incorporated by reference to Exhibit 10.11 to the Company’s Form 10-Q for the quarterly period ended June 30, 2000).

10.4	1993 Amended and Restated Stock Option Plan. (Incorporated by reference to Exhibit A to the Company’s Proxy Statement dated April 6, 2003).+

EXHIBIT NUMBER	DESCRIPTION
10.5	2000 Stock Incentive Plan (as amended January 1, 2001). (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended September 30, 2003).+

10.6	Amendment to 2000 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.6 to the Company’s Form 10-Q for the quarterly period ended June 30, 2000).+

10.7
Employment Agreement, dated September 10, 2004 between Omega Healthcare Investors, Inc. and C. Taylor Pickett. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 16, 2004).+

10.8
Employment Agreement, dated September 10, 2004 between Omega Healthcare Investors, Inc. and Daniel J. Booth. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 16, 2004).+

10.9
Employment Agreement, dated September 10, 2004 between Omega Healthcare Investors, Inc. and R. Lee Crabill. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 16, 2004).+

10.10
Employment Agreement, dated September 10, 2004 between Omega Healthcare Investors, Inc. and Robert O. Stephenson. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on September 16, 2004).+

10.11	Form of Restricted Stock Award. (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on September 16, 2004).+

10.12	Form of Performance Restricted Stock Unit Agreement. (Incorporated by reference to Exhibit 10.6 to the Company’s current report on Form 8-K, filed on September 16, 2004).+

10.13
Put Agreement, effective as of October 12, 2004, by and between American Health Care Centers, Inc. and Omega Healthcare Investors, Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 18, 2004).

10.14	Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended September 30, 2004).

10.15
Purchase Agreement, dated as of October 28, 2004, effective November 1, 2004, among Omega, OHI Asset (PA) Trust, Guardian LTC Management, Inc. and the licensees named therein. (Incorporated by reference Exhibit 10.1 to the Company’s current report on Form 8-K, filed on November 8, 2004).

10.16
Master Lease, dated October 28, 2004, effective November 1, 2004, among Omega, OHI Asset (PA) Trust and Guardian LTC Management, Inc. (Incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K, filed on November 8, 2004).

10.17
Form of Incentive Stock Option Award for the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.+ (Incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K, filed on February 18, 2005).

10.18
Form of Non-Qualified Stock Option Award for the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.+ (Incorporated by reference to Exhibit 10.31 to the Company’s Form 10-K, filed on February 18, 2005).

10.19	Schedule of 2006 Omega Healthcare Investors, Inc. Executive Officers Salaries and Bonuses. (Incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K, filed on February 17, 2006). +

10.20	Form of Directors’ Restricted Stock Award. (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed on January 19, 2005). +

EXHIBIT NUMBER	DESCRIPTION
10.21
Stock Purchase Agreement, dated June 10, 2005, by and between Omega Healthcare Investors, Inc., OHI Asset (OH), LLC, Hollis J. Garfield, Albert M. Wiggins, Jr., A. David Wiggins, Estate of Evelyn R. Garfield, Evelyn R. Garfield Revocable Trust, SG Trust B - Hollis Trust, Evelyn Garfield Family Trust, Evelyn Garfield Remainder Trust, Baldwin Health Center, Inc., Copley Health Center, Inc., Hanover House, Inc., House of Hanover, Ltd., Pavilion North, LLP, d/b/a Wexford House Nursing Center, Pavilion Nursing Center North, Inc., Pavillion North Partners, Inc., and The Suburban Pavillion, Inc., OMG MSTR LSCO, LLC, CommuniCare Health Services, Inc., and Emery Medical Management Co. (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed on June 16, 2005).

10.22
Purchase Agreement dated as of December 16, 2005 by and between Cleveland Seniorcare Corp. and OHI Asset II (OH), LLC. (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed on December 21, 2005).

10.23
Master Lease dated December 16, 2005 by and between OHI Asset II (OH), LLC as lessor, and CSC MSTR LSCO, LLC as lessee. (Incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K, filed on December 21, 2005).

10.24
Credit Agreement, dated as of March 13, 2006, among OHI Asset, LLC, OHI Asset (ID), LLC, OHI Asset (LA), LLC, OHI Asset (TX), LLC, OHI Asset (CA), LLC, Delta Investors I, LLC, Delta Investors II, LLC, Texas Lessor - Stonegate, LP, the lenders named therein, and Bank of America, N.A. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on April 5, 2006).

10.25
Second Amendment, Waiver and Consent to Credit Agreement dated as of October 23, 2006, by and among the Borrowers, the Lenders, and Bank of America, N.A., as Administrative Agent and a Lender. (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed on October 25, 2006).

10.26
Contract of sale, dated as of May 5, 2006, between Laramie Associates, LLC, Casper Associates, LLC, North 12th Street Associates, LLC, North Union Boulevard Associates, LLC, Jones Avenue Associates, LLC, Litchfield Investment Company, L.L.C., Ustick Road Associates, LLC, West 24th Street Associates, LLC, North Third Street Associates, LLC, Midwestern parkway Associates, LLC, North Francis Street Associates, LLC, West Nash Street Associates, LLC (as sellers) and OHI Asset (LA), LLC, NRS ventures, L.L.C. and OHI Asset (CO), LLC (as buyers). (Incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q for the quarterly period ended June 30, 2006).

10.27
Restructuring Stock Issuance and Subscription Agreement dated as of October 20, 2006, by and between Omega Healthcare Investors, Inc. and Advocat Inc. (Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed on October 25, 2006).

10.28
Consolidated Amended and Restated Master Lease by and between Sterling Acquisition Corp., a Kentucky corporation, as lessor, Diversicare Leasing Corp., a Tennessee corporation, dated as of November 8, 2000, together with First Amendment thereto dated as of September 30, 2001, and Second Amendment thereto dated as of June 15, 2005. (Incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, filed on October 25, 2006).

10.29
Third Amendment to Consolidated Amended and Restated Master Lease by and between Sterling Acquisition Corp., a Kentucky corporation, as lessor, and Diversicare Leasing Corp., a Tennessee corporation, dated as of October 20, 2006. (Incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K, filed on October 25, 2006).

12.1	Ratio of Earnings to Fixed Charges. *

12.2	Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends. *

21	Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21 of the Company’s Form 10-K, filed on February 17, 2006).

EXHIBIT NUMBER	DESCRIPTION

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.*

23.2	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1 and Exhibit 8.1 filed herewith).**

24.1	Power of Attorney (included on signature page).**

25.1	Statement of Eligibility of Trustee on Form T-1***

*	Exhibits that are filed herewith.
**	Previously filed.
***	To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.
****	To be filed by amendment or incorporated by reference in connection with any offering of Securities.
+	Management contract or compensatory plan, contract or arrangement.